UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FB Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear FB Financial Shareholder:

On February 8, 2017, FB Financial Corporation (“FB Financial” or the “Company”), and its wholly-owned banking subsidiary, FirstBank, entered into a Stock Purchase Agreement (as amended, the “stock purchase agreement”) with Clayton HC, Inc., a Tennessee Corporation (“Clayton HC” or “Seller”), Clayton Bank and Trust, a Tennessee state bank and wholly-owned subsidiary of Seller (“CBT”), American City Bank, a Tennessee state bank and wholly-owned subsidiary of Seller (“ACB,” and together with CBT, the “Clayton Banks”), and James L. Clayton, the approximately 98% owner of Seller (“Mr. Clayton”). On the terms and subject to the conditions set forth in the stock purchase agreement, FirstBank has committed to purchase from Seller all of the issued and outstanding shares of the Clayton Banks (the “acquisition”). Following the consummation of the acquisition, the Clayton Banks will merge with and into FirstBank, with FirstBank continuing as the surviving banking corporation. On May 26, 2017, the parties amended the stock purchase agreement to address certain competitive effects concerns raised by the Federal Reserve Board with respect to the proposed acquisition.

CBT is headquartered in Knoxville, Tennessee and has assets of approximately $885 million. CBT has 13 branches across its markets in Knoxville, Jackson, Oakland, Covington, Henderson, Lexington, Friendship and Cookeville, Tennessee. ACB is headquartered in Tullahoma, Tennessee and has assets of approximately $314 million. ACB operates five branches in Tullahoma, Manchester, Lynchburg and Decherd, Tennessee.

As consideration for the acquisition, Clayton HC will receive (i) $124,200,000 in cash from the Company, (ii) 1,521,200 shares of the Company’s common stock, $1.00 par value per share (the “stock consideration”), and (iii) a $60 million Fixed-to-Floating Rate Subordinated Note due 2027 issued by FirstBank (the “Subordinated Note”), subject to the right of FirstBank to reduce the principal amount of the Subordinated Note to be issued at the closing by paying all or a portion of such principal amount in cash at FirstBank’s discretion.

In addition to this consideration, the Clayton Banks will also distribute excess capital in the amount of $79.5 million to Clayton HC at or immediately prior to the closing (the “excess capital payment”). In the event that the Clayton Banks are restricted from making the entire excess capital payment to Clayton HC due to regulatory restrictions or applicable liquidity policies, then FirstBank shall be required to pay any shortfall to Clayton HC at the closing. The Clayton Banks will also distribute to Clayton HC certain specified assets, with a book value of approximately $4.8 million, prior to the closing. The Clayton Banks will also be permitted to make certain distributions prior to closing to Seller in amounts intended to cover the Seller’s S corporation tax liabilities attributable to the earnings of the Clayton Banks for the period prior to the closing.

On May 26, 2017, the Company entered into securities purchase agreements with accredited investors pursuant to which the Company agreed to sell in a private placement (the “Private Placement”) an aggregate of 4,806,710 shares of the Company’s common stock at a purchase price of $33.00 per share in order to fund the $124,200,000 cash payment to Seller at the closing. As part of the Private Placement, the Company entered into securities purchase agreements with Gordon Inman, an emeritus director and employee of the Company, providing for the sale of 180,303 shares to Mr. Inman (such shares, the “Private Placement Shares”).

Before we can complete the acquisition, our shareholders must approve the issuance of the stock consideration to Clayton HC pursuant to the terms of the stock purchase agreement. We are also seeking shareholder approval for the issuance of the Private Placement Shares to Mr. Inman pursuant to the terms of the Private Placement. As a result, a special meeting of the Company’s shareholders will be held on July 28, 2017 for these purposes.

We cannot complete the acquisition unless our shareholders approve the issuance of the stock consideration to Clayton HC pursuant to the terms of the stock purchase agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend our special meeting of shareholders in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

The Company’s board of directors has unanimously (i) determined that the terms of the stock purchase agreement and the transactions contemplated thereby, including the acquisition, are fair to and in the best interests of the Company and its shareholders and (ii) approved and declared advisable the stock purchase agreement and the transactions contemplated thereby, including the acquisition. The Company’s board of directors unanimously recommends that the Company’s shareholders vote FOR the proposal to approve the issuance of the Stock Consideration pursuant to the stock purchase agreement, FOR the proposal to ratify and approve the issuance of the private placement shares to Mr. Inman and FOR the proposal to approve any motion to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of the Stock Consideration pursuant to the stock purchase agreement.

The obligations of the Company, FirstBank, Clayton HC and the Clayton Banks to complete the acquisition are subject to the satisfaction or waiver of several conditions set forth in the stock purchase agreement. This proxy statement contains detailed information about the Company, the Clayton Banks, the special meeting, the stock purchase agreement, the acquisition and the Private Placement. We encourage you to read this proxy statement carefully and in its entirety, including the section entitled “Risk Factors” beginning on page 28.

We look forward to the successful completion of the acquisition of the Clayton Banks and thank you for your prompt attention to this important matter.

Sincerely yours,

Christopher T. Holmes,

Chief Executive Officer and President

This proxy statement is dated July 10, 2017 and is first being mailed to FB Financial shareholders on or about July 10, 2017.

ABOUT THIS PROXY STATEMENT

This proxy statement constitutes a notice of meeting with respect to the special meeting of FB Financial shareholders. You should rely only on the information contained in this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated July 10, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of the proxy statement. You should not assume that the information incorporated by reference into this proxy statement is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement to FB Financial shareholders will create any implication to the contrary.

All references in this proxy statement to “FB Financial” or the “Company” refer to FB Financial Corporation, a Tennessee corporation and the holding company of FirstBank; all references in this proxy statement to “Clayton HC” or “Seller” refer to Clayton HC, Inc., a Tennessee corporation and the holding company of CBT and ACB; all references to “CBT” refer to Clayton Bank and Trust, a Tennessee state bank and wholly-owned subsidiary of Clayton HC; all references to “ACB” refer to American City Bank, a Tennessee state bank and wholly-owned subsidiary of Clayton HC; all references to “Clayton Banks” refer to CBT and ACB, collectively; all references to “Mr. Clayton” refer to James L. Clayton, the owner of approximately 98% of the outstanding shares of Clayton HC. Unless otherwise indicated or as the context requires, all references in this proxy statement to “we,” “our” and “us” refer to FB Financial. All references in this proxy statement to the “acquisition” refer to the acquisition by FirstBank of 100% of the issued and outstanding shares of the Clayton Banks from Clayton HC pursuant to the stock purchase agreement; all references to the “stock purchase agreement” refer to the Stock Purchase Agreement, dated as of February 8, 2017, by and among FB Financial, First Bank, Clayton HC, the Clayton Banks and Mr. Clayton, as amended by the First Amendment thereto, dated as of May 26, 2017; and all references to the “amendment” or “first amendment” refer to the First Amendment to the Purchase Agreement, dated as of May 26, 2017.

All references in this proxy statement to the “Private Placement” refer to FB Financial’s private placement of 4,806,710 shares of the Company’s common stock, par value $1.00, at a purchase price of $33.00 per share pursuant to those certain securities purchase agreements, dated as of May 26, 2017, by and between FB Financial and the purchasers named therein and all references to the “Private Placement Shares” means the shares issued in the Private Placement.

211 Commerce Street

Suite 300

Nashville, TN 37201

(615) 564-1212

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On July 28, 2017

To the Shareholders of FB Financial:

We are pleased to invite you to attend a special meeting of shareholders of FB Financial Corporation (“FB Financial” or the “Company”) which will be held at the Baker Donelson Center located on the 8th Floor of 211 Commerce Street, Nashville, Tennessee, on July 28, 2017, at 9 am, local time, for the following purposes:

•	to consider and vote on a proposal to approve the issuance of 1,521,200 shares of FB Financial common stock to Clayton HC, Inc. (“Clayton HC” or “Seller”) as partial consideration for the acquisition of Clayton Bank and Trust (“CBT”) and American City Bank (“ACB,” and together with CBT, the “Clayton Banks”) pursuant to that certain Stock Purchase Agreement, dated as of February 8, 2017 and as amended on May 26, 2017 (the “stock purchase agreement”), by and among the Company, FirstBank, Clayton HC, the Clayton Banks and James L. Clayton (“Mr. Clayton”), the 98% owner of Clayton HC;

•	to consider and vote on a proposal to ratify and approve the issuance of 180,303 shares of FB Financial common stock to Mr. Gordon Inman in FB Financial’s private placement of 4,807,610 shares; and

•	to consider and vote on a proposal to approve any motion to adjourn the FB Financial special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of 1,521,200 shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement.

FB Financial will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof.

Completion of the acquisition of the Clayton Banks is conditioned on, among other things, approval of the issuance of 1,521,200 shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement.

The Company’s board of directors has unanimously (i) determined that the terms of the stock purchase agreement and the transactions contemplated thereby, including the acquisition, are fair to and in the best interests of the Company and its shareholders and (ii) approved and declared advisable the stock purchase agreement and the transactions contemplated thereby, including the acquisition. The Company’s board of directors unanimously recommends that the Company’s shareholders vote FOR the proposal to approve the issuance of the Stock Consideration pursuant to the stock purchase agreement, FOR the proposal to approval the issuance of the Private Placement Shares to Mr. Inman and FOR the proposal to approve any motion to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of the Stock Consideration pursuant to the stock purchase agreement.

The FB Financial board of directors has fixed the close of business on July 5, 2017 as the record date for determination of FB Financial shareholders entitled to receive notice of, and to vote at, the FB Financial special meeting or any adjournments or postponements thereof. FB Financial’s issued and outstanding capital stock consists solely of outstanding shares of FB Financial common stock. Accordingly, only holders of record of FB Financial common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the FB Financial special meeting or at any adjournments or postponements thereof. Approval of the issuance of shares of FB Financial common stock pursuant to the stock purchase agreement and the ratification and approval of the issuance of the Private Placement Shares to Mr. Inman require the affirmative vote of a majority of the votes cast, in person or by proxy, on such proposal at the FB Financial special meeting. Approval of an adjournment of the FB Financial special meeting requires that the votes cast, in person or by proxy, in favor of adjournment exceed the votes cast, in person or by proxy, against adjournment.

Your vote is very important. Whether or not you expect to attend the FB Financial special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the FB Financial special meeting. If your shares are held in the name of a bank, broker or other nominee, including an employee benefit plan trustee, please follow the instructions on the voting instruction card furnished by the record holder.

This proxy statement provides a detailed description of the the stock purchase agreement and the acquisition as well as a description of the proposed issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement and the issuance of the Private Placement Shares to Mr. Inman. We urge you to read this proxy statement, including the documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the acquisition or this proxy statement, would like additional copies or need help voting your shares of FB Financial common stock, please contact our Investor Relations department at FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 or by phone at (615) 564-1212.

By Order of the Board of Directors of

FB Financial Corporation

James W. Ayers

Executive Chairman

July 10, 2017

Page
QUESTIONS AND ANSWERS	1
SUMMARY	6
The Companies	6
The Acquisition	7
The Special Meeting	13
SELECTED HISTORICAL COMBINED FINANCIAL DATA	15
COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA	17
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	18
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	27
RISK FACTORS	28
THE COMPANIES	31
FB Financial Corporation	31
Clayton HC and the Clayton Banks	31
THE SPECIAL MEETING	33
Date, Time and Place	33
Purpose of the Special Meeting	33
Recommendation of the Board of Directors of FB Financial	33
FB Financial Record Date; Shareholders Entitled to Vote	33
Voting by FB Financial’s Directors and Executive Officers	34
Quorum	34
Required Vote	34
Abstentions and Failure to Vote	35
Voting of Proxies by Holders of Record	35
Shares Held in “Street Name”	35
Revocation of Proxies	36
Tabulation of Votes	36
Solicitation of Proxies	36
Adjournments	37
PROPOSAL I: APPROVAL OF THE SHARE ISSUANCE	38
The Acquisition	38
THE STOCK PURCHASE AGREEMENT	54
PROPOSAL II: RATIFICATION AND APPROVAL OF ISSUANCE OF PRIVATE PLACEMENT SHARES	66
PROPOSAL III: ADJOURNMENT OF FB FINANCIAL SPECIAL MEETING	67
Security Ownership of Management and Certain Beneficial Owners	68
FUTURE SHAREHOLDER PROPOSALS	69
OTHER MATTERS AT THE SPECIAL MEETING	69
WHERE YOU CAN FIND MORE INFORMATION	69

Annex A-1 — Stock Purchase Agreement	A-1-1
Annex A-2 — First Amendment to the Stock Purchase Agreement	A-2-1
Annex B — Opinion of Stephens Inc.	B-1
Annex C — Combined Historical Financial Statements of Clayton Banks and Related Management’s Discussion and Analysis of Financial Condition and Results of Operations	C-1

i

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of FB Financial, may have regarding the acquisition and the other matters being considered at the special meeting and the answers to those questions. FB Financial urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the acquisition and the other matters being considered at the special meeting. Additional important information is also contained in the Annexes to this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	We have agreed to acquire all of the issued and outstanding shares of capital stock of the Clayton Banks from Clayton HC pursuant to the terms of the stock purchase agreement. As partial consideration for the acquisition, FB Financial will issue 1,521,200 shares of its common stock to Clayton HC pursuant to the terms and conditions of the stock purchase agreement. In order to complete the acquisition, among other things, FB Financial shareholders must approve this share issuance to Clayton HC.

FB Financial will hold a special meeting of its shareholders to obtain this approval. This proxy statement, including its Annexes, contains important information about FB Financial, the Clayton Banks, the special meeting, the stock purchase agreement and the acquisition. You should read all the available information carefully and in its entirety.

Q:	What consideration will the Seller receive from FB Financial for the acquisition?

A:	As consideration for the acquisition, Clayton HC will receive at closing (i) $124,200,000 in cash from the Company, (ii) 1,521,200 shares of the Company’s common stock, $1.00 par value per share (the “stock consideration”), and (iii) a $60 million Fixed-to-Floating Rate Subordinated Note due 2027 issued by FirstBank (the “Subordinated Note”), subject to the right of FirstBank to reduce the principal amount of the Subordinated Note to be issued at the closing by paying all or a portion of such principal amount in cash at FirstBank’s discretion.

In addition to this consideration, the Clayton Banks will also distribute excess capital in the amount of $79,500,000 to Clayton HC at or immediately prior to the closing (the “excess capital payment”). In the event that the Clayton Banks are restricted from making the entire excess capital payment to Clayton HC due to regulatory restrictions or applicable liquidity policies, then FirstBank shall be required to pay any shortfall to Clayton HC at the closing. The Clayton Banks will also distribute to Clayton HC certain specified assets, with a book value of approximately $4.8 million, prior to the closing. The Clayton Banks will also be permitted to make certain distributions prior to closing to Seller in amounts intended to cover the Seller’s S corporation tax liabilities attributable to the earnings of the Clayton Banks for the period prior to the closing.

Q:	Will the issuance of the stock consideration to Clayton HC pursuant to the stock purchase agreement or the issuance of the shares in the Private Placement affect my rights as a shareholder?

A:	No. The issuance of the stock consideration and the shares in the Private Placement consists of our common stock and will not affect your rights as a shareholder. However, the issuance of the stock consideration to Clayton HC and the shares issued in the Private Placement will result in our shareholders’ existing share ownership being diluted by the aggregate issuance of 6,327,910 shares, which represented 26.2% of our outstanding common stock immediately prior to the closing of the Private Placement.

Q:	What percentage of FB Financial will Clayton HC own following the acquisition?

A:	Upon completion of the acquisition, Clayton HC will receive and own 1,521,200 shares of FB Financial common stock. After giving effect to such issuance, Clayton HC would own approximately 4.99% of our outstanding common stock based on our current outstanding shares.

Q:	When and where will the special shareholders meeting be held?

A:	The special meeting of FB Financial shareholders will be held at the Baker Donelson Center located on the 8th Floor of 211 Commerce Street, Nashville, Tennessee on July 28, 2017, at 9 am, local time.

If you wish to attend the special meeting, you must bring photo identification. If you hold your shares through a bank, broker or other nominee, including an employee benefit plan trustee, you must also bring proof of ownership such as the voting instruction form from your broker or other nominee or an account statement.

Q:	Who is entitled to vote at the special shareholders meetings?

A:	The record date for special meeting is July 5, 2017. Only holders of record of outstanding shares of FB Financial common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on?

A:	Your are being asked to vote on the following proposals:

(1)	to approve the issuance of 1,521,200 shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement;

(2)	to ratify and approve the issuance of the Private Placement Shares to Mr. Inman pursuant to the terms of the Private Placement; and

(3)	to approve any motion to adjourn the FB Financial special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of 1,521,200 shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement.

Q:	Why is this approval necessary?

A:	Our common stock is listed on the New York Stock Exchange, and we are subject to the New York Stock Exchange Listed Company Manual.

Section 312.03 of the Listed Company Manual requires shareholder approval prior to the issuance of common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. When aggregated with the 4,806,710 shares of common stock issued in the Private Placement, the 1,521,200 shares of our common stock be issued to Clayton HC represented approximately 26.2% of our shares immediately prior to the Private Placement. Therefore, we are requesting shareholder approval for the share issuance proposal under the NYSE Listed Company Manual. In addition, the NYSE may require shareholder approval for the issuance of shares to directors and officers if the shares are issued at a price below the then current market price. Because Mr. Inman is an emeritus director and employee of the Company, we are seeking shareholder approval for the issuance of the Private Placement Shares to Mr. Inmar in accordance with NYSE guidelines.

Furthermore, approval by FB Financial shareholders of the share issuance proposal is a condition to closing of the acquisition under the stock purchase agreement.

Q:	What vote is required to approve each proposal at the special shareholders meeting?

A:	Share issuance and private placement proposals: Approval of each of these proposals requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting on such proposal. Under NYSE rules, abstentions will have the effect of a vote AGAINST these proposals. Failures to vote and broker non-votes, which are described below, will have no effect on the outcome of any vote on these proposals.

Adjournment proposal: Approval of this proposal requires that the votes cast, in person or by proxy, in favor of adjournment exceed the votes cast, in person or by proxy, against adjournment. Abstentions, failures to vote and broker non-votes will have no effect on the outcome of any vote on this proposal.

Mr. Ayers, our Executive Chairman and controlling shareholder, currently owns a number of our common shares sufficient to approve each of the share issuance, private placement and adjournment proposals without the approval of any other shareholder and intends to vote FOR each of the three proposals.

Q:	What constitutes a quorum at the special shareholder meetings?

A:	The holders of a majority of the shares of common stock entitled to vote at the FB Financial special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the FB Financial special meeting. In the absence of a quorum at the special meeting, any officer entitled to preside at or to act as secretary of the special meeting shall have power to adjourn the special meeting from time to time until a quorum is present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. No notice of an adjourned meeting need be given, other than announcement at the meeting, unless the adjournment is for more than 4 months, which duration requires that a new record date be fixed for the adjourned meeting, and in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Abstentions will be included in the calculation of the number of shares of FB Financial common stock present at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes, which are described below, will not be included in the calculation of the number of shares of FB Financial common stock present at the special meeting for purposes of determining whether a quorum has been achieved.

Q:	How does the FB Financial board of directors recommend that FB Financial shareholders vote?

A:	The FB Financial board of directors has unanimously (i) determined that the terms of the stock purchase agreement and the transactions contemplated thereby, including the acquisition, are fair to and in the best interests of FB Financial and its shareholders and (ii) approved and declared advisable the stock purchase agreement and the transactions contemplated thereby, including the acquisition. The FB Financial board of directors unanimously recommends that the FB Financial shareholders vote:

•	FOR the proposal to approve the issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement;

•	FOR the proposal to ratify and approve the issuance of the Private Placement Shares to Mr. Inman pursuant to the terms of the Private Placement; and

•	FOR the proposal to approve any motion to adjourn the FB Financial special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement.

Q:	How do I vote if I am a shareholder of record?

A:	If you are a shareholder of record of FB Financial as of July 5, 2017, which is referred to as the record date, you may submit your proxy before the special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. If you are a shareholder of record, you may also cast your vote in person at the special meeting.

If your shares are held in “street name,” through a broker, trustee or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote in person at the meeting will need to obtain a “legal proxy” form from their broker, trustee or other nominee.

Q:	How many votes do I have?

A:	Holders of FB Financial common stock are entitled to one vote for each share owned as of the close of business on the record date. As of the close of business on the record date, there were 28,968,160 shares of FB Financial common stock outstanding and entitled to vote at the FB Financial special meeting.

Q:	My shares are held in “street name” by my broker, bank, employee benefit plan trustee or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If your shares are held in the name of a broker, bank, employee benefit plan trustee or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this proxy statement has been forwarded to you by your broker, bank, employee benefit plan trustee or other nominee. As the beneficial holder, you generally have the right to direct your broker, bank, employee benefit plan trustee or other nominee as to how to vote your shares by providing them with voting instructions. If you do not provide voting instructions, your shares will not be voted on any proposal, as your broker, bank, employee benefit plan trustee or other nominee will not have discretionary voting authority with respect to any of the proposals described in this proxy statement. This is often called a “broker non-vote.”

In connection with the special meeting, broker non-votes, if any, will have no effect on the outcome of any of the proposals at the special meeting.

Because none of the proposals to be voted on at the special meeting are routine matters for which brokers have discretionary authority, FB Financial does not expect there to be any broker non-votes at the special meeting. You should therefore provide your broker, bank, employee benefit plan trustee or other nominee with instructions as to how to vote your shares of FB Financial common stock.

Q:	What will happen if I abstain from voting or I fail to vote?

A:	If you vote to abstain, it will have the same effect as a vote AGAINST the share issuance proposal and the private placement proposal under the NYSE listed company manual, but will have no effect on the adjournment proposal . If you are a FB Financial shareholder and you fail to vote, it will have no effect on the outcome of any vote on any of the proposals at the FB Financial special meeting.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you properly complete and sign your proxy card but do not indicate how your shares of FB Financial common stock should be voted on a matter, the shares of FB Financial common stock represented by your proxy will be voted as the FB Financial board of directors recommends and, therefore:

•	FOR the proposal to approve the issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement;

•	FOR the proposal to ratify and approve the issuance of the Private Placement Shares to Mr. Inman pursuant to the terms of the Private Placement; and

•	FOR the proposal to approve any motion to adjourn the FB Financial special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are a holder of record of FB Financial shares: If you are a holder of record of FB Financial common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	timely delivering a signed written notice of revocation to the Secretary of FB Financial;

•	timely delivering a new, valid proxy bearing a later date by mail as described on the applicable proxy card; or

•	attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or you new proxy must be received by FB Financial no later than the beginning of the special meeting.

If you hold shares of FB Financial in “street name”: If your shares are held in “street name,” you must contact your broker, bank or other nominee to change your vote.

Q:	When do you expect the acquisition to be completed?

A:	FB Financial and Clayton HC and the Clayton Banks are working to complete the acquisition as soon as practicable and expect the closing of the acquisition to occur on or about July 31, 2017. However, the acquisition is subject to the satisfaction or waiver of customary closing conditions, and it is possible that factors outside the control of FB Financial could result in the acquisition being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the acquisition.

Q:	Are we entitled to appraisal or dissenters’ rights?

A:	No. Shareholders of FB Financial under Tennessee law are not entitled to exercise any appraisal or dissenters’ rights in connection with the acquisition or the other transactions contemplated by the stock purchase agreement.

Q:	What happens if I sell my shares of FB Financial common stock before the FB Financial special meeting?

A:	The record date for the FB Financial special meeting is earlier than the date of the FB Financial special meeting. If you transfer your FB Financial shares after the record date but before the FB Financial special meeting, you will retain your right to vote at the FB Financial special meeting.

Q:	Who can help answer my questions?

A:	FB Financial shareholders who have questions about the acquisition, the other matters to be voted on at the special meeting, or how to submit a proxy or who desire additional copies of this proxy statement or additional proxy cards should contact our Investor Relations department at FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 or by phone at (615) 564-1212.

SUMMARY

This summary highlights selected information contained in this proxy statement and does not contain all the information that may be important to you with respect to the acquisition and the other matters being considered at the FB Financial special meeting. We urge you to read carefully this proxy statement in its entirety, including the attached Annexes, and the other documents to which we have referred you. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

FB Financial (see page 31)

FB Financial Corporation is a bank holding company, headquartered in Nashville, Tennessee. Our wholly-owned bank subsidiary, FirstBank, provides a comprehensive suite of commercial and consumer banking services to clients in select markets in Tennessee, North Alabama and North Georgia. Our footprint includes 45 full-service, and 5 limited-service, bank branches serving the metropolitan markets of Nashville, Chattanooga, Knoxville, Memphis, Jackson and Huntsville (AL) in addition to 17 community markets. FirstBank also provides mortgage banking services utilizing its bank branch network and mortgage banking offices strategically located throughout the southeastern United States. As of March 31, 2017, we had total assets of $3.17 billion, loans held for investment of $1.90 billion, total deposits of $2.70 billion, and total shareholder’s equity of $342.1 million.

FB Financial’s common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “FBK.”

The principal executive offices of FB Financial are located at 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, and its telephone number is (615) 564-1212.

Clayton HC and the Clayton Banks (see page 31)

Clayton HC

Clayton HC, Inc. is a bank holding company, headquartered in Knoxville, Tennessee. Clayton HC is the sole owner of Clayton Bank and Trust and American City Bank. In addition, Clayton HC owns 50% of the outstanding shares of Apex Bancorp, Inc., the bank holding company of Apex Bank. Apex Bank is a bank headquartered in Camden, TN. Following the consummation of the acquisition, Clayton HC will continue to own 50% of Apex Bancorp. James L. Clayton owns approximately 98% of the outstanding shares of Clayton HC, with the remaining 2% held through an employee stock ownership plan.

The principal executive offices of Clayton HC are located at 520 Summit Hill Drive, Suite 800, Knoxville, Tennessee 37902, and its telephone number is (865) 522-2930.

Clayton Banks

Each of the Clayton Banks are Tennessee state chartered community banks. The Clayton Banks operate a total of 18 branches and, as of March 31, 2017, had combined total assets of $1.2 billion, combined total loans of $1.1 billion and combined total deposits of $928.7 million.

CBT is headquartered in Knoxville, Tennessee and ACB is headquartered in Tullahoma, Tennessee. As of March 31, 2017, CBT had total assets of $885.4 million, total loans of $784.0 million and total deposits of $687.2 million and ACB had total assets of $313.8 million, total loans of $281.4 million and total deposits of $241.4 million.

The principal executive offices of CBT are located at 520 Summit Hill Drive, Suite 800, Knoxville, Tennessee 37902, and its telephone number is (865) 522-2930. The principal executive offices of ACB are located at 340 W. Lincoln, Tullahoma, Tennessee 37388, and its telephone number is (931) 455-0025.

The Acquisition

Copies of the stock purchase agreement and the first amendment to the stock purchase agreement are included as Annex A-1 and Annex A-2 to this proxy statement, respectively. Unless specifically provided, all descriptions of the stock purchase agreement give effect to the amendment to the stock purchase agreement. FB Financial encourages you to read the entire stock purchase agreement, including the amendment thereto, carefully because it is the principal document governing the acquisition. For more information on the stock purchase agreement, see the section entitled “FB Financial Proposal I: Approval of the Share Issuance — The Stock Purchase Agreement” beginning on page 54.

Terms of the Acquisition and Bank Merger (see page 54)

The stock purchase agreement provides that, on the terms and subject to the conditions set forth in the stock purchase agreement, at the effective time of the acquisition, FirstBank, a wholly owned subsidiary of the Company, will purchase from Clayton HC (i) all of the issued and outstanding shares of common stock, $25.00 par value per share, of CBT and (ii) all of the issued and outstanding shares of common stock, $362.092 par value per share, of ACB. Immediately following the effective time of the acquisition or as practicably thereafter, the Clayton Banks will be merged with and into FirstBank with FirstBank as the surviving entity in the acquisition and remaining a wholly owned subsidiary of the Company (the “bank merger”). Upon completion of the acquisition and bank merger, all assets and property owned by the Clayton Banks will immediately become the property of FirstBank.

Amendment to Stock Purchase Agreement (see page 41)

On May 26, 2017, the parties to the stock purchase agreement entered into an amendment to the stock purchase agreement to address competitive effects concerns raised by the Federal Reserve Board (the “FRB”) related to Clayton HC’s contemplated ownership of our shares and its continued ownership of 50% of Apex Bancorp, Inc., the bank holding company for Apex Bank, a bank headquartered in Camden, Tennessee, and the overlapping market share between Apex Bank and FirstBank in two Federal Reserve designated banking markets.

The amendment (1) reduced the number of shares of the Company’s common stock to be received by Clayton HC as partial consideration for the acquisition from 5,860,000 shares to 1,521,200 shares, and (2) provides for a cash payment by the Company to Seller equal to $124,200,000 (the “Cash Consideration”). The amendment also obligated the Company to conduct an offering of its common stock to fund the payment of the Cash Consideration and conditions the consummation of the acquisition upon the successful completion of such an offering.

As a result of the reduction of the Stock Consideration and after giving effect to the issuance of the Stock Consideration and the sale of the Private Placement Shares (as described and defined below), Clayton HC will own approximately 4.99% of the Company’s outstanding shares of common stock, which we believe will result in Apex Bank and FirstBank no longer being deemed to be under common control following the closing. As a result, the overlapping market share between Apex Bank and FirstBank should no longer be a consideration by the FRB. On June 29, 2017, the FRB approval the acquisition on these amended terms.

The amendment also permits FirstBank to reduce the principal amount of the $60 million subordinated note to be issued to Clayton HC at the closing by paying all or a portion of such principal amount in cash at FirstBank’s discretion.

Private Placement (see page 66)

Concurrently with the entry into the amendment to the stock purchase agreement on May 26, 2017, the Company entered into Securities Purchase Agreements (the “Securities Purchase Agreements”) with accredited investors (the “Private Placement Purchasers”) pursuant to which the Company agreed to sell in a private placement (the “Private Placement”) an aggregate of 4,806,710 shares of the Company’s common stock, par value $1.00 (the “Offering Shares”), at a purchase price of $33.00 per share. The Private Placement was conducted to fund the cash consideration of $124.2 million payable to Clayton HC pursuant to the amendment to the stock purchase agreement. The Private Placement closed on June 1, 2017, resulting in gross proceeds to the Company of approximately $158.6 million and net proceeds of approximately $152 million, after deducting offering expenses and placement agent fees.

The net proceeds from the Private Placement Shares will be used to fund the payment of the $124.2 million Cash Consideration to be paid to Clayton HC at the closing and the remaining net proceeds will be used for general corporate purposes, which may include paying down the $60 million Subordinated Note. In the event that the acquisition is not consummated, the proceeds from the sale of the Private Placement Shares will be used for general corporate purposes, which may include funding future acquisitions and strengthening the Company’s and FirstBank’s capital position.

Consideration and Return of Excess Capital (see page 54)

Pursuant to the stock purchase agreement, the Company and FirstBank will pay Clayton HC the following consideration for the Bank Shares:

•	$124,200,000 in immediately available funds;

•	1,521,200 shares of the Company’s common stock; and

•	$60,000,000 in aggregate principal amount of FirstBank’s 5.5% Fixed-to-Floating Rate Subordinated Note due 2027, in the form attached as Exhibit C to Annex A (the “Subordinated Note”), subject to the right of FirstBank to reduce the principal amount of the Subordinated Note to be issued at the closing by paying all or a portion of such principal amount in cash at FirstBank’s discretion.

FirstBank has not made a determination of whether to issue the Subordinated Note in the full $60 million principal amount or to reduce the principal amount of the Subordinated Note by paying cash in lieu of principal at the closing.

In addition to the consideration described in the preceding paragraph, the Clayton Banks will also distribute excess capital in the amount of $79,500,000 to Clayton HC at the closing (the “Excess Capital Payment”). In the event that the Clayton Banks are restricted from making the entire Excess Capital Payment to Clayton HC due to regulatory restrictions or applicable liquidity policies, then FirstBank will be required to pay any shortfall to Clayton HC at the closing.

Since Clayton HC is an S corporation and the Clayton Banks are qualified subchapter S subsidiaries, the shareholders of Clayton HC will be taxed on the earnings of the Clayton Banks for the period prior to the closing. As a result, the Clayton Banks will also be permitted to make certain distributions prior to closing to Clayton HC in amounts intended to cover the S corporation tax liabilities attributable to the earnings of the Clayton Banks for the period prior to the closing.

Prior to the closing of the acquisition, the Clayton Banks will also distribute certain enumerated assets to Clayton HC, consisting of bank owned property and loans with an aggregate book value of approximately $4.8 million.

Recommendation of the Board of Directors of FB Financial (see page 33)

After careful consideration, the FB Financial board of directors has unanimously (i) determined that the terms of the stock purchase agreement and the transactions contemplated thereby, including the acquisition, are fair to and in the best interests of FB Financial and its shareholders and (ii) approved and declared advisable the stock purchase agreement and the transactions contemplated thereby, including the acquisition.

The Company’s board of directors unanimously recommends that the Company’s shareholders vote:

•	FOR the proposal to approve the issuance of the Stock Consideration pursuant to the stock purchase agreement;

•	FOR the proposal to ratify and approve the issuance of the Private Placement Shares to Mr. Inman pursuant to the terms of the Private Placement; and

•	FOR the proposal to approve any motion to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of of the Stock Consideration pursuant to the stock purchase agreement.

Opinion of FB Financial’s Financial Advisor (see page 43)

In connection with the acquisition, FB Financial’s financial advisor, Stephens Inc. (“Stephens”), delivered an opinion, dated February 2, 2017, to the FB Financial board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the acquisition to FB Financial. The full text of Stephens’ written opinion, dated February 2, 2017, is attached to this proxy statement as Annex B and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Stephens in connection with such opinion. The description of Stephens’ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Stephens’ opinion. Stephen’ opinion was provided to the FB Financial board of directors and the FirstBank board of directors (in their capacity as such) for their information in connection with its evaluation of the acquisition from a financial point of view to FB Financial and did not address any other aspect or implication of the proposed acquisition, including the relative merits of the acquisition as compared to alternative transactions or strategies that might be available to FB Financial or the underlying business decision of FB Financial to proceed with the acquisition. Stephens’ opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed acquisition or otherwise. See “FB Financial Proposal I: Approval of Share Issuance — The Acquisition — Opinion of FB Financial’s Financial Advisor.”

Employment Arrangements (see page 51)

Travis Edmondson, the current chief executive officer of CBT, Kevin Kimzey, the president of CBT, Troy Martin, president and chief executive officer of ACB, and Brent Ball, the current chief lending officer of CBT, have all entered into customary employment letters and protective covenant agreements with FirstBank providing for their employment with FirstBank following the closing of the acquisition and customary restrictive covenants following their employment with FirstBank. Pursuant to these employment letters, Mr. Edmondson will serve as the Knoxville Market President of FirstBank, Troy Martin will serve as an area president of FirstBank, Mr. Kimzey will serve as the President of the Specialty Finance division of FirstBank, which division FirstBank intends to create following the closing of the acquisition, and Mr. Ball will serve as a Senior Relationship Manager at FirstBank. In addition, Mr. Clayton has agreed to remain employed for three years following the closing to assist and support the successful integration of the Clayton Banks with FirstBank. None of these former Clayton Banks employees will be executive officers of FB Financial or FirstBank.

Director Designation Rights (see page 51)

Neither Clayton HC nor Mr. Clayton will have any right to designate or appoint a nominee, or serve, as a director to either the FB Financial board of directors or the FirstBank board of directors.

Regulatory Approvals Required for the Acquisition (see page 52)

To complete the stock purchase and the bank merger, the parties must receive the prior approvals of the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Tennessee Department of Financial Institutions (the “TDFI”). The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. The applications for approval of the stock purchase and the bank merger were filed with the FRB, the FDIC and the TDFI on March 10, 2017 and an amended application reflecting the revised terms of the stock purchase agreement was filed with the FRB, the FDIC and the TDFI on or about June 7, 2017.

All required approvals from the FRB, FDIC and TDFI necessary to consummate the stock purchase and the bank merger pursuant to the stock purchase agreement were obtained the last week of June.

Expected Timing of the Acquisition

We are working to complete the acquisition as soon as practicable and expect the closing to occur on or about July 31, 2017. However, the acquisition is subject to the satisfaction or waiver of certain customary closing conditions, and it is possible that factors outside our control could result in the acquisition being completed at a later time or not at all.

Conditions to the Acquisition (see page 62)

Each party’s obligation to consummate the acquisition is conditioned upon the satisfaction (or waiver by such party) on a number of conditions being satisfied or waived, including the following:

•	the accuracy of the representations and warranties of the parties set forth in the stock purchase agreement subject to the standards set forth in the stock purchase agreement;

•	the performance of all agreements and covenants required by the stock purchase agreement to be performed prior to the closing of the acquisition;

•	approval of the stock purchase agreement by the Company shareholders and Clayton HC shareholders, which approval of the Clayton HC shareholders has been obtained;

•	the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any non-standard condition that would prohibit or materially limit the ownership or operation of the business of the Clayton Banks by the Company or any of its subsidiaries or would compel the Company or any of its subsidiaries to dispose of any material portion of the business or assets of the Clayton Banks, the Company or any of its subsidiaries;

•	at least 4,806,710 shares of the Company’s common stock (the “Minimum Offering Shares”) were sold in a private or public offering;

•	the absence of any injunction, order, judgment or decree restraining or prohibiting completion of any of the transactions contemplated by the stock purchase agreement; and

•	neither the Company, FirstBank nor Clayton HC shall have suffered a material adverse effect.

The Company’s obligation to consummate the acquisition was also conditioned on the sale of the Minimum Offering Shares in a private of public offering resulting in net proceeds to the Company equal or greater to the cash consideration of $124,200,000 payable to Clayton HC at the closing. This condition has been satisfied by the closing of the Private Placement on June 1, 2017.

No Solicitation of Alternative Proposals (see page 63)

Each of Mr. Clayton, Clayton HC, CBT and ACB have agreed not to initiate, solicit, or knowingly encourage, or take any action to facilitate or participate in any discussions or negotiations with any third party with respect to a proposal for a competing transaction, including any sale of a significant equity interest in the Clayton Banks.

Termination of the Stock Purchase Agreement (see page 63)

The stock purchase agreement may be terminated prior to the closing, for various reasons, including the following:

•	by mutual consent of the boards of directors of the Company and Clayton HC;

•	by either party if any required regulatory approvals for consummation of the acquisition shall have been denied by final, non-appealable action by the applicable governmental authority or an application therefor shall have been permanently withdrawn at the request of the applicable governmental authority;

•	by the Company if the Clayton HC shareholders’ approval of the stock purchase agreement has not been obtained within forty five (45) days after the execution of the stock purchase agreement;

•	by either party if the Company shareholders’ approval of the issuance of the Stock Consideration has not been obtained, provided, in the case of the Company, if the required approval of the Company shareholders at the Company’s special meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

•	by a party who is not in breach of the agreement, if the other party shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in the stock purchase agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the closing (i) would result in the failure of any applicable conditions set forth in stock purchase agreement and (ii) such breach is either incapable of being cured by the expiration date or, if capable of being cured, is not cured or waived by the earlier of (x) thirty (30) days following written notice from the terminating party, and (y) one (1) business day prior to the expiration date;

•	by either party if the acquisition has not occurred on or before October 31, 2017, unless the failure of the acquisition to occur by such date is due to a material breach of the stock purchase agreement by the party seeking to terminate the stock purchase agreement; or

•

by the Company, if (i) Clayton HC materially breaches its non-solicitation obligations or shareholder support obligations provided in the stock purchase agreement or (ii) the board of directors of Clayton HC (1) fails to recommend, or withdraws its previous recommendation of, the acquisition and the stock purchase agreement, (2) materially breaches its obligation to obtain the Clayton HC shareholders’

approval of the acquisition and the stock purchase agreement, (3) approves or recommends an alternative proposal, or (4) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

Termination Fees and Expenses (see page 64)

Clayton HC will be required to pay a termination fee to us equal to $20,000,000, in the following circumstances:

•	the Company terminates the stock purchase agreement because (i) Clayton HC materially breaches its non-solicitation obligations or shareholder support obligations provided in the stock purchase agreement or (ii) the board of directors of Clayton HC (1) fails to recommend, or withdraws its previous recommendation of, the acquisition and the stock purchase agreement, (2) materially breaches its obligation to obtain the Clayton HC shareholders’ approval of the acquisition and the stock purchase agreement, (3) approves or recommends an alternative proposal, or (4) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions; or

•	in the event that (i) a third party alternative proposal had been made known to Clayton HC and thereafter the stock purchase agreement is terminated (x) by the Company because the Clayton HC shareholders’ approval of the stock purchase agreement shall have not been obtained within forty five (45) days after the execution of the stock purchase agreement or (y) by the Company because of a material uncured breach by any of Clayton HC, CBT, ACB or Mr. Clayton of their representations, warranties or covenants under the stock purchase agreement and (ii) within twelve months after the date of termination, Clayton HC consummates an alternative transaction or enters into a definitive agreement with respect to an alternative transaction.

We are not required to pay any termination fee under any circumstances. Each party will each pay its own costs and expenses in connection with the acquisition and the transactions contemplated thereby except as described above.

Accounting Treatment of the Acquisition (see page 53)

FB Financial prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The acquisition will be accounted for using the acquisition method of accounting.

Terms of Subordinated Note (see page 52)

The Subordinated Note, a copy of which is included as Exhibit C to Annex A to this proxy statement, will be issued by FirstBank to Clayton HC at the closing of the acquisition. The Subordinated Note will be issued in the principal amount of $60 million, subject to the right of FirstBank to reduce the principal amount of the Subordinated Note to be issued at the closing by paying all or a portion of such principal amount in cash at FirstBank’s discretion, and will mature on the ten year anniversary of the closing of the acquisition. The Subordinated Note will accrue interest (i) at a fixed rate of 5.5% per annum (computed on the basis of a 360-day year of twelve 30-day months) for the first five years of the Subordinated Note and (ii) at the rate per annum equal to the greater of (A) three-month LIBOR rate plus 450 basis points (4.5%) and (B) 5.75% for the last five years of the Subordinated Note. FirstBank may redeem or prepay the Subordinated Note, subject to receipt of any necessary regulatory approvals at such time, in whole or in part, at any time after the five year anniversary of the issuance of the note at a price equal to 100% of the principal amount being redeemed or prepaid, plus any accrued and unpaid interest to the redemption of prepayment date. The Subordinated Note is intended to qualify as Tier 2 capital for regulatory capital purposes.

No Appraisal or Dissenters’ Rights (see page 53)

FB Financial shareholders are not entitled to exercise any appraisal or dissenters’ rights in connection with the acquisition or the other transactions contemplated by the stock purchase agreement under Tennessee law.

Registration of and Listing of Stock Consideration (see page 61)

The Stock Consideration is being issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, and as a result will be restricted. Pursuant to the stock purchase agreement, the Company has agreed to register the resale of the Stock Consideration with the SEC. The Company is required to file a registration statement with the SEC registering the resale of the Stock Consideration by the later of (i) September 30, 2017 or (ii) thirty days after the closing of the acquisition. In addition, the Company shall cause the Stock Consideration to be approved for listing on the NYSE.

The Special Meeting (see page 33)

The special meeting of FB Financial shareholders is scheduled to be held at the Baker Donelson Center located on the 8th Floor of 211 Commerce Street, Nashville, Tennessee on July 28, 2017, at 9 am, local time, subject to any adjournments or postponements thereof. The special meeting of FB Financial shareholders is being held to consider and vote on:

•	the proposal to approve the issuance of 1,521,200 shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement;

•	the proposal to ratify and approve the issuance of the Private Placement Shares to Mr. Inman pursuant to the terms of the Private Placement; and

•	the proposal to approve any motion to adjourn the FB Financial special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of 1,521,200 shares of FB Financial common stock to Clayton HC pursuant to the stock agreement.

Completion of the acquisition is conditioned on, among other things, approval of the issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement by the FB Financial shareholders.

Mr. Ayers, our Executive Chairman and controlling shareholder, currently owns a number of our common shares sufficient to approve each of the share issuance, private placement and adjournment proposals without the approval of any other shareholder and intends to approve each proposal.

Only holders of record of FB Financial common stock at the close of business on July 5, 2017, the record date for the FB Financial special meeting, are entitled to receive notice of, and to vote at, the FB Financial special meeting or any adjournments or postponements thereof. At the close of business on the record date, 28,968,160 shares of FB Financial common stock were outstanding, approximately 60.21% of which were owned and entitled to be voted by FB Financial directors and executive officers and their affiliates. We currently expect that FB Financial’s directors and executive officers will vote any shares they own in favor of each proposal being submitted to a vote of the FB Financial shareholders at the FB Financial special meeting, although no director or officer has entered into any agreement obligating him or her to do so.

FB Financial shareholders may cast one vote for each share of FB Financial common stock they own. Each of the share issuance and private placement proposals require the affirmative vote of a majority of the votes cast, in person or by proxy, on such proposal at the FB Financial special meeting. Approval of the adjournment proposal requires that the votes cast, present in person or represented by proxy at the FB Financial special meeting and entitled to vote, exceeds the votes cast, in person at the FB Financial special meeting and entitled to vote, against adjournment. If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal for the issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement, the holders of a majority of the outstanding shares of FB Financial common stock present in person or represented by proxy and entitled to vote on the proposal may approve any motion to adjourn the meeting to another time or place without further notice unless the adjournment is for more than 4 months, which requires a new record date be fixed, and, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

SELECTED HISTORICAL COMBINED FINANCIAL DATA OF THE CLAYTON BANKS

The following table sets forth selected combined financial information and other data for the Clayton Banks as of and for each of the years in the four-year period ended December 31, 2016 and as of and for the three months ended March 31, 2017 and 2016. The selected combined financial information as of and for each of the years in the four-year period ended December 31, 2016 and as of March 31, 2017 and for the three months ended March 31, 2017 and 2016 has been been derived from the historical financial statements of the Clayton Banks, of which only the financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 have been audited.

The combined financial information set forth below should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Clayton Banks” and the combined financial statements and the notes thereto included in this proxy statement as Annex C.

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013
Statement of Income Data
Total interest income	$17,276	$15,245	$62,965	$57,546	$53,916	$57,727
Total interest expense	1,768	1,633	6,755	6,068	5,726	7,225

Net interest income	15,508	13,612	56,210	51,478	48,190	50,502
Provision for loan losses	230	—	978	419	160	728
Total noninterest income	1,543	1,271	6,478	5,790	4,898	7,242
Total noninterest expense	5,711	5,593	22,694	22,220	22,571	21,596

Net income before income taxes	11,110	9,290	39,016	34,629	30,357	35,420
State income tax expense	871	663	2,638	2,580	2,253	2,400

Net income	$10,239	$8,627	$36,378	$32,049	$28,104	$33,020

Per Common Share (1)
Combined basic and diluted net income	$66.23	$55.80	$235.30	$207.30	$181.79	$213.58
Combined book value	1,381.57	1,263.77	1,381.48	1,277.05	1,072.48	959.24
Selected Balance Sheet Data
Cash and due from banks	$37,856	$54,961	$37,735	$42,045	$32,481	$53,874
Loans	1,066,193	905,088	1,052,570	911,778	777,776	749,063
Allowance for loan losses	(20,519)	(21,425)	(20,395)	(21,780)	(23,108)	(24,614)
Securities available for sale at fair value	51,133	62,427	52,981	64,146	71,225	70,294
Securities held to maturity, at cost	13,601	14,414	13,691	15,336	17,630	19,285
Foreclosed real estate, net	3,207	3,813	3,103	4,095	7,081	6,456
Repossessed assets	3,674	278	263	428	311	231
Total assets	1,199,244	1,068,821	1,194,816	1,061,124	971,607	946,613
Total deposits	928,659	821,912	918,374	801,489	756,479	735,382
Borrowings	50,094	44,462	52,722	55,064	42,732	44,046
Total shareholder’s equity	213,590	195,379	213,577	197,432	165,806	148,299
Selected Ratios
Return on average (2)
Assets	3.46%	3.25%	3.30%	3.25%	3.04%	3.48%
Shareholder’s equity	19.78%	18.02%	17.77%	17.69%	17.21%	21.83%
Average shareholder’s equity to average assets	17.50%	18.03%	18.58%	18.38%	17.69%	15.96%
Net interest margin	5.40%	5.29%	5.25%	5.40%	5.44%	5.69%
Efficiency ratio	33.49%	37.58%	36.20%	38.80%	42.52%	37.40%
Loans to deposit ratio	114.81%	110.12%	114.61%	113.76%	102.82%	101.86%
Yield on interest-earning assets	6.01%	5.93%	5.88%	6.03%	6.08%	6.42%
Cost of interest-bearing liabilities	0.92%	0.91%	0.92%	0.91%	0.90%	1.06%
Cost of total deposits	0.63%	0.65%	0.65%	0.64%	0.65%	0.77%

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013
Credit Quality Ratios
Allowance for loan losses to loans, net unearned income	1.92%	2.37%	1.94%	2.39%	2.97%	3.29%
Allowance for loan losses to nonperforming loans	198.69%	193.65%	178.29%	195.97%	142.72%	152.64%
Nonperforming loans to loans, net of unearned income	0.97%	1.22%	1.09%	1.22%	2.08%	2.15%
Capital Ratios
Shareholder’s equity to assets	17.81%	18.28%	17.88%	18.61%	17.07%	15.67%
Clayton Bank and Trust
Tier 1 capital (to average assets)	17.54%	18.68%	18.10%	19.07%	17.07%	15.66%
Tier 1 capital (to risk-weighted assets)	17.08%	17.68%	17.61%	18.49%	18.88%	17.85%
Total capital (to risk-weighted assets)	18.34%	18.95%	18.86%	19.75%	20.16%	19.13%
Common Equity Tier 1 (to risk-weighted assets)	17.08%	17.68%	17.61%	18.49%	N/A	N/A
American City Bank
Tier 1 capital (to average assets)	16.23%	17.01%	16.48%	16.72%	14.82%	12.80%
Tier 1 capital (to risk-weighted assets)	16.33%	18.52%	15.96%	18.49%	17.12%	15.38%
Total capital (to risk-weighted assets)	17.26%	19.44%	16.87%	19.75%	18.11%	16.61%
Common Equity Tier 1 (to risk-weighted assets)	16.33%	18.52%	15.96%	17.64%	N/A	N/A

(1)	Per share amounts were calculated using 153,600 and 1,000 (154,600 shares combined) shares outstanding for Clayton Bank and Trust and American City Bank, respectively. Par values on shares at Clayton Bank and Trust and American City Bank were $25.00 and $362.09, respectively, for all periods shown.
(2)	Return on average assets and equity are calculated using the Clayton Bank’s net income, which reflects their status as an S Corporation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation of the Clayton Banks” in Annex C for further discussion.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below are FB Financial’s historical per share data for the year ended December 31, 2016 and the three months ended March 31, 2017, the Clayton Banks’ historical combined per share data for the year ended December 31, 2016 and the three months ended March 31, 2017, and unaudited pro forma combined per share data for the year ended December 31, 2016 and the three months ended March 31, 2017. This information should be read together with the combined financial statements and related notes for the Clayton Banks that are contained in this proxy statement and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Combined Financial Information” beginning on page 18. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The pro forma information gives effect to the acquisition as if the transaction had been effective on the date presented, in the case of book value data, and as if the acquisition had been effective on January 1, 2016, in the case of the income and dividend data. The pro forma information in the table assumes that the acquisition is accounted for under the acquisition method of accounting.

FB Financial Corporation-Historical	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Earnings per share
Basic	$0.40	$2.12
Fully diluted	$0.40	$2.10
Pro forma earnings per share (C corporation basis)
Basic	$0.40	$2.06
Fully diluted	$0.40	$2.04
Book value per common share (as of period end)	$14.16	$13.71
Dividends per share	$—	$4.03

Clayton Banks-Historical Combined	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Earnings per share
Basic	$66.23	$235.30
Fully diluted	$66.23	$235.30
Book value per common share (as of period end)	$1,381.57	$1,381.48
Dividends per share	$67.59	$125.20

FB Financial Corporation-Pro Forma Combined	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Earnings per share
Basic	$0.64	$2.96
Fully diluted	$0.63	$2.94
Pro forma earnings per share (C corporation basis)
Basic	$0.53	$2.41
Fully diluted	$0.52	$2.40
Book value per common share (as of period end)	$17.94	$17.58

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the acquisition based on the historical financial statements and accounting records of FB Financial and the Clayton Banks after giving effect to the acquisition and the acquisition-related pro forma adjustments as described in the notes below (including the issuance of our shares of common stock in the Private Placement as described in the notes below).

The unaudited pro forma condensed combined balance sheet combines the historical consolidated and combined balance sheets of FB Financial and the Clayton Banks, giving effect to the acquisition as if it had been consummated on March 31, 2017. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2017 and for year ended December 31, 2016 combine the historical consolidated and combined statements of income of FB Financial and the Clayton Banks, giving effect to the acquisition and the Private Placement as if they had been consummated on January 1, 2016, the beginning of the earliest period presented. The historical combined financial statements of Clayton Banks have been adjusted to reflect certain reclassifications in order to conform with FB Financial’s financial statement presentation.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for business combinations pursuant to the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with FirstBank the acquirer of the Clayton Banks for accounting purposes. Accordingly, consideration given by FirstBank to complete the acquisition will be allocated to the assets and liabilities of the Clayton Banks based upon their estimated fair values as of the date of completion of the acquisition. As of the date of this proxy statement, FB Financial has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Clayton Banks assets to be acquired and the liabilities to be assumed and the related allocations of the acquisition consideration, nor has it identified all adjustments necessary to conform the accounting policies of the Clayton Banks to FB Financial’s accounting policies. A final determination of the fair value of the assets and liabilities of the Clayton Banks will be based on the actual net tangible and intangible assets and liabilities of the Clayton Banks that exist as of the date of completion of the acquisition and therefore cannot be made prior to the completion of the acquisition. Additionally, the value of the stock consideration given by FB Financial to complete the acquisition will be determined based on the trading price of FB Financial’s common stock at the time of the completion of the acquisition. Accordingly, the pro forma purchase price allocation and adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price allocation and adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial statements presented below. FB Financial estimated the fair value of the assets and liabilities of the Clayton Banks based on discussions with management of the Clayton Banks, preliminary valuation studies and due diligence. Upon completion of the acquisition, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of income until the allocation of acquisition consideration is finalized. There can be no assurance that such finalization will not result in material changes.

These unaudited pro forma combined financial statements have been developed from and should be read in conjunction with (i) the unaudited interim consolidated and combined financial statements of each of FB Financial and the Clayton Banks for the quarterly period ended March 31, 2017 and (ii) the audited consolidated and combined financial statements of each of FB Financial and the Clayton Banks for the year ended December 31, 2016, contained in this proxy statement as Annex C, with respect to the Clayton Banks, and contained in FB Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, with respect to FB Financial. See the section entitled “Where You Can Find More Information” beginning on page 69. The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of FB Financial would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Pro forma adjustments are included only to the extent they are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. FB Financial expects to incur significant costs associated with integrating the operations of the Clayton Banks. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the acquisition.

FB Financial Corporation and subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	As of March 31, 2017
	FB Financial Corporation	Combined Clayton Banks	Stock Issuance		Pro Forma Adjustments		Pro forma Company
	(as reported)	(as reported)					(Combined)
ASSETS
Cash and cash equivalents	$129,552	$37,856	$152,583	(r)	$(190,056)	(a)	$129,935
Available-for-sale securities	567,886	51,133	—		(33,788)	(a)	585,231
Held-to-maturity securities	—	13,601	—		(13,601)	(b)	—
Loans held for sale, at fair value	365,173	—	—		—		365,173
Loans	1,900,995	1,066,193	—		(20,567)	(c)	2,946,621
Less: allowance for loan losses	22,898	20,519	—		(20,519)	(d)	22,898

Net loans	1,878,097	1,045,674	—		(48)		2,923,723
Premises and equipment	66,108	22,570	—		(3,107)	(e)	85,571
Foreclosed real estate, net	6,811	3,207	—		(802)	(f)	9,216
Interest receivable	7,247	4,922	—		(1,500)	(g)	10,669
Mortgage servicing rights, net	47,593	—	—		—		47,593
Goodwill	46,867	8,425	—		108,624	(h)	163,916
Core deposit intangible, net	4,171	—	—		9,810	(i)	13,981
Other assets	46,954	11,856	—		—		58,810

Total assets	$3,166,459	$1,199,244	$152,583		$(124,468)		$4,393,818

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Demand deposits
Non-interest bearing	$696,112	$205,133	$—		$—		$901,245
Interest bearing	2,005,087	723,526	—		1,172	(j)	2,729,785

Total deposits	2,701,199	928,659	—		1,172		3,631,030

Securities sold under agreements to repurchase	18,130	695	—		—		18,825
Borrowings	44,552	49,399	—		30,971	(k)	124,922
Accrued expenses and other liabilities	60,436	6,901	—		5,000	(l)	72,337

Total liabilities	2,824,317	985,654	—		37,143		3,847,114

Common stock	24,155	4,202	4,807	(s)	(2,681)	(m)	30,483
Additional paid in capital	214,160	89,902	147,776	(s)	(39,444)	(n)	412,394
Retained earnings	104,152	118,178	—		(118,178)	(n)	104,152
Accumulated other comprehensive income	(325)	1,308	—		(1,308)	(n)	(325)

Total shareholders’ equity	342,142	213,590	152,583		(161,611)		546,704

Total liabilities and shareholders’ equity	$3,166,459	$1,199,244	$152,583		$(124,468)		$4,393,818

FB Financial Corporation and subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

(in thousands, except share data)

	Three Months Ended March 31, 2017
	FB Financial Corporation	Combined Clayton Banks	Pro Forma Adjustments		Pro forma Company
	(as reported)	(as reported)			(Combined)
Interest income:
Interest and fees on loans	$29,006	$16,659	$270	(c)	$45,935
Interest on securities	3,607	532	(324)	(a),(b)	3,815
Other	276	85	(224)	(a)	137

Total interest income	32,889	17,276	(278)		49,887

Interest expense:
Deposits	2,114	1,439	(195)	(j)	3,358
Borrowings	524	329	291	(k)	1,144

Total interest expense	2,638	1,768	96		4,502

Net interest income	30,251	15,508	(374)		45,385
Provision for loan losses	(257)	230	—	(d)	(27)

Net interest income after provision for loan losses	30,508	15,278	(374)		45,412

Noninterest income:
Mortgage banking income	25,080	549	—		25,629
Service charges on deposit accounts	1,766	200	—		1,966
Other income	4,241	794	—		5,035

Total noninterest income	31,087	1,543	—		32,630

Noninterest expenses:
Salaries, commissions and employee benefits	29,006	3,624	—		32,630
Occupancy and equipment expense	3,109	678	—		3,787
Legal and professional fees	1,428	176	—		1,604
Amortization of core deposit intangibles	392	—	245	(i)	637
Other expense	12,482	1,233	—		13,715

Total noninterest expense	46,417	5,711	245		52,373

Income before income taxes	15,178	11,110	(619)		25,669
Income tax expense	5,425	871	(243)	(o)	6,053

Net income	$9,753	$10,239	$(376)		$19,616

Per share information:
Basic	24,138,437		6,327,910	(p)	30,466,347
Fully diluted	24,610,991		6,327,910	(p)	30,938,901
Earnings per share
Basic	$0.40				$0.64
Fully diluted	$0.40				$0.63
Pro Forma (C Corporation basis):
Income tax expense	$5,425		$3,487	(q)	$9,540

Net income	$9,753				$16,129

Earnings per share (C-Corporation basis)
Basic	$0.40				$0.53
Fully diluted	$0.40				$0.52

FB Financial Corporation and subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

(in thousands, except share data)

	Year Ended December 31, 2016
	FB Financial Corporation	Combined Clayton Banks	Pro Forma Adjustments		Pro forma Company
	(as reported)	(as reported)			(Combined)
Interest income:
Interest and fees on loans	$105,865	$60,331	$1,079	(c)	$167,275
Interest on securities	14,018	2,293	(1,109)	(a),(b)	15,202
Other	611	341	(1,240)	(a)	(288)

Total interest income	120,494	62,965	(1,270)		182,189

Interest expense:
Deposits	7,342	5,483	(781)	(j)	12,044
Borrowings	2,202	1,272	1,165	(k)	4,639

Total interest expense	9,544	6,755	383		16,682

Net interest income	110,950	56,210	(1,653)		165,507
Provision for loan losses	(1,479)	978	—	(d)	(501)

Net interest income after provision for loan losses	112,429	55,232	(1,653)		166,008

Noninterest income:
Mortgage banking income	117,751	1,970	—		119,721
Service charges on deposit accounts	8,009	872	—		8,881
Other income	18,925	3,636	—		22,561

Total noninterest income	144,685	6,478	—		151,163

Noninterest expenses:
Salaries, commissions and employee benefits	113,992	14,792	—		128,784
Occupancy and equipment expense	12,611	2,383	—		14,994
Legal and professional fees	3,514	331	—		3,845
Amortization of core deposit intangibles	2,132	29	981	(i)	3,142
Other expense	62,541	5,159	—		67,700

Total noninterest expense	194,790	22,694	981		218,465

Income before income taxes	62,324	39,016	(2,634)		98,706
Income tax expense	21,733	2,638	(1,033)	(o)	23,338

Net income	$40,591	$36,378	$(1,601)		$75,368

Per share information:
Basic	19,165,182		6,327,910	(p)	25,493,092
Fully diluted	19,312,174		6,327,910	(p)	25,640,084
Earnings per share
Basic	$2.12				$2.96
Fully diluted	$2.10				$2.94
Pro Forma (C Corporation basis):
Income tax expense	$22,902		$12,666	(q)	$37,173

Net income	$39,422				$61,533

Earnings per share
Basic	$2.06				$2.41
Fully diluted	$2.04				$2.40

Note 1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2017 and the unaudited pro forma condensed combined income statement for the three months ended March 31, 2017 and year ended December 31, 2016 are based on the historical financial statements of FB Financial Corporation and the combined Clayton Banks after giving effect to the completion of the acquisition and the assumptions and adjustments described in the accompanying notes. The statements of income gives effect to the transaction at January 1, 2016. Such financial statements do not include estimated cost savings, revenue synergies expected to result from the acquisition, or the costs to achieve these cost savings or revenue synergies, or any anticipated disposition of assets that may result from the integration of operations.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. For income tax purposes, the acquisition will be treated as an asset purchase. As an asset purchase for income tax purposes, the carrying value of assets and liabilities for the Clayton Banks are the same for both financial reporting and income tax purposes; therefore no deferred taxes will be recorded at the date of the acquisition. Subsequent to the completion of the acquisition, FB Financial Corporation will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or disposed of, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by FB Financial. Certain balances from the consolidated financial statements of the Clayton Banks were reclassified to conform presentation to that of FB Financial.

The unaudited pro forma information is presented solely for information purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the period, nor is it necessarily indicative of the future results of the combined company.

Note 2. Preliminary Estimated Allocation of Purchase Price

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of the combined Clayton Banks based on the estimated fair values as of the closing of the acquisition. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to the combined Clayton Banks is preliminary because the proposed acquisition has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until FB Financial Corporation management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the acquisition and will be based on the value of the FB Financial Corporation common stock in accordance with the stock purchase agreement. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The following table shows a preliminary pro forma allocation of purchase price to net assets acquired and the pro forma goodwill generated from the transaction.

Pro Forma Allocations of Purchase Price

(in thousands, except share data)

Purchase Price:
FB Financial Corporation shares to be issued	1,521,200
Price per share, based on FB Financial Corporation price of $34.17 as of May 31, 2017 (1)	$34.17

Pro forma value of FB Financial Corporation stock to be issued		$51,979
Cash consideration		154,200
Subordinated Note issued as consideration		30,000

Total pro forma purchase price		236,179

Net Assets Acquired:
Cash and due from banks	2,000
Securities	17,345
Loans, net of unearned income	1,045,626
Premises and equipment	19,463
Other real estate owned	2,405
Other intangible assets	9,810
Other assets	15,278

Total Assets	1,111,927

Deposits:
Non-interest bearing	205,133
Interest bearing	724,698

Total deposits	929,831
Securities sold under agreements to repurchase	695
Long-term debt	50,370
Other liabilities	11,901

Total Liabilities	992,797

Net Assets		119,130

Goodwill		$117,049

(1)	Price will be fixed upon the price of FB Financial stock at the closing of the acquisition. Each $1.00 increase or decrease in share price will result in a corresponding $1,521 increase or decrease to the total pro forma purchase price and goodwill recorded.

Note 3. Unaudited Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information for the acquisition. All adjustments are based on current valuations and assumptions which are subject to change.

a)	Cash and available for sale securities were adjusted to reflect the dividend of $79.5 million ($31.6 million in cash and $47.9 in available for sale securities) and cash dividend for $4.2 million related to S-Corporation tax liability for the first quarter of 2017 from Clayton Bank and Trust to Clayton HC. Available for sale securities was also adjusted to reflect the reclassification of held-to-maturity securities and the associated unrealized gain in (b) below. The resulting reduction in cash and available for sale securities is estimated to decrease interest income by 2.5% of funds utilized or $2.3 million ($1.1 million interest from available for sale securities and $1.2 million on interest earning cash accounts) and $0.5 million ($0.3 million interest from available for sale securities and $0.2 million on interest earning cash accounts) for the year ended December 31, 2016 and three months ended March 31, 2017, respectively.

b)	Held-to-maturity securities were adjusted to record the unrealized gain of $0.5 million on the Clayton Banks’ held-to-maturity securities, which were carried at cost and to reclassify the securities to available for sale. The amortization associated with the premium is $0.1 million and $0.0 for the year ended December 31, 2016 and three months ended March 31, 2017, respectively.

c)	Loans were adjusted based upon FB Financial’s initial evaluation of the acquired portfolio. The adjustment reflects both a discount for credit deterioration and accretable yield, recognized as an adjustment to reflect the difference between actual interest rates and current market rates offered by FB Financial on similar loans. The adjustment also includes reversal of deferred loan fees and existing credit discounts. The accretable yield adjustment will be recognized over the remaining life of the loan portfolio. The adjustment to loans also reflects a dividend of certain loans to Clayton HC of $1.7 million per the stock purchase agreement. The impact of this adjustment was to increase loan interest income by $1.1 million and $0.3 million for the year ended December 31, 2016 and three months ended March 31, 2017, respectively.

d)	The allowance for loan losses was adjusted to reflect the reversal of the combined Clayton Banks’ recorded allowance. Purchased loans acquired in a business combination are required to be recorded at fair value, and the recorded allowance for loan losses may not be carried over. While FB Financial Corporation anticipates significantly reducing the provision for loan losses as a result of the acquired loans being recorded at fair value, no adjustment to the historic amounts of the combined Clayton Banks’ provision for loan losses has been recorded in the Unaudited pro forma condensed combined statement of income.

e)	Premises and equipment was adjusted to record the dividend of property to Clayton HC per the Stock Purchase Agreement. The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income. While FB Financial Corporation anticipates adjusting acquired property to appraised value, the Company has not yet determined the fair value and therefore, carrying value has been used in the preliminary purchase price allocation and in the pro forma financial statements.

f)	Foreclosed real estate was adjusted based on FB Financial Corporation’s initial evaluation of the acquired portfolio from the combined Clayton Banks. A mark of approximately 25% was applied to the Clayton Banks’ foreclosed real estate resulting in a fair value adjustment of $0.8 million. The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.

g)	Accrued interest receivable has been reclassified for the estimated combined Clayton Banks’ accrued interest receivable into the loan mark reflected in (c) above.

h)	Goodwill has been adjusted to reverse the combined Clayton Banks’ existing goodwill of $8.4 million and recognize $117.0 million in goodwill generated as a result of the purchase price and fair value of liabilities assumed exceeding the fair value of assets purchased. The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.

i)	Core deposit intangible was adjusted to recognize the core deposit intangible of $9.8 million. The core deposit intangible is amortized over an estimated useful life of ten years on a straight line basis. The amortization expense associated with the core deposit intangible increased noninterest expense by $1.0 million and $0.2 million for the year ended December 31, 2016 and three months ended March 31, 2017, respectively.

j)	Time deposits was adjusted to reflect the fair value adjustment to fixed-rate deposit liabilities based on current interest rates offered by FB Financial Corporation for similar instruments. The adjustment will be recognized over an estimated remaining term of the deposit liability, which is expected to be approximately 1.5 years. The impact of the adjustment was to decrease deposit interest expense for the year ended December 31, 2016 and three months ended March 31, 2017 by $0.8 million and $0.2 million, respectively.

k)	Long term debt was adjusted to reflect a fair value adjustment to the Clayton Banks’ FHLB advances of $1.0 million and the issuance of $30 million in subordinated debt to Clayton HC pursuant to the Purchase Agreement, which reflects the mid-point between the entire $60.0 million in subordinated debt that Clayton HC is entitled to receive at closing if FirstBank does not reduce the principal amount of such debt at closing and $0.0 in subordinated debt if FirstBank reduces the principal amount of such debt at closing to $0.0 by paying $60.0 million in cash at closing. FirstBank has the option to reduce the principal amount of the $60 million subordinated debt to be issued to Clayton HC at the closing by paying all or a portion of the principal amount of such subordinated debt in cash at closing. The impact of the adjustment to FHLB advances was to decrease interest expense by $0.5 million and $0.1 million for the year ended December 31, 2016 and three months ended March 31, 2017, respectively. The impact of the adjustment to issue subordinated debt was to increase interest expense by $1.7 million and $0.4 million, respectively.

l)	Accrued expenses and other liabilities were adjusted to accrue for an estimated $5 million in pre-tax transaction expenses by the Clayton Banks prior to closing. Anticipated acquisition related expenses to be incurred by FB Financial Corporation of $15.0 million are not included in the pro forma statement of income but will be expensed in the period prior to and after the acquisition is completed. Anticipated acquisition related expenses consist of investment banking fees, legal fees, accounting fees, registration fees, contract termination fees, printing costs and additional fees and expenses.

m)	Common stock was adjusted to reverse the combined Clayton Banks’ common stock outstanding and to recognize the $1.00 par value of FB Financial Corporation shares to be issued to effect the transaction. The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.

n)	Other stockholders’ equity accounts were adjusted to reverse the combined Clayton Banks’ historical stockholders’ equity balances and to reflect the net impact of all purchase accounting adjustments. The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.

o)	Income taxes were adjusted to reflect the tax effects of purchase accounting adjustments using FB Financial Corporation’s combined federal and state statutory rate of 39.225%.

p)	Weighted average basic and diluted shares outstanding were adjusted to record shares of FB Financial Corporation stock issued to effect the transaction.

q)	Income tax expense on a pro forma C corporation basis was adjusted to record the incremental impact to income tax expense of converting the Clayton Banks to a C corporation using a combined federal and state income tax rate of 39.225%.

r)	Adjustment to cash and cash equivalents to reflect net proceeds from FB Financial Corporation’s common stock offering closed on June 1, 2017, after deducting placement agent fees and the estimated expenses payable by FB Financial Corporation in connection with the offering.

s)	Adjustment to FBK common stock and additional paid in capital to record 4,806,710 shares of FBK common stock issued in the Private Placement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements in some cases through our use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the proposed acquisition, the anticipated benefits and financial impact thereof, the outlook for our future business and financial performance and/or the performance of the banking industry and economy in general.

These forward-looking statements relating to the acquisition include, without limitation, statements relating to the anticipated benefits, financial impact and closing of our proposed acquisition of the Clayton Banks, including, the anticipated timing of the closing of the acquisition, any expected increase in our earnings per share and any expected earn-back period related to dilution in tangible book value resulting from the proposed acquisition, acceptance by the customers of the Clayton Banks of our products and services, the opportunities to enhance market share in certain markets, market acceptance of our business generally in new markets, expectations regarding future investment in the Clayton Banks’ markets and the integration of the Clayton Banks’ operations. Forward-looking statements are based on the information currently known to, and current beliefs and expectations of, our management and are subject to significant risks and uncertainties. Readers of this proxy statement are cautioned that all such forward-looking statements are subject to risks and uncertainties, and important factors could cause actual events or results to differ materially from those contemplated by such forward-looking statements. With respect to the acquisition, a number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this proxy statement including, without limitation, the parties’ ability to consummate the acquisition or satisfy the conditions to the completion of the acquisition; the parties’ ability to meet expectations regarding the timing and completion and accounting and tax treatment of the acquisition; the possibility that any of the anticipated benefits of the proposed acquisition will not be fully realized or will not be realized within the expected time period; the risk that integration of the Clayton Banks’ operations with our operations will be materially delayed or will be more costly or difficult than expected; the failure of the proposed acquisition to close for any other reason; the possibility that the Clayton Banks may have unknown or contingent liabilities that could result in significant costs or losses to us; the effect of the announcement of the proposed acquisition on employee and customer relationships and operating results (including, without limitation, difficulties in maintaining relationships with employees and customers); dilution caused by our issuance of additional shares of our common stock in connection with the acquisition and Private Placement; the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; general competitive, economic, political and market conditions and fluctuations; the significant dilution caused by the issuance of the shares in the Private Placement and the risk that, if the acquisition is not consummated, we may not be able to deploy the capital from the Private Placement in a manner that results in an attractive return to us; and the other factors described in our most recently filed Annual Report on Form 10-K. Many of these factors are difficult to foresee and are beyond our ability to control or predict. We believe the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with FB Financial. These risks can be found in the Annual Report on Form 10-K of FB Financial for the fiscal year ended December 31, 2016, as such risks may be updated or supplemented in FB Financial’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. See the section entitled “Where You Can Find More Information” beginning on page 69.

The consummation of our proposed acquisition of the Clayton Banks is contingent upon the satisfaction of a number of conditions that we may be unable to satisfy or that may delay the consummation of the acquisition or result in the imposition of conditions that could reduce the anticipated benefits from the proposed acquisition or cause the parties to abandon the proposed transaction.

Consummation of the acquisition of the Clayton Banks is conditioned upon customary closing conditions, including, without limitation, approval by our shareholders of the issuance of the shares of our common stock to be issued as partial consideration for the acquisition and the absence of any law, order, injunction, decree, judgment or ruling prohibiting the acquisition. We may be unable to satisfy these closing conditions, which may delay the acquisition or result in the imposition of conditions that could reduce the anticipated benefits from the proposed acquisition or cause the parties to abandon the proposed transaction.

While the proposed acquisition of the Clayton Banks is pending, we may be subject to business uncertainties that could adversely affect our business and operations.

Uncertainty about the effect of the proposed acquisition of the Clayton Banks on employees, customers and other persons with whom we or the Clayton Banks have a business relationship may have an adverse effect on our business, operations and stock price. In connection with the pendency of the acquisition, existing customers of the Clayton Banks could decide to no longer do business with the Clayton Banks, reducing the anticipated benefits of the acquisition. In addition, certain other projects may be delayed or ceased and business decisions could be deferred. Employee retention at the Clayton Banks may be challenging during the pendency of the acquisition, as certain employees may experience uncertainty about their future roles. If key employees depart, the benefits of the acquisition could be materially diminished.

We may fail to realize all of the anticipated benefits of the proposed acquisition of the Clayton Banks, or those benefits may take longer to realize than expected. We may also encounter significant difficulties in integrating the Clayton Banks and incur unexpected liabilities as a result of the transaction.

Our ability to realize the anticipated benefits of the acquisition of the Clayton Banks will depend, to a large extent, on our ability to successfully integrate the acquired businesses. The integration and combination of the acquired businesses is a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources to integrating their business practices and operations. The integration process may disrupt our business and the business of the Clayton Banks and, if implemented ineffectively, would restrict the full realization of the anticipated benefits of the acquisition. The failure to meet the challenges involved in integrating the acquired businesses and to realize the anticipated benefits of the acquisition could cause an interruption of, or a loss of momentum in, our business activities or those of the Clayton Banks and could adversely impact our business, financial condition and results of operations. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, loss of customers and diversion of our management’s and employees’ attention. The challenges of combining the operations of the companies include, among others:

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the acquisition;

•	difficulties in the integration of operations and systems;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•	challenges in attracting and retaining key personnel, including personnel that are considered key to the future success of the businesses of the Clayton Banks; and

•	challenges in keeping key business relationships in place.

Many of these factors will be outside of our control and any one of them could result in increased costs and liabilities, decreases in the amount of expected income and diversion of management’s time and energy, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, even if the operations of the Clayton Banks are integrated successfully with our business, the full benefits of the transaction may not be realized, including the synergies, cost savings, growth opportunities or earnings accretion that are expected. These benefits may not be achieved within the anticipated time frame, or at all, and additional unanticipated costs may be incurred in the integration of the businesses. Furthermore, the Clayton Banks may have unknown or contingent liabilities that we would assume in the acquisition and that were not discovered during the course of our due diligence. These liabilities could include exposure to unexpected asset quality problems, compliance and regulatory violations, key employee and client retention problems and other problems that could result in significant costs or losses to us. All of these factors could cause dilution to our earnings per share, decrease or delay the expected accretive effect of the transaction, negatively impact the price of our common stock, or have a material adverse effect on our business, financial condition and results of operations.

Failure to complete the acquisition could negatively impact our stock price and future business and financial results.

Completion of the acquisition is not assured. If the acquisition is not completed, our ongoing businesses and financial results may be adversely affected and we will be subject to several risks, including the following:

•	the price of our common stock may decline to the extent that its current market prices reflect a market assumption that the acquisition will be completed;

•	having to pay significant costs relating to the acquisition without receiving the benefits of the acquisition;

•	negative reactions from customers, shareholders and market analysts;

•	the diversion of the focus of our management to the acquisition instead of on pursuing other opportunities that could have been beneficial to our business; and

•	the significant dilution to our shareholders resulting from the Private Placement without receiving the incremental earnings from the Clayton Banks.

If the acquisition is not completed, these risks may have a materially adversely affect our business, financial results and stock price. In addition, if the acquisition is not consummated, we will have broad discretion in the use of the net proceeds from the Private Placement and there is no guarantee that we will be able to deploy such capital in a manner that results in an attractive return to us, which could have a material adverse effect on the Company’s financial performance and stock price.

We expect to incur substantial transaction-related costs in connection with the acquisition.

We have incurred, and expect to incur additional costs, expenses and fees for professional services and other transaction costs in connection with the acquisition. The substantial majority of these costs will be non-recurring expenses relating to the acquisition, including costs relating to integration planning. These costs could materially and adversely affect our results of operation.

The issuance of the stock consideration to Clayton HC and the issuance of the shares in the Private Placement may decrease the market price of our common stock.

As part of the consideration for the acquisition, we will issue new shares of our common stock to Clayton HC. The issuance of the 1,521,200 new shares to Clayton HC and the issuance of 4,807,610 shares in the Private Placement will result in our shareholders’ existing share ownership being diluted by the issuance of an aggregate 6,327,910 new shares, which represent 26.2% of our outstanding common stock immediately prior to the Private Placement. The dilution associated with the issuance of new shares of common stock in the acquisition may result in fluctuations in the market price of our common stock, including a stock price decrease, and could materially impair our earnings per share and other per share financial metrics.

The unaudited pro forma combined financial information included in this proxy statement may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma combined financial information included in this proxy statement is presented solely for illustrative purposes and is not necessarily indicative of what our actual financial position or results of operations would have been had the acquisition been completed on the dates indicated. This unaudited pro forma combined financial information reflects adjustments that were developed using preliminary estimates based on available information and various assumptions and may be revised as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement.

The future results of our company will suffer if we do not effectively manage our expanded operations following the acquisition.

Following the acquisition, the size of our business will increase significantly beyond its current size. Our business’s future success depends, in part, upon our ability to manage the acquired businesses, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the businesses of the Clayton Banks will be successful or that we will realize the expected benefits currently anticipated from the acquisition.

THE COMPANIES

FB Financial Corporation

FB Financial Corporation is a bank holding company, headquartered in Nashville, Tennessee. Our wholly-owned bank subsidiary, FirstBank, provides a comprehensive suite of commercial and consumer banking services to clients in select markets in Tennessee, North Alabama and North Georgia. Our footprint includes 45 full-service, and 5 limited-service, bank branches serving the metropolitan markets of Nashville, Chattanooga, Knoxville, Memphis, Jackson and Huntsville (AL) in addition to 12 community markets. FirstBank also provides mortgage banking services utilizing its bank branch network and mortgage banking offices strategically located throughout the southeastern United States. As of March 31, 2017, we had total assets of $3.17 billion, loans held for investment of $1.90 billion, total deposits of $2.70 billion, and total shareholder’s equity of $342.1 million.

FB Financial’s common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “FBK.”

The principal executive offices of FB Financial are located at 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, and its telephone number is (615) 564-1212.

Clayton HC and the Clayton Banks

Clayton HC

Clayton HC, Inc. is a bank holding company, headquartered in Knoxville, Tennessee. Clayton HC is the sole owner of Clayton Bank and Trust and American City Bank. In addition, Clayton HC owns 50% of the outstanding shares of Apex Bancorp, the bank holding company of Apex Bank. Apex Bank is a bank headquartered in Camden, TN. Following the consummation of the acquisition, Clayton HC will continue to own 50% of Apex Bancorp. James L. Clayton owns approximately 98% of the outstanding shares of Clayton HC, with the remaining held through an employee stock ownership plan.

The principal executive offices of Clayton HC are located at 520 Summit Hill Drive, Suite 800, Knoxville, Tennessee 37902, and its telephone number is (865) 522-2930.

Clayton Banks

Each of the Clayton Banks are Tennessee state chartered banks. The Clayton Banks operate a total of 18 branches and, as of March 31, 2017, had combined total assets of $1.2 billion, combined total loans of $1.1 billion and combined total deposits of $928.7 million.

The Clayton Banks are subject to comprehensive regulation, examination and supervision by federal and state banking regulators, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.

Clayton Bank and Trust

CBT is headquartered in Knoxville, Tennessee and, as of March 31, 2017, CBT had total assets of $885.4 million, total loans of $784.0 million and total deposits of $687.2 million. CBT conducts its banking operations from its main office and 13 branches located in Blount, Chester, Crockett, Fayette, Henderson, Knox, Madison, Putnam, and Tipton Counties in Tennessee.

CBT is a community-focused financial organization that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services, consumer finance, insurance, mortgage lending, and SBA lending. CBT was founded in 1889 as First State Bank in Henderson, Tennessee.

The principal executive offices of CBT are located at 520 Summit Hill Drive, Suite 800, Knoxville, Tennessee 37902, and its telephone number is (865) 522-2930.

American City Bank

ACB is headquartered in Tullahoma, Tennessee and, as of March 31, 2017, ACB had total assets of $313.8 million, total loans of $281.4 million and total deposits of $241.4 million. ACB conducts its banking operations from its main office and four (4) branches located in Coffee, Franklin, and Moore Counties in Tennessee.

ACB is a community-focused financial organization that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services, consumer finance, insurance, mortgage lending, and SBA lending. ACB was founded in 1974 in Tullahoma, Tennessee.

The principal executive offices of ACB are located at 340 W. Lincoln, Tullahoma, Tennessee 37388, and its telephone number is (931) 455-0025.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Clayton Banks

Combined historical financial statements for the Clayton Banks as of December 31, 2016 and 2015 and for each of the three years ended December 31, 2016 and as of March 31, 2017 and for each of the three months ended March 31, 2017 and 2016, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included as Annex C to this proxy statement.

THE SPECIAL MEETING

This proxy statement is being provided to the shareholders of FB Financial as part of a solicitation of proxies by FB Financial’s board of directors for use at FB Financial’s special meeting to be held at the time and place specified below and at any properly convened meeting following any adjournments or postponements thereof. This proxy statement provides shareholders of FB Financial with the information they need to know to be able to vote or instruct their vote to be cast at FB Financial’s special meeting.

Date, Time and Place

The special meeting of FB Financial shareholders is scheduled to be held at the Baker Donelson Center located on the 8th Floor of 211 Commerce Street, Nashville, Tennessee, on July 28, 2017, at 9 am, local time, subject to any adjournments or postponements thereof.

Purpose of the Special Meeting

At the FB Financial special meeting, FB Financial shareholders will be asked to consider and vote on:

•	the proposal to approve the issuance of 1,521,200 shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement;

•	the proposal to ratify and approve the issuance of the Private Placement Shares to Mr. Inman pursuant to the terms of the Private Placement; and

•	the proposal to approve any motion to adjourn the FB Financial special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of 1,521,200 shares of FB Financial common stock to Clayton HC pursuant to the stock agreement.

Completion of the acquisition is conditioned on, among other things, approval of the issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement by the FB Financial shareholders.

Recommendation of the Board of Directors of FB Financial

The FB Financial board of directors has unanimously (i) determined that the terms of the stock purchase agreement and the transactions contemplated thereby, including the acquisition, are fair to and in the best interests of FB Financial and its shareholders and (ii) approved and declared advisable the stock purchase agreement and the transactions contemplated thereby, including the acquisition.

The FB Financial board of directors unanimously recommends that the FB Financial shareholders vote:

•	FOR the proposal to approve the issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement;

•	FOR the proposal to ratify and approve the issuance of the Private Placement Shares to Mr. Inman pursuant to the terms of the Private Placement; and

•	FOR the proposal to approve any motion to adjourn the FB Financial special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement.

FB Financial Record Date; Shareholders Entitled to Vote

Only FB Financial shareholders of record at the close of business on July 5, 2017, the record date for the FB Financial special meeting, are entitled to notice of, and to vote at, the FB Financial special meeting or any adjournments or postponements thereof.

At the close of business on the record date, there were 28,968,160 shares of FB Financial common stock outstanding and entitled to vote at the FB Financial special meeting. FB Financial issued and outstanding capital stock consists solely of outstanding shares of FB Financial common stock. FB Financial shareholders will have one vote for each share of FB Financial common stock they owned on the record date. FB Financial shareholders may vote such shares in person at the FB Financial special meeting, through the Internet, by telephone or by a properly executed and delivered proxy card. A list of the names of FB Financial shareholders of record will be available for review for any purpose germane to the special meeting at the office of FB Financial’s Secretary at 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, during ordinary business hours, for a period of ten days before the special meeting. The list will also be available at the special meeting for examination by any shareholder of record present at the special meeting.

Voting by FB Financial’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of FB Financial and their affiliates were entitled to vote 28,968,160 shares of FB Financial common stock, or approximately 60.21% of the shares of FB Financial common stock outstanding on that date, including 17,180,718 shares, or 59.31% of our outstanding shares, owned by Mr. Ayers, our Executive Chairman and controlling shareholder. We currently expect that FB Financial’s directors and executive officers will vote any shares they own in favor of the proposal to approve the issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement, although no director or officer has entered into any agreement obligating him or her to do so.

As a result, Mr. Ayers, our Executive Chairman and controlling shareholder, currently owns a number of our common shares sufficient to approve each of the share issuance, private placement and adjournment proposals without the approval of any other shareholder.

Quorum

No business may be transacted at the FB Financial special meeting unless a quorum is present. Holders of a majority of the shares of common stock entitled to vote at the FB Financial special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the FB Financial special meeting. In the absence of a quorum at the special meeting, any officer entitled to preside at or to act as secretary of the special meeting shall have power to adjourn the special meeting from time to time until a quorum is present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. No notice of an adjourned meeting need be given, other than announcement at the meeting, unless the adjournment is for more than 4 months, which duration requires that a new record date be fixed for the adjourned meeting, and in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

Abstentions will be included in the calculation of the number of shares of FB Financial common stock present at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be so included.

Required Vote

•	Share issuance and private placement proposals: Approval of each of these proposals requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting on such proposal. Under NYSE rules, abstentions will have the effect of a vote AGAINST this proposal. Failures to vote and broker non-votes will have no effect on the outcome of any vote on these proposals.

•	Adjournment of special meeting proposal: Approval of this proposal requires that the votes cast, in person or by proxy, in favor of adjournment exceed the votes cast, in person or by proxy, against adjournment. Abstentions, failures to vote and broker non-votes will have no effect on the outcome of any vote on this proposal.

Abstentions and Failure to Vote

For purposes of the FB Financial special meeting, a vote to abstain or a failure to vote will have the following effect on the proposals to be voted on at the FB Financial special meeting:

•	Share issuance and private placement proposals: An abstention will have the same effect as a vote AGAINST these proposals. A failure to vote will have no effect on the outcome of any vote on these proposals;

•	Adjournment of special meeting proposal: An abstention will have no effect on the outcome of any vote of this proposal. A failure to vote will have no effect on the outcome of any vote on this proposal.

Please see the section entitled “— Shares Held in Street Name” beginning on page 35 for a discussion concerning the effect of broker non-votes on each of the proposals identified above.

Voting of Proxies by Holders of Record

If you are a holder of record, a proxy card is enclosed for your use. FB Financial requests that you submit a proxy by signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. When the enclosed proxy card is returned properly executed, the shares of FB Financial common stock represented by it will be voted at the FB Financial special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.

If a signed proxy card is returned without an indication as to how the shares of FB Financial common stock represented are to be voted with regard to a particular proposal, the FB Financial common stock represented by the proxy card will be voted in accordance with the recommendation of the FB Financial board of directors and therefore FOR the proposal to approve the issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock agreement, FOR the proposal to ratify and approve the issuance of the Private Placement Shares to Mr. Inman and FOR the proposal to approve any motion to adjourn the FB Financial special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock agreement. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in FB Financial’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy card and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the FB Financial special meeting in person.

Shares Held in “Street Name”

If you hold your FB Financial shares in a stock brokerage account or if your shares are otherwise held of record by a bank, broker, trust company, trustee or other nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares in order for your shares to be voted at the FB Financial special meeting. Please follow the voting instructions provided by your bank, broker, trustee or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to FB Financial or by voting in person at the FB Financial special meeting unless you have a “legal proxy,” which you must obtain from your bank, broker, trust company, trustee or other nominee.

Brokers who hold shares of FB Financial common stock on behalf of their customers may not give a proxy to FB Financial to vote those shares without specific instructions from their customers. If you are a FB Financial shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on any of the proposals to be voted on at the FB Financial special meeting. This is called a “broker non-vote.” Broker non-votes will have no effect on the outcome of any vote on any of the proposals at the FB Financial special meeting. Because none of the proposals to be voted on at the FB Financial special meeting are routine matters for which brokers have discretionary authority, FB Financial does not expect there to be any broker non-votes at its special meeting.

Revocation of Proxies

If you are the record holder of FB Financial stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the Secretary of FB Financial;

•	timely delivering a new, valid proxy bearing a later date by mail as described on the proxy card; or

•	attending the FB Financial special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the FB Financial special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered shareholder may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

FB Financial Corporation

211 Commerce Street

Suite 300

Nashville, Tennessee 37201

Attention: Secretary

Please note that if your shares are held in “street name” through a broker, bank, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee or other nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank, trustee or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from your broker, bank, trustee or other nominee.

Tabulation of Votes

FB Financial has appointed Corporate Communications, Inc. (“CCI”) to serve as the inspector of election for the FB Financial special meeting. CCI will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

FB Financial is soliciting proxies for the FB Financial special meeting, and in accordance with the stock purchase agreement, the cost of proxy solicitation will be borne by FB Financial. In addition to solicitation by use of mails, proxies may be solicited by FB Financial directors, officers and employees in person or by telephone or other means of communication. These individuals will not be additionally compensated but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with brokers, banks, trustees and other nominees for forwarding of proxy solicitation material to beneficial owners of FB Financial common stock held of record, and FB Financial may reimburse these individuals for their reasonable expenses.

Adjournments

Any adjournment of the special meeting may be made by approval of the holders of a majority of the outstanding shares of common stock entitled to vote at and present in person or by proxy at the special meeting, whether or not a quorum exists. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of FB Financial common stock to Clayton HC pursuant to the acquisition, then FB Financial shareholders may be asked to vote on the proposal to approve any motion to adjourn the special meeting so as to permit the further solicitation of proxies. No notice of an adjourned meeting need be given, other than announcement at the meeting, unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

PROPOSAL I: APPROVAL OF THE SHARE ISSUANCE

This proxy statement is being provided to FB Financial shareholders in connection with the solicitation of proxies by the FB Financial board of directors to be voted at the FB Financial special meeting and at any adjournments or postponements of the FB Financial special meeting. At the FB Financial special meeting, FB Financial will ask FB Financial shareholders to vote on (i) a proposal to approve the issuance of the Stock Consideration to Clayton HC pursuant to the terms of the stock purchase agreement, (ii) a proposal to ratify and approve the issuance of the Private Placement Shares to Mr. Inman pursuant to the Private Placement, and (iii) a proposal to approve any motion to adjourn the FB Financial special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the FB Financial special meeting.

The Acquisition

The following is a description of the material aspects of the acquisition, including the stock purchase agreement. While we believe that the following description covers the material terms of the acquisition, the description may not contain all of the information that is important to you. We encourage you to read this proxy statement carefully and in its entirety, including the stock purchase agreement which is included as Annex A to this proxy statement, for a more complete understanding of the acquisition.

Background of the Acquisition

As part of its ongoing consideration of long term strategies, FB Financial’s board of directors and its senior management regularly review and assess strategic opportunities, including mergers and acquisitions, with the goal of enhancing long term value for its shareholders. During board meetings in 2015 and early 2016, FB Financial’s board of directors discussed potential acquisition opportunities, based on input from various investment banking firms.

Likewise, the majority stockholder of Clayton HC and Clayton HC’s board of directors and senior management considered alternative strategies in late 2015 and early 2016 to maximize shareholder value by finding a suitable buyer of the Clayton Banks. In December 2014, Clayton HC engaged Olsen Palmer LLC (“OP”), to assist the board and the majority stockholder of Clayton HC in analyzing the potential for such a transaction and in selecting the most appropriate buyer. Subsequently, OP compiled information describing the business of the Clayton Banks and their respective financial condition and results of operations and contacted prospective transaction partners.

OP contacted FB Financial management in March 2016 and discussed the possibility of a sale of the Clayton Banks to FB Financial. After preliminary discussions with OP, FB Financial signed a non-disclosure agreement with Clayton HC on April 22, 2016.

Meetings among the senior management and majority stockholders of the parties took place in April and June 2016, and limited financial and business information concerning the Clayton Banks was provided to FB Financial along with other prospective acquirers.

A virtual data room of information about the Clayton Banks was opened by OP in mid-August 2016. Stephens assisted FB Financial in evaluating the information provided by Clayton HC and the Clayton Banks and in producing a financial model in order to develop a purchase price proposal.

Meantime, FB Financial pursued an initial public stock offering which was successfully completed on September 16, 2016.

Following the successful completion of the initial public offering, FB Financial formally engaged Stephens in early October 2016 to assist it in considering a potential purchase of the Clayton Banks from Clayton HC.

Discussions and further due diligence ensued over the next month, including with respect to the total amount and mix of the purchase price and certain other terms of the potential transaction.

An in-person meeting of senior management from FB Financial, Clayton HC and the Clayton Banks took place on November 23, 2016, and a general and informal agreement regarding transaction terms was reached, subject to further due diligence and negotiation of a definitive purchase agreement and necessary approvals.

Between November 28, 2016 and December 7, 2016, the parties negotiated a high level term sheet setting forth the key terms of the acquisition.

On December 7, 2016, the parties agreed in principle to a non-binding term sheet setting forth the key terms of the acquisition, which included the issuance of 5,860,000 shares of our common stock and the Subordinated Note to Clayton HC and a return of excess capital from the Clayton Banks of $75 million to Clayton HC and a special asset dividend with a book value of approximately $10 million from the Clayton Banks to Clayton HC as well as director designation rights and continued employment of James Clayton, Travis Edmondson, Kevin Kimzey and Troy Martin.

On December 9, 2016, Clayton HC signed a non-disclosure agreement regarding FB Financial’s confidential information and an exclusivity agreement pursuant to which Clayton HC granted exclusivity to FB Financial with respect to the transaction, which exclusivity would expire on February 28, 2017. Following the execution of the non-disclosure agreement and exclusivity agreement both Clayton HC and FB Financial engaged in extensive due diligence and discussions around the proposed transaction.

Senior management of FB Financial discussed the proposed transaction with its board of directors and received on December 21, 2016 unanimous support to move forward towards a definitive stock purchase agreement.

On December 23, 2016, Alston & Bird LLP, counsel for FB Financial (“Alston”), presented to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to Clayton HC (”Baker Donelson”), an initial draft of the stock purchase agreement.

Over the course of the following six weeks, the parties continued negotiations on the terms of the transaction and worked to reconcile differing views with respect to various aspects of the Agreement. These issues included the components of the purchase price, the return of excess capital to Clayton HC by the Clayton Banks and other pre-closing distributions, the respective representations and covenants of the parties, the conditions to closing of the transaction, registration of the Stock Consideration, regulatory considerations, and the employment agreements of key personnel of the Clayton Banks. FB Financial and Clayton HC continued their due diligence during this period.

During the course of discussions regarding the draft stock purchase agreement, representatives of the parties also discussed FB Financial’s expectation that Mr. Clayton would enter into customary support agreements agreeing to vote his shares of Clayton HC stock in favor of the Agreement and the transactions provided for in the Agreement, as applicable, along with entering into certain restrictive covenant agreements. Also during this period, senior management and advisors to the parties regularly updated their respective boards of directors on the status of negotiations.

On January 6, 2017, members of senior management for FB Financial met in person with members of senior management of Clayton HC and the Clayton Banks to discuss material issues and conduct further business due diligence. At this meeting, representatives of the Clayton Banks noted that the estimated fair value of the assets to be included in the special asset dividend contemplated by the term sheet had been overstated by approximately $3.6 million, thereby reducing the value of the special asset dividend below the agreed value, and, as a result, the Clayton representatives requested that the total consideration to Clayton HC be increased to make up for such shortfall.

On January 17, 2017, the FB Financial and FirstBank boards of directors held a joint meeting to receive an update on the proposed acquisition. Members of FB Financial and FirstBank’s senior management and a representative of each of Alston and Stephens also attended the meeting. All of the directors were present in person or by telephone. In advance of the meeting, the directors were provided with, among other things, a copy of the most recent draft stock purchase agreement and a presentation by Stephens. Stephens led a discussion of considerations regarding the proposed acquisition, including the topics set forth in the presentation prepared by Stephens and provided to the boards in advance of the meeting. Such topics included an update on the status of the acquisition and negotiations, a summary of the business and financial performance and condition of the Clayton Banks, a summary of the proposed terms of the acquisition, a discussion of the anticipated benefits and risks of the acquisition, a discussion of preliminary diligence financings with respect to the Clayton Banks and a discussion of certain financial consequences and aspects of the proposed transaction. As part of this discussion, FB Financial management reviewed with the boards the strategic business reasons for the potential transaction. Following discussion, a representative of Alston led a legal discussion covering the topics of confidentiality, trading considerations and fiduciary duties in the context of the potential transaction. The representative from Alston also discussed with the boards certain legal aspects of the proposed that were not previously covered during the discussions led by the representative from Stephens. At the end of the meeting, the boards authorized and instructed management to continue to move forward with the proposed transaction.

Over the next several weeks the parties worked to finalize the definitive agreement and the ancillary agreements, complete the disclosure schedules and address the roles for management of the Clayton Banks in a potentially combined business. The parties resumed their due diligence processes and had subsequent communications and negotiations relating to the proposed stock purchase agreement and the ancillary transaction documents.

As a result of the negotiations, the parties ultimately agreed to increase the amount of the excess capital return from the Clayton Banks to Clayton HC from $75 million to $79.5 million in order to address the reduced value of the special asset dividend and to cover certain transaction fees and expenses of Clayton HC.

On February 2, 2017, the boards of directors and management of FB Financial and FirstBank met with FB Financial’s legal and financial advisors to review the proposed agreements. At the meeting, Alston discussed with the directors the transaction, the terms and conditions of the stock purchase agreement, and the various agreements to be signed in connection with the stock purchase agreement, and discussed the fiduciary duties of the board members with respect to the transaction. As a part of the meeting, a representative of Stephens reviewed the principle terms of the proposed transaction and rendered an oral opinion (which was subsequently confirmed in writing) to the FB Financial and FirstBank boards of directors to the effect that, as of such date, and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, as set forth therein, the acquisition was fair from a financial point of view to FB Financial. After additional discussion, the FB Financial and FirstBank boards of directors respectively adopted and approved the stock purchase agreement and the transactions and agreements contemplated by it, determined that the terms of the stock purchase agreement and the transactions contemplated thereby, including the acquisition, are fair to and in the best interests of FirstBank and of FB Financial and its shareholders, authorized FB Financial and FirstBank officers to execute the agreement, and recommended that the shareholders of FB Financial approve such share issuance.

On February 8, 2017, FB Financial, FirstBank, Clayton HC and its majority shareholder executed the stock purchase agreement and the other transaction documents. A press release announcing the transaction was released that afternoon following the close of trading in FB Financial common stock.

On March 10, 2017, we submitted applications seeking required regulatory approvals for the acquisition from the FRB, the FDIC and the TDFI. During the next few weeks, we engaged in customary conversations with the regulators regarding such applications and provided additional information as requested to the regulators.

On April 6, 2017, the FRB informed us and representatives of Clayton HC that due to the contemplated ownership stake Clayton HC would hold in both FB Financial and Apex Bancorp following the closing of the acquisition and the overlapping market share between Apex Bank and FirstBank in two Federal Reserve banking markets, the FRB had competitive effects concerns with respect to the acquisition as structured pursuant to the initial terms of the stock purchase agreement.

Over the course of the next month, FB Financial and its representatives had extensive discussions with the FRB and Clayton HC and its representatives regarding the competitive effects concerns and the options for addressing these concerns.

After these discussions, the parties negotiated an amendment to the stock purchase agreement that would result in Clayton HC owning less than 5% of the outstanding shares of FB Financial common stock. Based on the discussions with the FRB, we believed that if Clayton HC owns less than 5% of the outstanding shares of FB Financial common stock, Clayton HC would not be deemed to “control” FB Financial, absent any other indicia of control between Clayton HC and FB Financial, and therefore Apex Bank and FirstBank would not be deemed to be under common control following the closing. As a result, the overlapping market share between Apex Bank and FirstBank should no longer be a consideration by the FRB.

During May 2017, the parties negotiated the terms of the amendment, including, primarily the amount by which the number of shares to be received by Clayton HC as the Stock Consideration would be reduced, the amount of cash to be received by Clayton HC in lieu of the reduced Stock Consideration and options for the payment of the Subordinated Note.

Concurrently with these negotiations, FB Financial determined to conduct a private placement of its shares to raise the sufficient funds necessary to pay the contemplated cash consideration to Clayton HC. In mid-May Clayton HC engaged Keefe, Bruyette & Woods, Inc. and Stephens, Inc. to serve as joint book-running managers for the Private Placement.

On May 18, 2017, our board of directors formally approved the Private Placement and authorized a pricing committee to determine the exact terms of the Private Placement. The board of directors also formally approved the amendment to the stock purchase agreement and authorized certain officers of the Company to negotiate the final form of the amendment.

During the week of May 22, 2017, the Company met with potential investors regarding the Private Placement that had agreed to customary confidentiality restrictions.

On May 26, 2017, the parties entered into the amendment to the stock purchase agreement. Concurrently, we entered into securities purchase agreements with accredited investors pursuant to which we agreed to sell an aggregate of 4,806,710 shares of its common stock at a purchase price of $33.00 per share to such investors following approval of the same by the pricing committee. A press release announcing the amendment and the private placement was released that afternoon following the close of trading in FB Financial common stock.

FB Financial’s Reasons for the Acquisition; Recommendation of the FB Financial Board of Directors

In evaluating the stock purchase agreement and the acquisition, our board of directors consulted with our management, as well as with our legal and financial advisors, and also considered a number of factors including, but not limited to, the following, which our board of directors viewed as supporting its decision to recommend the approval of the issuance of the Stock Consideration to Clayton HC pursuant to the stock purchase agreement:

•	each of FB Financial’s and the Clayton Banks’ business, operations, financial condition, asset quality, earnings and prospects;

•	the combined market footprint for FB Financial in Tennessee that the acquisition would provide, including increased market share in the Knoxville MSA and attractive community markets as well as the opportunity for operating leverage across the Clayton Banks’ market footprint;

•	the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings, book value and tangible book value per share;

•	the acquisition would increase the contribution to revenue and earnings from FB Financial’s banking segment while reducing the overall contribution from its mortgage banking segment and would also diversify non-interest income;

•	its review and discussions with FB Financial’s management concerning the due diligence examination of Clayton Banks;

•	the complementary nature of the customers and markets of the two companies, including CBT’s strong market position in the Knoxville MSA and ACB’s leading market positions in community markets, further strengthening FB Financial’s strategy of focusing on both high growth metropolitan markets and stable community markets;

•	the potential market acceptance and approval of a transaction of this size and quality;

•	the fact that key executives of the Clayton Banks and also Mr. Clayton entered into employment agreements providing for their continued employment following the completion of the acquisition;

•	the written opinion of Stephens, FB Financial’ financial advisor, dated as of February 2, 2017, delivered to the FB Financial board of directors to the effect that, as of that date, and subject to and based on the various assumptions set forth in the opinion, the acquisition was fair, from a financial point of view, to FB Financial;

•	the financial and other terms of the stock purchase agreement, including the Stock Consideration, Subordinated Note, return of excess capital from the Clayton Banks to Clayton HC, deal protection and termination fee provisions;

•	the potential risks associated with achieving the anticipated synergies and benefits from the acquisition and successfully integrating the businesses and employees of the Clayton Banks;

•	the potential risk of diverting management attention and resources from the operation of FB Financial’s business and towards the completion of the merger and the integration of Clayton Banks;

•	the dilution to the FB Financial shareholders that will result from the issuance of the Stock Consideration and the resulting beneficial ownership of our outstanding shares by Mr. Clayton and the requirement to register the resale of such shares with the SEC;

•	the regulatory and other approvals required in connection with the acquisition and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions; and

•	the risks of the type and nature described under the heading “Risk Factors,” and the matters described under the heading “Special Note Regarding Forward-Looking Statements.”

In particular in evaluating the amendment to the stock purchase agreement, our board of directors also considered a number of factors including, but not limited to, the following, which our board of directors viewed as supporting its decision to approve the amendment to the stock purchase agreement:

•	the ability of the amendment to address the competitive effect concerns raised by the FRB regarding the acquisition as structured pursuant to the initial terms of the stock purchase agreement;

•	the reduction of the Stock Consideration by 4,338,800 shares and the payment of $124,200,000 (or $28.625 per share) of Cash Consideration pursuant to the Amendment and the stock price of FB Financial at the time of the entry into the Amendment and the $33.00 per share price received in the Private Placement;

•	the expected incremental earnings accretion and increased capital resulting from the revised transaction structure;

•	the ability to reduce the principal amount of the $60 million subordinated note to be issued to Clayton HC at closing;

•	the expected increase of the public float of our common stock resulting from the Private Placement; and

•	the risk that in the event the acquisition does not close we will have issued a significant number of shares in the Private Placement, which will cause significant dilution to our shareholders, and our ability to successfully deploy that capital.

The foregoing discussion of the information and factors considered by the FB Financial board of directors is not intended to be exhaustive, but includes the material factors considered by the FB Financial board of directors. In reaching its decision to approve the the stock purchase agreement and the transactions contemplated thereby, including the acquisition, the FB Financial board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The FB Financial board of directors considered all these factors as a whole, including discussions with, and questioning of, FB Financial’s management and FB Financial’s financial advisors, and overall considered the factors to be favorable to, and to support its determination to approve entry into the stock purchase agreement.

The FB Financial board of directors has unanimously (i) determined that the terms of the stock purchase agreement and the transactions contemplated thereby, including the acquisition, are fair to and in the best interests of FB Financial and its shareholders and (ii) approved and declared advisable the stock purchase agreement and the transactions contemplated thereby, including the acquisition. The FB Financial board of directors unanimously recommends that FB Financial’s shareholders vote FOR the proposal to approve the issuance of the Stock Consideration pursuant to the stock purchase agreement, FOR the proposal to ratify and approve the issuance of the Private Placement Shares to Mr. Inman and FOR the proposal to approve any motion to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of of the Stock Consideration pursuant to the stock purchase agreement.

Opinion of FB Financial’s Financial Advisor

By letter dated December 5, 2016, the FB Financial board of directors engaged Stephens Inc. (“Stephens”) to act as financial adviser to FB Financial regarding a potential acquisition of the Clayton Banks. As part of the engagement, Stephens was asked to assess the fairness, from a financial point of view, of the acquisition to the Company. Stephens is a nationally recognized investment banking firm, with headquarters in Little Rock, Arkansas, and with significant experience in the banking and financial institutions industry. FB Financial retained Stephens based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

As part of its engagement, a Stephens representative participated in FB Financial’s board of directors meeting held on February 2, 2017, during which FB Financial’s board of directors evaluated the proposed acquisition. At this meeting, Stephens reviewed the financial aspects of the proposed transaction as contemplated by the stock purchase agreement in the form provided to Stephens and rendered an opinion that, as of the date of its presentation, the acquisition with Clayton Banks was fair, from a financial point of view, to FB Financial. FB Financial’s board of directors approved the stock purchase agreement at this meeting.

The boards of directors of FB Financial and FirstBank did not request Stephens to render a fairness opinion with respect to the first amendment to the stock purchase agreement. As previously discussed, the first amendment primarily reduced the Stock Consideration to be paid to Clayton HC by 4,338,800 shares and provided for the payment of $124,200,000 in lieu of the reduced Stock Consideration. This represents a $28.625 per share payment as consideration for the reduced Stock Consideration. The last closing price of our common stock prior to the announcement of the first amendment was $36.91 and the per share price paid in the Private Placement was $33.00, in each case representing a premium over the $28.625 per share price.

The full text of Stephens’s written opinion is attached as Appendix B to this proxy statement and is incorporated herein by reference. FB Financial’s stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Stephens has approved the inclusion and summary of its opinion in this proxy statement.

Stephens’ opinion speaks only as of the date of the opinion and addresses only the fairness, from a financial point of view, of the acquisition to FB Financial on the terms set forth in the stock purchase agreement in the form provided to Stephens. Stephens’ opinion does not address the revised terms of the acquisition as set forth in the first amendment to the stock purchase agreement. Stephens’ opinion does not address the merits of the underlying decision by FB Financial to enter into the stock purchase agreement, the merits of the acquisition as compared to other alternatives potentially available to FB Financial or the relative effects of any alternative transaction in which FB Financial might engage, nor is it intended to be a recommendation to any person as to how to vote on the proposal to approve the issuance of the stock consideration in the acquisition. Stephens’ fairness opinion committee approved the issuance of Stephens’ opinion.

In connection with rendering Stephens’ Opinion, Stephens has:

(i)	analyzed certain publicly filed or publicly available financial statements and reports regarding the Company and the Clayton Banks;

(ii)	analyzed certain management reports regarding the Company and the Clayton Banks;

(iii)	analyzed certain internal financial statements and other financial and operating data concerning the Company and the Clayton Banks prepared by management of the Company and Clayton Banks, respectively;

(iv)	analyzed, on a pro forma basis, the effect of the acquisition on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Company;

(v)	reviewed the reported prices and trading activity for the common stock of the Company;

(vi)	compared the financial performance of the Company and the Clayton Banks with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the acquisition;

(vii)	reviewed the financial terms, to the extent publicly available, of certain acquisition or acquisition transactions that we deemed relevant to our analysis of the acquisition;

(viii)	reviewed the most recent draft of the stock purchase agreement and related documents provided to us by the Company;

(ix)	discussed with management of the Company the operations of and future business prospects for the Company and the Clayton Banks and the anticipated financial consequences of the acquisition to the Company;

(x)	assisted in your deliberations regarding the material terms of the acquisition and your negotiations with the Clayton Banks; and

(xi)	performed such other analyses and provided such other services as we have deemed appropriate.

Stephens has relied on the accuracy and completeness of the information and financial data provided to Stephens by FB Financial and Clayton Banks and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion is based upon such information. Stephens has not independently verified the accuracy or completeness of the information and financial data on which Stephens’ opinion is based. Members of the FB Financial management team have assured Stephens that they are not aware of any relevant information that has been omitted or remains undisclosed to Stephens. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of FB Financial or of Clayton Banks, and Stephens has not been furnished with any such evaluations or appraisals; nor has Stephens evaluated the solvency or fair value of FB Financial or of Clayton Banks under any laws relating to bankruptcy, insolvency or similar matters. In addition, Stephens has not received or reviewed any individual credit files nor has Stephens made an evaluation of the adequacy of the allowance for loan losses of FB Financial or Clayton Banks. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of FB Financial or of Clayton Banks. With respect to the financial forecasts prepared by the management of FB Financial, Stephens has assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of FB Financial as to the future financial performance of FB Financial and Clayton Banks and that the financial results reflected by such projections will be realized as predicted. Stephens has also assumed that the representations and warranties contained in the stock purchase agreement and all related documents including the disclosure schedules provided to FB Financial, are true, correct and complete in all material respects.

The projections furnished to Stephens and used by it in certain of its analyses were based on consensus analyst estimates for FB Financial, and in the case of Clayton Banks, prepared by FB Financial’s executive management team. FB Financial and Clayton Banks do not publicly disclose internal management projections of the type provided to Stephens in connection with its review of the acquisition. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, Stephens assumed that, in all respects material to its analyses:

•	the acquisition will be completed substantially in accordance with the terms set forth in the stock purchase agreement with no adjustments;

•	the representations and warranties of each party in the stock purchase agreement and in all related documents and instruments referred to in the stock purchase agreement are true and correct;

•	each party to the stock purchase agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the acquisition will be satisfied without any waiver; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the acquisition, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the acquisition, including the cost savings and related expenses expected to result from the acquisition.

Stephens’ opinion is not an expression of an opinion as to the price at which shares of FB Financial common stock will trade following the announcement of the acquisition, the actual value of the shares of common stock of the combined company when issued pursuant to the acquisition, or the price at which the shares of common stock of the combined company will trade following the completion of the acquisition.

Stephens’ opinion is necessarily based upon market, economic and other conditions as they existed and can be evaluated on, and on the information made available to Stephens as of, the date of the opinion. It should be understood that subsequent developments may affect the opinion and that Stephens does not have any obligation to update, revise or reaffirm its opinion. Stephens has assumed that the acquisition will be consummated on the terms of the latest draft of the stock purchase agreement provided to Stephens, without material waiver or modification. Stephens has assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the acquisition, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the acquisition to FB Financial or the shareholders. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Stephens opinion was among several factors taken into consideration by the FB Financial board of directors in making its determination to approve the stock purchase agreement and the acquisition. Consequently, the analyses described below should not be viewed as determinative of the decision of the FB Financial board of directors with respect to the fairness of the consideration.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with its opinion. Stephens performed certain procedures, including each of the financial analyses described below, and reviewed with FB Financial’s executive management and board of directors the assumptions upon which the analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by Stephens within this regard, it does set forth those considered by Stephens to be material in arriving at its opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Proposal

Stephens reviewed the financial terms of the proposed transaction as set forth in the stock purchase agreement in the form provided to Stephens. Pursuant to the terms of the stock purchase agreement, upon the acquisition, FirstBank will acquire all of the issued and outstanding shares of the Clayton Banks. Pursuant to the terms of the stock purchase agreement in the form provided to Stephens, aggregate consideration to Clayton HC in the acquisition was to consist of 5,860,000 shares of FB Financial common stock, $60 million in aggregate principal amount of FB Financial’s subordinated debt and cash of $78.0 million. Total consideration equaled $287.2 million based on FB Financial’s closing stock price of $25.46 as of January 31, 2017.

Comparable Trading Analysis — FB Financial

Stephens reviewed publicly available information related to three different groups of selected banks listed on a major exchange:

(1)	Selected nationwide banks listed on a major exchange with total assets between $2.0 billion and $5.0 billion, last twelve months return on average assets greater than 1.00%, tangible common equity / tangible assets less than 10.0% and NPAs / assets less than 3%.

(2)	Selected Southeast banks listed on a major exchange with total assets between $1.5 billion and $7.5 billion, last twelve months return on average assets greater than 0.50%, tangible common equity / tangible assets less than 10.0% and NPAs / assets less than 3%.

(3)	Selected nationwide banks listed on a major exchange with total assets between $1.0 billion and $10.0 billion, last twelve months gain on sale of loans / noninterest income greater than 40%, tangible common equity / tangible assets less than 12.5% and a market capitalization greater than $150 million.

Nationwide	Southeast	Mortgage
Great Southern Bancorp, Inc.	Ameris Bancorp	Heartland Financial USA, Inc.
TriCo Bancshares	ServisFirst Bancshares, Inc.	BofI Holding, Inc.
Washington Trust Bancorp, Inc.	CenterState Banks, Inc.	TowneBank
Lakeland Financial Corporation	Seacoast Banking Corporation of Florida	Ameris Bancorp
Enterprise Financial Services Corp	Fidelity Southern Corporation	HomeStreet, Inc.
MainSource Financial Group, Inc.	City Holding Company	Fidelity Southern Corporation
Pacific Premier Bancorp, Inc.	First Bancorp	Franklin Financial Network, Inc.
City Holding Company	Park Sterling Corporation	WashingtonFirst Bankshares, Inc.
Camden National Corporation	Franklin Financial Network, Inc.	First Internet Bancorp
Heritage Financial Corporation	Stonegate Bank	National Commerce Corporation
Bryn Mawr Bank Corporation	WashingtonFirst Bankshares, Inc.	Republic First Bancorp, Inc.
Guaranty Bancorp	National Commerce Corporation	Carolina Financial Corporation
Midland States Bancorp, Inc.	Carolina Financial Corporation	BCB Bancorp, Inc.
Preferred Bank	American National Bankshares, Inc.	Access National Corporation
Horizon Bancorp	Paragon Commercial Corporation	Southern First Bancshares, Inc.
Mercantile Bank Corporation		CapStar Financial Holdings, Inc.
German American Bancorp, Inc.		Unity Bancorp, Inc.
Franklin Financial Network, Inc.
Stonegate Bank
Triumph Bancorp, Inc.
Arrow Financial Corporation
Heritage Commerce Corp
First Defiance Financial Corp.
Sierra Bancorp
Hingham Institution for Savings
WashingtonFirst Bankshares, Inc.

		Group 1 - Nationwide			Group 2 - Southeast			Group 3 - Mortgage
	FBK (1)	High	Median	Low	High	Median	Low	High	Median	Low
Total Assets ($Ms)	$3,276.9	$4,550.7	$3,234.7	$2,002.9	$6,892.0	$3,255.4	$1,503.8	$8,202.2	$1,951.7	$1,189.9
TCE / TA	8.65%	9.85%	8.92%	7.35%	9.84%	8.85%	7.46%	10.07%	8.82%	6.63%
NPAs / Assets	58.00%	1.97%	0.56%	0.05%	1.64%	0.72%	0.05%	2.61%	0.72%	0.05%
LTM Core ROAA	1.54%	1.32%	1.13%	1.01%	1.40%	1.03%	0.83%	1.68%	1.02%	0.30%
LTM Core ROAE	16.73%	15.44%	10.46%	8.02%	16.52%	11.29%	7.86%	18.63%	11.05%	1.84%
Nonint. Income / Avg. Assets	4.82%	—	—	—	—	—	—	6.17%	0.96%	0.43%
Nonint. Income / Total Revenue	56.6%	37.0%	21.1%	2.3%	52.2%	20.3%	3.9%	66.5%	25.9%	11.6%
LTM Gain on Sale of Loans / Nonint. Inc.	81.4%	—	—	—	—	—	—	80.2%	58.7%	40.1%
Market Capitalization ($M)	$613.8	$1,107.7	$663.8	$359.2	$2,107.6	$611.9	$249.5	$2,012.2	$428.4	$152.5
Price / TBV	219.9%	314.6%	228.3%	167.5%	415.3%	228.3%	181.9%	312.8%	207.5%	117.3%
Price / LTM EPS (2)	13.5x	24.6x	19.5x	15.2x	23.3x	20.3x	15.5x	23.3x	15.9x	11.2x
Price / 2017 EPS (2)	15.0x	21.5x	17.5x	14.2x	23.9x	18.0x	15.0x	21.7x	16.7x	11.3x
Price / 2018 EPS (2)	12.9x	18.3x	15.3x	11.5x	20.8x	15.2x	11.5x	17.2x	14.2x	9.3x
52-Week High	90.8%	99.6%	93.7%	83.5%	99.2%	94.7%	90.1%	98.1%	93.5%	77.7%
Dividend Yield	0.0%	2.8%	1.8%	0.0%	2.7%	70.0%	0.0%	4.1%	0.8%	0.0%
Stock Performance Since FBK IPO	34.0%	54.2%	33.7%	4.5%	57.5%	33.0%	4.5%	80.6%	30.0%	4.1%

Note: Financial data as of the most recent quarter available; Market data as of January 31, 2017.

(1)	FB Financial’s profitability ratios and Price / LTM EPS multiple are based on reported FY 2016 core net income of $46.3 million. The diluted share count for Price / LTM EPS multiple is based on Q4’16 weighted average diluted shares outstanding of 24.5 million.
(2)	Price / Earnings multiples greater than 25x are considered “NM” for purposes of this analysis.

Data Source: SNL Financial, Company Documents

Comparable Trading Analysis — Clayton Banks

Stephens reviewed publicly available information related to selected nationwide banks listed on a major exchange with total assets between $750 million and $2.0 billion, last twelve months return on average assets greater than 1.00%, tangible common equity / tangible assets greater than 8.0%, NPAs / assets less than 5% and available forward estimates for 2017 and 2018 EPS. The banks in this group included:

Farmers National Banc Corp.
National Commerce Corporation
West Bancorporation, Inc.
Waterstone Financial, Inc.
Carolina Financial Corporation
American National Bankshares Inc.
People’s Utah Bancorp
Home Bancorp, Inc.
Charter Financial Corporation
Central Valley Community Bancorp
Access National Corporation
Veritex Holdings, Inc.
MBT Financial Corp.
Southern First Bancshares, Inc.
County Bancorp, Inc.
Citizens & Northern Corporation
National Bankshares, Inc.
Marlin Business Services Corp.
Malvern Bancorp, Inc.

Using the multiples from this group of publicly traded companies, Stephens calculated ranges of implied values for Clayton Banks and compared these values to the aggregate consideration of $287.2 million. The results of this analysis indicated implied valuation reference ranges for the Clayton Banks of $247.0 million to $459.7 million based on price/tangible book value, $228.0 million to $370.0 million based on price/adjusted tangible book value, which adjusted tangible book value assumes a normalized level of capital at the Clayton Banks based on the peer group median of 10.8% with any excess capital above 10.8% being paid out on a dollar for dollar basis, $280.4 million to $603.4 million based on price/last twelve months earnings per share, $362.6 million to $618.7 million based on price/estimated 2017 earnings per share and $307.4 million to $497.7 million based on price/estimated 2018 earnings per share, all as compared to the aggregate consideration of $287.2 million for the acquisition.

Comparable Transaction Analysis

Stephens reviewed publicly available information related to two groups of precedent transactions involving a depository institution as a selling entity:

(1)	Selected nationwide transactions since 2015 with a publicly disclosed deal value, target assets between $750 million and $2.0 billion and last twelve months return on average assets greater than 0.75%.

Buyer	Target
Pacific Premier Bancorp	Heritage Oaks Bancorp
Enterprise Financial Services	Jefferson County Bcshs Inc.
South State Corporation	Southeastern Bank Finl Corp.
WesBanco Inc.	Your Community Bankshares Inc.
Mechanics Bank	California Repub Bancorp
Guaranty Bancorp	Home State Bancorp
OceanFirst Financial Corp.	Cape Bancorp Inc.
TowneBank	Monarch Financial Hldgs
Univest Corp. of Pennsylvania	Fox Chase Bancorp Inc.
First Busey Corp.	Pulaski Financial Corp.
United Bankshares Inc.	Bank of Georgetown
Bank of the Ozarks Inc.	C1 Financial Inc.
Nicolet Bankshares Inc.	Baylake Corp.
United Community Banks Inc.	Palmetto Bancshares Inc.
Pinnacle Financial Partners	Capital Mark Bank & Trust
Western Alliance Bancorp	Bridge Capital Holdings
Chemical Financial Corp.	Lake Michigan Financial Corp.

(2)	Selected nationwide transactions since 2012 with a publicly disclosed deal value, target assets between $500 million and $3.0 billion, tangible common equity / tangible assets greater than 12.0% and NPAs / Assets less than 5.00%.

Buyer	Target
Midland States Bancorp Inc.	Centrue Financial Corporation
Cathay General Bancorp	SinoPac Bancorp
Westfield Financial Inc.	Chicopee Bancorp Inc.
Horizon Bancorp	La Porte Bancorp Inc
Old National Bancorp	Anchor BanCorp Wisconsin Inc.
Univest Corp. of Pennsylvania	Fox Chase Bancorp Inc.
MainSource Financial Group	Cheviot Financial
BNC Bancorp	High Point Bank Corp.
Liberty Bank	Naugatuck Valley Finl
Berkshire Hills Bancorp Inc.	Hampden Bancorp Inc.
HomeStreet Inc.	Simplicity Bancorp Inc
Independent Bank Corp.	Peoples Federal Bancshares Inc
Bank of the Ozarks Inc.	Intervest Bancshares Corp.
Southside Bancshares Inc.	OmniAmerican Bancorp Inc.
CenterState Banks	First Southern Bancorp Inc.
Cascade Bancorp	Home Federal Bancorp
CBFH Inc.	VB Texas Inc.
Columbia Banking System Inc.	West Coast Bancorp

Transaction multiples for the acquisition were calculated based on total consideration of $287.2 million for Clayton Banks, and compared to the median multiples for each group of precedent transactions. The analysis is illustrated below:

Transaction Consideration	Total Consideration
Cash	$78,000
Seller Note	60,000
FBK Stock (1)	149,196

Total Consideration	$287,196

			Precedent Transaction
Total Consideration (2) /			Nationwide (3)		Overcapitalized (4)
Tangible Book Value ($189.9 million)	1.51	x	1.87	x	1.25	x
2016 Net Income ($25.1 million)	11.4	x	17.9	x	17.9	x
2016 Net Income w/ Cost Saves ($28.2 million)	10.2	x	—		—
Core Deposit Premium ($688.6 million)	14.1%		12.2%		6.0%

Note: Dollars in thousands, unless otherwise noted

(1)	Based FB Financial price per share of $25.46, closing price as of January 31, 2017.
(2)	Stated tangible common equity as of December 31, 2016 adjusted for the $10.4 million dividend related to S-Corp taxes for FY 2016 and $4.8 million asset dividend from Clayton Banks to Clayton HC, Inc. Net income based on Clayton Banks’ 2016 pre-tax income of $38.6 million, tax-effected at 35%. Core deposits defined as total deposits, less time deposits greater than $100 thousand.
(3)	Selected nationwide transactions since 2015 with a publicly disclosed deal value, target assets between $750 million and $2.0 billion and last twelve months return on average assets greater than 0.75%. The range of multiples of tangible book value in these transactions was 1.34x to 2.42x. The range of multiples of LTM net income in these transactions was 14.5x to 25.8x.
(4)	Selected nationwide transactions since 2012 with a publicly disclosed deal value, target assets between $500 million and $3.0 billion, tangible common equity / tangible assets greater than 12.0% and NPAs / Assets less than 5.00%. The range of multiples of tangible book value in these transactions was 1.34x to 2.42x. The range of multiples of LTM net income in these transactions was 14.5x to 25.8x.

Data Source: SNL Financial; Company Documents

No company or transaction used as a comparison in the above analysis is identical to FB Financial, Clayton Banks or the acquisition. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis

Stephens estimated the aggregate present value of Clayton Banks common stock based on Clayton Banks’ estimated future earnings stream beginning in first quarter 2017. In performing this analysis, Stephens used FB Financial management’s estimates for fiscal years 2017 to 2021 to derive projected after-tax cash flows. In determining cash flows available to shareholders, Stephens assumed that Clayton Banks would maintain a tangible common equity/tangible asset ratio of 8.9% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for FB Financial. The analysis assumed discount rates ranging from 10.0% to 12.0% and terminal multiples ranging from 13.0 times to 17.0 times fiscal year 2021 forecasted earnings. This resulted in a standalone range of aggregate value for Clayton Banks of $355.3 million to $452.7 million. Stephens also factored in the estimated after-tax cost saves expected to be achieved in the acquisition. Assuming a consistent range of discount rates and terminal multiples, the range of aggregate values for Clayton Banks equaled $387.7 million to $495.7 million. The acquisition valued Clayton Banks at an aggregate value of $287.2 million.

Pro Forma Financial Impact Analysis. Stephens performed pro forma acquisition analyses that combined projected income statement and balance sheet information of FB Financial and Clayton Banks beginning on June 30, 2017. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the acquisition would have on certain projected financial results of FB Financial. In the course of this analysis, Stephens used consensus analyst earnings estimates FB Financial, and Clayton Banks earnings estimates for 2017 to 2021 as provided by the management of FB Financial. This analysis indicated that the acquisition is expected to be accretive to FB Financial’s estimated earnings per share for all periods analyzed and dilutive to tangible book value per share for FB Financial until 2019, an earnback period of approximately 1.5 years. The pro forma entity is projected to maintain well-capitalized regulatory capital ratios. For all of the above analyses, the actual results achieved by FB Financial following the acquisition will vary from the projected results, and the variations may be material.

As part of Stephens’ investment banking business, Stephens regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, acquisitions and acquisitions and valuations for estate, corporate and other purposes. Stephens expects to pursue future investment banking services assignments from the Company. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the acquisition.

Stephens has acted exclusively for the board of directors of FB Financial in rendering its opinion in connection with the transaction and will receive a fee from FB Financial for its services. Upon the delivery of the fairness opinion, a fee of $250,000 was paid. In addition, FB Financial agreed to pay to Stephens a fee, upon the successful completion of the acquisition, equal to $1,250,000, less the amount previously paid for the fairness opinion. FB Financial is also obligated to reimburse Stephens for reasonable out-of-pocket expenses and disbursements, and to indemnify against certain liabilities, including liabilities under federal securities laws and liabilities that could arise from the issuance of its opinion. Stephens served as a co-manager on FB Financial’s initial public offering in September 2016 and also as a joint-book running manager for the Private Placement, but has not provided investment banking and financial advisory services to Clayton Banks in the prior two years.

Employment Arrangements

Travis Edmondson, the current chief executive officer of CBT, Kevin Kimzey, the president of CBT, Troy Martin, president and chief executive officer of ACB, and Brent Ball, the current chief lending officers of CBT, have all entered into customary employment letters and protective covenant agreements with FirstBank providing for their employment with FirstBank following the closing of the acquisition and customary restrictive covenants following their employment with FirstBank. Pursuant to these employment letters, Mr. Edmondson will serve as the Knoxville Market President of FirstBank, Troy Martin will serve as an area president of FirstBank, Mr. Kimzey will serve as the President of the Specialty Finance division of FirstBank, which division FirstBank intends to create following the closing of the acquisition, and Mr. Ball will serve as a Senior Relationship Manager at FirstBank. Each employment letter provides for a two year employment term, unless such arrangements are earlier terminated by either FirstBank or the employee.

In addition, Mr. Clayton has agreed to remain employed for three years following the closing to assist and support the successful integration of the Clayton Banks with FirstBank. None of these former Clayton Banks employees will be executive officers of FB Financial or FirstBank.

Director Designation Rights

Neither Clayton HC nor Mr. Clayton will have any right to designate or appoint a nominee, or serve, as a director to either the FB Financial board of directors or the FirstBank board of directors.

Regulatory Approvals Required for the Acquisition

FB Financial, FirstBank, Clayton HC and the Clayton Banks agreed to use commercially reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary to consummate the stock purchase and the bank merger. Given the amended stock purchase agreement, this includes the approval of:

•	the FRB for the acquisition;

•	the FDIC for the bank merger; and

•	TDFI for the acquisition, bank merger and issuance of the Subordinated Note.

The applications seeking such respective approvals from the FRB, the FDIC and the TDFI by FB Financial, FirstBank, Clayton HC and the Clayton Banks were submitted for filing with the requisite banking regulatory agencies on March 10, 2017, with amendments to these applications reflecting the revised terms of the stock purchase agreement being filed with the TDFI, the FRB and the FDIC on June 7, 2017. All required approvals from the FRB, FDIC and TDFI necessary to consummate the stock purchase and the bank merger pursuant to the stock purchase agreement have been obtained.

FB Financial cannot assure that there will not be any litigation challenging the approvals or waivers. FB Financial also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the acquisition and the bank merger on antitrust grounds, or what the outcome will be if such a challenge is made.

FB Financial, FirstBank, Clayton HC and the Clayton Banks are not aware of any material governmental approvals or actions that are required prior to the acquisition and the bank merger other than those described above. FB Financial, FirstBank, Clayton HC and the Clayton Banks presently contemplate that they will seek any additional governmental approvals or actions that may be required; however, they cannot assure that they will obtain any such additional approvals or actions.

Other Required Regulatory Approvals

In addition to the regulatory approvals above, FB Financial, FirstBank, Clayton HC and the Clayton Banks also needed to separately obtain the approval of the TDFI for the Clayton Banks’ capital distribution of $79,500,000 in excess capital to Clayton HC; provided, however, if such approval is not obtained for the entire distribution, FirstBank would be required to pay any such shortfall to Clayton HC. The TDFI has approved the $79,500,000 capital distribution from the Clayton Banks to Clayton HC.

Terms of Subordinated Note

The Subordinated Note, a copy of which is included as Exhibit C to Annex A to this proxy statement, will be issued by FirstBank to Clayton HC at the closing of the acquisition. The Subordinated Note will be issued in the principal amount of $60 million and will mature on the ten year anniversary of the closing of the acquisition, subject to the right of FirstBank to reduce the principal amount of the Subordinated Note by paying all or a portion of such principal amount in cash at FirstBank’s discretion. FirstBank has not yet made a determination of whether to reduce the principal amount of the subordinated note by paying a portion of such principal amount in cash at closing. If FB Financial and FirstBank decide to exercise the option to reduce the principal amount of the Subordinated Note with a cash payment at closing, FB Financial intends to inject a similar amount into the capital accounts of FirstBank so that the capital ratios of FirstBank will not be diminished.

The Subordinated Note will accrue interest (i) at a fixed rate of 5.5% per annum (computed on the basis of a 360-day year of twelve 30-day months) for the first five years of the Subordinated Note and (ii) at the rate per annum equal to the greater of (A) three-month LIBOR rate plus 450 basis points (4.5%) and (B) 5.75% for the last five years of the Subordinated Note. Such interest payment shall be made on a monthly basis. FirstBank may redeem or prepay the Subordinated Note, subject to receipt of any necessary regulatory approvals at such time, in whole or in part, at any time after the five year anniversary of the issuance of the note at a price equal to 100% of the principal amount being redeemed or prepaid, plus any accrued and unpaid interest to the redemption of prepayment date. The Subordinated Note is intended to qualify as Tier 2 capital for regulatory capital purposes. The Subordinated Note will be subordinated to any of our future indebtedness other than any indebtedness that by its terms is on parity with the Subordinated Note.

No Appraisal or Dissenters’ Rights

The holders of shares of FB Financial common stock are not entitled to exercise any appraisal or dissenters’ rights in connection with the acquisition or the other transactions contemplated by the stock purchase agreement under Tennessee law.

Furthermore, no shareholder of Clayton HC has exercised any appraisal or dissenters’ rights with respect to the sale of the Clayton Banks in the acquisition and any such appraisal or dissenters’ rights have expired under Tennessee law.

Accounting Treatment of the Acquisition

FB Financial prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The acquisition will be accounted for using the acquisition method of accounting. We will be treated as the acquirer for accounting purposes.

THE STOCK PURCHASE AGREEMENT

The following section summarizes material provisions of the stock purchase agreement as amended by the first amendment to the stock purchase agreement, copies of which are included in this proxy statement as Annex A-1 and A-2, respectively, and are incorporated herein by reference in its entirety. The rights and obligations of the Company are governed by the express terms and conditions of the stock purchase agreement and not by this summary or any other information contained in this proxy statement. The Company shareholders are urged to read the stock purchase agreement carefully and in its entirety as well as this proxy statement before making any decisions regarding the approval of the issuance of the Stock Consideration to Clayton HC pursuant to the stock purchase agreement.

The stock purchase agreement is included as Annex A in this proxy statement to provide you with information regarding its terms and is not intended to provide any factual information about the Company or the Clayton Banks. The stock purchase agreement contains representations and warranties by each of the parties to the stock purchase agreement. These representations and warranties have been made solely for the benefit of the parties to the stock purchase agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•	have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the stock purchase agreement, which disclosures are not reflected in the stock purchase agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the stock purchase agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement.

This summary is qualified in its entirety by reference to the stock purchase agreement.

Terms of the Acquisition and Bank Merger

The stock purchase agreement provides that, on the terms and subject to the conditions set forth in the stock purchase agreement, at the effective time of the acquisition, FirstBank, a wholly owned subsidiary the Company, will purchase from Clayton HC (i) all of the issued and outstanding shares of common stock, $25.00 par value per share, of CBT (the “CBT Shares”) and (ii) all of the issued and outstanding shares of common stock, $362.092 par value per share, of ACB (the “ACB Shares”, and together with the CBT Shares, the “Bank Shares”).

Immediately following the effective time of the acquisition or as practicably thereafter, the Clayton Banks will be merged with and into FirstBank with FirstBank as the surviving entity in the acquisition and remaining a wholly owned subsidiary of the Company. The articles of incorporation and bylaws of FirstBank will be the articles of incorporation and bylaws of the combined entity which will retain the name of FirstBank, as the surviving entity, and will continue to operate under its policies, practices and procedures currently in place. Upon completion of the acquisition and merger of the Clayton Banks with and into FirstBank, all assets and property owned by the Clayton Banks will immediately become the property of FirstBank.

Consideration and Return of Excess Capital

Pursuant to the stock purchase agreement, the Company and FirstBank will pay Clayton HC the following consideration for the Bank Shares:

•	1,521,200 shares of the Company’s common stock (the “Stock Consideration”), $1.00 par value;

•	$124,200,000 in cash (the “Cash Consideration”); and

•	Subject to adjustment as set forth in the stock purchase agreement (as described below), $60,000,000 in aggregate principal amount of FirstBank’s 5.5% Fixed-to-Floating Rate Subordinated Note due 2027 (the “Debt Consideration”), in the form attached as Exhibit C to the stock purchase agreement.

The Company and FirstBank may reduce the principal amount of the Debt Consideration to be issued to Clayton HC at the closing of the acquisition by paying Clayton HC an additional amount in cash at the closing equal to such reduced principal amount.

In addition to the consideration described in the preceding paragraph, the Clayton Banks will also distribute excess capital in the amount of $79,500,000 to Clayton HC at the closing (the “Excess Capital Payment”). In the event that the Clayton Banks are restricted from making the entire Excess Capital Payment to Clayton HC due to regulatory restrictions or applicable liquidity policies, then FirstBank will be required to pay any shortfall to Clayton HC at the closing.

Additional Pre-Closing Distribution from the Clayton Banks to Clayton HC

In addition to the Excess Capital Payment described above, the Clayton Banks shall also make the following distributions to Clayton HC prior to the Closing.

2017 Taxable Earnings Distribution

Since Clayton HC is an S corporation and the Clayton Banks are qualified subchapter S subsidiaries, the shareholders of Clayton HC will be taxed on the earnings of the Clayton Banks for the period prior to the closing. As a result, the Clayton Banks will also be permitted to make certain distributions prior to closing to Clayton HC in amounts intended to cover the S corporation tax liabilities attributable to the earnings of the Clayton Banks for the period prior to the closing.

Therefore, the Clayton Banks shall distribute prior to the closing of the acquisition an amount equal to the consolidated pre-tax income of the Clayton Banks for the measurement period multiplied by 38.1%, an assumed tax rate. The measurement period is the period beginning on January 1, 2017 and ending on the last completed month prior to the closing of the acquisition. The distribution at closing shall be based on Clayton HC’s good faith estimate of the consolidated pre-tax income of the Clayton Banks for the measurement period and shall be subject to a customary post-closing adjustment based on the actual consolidated pre-tax income of the Clayton Banks for the measurement as determined pursuant to the stock purchase agreement.

Special Asset Distribution

Prior to the closing of the acquisition, the Clayton Banks shall also distribute certain enumerated assets to Clayton HC, consisting of bank owned property and loans with an aggregate book value of approximately $4.8 million.

Effective Time of the Acquisition

Unless the parties agree otherwise, the closing of the acquisition will take place three business days after satisfaction or waiver of the conditions to consummation of the acquisition to the extent such conditions are capable of being satisfied at or prior to the closing.

We are working to complete the acquisition as soon as practicable and expect the closing to occur on or about July 31, 2017. However, the acquisition is subject to the satisfaction or waiver of certain customary closing conditions, and it is possible that factors outside our control could result in the acquisition being completed at a later time or not at all. If the acquisition is not consummated by October 31, 2017 (the “expiration date”), and no consent to extend the date of consummation of the acquisition beyond such date has been granted by the party seeking to terminate, the stock purchase agreement may be terminated by either Clayton HC or the Company.

General Employee Matters

Each individual who is an employee of the Clayton Banks as of the closing of the acquisition (whose employment is not specifically terminated upon the closing) will become an employee of FirstBank.

Until such time as the employees of the Clayton Banks retained FirstBank are able to participate in FirstBank’s benefit plans, FirstBank shall maintain for the benefit of such employees the benefit plans maintained by Clayton HC immediately prior to the closing of the acquisition. To the extent allowable under FirstBank’s benefit plans, any employees of the Clayton Banks retained FirstBank will be given credit for their service at the Clayton Banks. FirstBank will also use commercially reasonable efforts to cause each such FirstBank benefit plan to waive any waiting periods, evidence of insurability requirements, and the application of any pre-existing condition limitations. Any employee of the Clayton Banks who is terminated without cause within 180 days after the effective time of the acquisition and who does not receive a severance payment in connection with the acquisition will receive a severance payment equal to two weeks of base pay for each year of service, with a minimum severance payment equal to two weeks of base pay and a maximum severance payment equal to twenty six weeks of base pay, subject to execution by the employee of any required general release and waiver of all claims.

Representations and Warranties

The stock purchase agreement includes customary representations and warranties of the Company and FirstBank and Clayton HC, CBT and ACB relating to their respective businesses that are made as of the date of the stock purchase agreement and as of the closing date of the acquisition. The representations and warranties of each of the Company, FirstBank, Clayton HC, CBT and ACB have been made solely for the benefit of the other party. Shareholders are not third-party beneficiaries under the stock purchase agreement. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules delivered in connection with signing the stock purchase agreement — the information contained in those schedules modifies, qualifies and creates exceptions to the representations and warranties in the stock purchase agreement;

•	will not survive consummation of the acquisition;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the stock purchase agreement if those statements turn out to be inaccurate; and

•	are in some cases subject to a materiality standard described in the stock purchase agreement which may differ from what may be viewed as material by you.

Specifically, the stock purchase agreement contains a number of representations and warranties made by Clayton HC, CBT and ACB, relating to, among other things, the following:

•	organization, existence, and corporate power and authority of each of the companies;

•	capitalization of each the companies;

•	status of subsidiaries;

•	corporate power and authority to execute, deliver and perform its obligations under the stock purchase agreement and to consummate the acquisition;

•	regulatory approvals required to consummate the acquisition;

•	accuracy of information in financial statements, adequacy of internal controls and absence of any undisclosed liabilities;

•	absence of certain changes or events since December 31, 2015;

•	absence of certain legal proceedings;

•	absence of conflicts with and violations of law;

•	material contracts and the absence of breaches of material contracts;

•	brokerage or other finders’ fees that may be payable in connection with the acquisition;

•	labor and employee benefits matters and ERISA compliance;

•	compliance with applicable environmental laws

•	filing of tax returns, payment of taxes and other tax matters by each party

•	status of tangible property, intellectual property, certain loans and non-performing and classified assets;

•	transactions with affiliates; and

•	insurance.

Additionally, the stock purchase agreement contains a number of representations and warranties made by the Company and FirstBank, relating to, among other things, the following:

•	organization, existence, and corporate power and authority of each of the Company and FirstBank;

•	capitalization of each of the Company and FirstBank;

•	corporate power and authority to execute, deliver and perform its obligations under the stock purchase agreement and to consummate the acquisition;

•	certain SEC filings and the financial statements contained in those filings;

•	regulatory approvals required to consummate the acquisition;

•	absence of certain changes or events since September 16, 2016;

•	absence of conflicts with and violations of law;

•	brokerage or other finders’ fees that may be payable in connection with the acquisition;

•	filing of tax returns, payment of taxes and other tax matters by the Company and its subsidiaries; and

•	sufficient capital to consummate the acquisition after giving effect to the Qualified Offering (as defined below).

Conduct of Business Pending the Acquisition

The stock purchase agreement contains various restrictions on the operations of Clayton HC, CBT and ACB before the effective time of the acquisition. In general, the stock purchase agreement obligates Clayton HC, CBT and ACB to.

•	conduct their business in the ordinary, usual and customary course of business consistent with past practice; and

•	use commercially reasonable efforts to maintain and preserve their business organizations and assets intact and preserve the goodwill of their customers, employees, lessors and others with whom business relationships exist.

In addition, Clayton HC, CBT and ACB have agreed that, except as expressly contemplated by the stock purchase agreement or specified in a schedule to the stock purchase agreement, without the prior written consent of FirstBank, neither will, among other things:

•	Issue, sell, pledge, or otherwise dispose of any shares of the Clayton Banks capital stock;

•	Declare or pay any dividends or make other distributions in respect of capital stock of either Clayton Bank;

•	Amend any existing employment, severance or similar contract, or enter into any new such contract except as contemplated by the stock purchase agreement;

•	Grant any increase in compensation or benefits to officers or other employees of any Clayton Bank or pay any bonus except as contemplated by the stock purchase agreement;

•	Hire or terminate any person as an employee or independent contractors of the Clayton Banks, except for at-will employees with an annual salary not in excess of $50,000 to fill vacancies that may arise from time to time in the ordinary course of business or enter into new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements;

•	Adopt any new employee benefit plan or make any material change to any existing employee benefit plan, except as contemplated by the stock purchase agreement or as may be required by law or that is made to satisfy contractual obligations, take any action other than in the ordinary course of business to fund or in any way secure the payment of compensation of benefits under any existing employee benefit plan, increase contributions to the employee stock ownership program above historic levels or enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any existing employee benefit plan;

•	Enter into transactions with officers, directors or affiliates of any Clayton Bank other than compensation or business expense reimbursement in the ordinary course of business or as otherwise contemplated in the stock purchase agreement;

•	Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any assets, deposits, business or properties or release any indebtedness owed to any Clayton Bank, except in the ordinary course of business;

•	Acquire all or any portion of the assets, business, deposits or properties of any other entity, other than in connection with, among other things, good faith foreclosures in the ordinary course of business, or except as specifically approved by FirstBank;

•	Make any capital expenditures in amounts exceeding $50,000 individually or $100,000 in the aggregate;

•	Amend their charter or bylaws;

•	Implement or adopt any change in their accounting principles, practices or methods, other than as may be required by law or GAAP;

•	Enter into, amend, modify, terminate or waive any material provision of any material contract, lease or insurance policy;

•	Other than settlement of foreclosure actions in the ordinary course of business, (i) settle any action, suit, claim or proceeding that involves payment by the Clayton Banks in excess of $25,000 individually, or $100,000 in the aggregate or that would impose any material restriction on the business of the Clayton Banks or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its current or future business or operations (including the future business and operations of the Company and FirstBank);

•	Enter into any new material line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

•	Enter into any derivative transaction;

•	Incur any additional debt obligation or other obligation for borrowed money or make any loan or advance of capital contribution to, or investment in, any other person (other than creation of deposit liabilities, purchases of federal funds, purchases of Federal Home Loan Bank advances that have a maturity under twelve months, and purchases of brokered certificates of deposit that have a maturity under twelve months, which are in the ordinary course of its business);

•	Acquire or make any material investment in, sell or otherwise dispose of any investment securities, other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, or change the classification method for any investment securities, nor restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise other than in the ordinary course of business, or the manner in which the portfolio is classified or reported;

•	Make any material changes to deposit pricing;

•	Except as is contemplated in the stock purchase agreement, make, renew, renegotiate, increase, extend or modify any unsecured loan in excess of $500,000, any loan secured by other than a first lien in excess of $200,000, any loan in excess of regulatory loan-to-value ratios, any secured loan over $7,500,000, any residential and commercial real estate acquisition, development, and construction loan in excess of $1,000,000, any loan that would result in the outstanding credit to any borrower being over $10,000,000, or any loan that is not made in conformity with the Clayton Banks’ ordinary course lending policies and guidelines in effect as of the stock purchase agreement date or sell any pool of loans in excess of $5,000,000;

•	Acquire any servicing rights, or sell or otherwise transfer any loan where any Clayton Bank retains any servicing rights;

•	Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof;

•	Make, in any manner different from either Clayton HC’s, CBT’s or ACB’s prior custom or practice, or change any material tax election, file any amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to $10,000 or more in taxes or $25,000 or more of taxable income;

•	Commit any act or omission which constitutes a material breach or default by any of Clayton HC, CBT or ACB under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license;

•	Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I Environmental Site Assessment of the property or foreclose on or take deed or title to any real estate other than single-family properties if such environmental assessment indicates the presence or likely presences of any hazardous substance;

•	Except as is contemplated in the stock purchase agreement, repurchase or acquire any shares of the Clayton Banks capital stock;

•	Merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve the Clayton Banks;

•	Commit any act or omission that would constitute a material breach under any material agreement;

•	Relocate, close or open any branch facility, loan production or servicing facility; or

•	Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or take any action that is intended or expected to result in any of its representations and warranties set forth in this stock purchase agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the acquisition not being satisfied or in a violation of any provision of the stock purchase agreement, except, in every case, as may be required by applicable law.

The Clayton Banks are also required to obtain certain specified insurance coverage at or immediately prior to the closing of the acquisition (the “Required Insurance Coverage”). The Required Insurance Coverage consists primarily of employee practices liability, professional liability, fiduciary liability and D&O insurance coverage.

Clayton HC and Mr. Clayton are also prohibited from acquiring beneficial ownership of, or the right to acquire beneficial ownership with respect to, any shares of the Company’s common stock.

Additionally, the stock purchase agreement requires each of the Company and FirstBank to carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable laws. Furthermore, the Company has agreed not to, and to cause each of its subsidiaries not to take any action or knowingly fail to take any action not contemplated by the stock purchase agreement that is intended or is reasonably likely to (i) prevent, delay or impair the Company’s and FirstBank’s ability to consummate the acquisition or the other transactions contemplated by the stock purchase agreement, (ii) result in any of the conditions to the closing of the acquisition not being satisfied, or (iii) materially impede or delay the ability of the parties to obtain any necessary regulatory approvals required for the transactions contemplated by the stock purchase agreement.

In addition to these covenants, the stock purchase agreement contains various other customary covenants, including, among other things, access to information and each party’s agreement to use its commercially reasonable efforts to obtain all required consents.

Regulatory Filings

Each of the Company and Clayton HC and their respective subsidiaries, including the Clayton Banks and FirstBank, are required to cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by the stock purchase agreement, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by the stock purchase agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall the Company be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by any Clayton Bank, or by FirstBank or any of its subsidiaries, of all or any material portion of the business or assets of any Clayton Bank or FirstBank or its subsidiaries, or compel FirstBank or any of its subsidiaries to dispose of all or any material portion of the business or assets of any Clayton Bank or FirstBank or any of its subsidiaries or continue any portion of any regulatory agreement of the Clayton Banks against FirstBank or any of its subsidiaries after the closing of the acquisition.

Shareholder Approvals, Board Recommendations and Proxy Statement

Clayton HC Shareholder Approval and Board Recommendation

The board of directors of Clayton HC has adopted resolutions approving the sale of the Clayton Banks to FirstBank, on the terms and conditions set forth in the stock purchase agreement, and directing that the sale of the Clayton Banks, on such terms and conditions, be submitted to the shareholders of Clayton HC for consideration and approval. The board of directors of Clayton HC is required to recommend approval of the stock purchase agreement by the Clayton HC shareholders and the transactions contemplated hereby (including the sale of the

Clayton Banks to FirstBank) and, pursuant to the terms of the stock purchase agreement, may not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of the Company of FirstBank.

Clayton HC was required to obtain the approval of the sale of the Clayton Banks to FirstBank pursuant to the stock purchase agreement by a majority of the outstanding shares of its common stock no later than March 25, 2017. This requisite shareholder approval was obtained in March 2017.

Company Shareholder Approval and Board Recommendation

Pursuant to the stock purchase agreement, the Company is required to take, in accordance with applicable law, applicable rules of NYSE and its organizational document, all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon (i) the issuance of the Stock Consideration and (ii) any other matter required to be approved by the shareholders of the Company in order to consummate the acquisition. The Company is required to use commercially reasonable efforts to obtain the approval of the issuance of the Stock Consideration in connection with the transactions contemplated by the stock purchase agreement by a majority of the votes cast at a meeting of its shareholders, and shall ensure that such meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the meeting are solicited in compliance with applicable legal requirements and the organizational documents of the Company. The Company’s board of directors shall recommend that the Company’s shareholders vote to approve the issuance of the Stock Consideration and any other matters required to be approved by the Company’s shareholders for consummation of the acquisition at the shareholder meeting and shall include such recommendation of the Company’s board of directors in the proxy statement for such shareholder meeting.

Proxy Statement

The parties to the stock purchase agreement have agreed to cooperate in the preparation of a proxy statement to be filed by the Company with the SEC in connection with the receipt of the required approval of the issuance of the Stock Consideration by a majority of the votes cast at the Company’s shareholder meeting as promptly as practicable following the execution of the stock purchase agreement

Qualified Offering

As promptly as reasonably practicable following the entry into the amendment to the stock purchase agreement, the Company agreed to conduct an offering of a minimum of 4,806,710 shares of the Company’s common stock (the “Minimum Offering Shares”) to raise sufficient net proceeds to finance the payment of the Cash Consideration at the closing of the acquisition (the “Qualified Offering”). Pursuant to the stock purchase agreement, the Company is entitled to conduct the Qualified Offering in its sole and reasonable discretion, including, but not limited to, the manner of such offering, determining the offering price for the shares, determining the total number of shares of the Company’s common stock above the Minimum Offering Shares and the engagement of financial advisors or underwriters with respect to such offering.

Pursuant to the stock purchase agreement, the Company may delay or abandon the Qualified Offering in the event that market conditions, including the U.S. stock markets or the stock price of the Company’s common stock, deteriorate in such a manner that the Company reasonably determines that proceeding with such Qualified Offering would not be in the best interests of the Company and our shareholders.

Registration of and Listing of Stock Consideration

The Stock Consideration is being issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, and as a result will be restricted. Pursuant to the stock purchase agreement, the Company has agreed to register the resale of the Stock Consideration with the SEC. The Company is required to file a registration statement with the SEC registering the resale of the Stock Consideration by the later of (i) September 30, 2017 or (ii) thirty days after the closing of the acquisition. In addition, the Company shall cause the Stock Consideration to be approved for listing on the NYSE.

Conditions to the Acquisition

The respective obligations of the Company, FirstBank, Clayton HC, CBT and ACB to complete the acquisition are subject to various conditions prior to the acquisition. The conditions include the following:

•	approval of the acquisition by the Clayton HC shareholders and approval of the issuance of the Stock Consideration by the Company shareholders;

•	the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any non-standard condition that would prohibit or materially limit the ownership or operation of the business of the Clayton Banks by the Company or any of its subsidiaries or would compel the Company or any of its subsidiaries to dispose of any material portion of the business or assets of the Clayton Banks, the Company or any of its subsidiaries;

•	the absence of any injunction, order, judgment or decree restraining or prohibiting completion of any of the transactions contemplated by the stock purchase agreement;

•	the accuracy of the representations and warranties of the parties set forth in the stock purchase agreement subject to the standards set forth in the stock purchase agreement;

•	the performance of all agreements and covenants required by the stock purchase agreement to be performed prior to the closing of the acquisition;

•	the delivery of certain certificates of the appropriate officers of the Company and Clayton HC;

•	neither the Company, FirstBank nor Clayton HC shall have suffered a material adverse effect; and

•	the Minimum Offering Shares shall have been issued and sold in the Qualified Offering.

In addition, the obligations of the Company and FirstBank to complete the acquisition are subject to the satisfaction or waiver of the following additional conditions:

•	the directors of each of the Clayton Banks shall have submitted their resignations to be effective as of the effective time of the acquisition;

•	each of Clayton HC and James L. Clayton shall have executed a release, which, among other things, releases the Clayton Banks from any claims that such party may have against the Clayton Banks except for claims exclusively related to Clayton HC and James L. Clayton as depositors or customers of the Clayton Banks;

•	Clayton HC shall have delivered to the Company a non-foreign affidavit dated as of the closing date, in form and substance required under Treasury Regulations issued pursuant to Code Section 1445 stating that Clayton HC is not a ‘‘foreign person’’ as defined in Code Section 1445;

•	the insurance coverage required by the stock purchase agreement shall have been obtained on terms reasonably satisfactory to FirstBank at the Clayton Banks’ expense; and

•	the sale of the Minimum Offering Shares in the Qualified Offering shall have resulted in net proceeds to the Company equal or greater to the Cash Consideration.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.

No Solicitation of Alternative Proposals by Seller

Each of Mr. Clayton, Clayton HC, CBT and ACB shall not, and shall cause each of their respective subsidiaries, officers, directors and employees not to, and shall instruct, and use commercially reasonable efforts to cause, each of their respective representatives not to, directly or indirectly:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an alternative proposal, including entering into any agreement in principle or letter of intent with respect to any alternative proposal or resolve to approve any alternative proposal;

•	participate in any discussions or negotiations regarding any alternative proposal or furnish, or otherwise afford access, to any person (other than the Company or FirstBank) any information or data with respect to any of Clayton HC, CBT or ACB or otherwise relating to an alternative proposal; or

•	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which any of Clayton HC, CBT or ACB is a party.

Under the stock purchase agreement, an “alternative proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from the Company or FirstBank), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an alternative transaction. An “alternative transaction” means:

•	any transaction or series of transactions involving any acquisition, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Clayton HC, CBT or ACB;

•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of Clayton HC, CBT or ACB;

•	any issuance, sale or other disposition of (including by way of acquisition, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Clayton HC, CBT or ACB;

•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Clayton HC, CBT or ACB; or

•	any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions, in each case other than the transactions contemplated by the stock purchase agreement.

Termination; Amendment

The stock purchase agreement may be terminated prior to the closing, before or after approval by Clayton HC shareholders or the Company shareholders, for various reasons, including the following:

•	by mutual consent of the boards of directors of the Company and Clayton HC;

•	by either party if any required regulatory approvals for consummation of the acquisition shall have been denied by final, non-appealable action by the applicable governmental authority or an application therefor shall have been permanently withdrawn at the request of the applicable governmental authority;

•	by the Company if the Clayton HC shareholders’ approval of the stock purchase agreement has not been obtained within forty five (45) days after the execution of the stock purchase agreement;

•	by either party if the Company shareholders’ approval of the issuance of the Stock Consideration has not been obtained, provided, in the case of the Company, if the required approval of the Company shareholders at the Company’s special meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

•	by a party who is not in breach of the agreement, if the other party shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in the stock purchase agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the closing (i) would result in the failure of any applicable conditions set forth in stock purchase agreement and (ii) such breach is either incapable of being cured by the expiration date or, if capable of being cured, is not cured or waived by the earlier of (x) thirty (30) days following written notice from the terminating party, and (y) one (1) business day prior to the expiration date;

•	by either party if the acquisition has not occurred on or before the expiration date, unless the failure of the acquisition to occur by such date is due to a material breach of the stock purchase agreement by the party seeking to terminate the stock purchase agreement; or

•	by the Company, if (i) Clayton HC materially breaches its non-solicitation obligations or shareholder support obligations provided in the stock purchase agreement or (ii) the board of directors of Clayton HC (1) fails to recommend, or withdraws its previous recommendation of, the acquisition and the stock purchase agreement, (2) materially breaches its obligation to obtain the Clayton HC shareholders’ approval of the acquisition and the stock purchase agreement, (3) approves or recommends an alternative proposal, or (4) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

The stock purchase agreement may be amended or modified at any time, before or after its approval by the parties’ shareholders, by mutual agreement, except that no amendment shall be made after the special meeting without obtaining shareholder approval if such amendment, by law, would require further approval by Company shareholders or the Clayton HC shareholders.

Effect of Termination

If the stock purchase agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the agreement will survive and if the agreement is terminated because of a material breach of a representation, warranty, covenant or agreement, the breaching party will not be relieved of liability for any breach giving rise to the termination, provided, however, if Clayton HC is required by the terms of the stock purchase agreement to pay, and does pay, the termination fee described in the following paragraph, then Clayton HC will have no further obligations under the stock purchase agreement.

Clayton HC will be required to pay a termination fee to the Company equal to $20,000,000, in the following circumstances:

•	the Company terminates the stock purchase agreement because (i) Clayton HC materially breaches its non-solicitation obligations or shareholder support obligations provided in the stock purchase agreement or (ii) the board of directors of Clayton HC (1) fails to recommend, or withdraws its previous recommendation of, the acquisition and the stock purchase agreement, (2) materially breaches its obligation to obtain the Clayton HC shareholders’ approval of the acquisition and the stock purchase agreement, (3) approves or recommends an alternative proposal, or (4) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions; or

•

in the event that (i) a third party alternative proposal had been made known to Clayton HC and thereafter the stock purchase agreement is terminated (x) by the Company because the Clayton HC shareholders’ approval of the stock purchase agreement shall have not been obtained within forty five (45) days after the execution of the stock purchase agreement or (y) by the Company because of a material uncured breach by any of Clayton HC, CBT, ACB or Mr. Clayton of their representations, warranties or covenants under the stock purchase agreement and (ii) within twelve months after the date of termination, Clayton HC consummates an alternative transaction or enters into a definitive agreement with respect to an alternative transaction.

Indemnification by Clayton HC

Clayton HC has agreed (to indemnify, defend, and hold harmless the Company, FirstBank (including as successor to the Clayton Banks following the merger of the Clayton Banks into FirstBank) and their respective officers, directors, shareholders, employees, agents and representatives (“FirstBank Indemnified Parties”) from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the FirstBank Indemnified Parties by reason of, resulting from, based upon, or arising out of any cross-guarantee liability determined by the Federal Deposit Insurance Corporate in its discretion to be payable by any FirstBank Indemnified Party at any time pursuant to 12 U.S.C. 1815(e) with respect to Clayton HC or Apex Bank, any successor bank to Apex Bank or any other bank that is acquired by Apex Bancorp. Clayton HC is the 50% owner of Apex Bancorp, the bank holding company of Apex Bank.

In addition, Clayton HC has also agreed to indemnify the FirstBank Indemnified Parties for any losses in excess of $150,000 arising out of (i) two lawsuits in which the Clayton Banks are defendants and (ii) any items or any claims or potential claims that are asserted after the date hereof but (A) not covered by insurance coverage because of failure of Clayton HC to acquire the Required Insurance Coverage or (B) that are excluded from the Required Insurance Coverage on the basis of “prior acts” or “prior knowledge of the insured” or comparable exclusions from the Required Insurance Coverage.

Indemnification of Clayton Bank Directors and Officers

Pursuant to the stock purchase agreement, FirstBank and Clayton HC agreed that from and after the effective time of the acquisition, FirstBank will, for a period of six years, indemnify, defend and hold harmless each present and former officer and director of the Clayton Banks to the fullest extent currently provided under the certificate of incorporation and/or bylaws of the Clayton Banks, to the extent permitted by applicable law, if such claim pertains to any matter arising, existing or occurring at or before the effective time of the acquisition, regardless of whether such claim is asserted or claimed before or after the effective time of the acquisition.

Specific Performance

Each of the parties to the stock purchase agreement have agreed that irreparable damage would occur in the event that any of the provisions of the stock purchase agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties to the stock purchase agreement have agreed that they shall be entitled to seek an injunction or injunctions to prevent breaches of the stock purchase agreement and to enforce specifically the terms and provisions of the stock purchase agreement in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Fees and Expenses

The Company and Clayton HC will each pay its own costs and expenses in connection with the acquisition and the transactions contemplated thereby except as described above.

PROPOSAL II: RATIFICATION AND APPROVAL OF ISSUANCE OF PRIVATE PLACEMENT SHARES

FB Financial shareholders are also being asked to ratify and approve the issuance of the Private Placement Shares to Mr. Inman in the Private Placement. Mr. Inman is an employee and emeritus director of FB Financial. Under the NYSE rules, shareholder approval is generally required for the issuance of shares to employees if the shares are issued at a price below the then current market price.

In connection with the Private Placement, Mr. Inman entered into Securities Purchase Agreements with us to purchase 180,303 shares of our common stock, at a per share price of $33.00. The Private Placement Shares purchased by Mr. Inman represented 3.75% of the shares sold in the Private Placement. The purchase of the Private Placement Shares by Mr. Inman are on the same terms as the sale of the Private Placement Shares to the other accredited investors that participated in the Private Placement. Furthermore, the terms of the Private Placement were set based upon discussions with the institutional investors participating in the Private Placement, and not by Mr. Inman. Mr. Inman was provided the opportunity to participate in the Private Placement on the same terms as the other investors in an effort to ensure that all 4,807,610 shares were sold in the Private Placement. FB Financial’s issuance of 4,807,610 shares is a condition to the closing of the acquisition to ensure that the Stock Consideration to be issued to Clayton HC will result in Clayton HC owning less than 5% of the outstanding shares of our common stock following the acquisition, so as to satisfy applicable bank regulatory restrictions.

No other Private Placement Shares will be sold in the Private Placement, and no other directors, officers or employees of FB Financial have participated or will be participating in the Private Placement.

The last closing sale price of our common shares prior to the announcement of the Private Placement was $36.91 and the closing sale price of our common stock following the announcement of the Private Placement was $34.40. As of June 21, 2017, the closing sale price of our common stock was $36.03. However, the Private Placement Shares are restricted securities and are not freely tradable by Mr. Inman until the resale of such shares has been registered pursuant to an effective registration filed by FB Financial statement with the SEC. As a result, we believe that the per share price for the Private Placement Shares represented the fair market value of the restricted shares sold in the Private Placement.

Approval of this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting on this proposal. Under NYSE rules, abstentions will have the effect of a vote AGAINST this proposal. Failures to vote and broker non-votes, which are described below, will have no effect on the outcome of any vote on this proposal.

THE FB FINANCIAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FB FINANCIAL SHAREHOLDERS VOTE FOR THE RATIFICATION AND APPROVAL OF THE ISSUANCE OF THE PRIVATE PLACEMENT SHARES TO MESSRS. INMAR AND MCWHORTER.

PROPOSAL III: ADJOURNMENT OF FB FINANCIAL SPECIAL MEETING

FB Financial shareholders are being asked to approve a proposal that will give the FB Financial board of directors authority to adjourn the FB Financial special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the FB Financial special meeting.

If this proposal is approved, the FB Financial special meeting could be adjourned to any date. If the FB Financial special meeting is adjourned, FB Financial shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you are a FB Financial shareholder and you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the share issuance but do not indicate a choice on the adjournment proposal, your shares of FB Financial common stock will be voted in favor of the adjournment proposal. If you indicate, however, that you wish to vote against the share issuance, your shares of FB Financial common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote, in person or by proxy, of holders of a majority of the shares of FB Financial common stock present in person or represented by proxy at the FB Financial special meeting and entitled to vote thereon is required to approve the adjournment of the FB Financial special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance at the time of the FB Financial special meeting.

THE FB FINANCIAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FB FINANCIAL SHAREHOLDERS VOTE FOR THE APPROVAL OF THE ADJOURNMENT OF THE FB FINANCIAL SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE SHARE ISSUANCE AT THE TIME OF THE FB FINANCIAL SPECIAL MEETING.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of our common shares, on a fully-diluted basis, as of July 5, 2017 for:

•	each of our named executive officers (“NEOs”);

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each shareholder known by us to be the beneficial owner of more than 5% of our issued and outstanding common shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Percentage of ownership is based on 28,968,160 common shares issued and outstanding on July 5, 2017. Unless otherwise indicated, the address for each listed shareholder is: FB Financial, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
William F. Andrews	12,000	*
J. Jonathan Ayers	8,000	*
James W. Ayers (1)	17,180,718	59.31
Agenia W. Clark	0	*
Wilburn J. Evans	16,553	*
James L. Exum	2,580	*
James R. Gordan	1,676	*
Christopher T. Holmes (2)	294,061	1.01%
Orrin H. Ingram	57,280	*
Timothy L. Johnson	5,195	*
Stuart C McWhorter	16,580	*
Emily J. Reynolds	3,580	*

All directors and executive officers as a group (12 persons)	17,598,223	60.42%

Shareholders Owning More Than 5%
T. Rowe Price Associates, Inc. (3)	2,779,724	9.60%

*	Beneficial ownership is less than 1%

(1)	Mr. Ayers’ shares are held directly by Mr. Ayers and Mr. Ayers has sole voting and investment power over these shares. For a discussion of certain relationships between us and Mr. Ayers, in addition to his role as our Executive Chairman.
(2)	Reflects shares underlying Mr. Holmes’ fully-vested deferred stock units (DSUs), which DSUs will be issued to him in connection with his existing deferred compensation arrangement on December 31, 2019 or the earlier occurrence of his separation of service or a change in our control or a change in control of FirstBank.
(3)	Based solely on information provided to us in connection with the filing of our Registration Statement on Form S-1 (No. 333-218876) on June 21, 2017, various funds managed by T. Rowe Price Associates, Inc., a registered investment adviser (“Fund Manager” or “TRPA”), beneficially own an aggregate of 2,779,724 shares of our common stock as of June 14, 2017. T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by these funds. For purposes of reporting requirements of the Exchange Act, TRPA may be deemed to be the beneficial owner of all of the shares listed in this table; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities.

FUTURE SHAREHOLDER PROPOSALS

FB Financial will hold a regular annual meeting in 2018 regardless of whether the acquisition is completed. Shareholders wishing to include proposals in our proxy materials in relation to our 2018 Annual Meeting of Shareholders must submit the same in writing, by mail, first-class postage pre-paid, to General Counsel, FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, which must be received at our executive office on or before December 22, 2017 (120 days before the date of mailing based on this year’s Proxy Statement date). Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to shareholders’ proposals. We will only include in our proxy materials those shareholder proposals that we receive before the deadline and that are proper for shareholder action.

Although information received after such date will not be included in our proxy materials sent to shareholders, a shareholder proposal may still be presented at the annual meeting if such proposal complies with our bylaws. In accordance with our bylaws, shareholder proposals may be brought before an annual meeting only if such proposal is made pursuant to written notice timely given to the Company’s Corporate Secretary accompanied by certain information required by our bylaws. To be timely, a shareholders’ written notice must be received at the registered office of the Company no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. For shareholder proposals for the 2018 annual meeting of shareholders, written notice must be received between January 18, 2018 and February 17, 2018. The proposal must be sent to: General Counsel, FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 and will need to comply with the SEC’s rules and regulations.

OTHER MATTERS AT THE SPECIAL MEETING

As of the date of this proxy statement, the FB Financial board of directors does not know of any matters that will be presented for consideration at the FB Financial special meeting other than as described in this proxy statement. If any other matters come before the FB Financial special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their best judgment on such matters.

A list of the names of FB Financial shareholders of record will be available at least two (2) business days after notice of the FB Financial special meeting and such list shall be open to examination and to copy by any FB Financial shareholder through the date of the special meeting during normal business hours at FB Financial’s office at 211 Commerce Street, Suite 300, Nashville, Tennessee 37201 and that the list shall be produced and kept open at the time and place of the FB Financial special meeting during the duration thereof.

WHERE YOU CAN FIND MORE INFORMATION

FB Financial files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including FB Financial, who files electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult FB Financial’s website for more information about FB Financial. FB Financial’s website is www.firstbankonline.com

You should rely only on the information contained in this proxy statement. No one has been authorized to provide you with information that is different from that contained in this proxy statement. This proxy statement is dated July 10, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither our mailing of this proxy statement to FB Financial shareholders nor the issuance by FB Financial of shares of common stock pursuant to the stock purchase agreement will create any implication to the contrary.

This proxy statement contains a description of the representations and warranties that FB Financial, Clayton HC and the Clayton Banks have made in the stock purchase agreement. Representations and warranties made by FB Financial, Clayton HC, the Clayton Banks and other applicable parties are also set forth in contracts and other documents (including the stock purchase agreement) that are attached or filed as exhibits to this proxy statement or are incorporated by reference into this proxy statement. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding FB Financial, Clayton HC, the Clayton Banks or their businesses. Accordingly, the representations and warranties and other provisions of the stock purchase agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement.

Annex A-1

STOCK PURCHASE AGREEMENT

BY AND AMONG

FB FINANCIAL CORPORATION,

FIRSTBANK,

CLAYTON HC, INC.,

CLAYTON BANK AND TRUST

AMERICAN CITY BANK

AND

JAMES L. CLAYTON

DATED AS OF FEBRUARY 8, 2017

ARTICLE I PURCHASE AND SALE OF THE SHARES		A-1-1

Section 1.01	Purchase and Sale of the Bank Shares	A-1-1

Section 1.02	Total Consideration	A-1-1

Section 1.03	Additional Actions	A-1-2

Section 1.04	Bank Merger	A-1-2

Section 1.05	Reservation of Right to Revise Structure	A-1-2

ARTICLE II PROCEDURE FOR CLOSING		A-1-2

Section 2.01	Time and Place of Closing	A-1-2

Section 2.02	Transactions at Closing	A-1-3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER ENTITIES		A-1-3

Section 3.01	Making of Representations and Warranties	A-1-3

Section 3.02	Organization, Standing and Authority	A-1-3

Section 3.03	Capital Stock	A-1-4

Section 3.04	Subsidiaries	A-1-5

Section 3.05	Corporate Power; Minute Books	A-1-5

Section 3.06	Corporate Authority	A-1-6

Section 3.07	Regulatory Approvals; No Defaults	A-1-6

Section 3.08	Financial Statements; Internal Controls	A-1-6

Section 3.09	Regulatory Reports	A-1-8

Section 3.10	Absence of Certain Changes or Events	A-1-8

Section 3.11	Legal Proceedings	A-1-9

Section 3.12	Compliance With Laws	A-1-9

Section 3.13	Seller Material Contracts; Defaults	A-1-9

Section 3.14	Agreements with Regulatory Agencies	A-1-11

Section 3.15	Brokers	A-1-11

Section 3.16	Employee Benefit Plans	A-1-11

Section 3.17	Labor Matters	A-1-13

Section 3.18	Environmental Matters	A-1-13

Section 3.19	Tax Matters	A-1-14

Section 3.20	Investment Securities and Commodities	A-1-16

Section 3.21	Derivative Transactions	A-1-17

Section 3.22	Regulatory Capitalization	A-1-17

Section 3.23	Loans; Nonperforming and Classified Assets	A-1-17

Section 3.24	Allowance for Loan and Lease Losses	A-1-18

A-i

Section 3.25	Trust Business; Administration of Fiduciary Accounts	A-1-18

Section 3.26	Investment Management and Related Activities	A-1-19

Section 3.27	Repurchase Agreements	A-1-19

Section 3.28	Deposit Insurance	A-1-19

Section 3.29	Community Reinvestment Act, Anti-money Laundering and Customer Information Security	A-1-19

Section 3.30	Transactions with Affiliates	A-1-19

Section 3.31	Tangible Properties and Assets	A-1-19

Section 3.32	Intellectual Property	A-1-20

Section 3.33	Insurance	A-1-21

Section 3.34	Antitakeover Provisions	A-1-21

Section 3.35	Seller Information	A-1-21

Section 3.36	Transaction Costs	A-1-21

Section 3.37	Privacy of Customer Information	A-1-21

Section 3.38	Disaster Recovery and Business Continuity	A-1-22

Section 3.39	No Knowledge of Breach	A-1-22

Section 3.40	Investment Representations	A-1-22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK		A-1-23

Section 4.01	Making of Representations and Warranties	A-1-23

Section 4.02	Organization, Standing and Authority	A-1-23

Section 4.03	Capital Stock	A-1-24

Section 4.04	Corporate Power	A-1-24

Section 4.05	Corporate Authority	A-1-24

Section 4.06	SEC Documents; Financial Statements	A-1-24

Section 4.07	Regulatory Reports	A-1-25

Section 4.08	Regulatory Approvals; No Defaults	A-1-25

Section 4.09	Buyer Information	A-1-25

Section 4.10	Absence of Certain Changes or Events	A-1-25

Section 4.11	Compliance with Laws	A-1-25

Section 4.12	Brokers	A-1-26

Section 4.13	Tax Matters	A-1-26

Section 4.14	Regulatory Capitalization	A-1-26

Section 4.15	No Financing	A-1-26

Section 4.16	No Knowledge of Breach	A-1-26

A-ii

ARTICLE V COVENANTS		A-1-26

Section 5.01	Covenants of Seller Entities	A-1-26

Section 5.02	Covenants of Buyer	A-1-31

Section 5.03	Commercially Reasonable Efforts	A-1-31

Section 5.04	Shareholder Approval	A-1-31

Section 5.05	Proxy Statement; Stock Consideration	A-1-32

Section 5.06	Registration; NYSE Listing; Finance Committee	A-1-32

Section 5.07	Regulatory Filings; Consents	A-1-33

Section 5.08	Publicity	A-1-34

Section 5.09	Access; Current Information	A-1-34

Section 5.10	No Solicitation by Seller	A-1-35

Section 5.11	Indemnification	A-1-35

Section 5.12	Employees; Benefit Plans	A-1-36

Section 5.13	Notification of Certain Changes	A-1-38

Section 5.14	Transition; Informational Systems Conversion	A-1-38

Section 5.15	No Control of Other Party’s Business	A-1-38

Section 5.16	[RESERVED]	A-1-39

Section 5.17	Certain Litigation	A-1-39

Section 5.18	Director Resignations	A-1-39

Section 5.19	Coordination	A-1-39

Section 5.20	Transactional Expenses	A-1-40

Section 5.21	Confidentiality	A-1-40

Section 5.22	Allocation of Buyer Consideration	A-1-40

Section 5.23	Notice of Non-Renewal	A-1-41

Section 5.24	Seller Bank Distributions	A-1-41

Section 5.25	Corporate Governance Matters	A-1-42

Section 5.26	Employment and Non-Competition Agreements	A-1-43

Section 5.27	Insurance Coverage	A-1-43

Section 5.28	Additional Agreements	A-1-43

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE		A-1-43

Section 6.01	Conditions to Obligations of the Parties to Effect the Stock Purchase	A-1-43

Section 6.02	Conditions to Obligations of Seller	A-1-44

Section 6.03	Conditions to Obligations of Buyer	A-1-44

Section 6.04	Frustration of Closing Conditions	A-1-45

A-iii

ARTICLE VII TERMINATION		A-1-45

Section 7.01	Termination	A-1-45

Section 7.02	Termination Fee; Liquidated Damages	A-1-47

Section 7.03	Effect of Termination	A-1-47

ARTICLE VIII INDEMNIFICATION		A-1-47

Section 8.01	Indemnification Obligation	A-1-47

Section 8.02	Termination of Indemnification Obligation and Consideration Retention	A-1-48

ARTICLE IX		A-1-48

Section 9.01	Voting Agreement. Clayton agrees with, and covenants to, Buyer and Buyer Bank as follows:	A-1-48

Section 9.02	Covenants. Clayton agrees with, and covenants to, the Buyer and Buyer Bank as follows:	A-1-49

ARTICLE X TAX MATTERS		A-1-49

Section 10.01	Tax Returns	A-1-49

Section 10.02	Cooperation on Tax Matters	A-1-50

Section 10.03	Termination of Tax Sharing Agreements	A-1-50

Section 10.04	Seller Tax Responsibilities	A-1-50

ARTICLE XI DEFINITIONS		A-1-50

Section 11.01	Definitions	A-1-50

ARTICLE XII MISCELLANEOUS		A-1-59

Section 12.01	Survival	A-1-59

Section 12.02	Waiver; Amendment	A-1-59

Section 12.03	Governing Law; Waiver of Right to Trial by Jury	A-1-59

Section 12.04	Expenses	A-1-59

Section 12.05	Notices	A-1-59

Section 12.06	Entire Understanding; No Third Party Beneficiaries	A-1-60

Section 12.07	Severability	A-1-60

Section 12.08	Enforcement of the Agreement	A-1-61

Section 12.09	Interpretation	A-1-61

Section 12.10	Assignment	A-1-61

Section 12.11	Counterparts	A-1-61

A-iv

LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Merger Agreement

B	Form of Release

C	Form of Subordinated Note

D	Form of Amended and Restated Shareholder’s Agreement

A-v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is dated as of February 8, 2017 (this “Agreement”), by and among FB Financial Corporation, a Tennessee corporation (“Buyer”), FirstBank, a Tennessee state banking corporation and a wholly-owned subsidiary of Buyer (“Buyer Bank”), Clayton HC, Inc., a Tennessee corporation (“Seller”), Clayton Bank and Trust, a Tennessee state bank and wholly-owned subsidiary of Seller (“CBT”), American City Bank, a Tennessee state bank and wholly-owned subsidiary of Seller (“ACB”), and James L. Clayton, a significant shareholder of Seller (“Clayton”). Each of CBT and ACB are referred to herein as a “Seller Bank” and, together, as the “Seller Banks.” Each of Seller, CBT and ACB are referred to herein as a “Seller Entity” and, together, as the “Seller Entities.”

W I T N E S S E T H

WHEREAS, Seller owns (1) all the issued and outstanding shares (the “CBT Shares”) of common stock, $25.00 par value per share, of CBT (the “CBT Common Stock”), and (2) all of the issued and outstanding shares (the “ACB Shares”, and, together with CBT Shares, the “Bank Shares”) of common stock, $362.092 par value per share, of ACB (the “ACB Common Stock”, and, together with CBT Common Stock, the “Bank Common Stock”);

WHEREAS, Seller wishes to sell to Buyer Bank, and Buyer Bank wishes to purchase from Seller, the Bank Shares, subject to the terms and conditions set forth herein (the “Stock Purchase”);

WHEREAS, Clayton and the Clayton Bancorp, Inc. Employee Stock Ownership Plan (the “Seller ESOP” and together with Clayton, the “Shareholders”, and each a “Shareholder”) own all of the issued and outstanding shares of capital stock or other equity ownership interests of the Seller;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and

WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in ARTICLE X hereof.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

Section 1.01 Purchase and Sale of the Bank Shares. On and subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall sell, and Buyer Bank shall purchase, all of Seller’s right, title, and interest in and to the Bank Shares. Seller shall transfer and convey, and Buyer Bank shall purchase, the Bank Shares free and clear of any and all Liens.

Section 1.02 Buyer Payments. Seller shall receive the following consideration from Buyer and Buyer Bank as consideration for the Bank Shares:

(a) 5,860,000 shares of Buyer’s common stock (the “Stock Consideration”), $1.00 par value per share (the “Buyer Common Stock”).

A-1-1

(b) Sixty Million Dollars ($60,000,000) in aggregate principal amount of Buyer Bank’s 5.5% Fixed-to-Floating Rate Subordinated Note due 2027 (the “Debt Consideration”, and together with the Stock Consideration, the “Buyer Consideration”), in the form attached hereto as Exhibit C.

Section 1.03 Pre-Closing Return of Capital. Seller shall receive the following return of capital from the Seller Banks at or prior to the Closing:

(a) Cash Dividend. Special cash dividend of Seventy-Nine Million Dollars Five Hundred Thousand Dollars ($79,500,000) (the “Special Cash Dividend”) from the Seller Banks to the Seller paid as set forth and in accordance with Section 5.24(c). If the Seller Banks are unable to make the entire Special Cash Dividend to the Seller (following the distributions contemplated by Sections 5.24(a)-(b)) solely (i) as a result of the failure of the Seller Banks to obtain Regulatory Approval to exceed statutory maximum dividend payment amounts with respect to the Special Cash Dividend or (ii) because such Special Cash Dividend would be prohibited under the liquidity policies of the Seller Banks as of the date hereof (true and correct copies of which have been provided to the Buyer and the Buyer Bank), the Buyer Bank, or the Governmental Authorities with respect to maintaining a deposit account in the Seller Banks or the Buyer Bank in such amount on behalf of the Seller when paid or after the Closing (such restrictions in clauses (i) and (ii), the “Special Cash Dividend Restrictions”), then the Seller Banks shall distribute to Seller the maximum amount of cash permitted to be distributed to Seller under the Special Cash Dividend Restrictions (the “Permissible Cash Dividend Amount”) and Buyer or Buyer Bank shall pay to Seller an amount at Closing equal to the amount of the Special Cash Dividend less the Permissible Cash Dividend Amount (the “Special Cash Dividend Make-Whole Payment”).

(b) Asset Dividend. Special asset dividend from the Seller Banks to Seller as set forth and in accordance with Section 5.24(b).

Section 1.04 Additional Actions. If, at any time after the Effective Time, Buyer Bank shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, each Seller Entity, its respective Subsidiaries and its respective officers and directors shall be deemed to have granted to Buyer and Buyer Bank, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer and Buyer Bank, as applicable, are authorized in the name of each Seller Entity and its respective Subsidiaries or otherwise to take any and all such action.

Section 1.05 Bank Merger. Immediately following the Effective Time or as promptly as practicable thereafter, Seller Banks will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Bank Merger (Buyer Bank, as the surviving entity in the Bank Merger, sometimes being referred to herein as the “Surviving Entity”), substantially in the form attached hereto as Exhibit A (the “Bank Merger”).

Section 1.06 Reservation of Right to Revise Structure. Buyer Bank may at any time and without the approval of any Seller Entity change the method of effecting the Bank Merger contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the Buyer Consideration or (ii) reasonably be expected to materially impede or delay consummation of the Stock Purchase. In the event that Buyer Bank elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE II

PROCEDURE FOR CLOSING

Section 2.01 Time and Place of Closing. The consummation of the Stock Purchase contemplated by this Agreement (the “Closing”) shall be held at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309 as soon as possible, but in no event later than three (3) Business Days after satisfaction or

A-1-2

waiver of the conditions set forth in ARTICLE VI to the extent such conditions are capable of being satisfied at or prior to the Closing, commencing at 10:00 A.M., local time, or at such other time and place as the parties hereto may agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”). The Closing shall be effective as of 12:01 AM local time in Nashville, Tennessee, on the Closing Date (the “Effective Time”).

Section 2.02 Transactions at Closing. At Closing, each of the following shall be delivered:

(a) Seller shall deliver, or shall cause to be delivered, to Buyer Bank, (i) free and clear of any Liens, certificate(s) representing all of the issued and outstanding Bank Shares, duly endorsed (or accompanied by duly executed stock powers) for transfers to Buyer Bank, and (ii) the items set forth in Section 6.03 that are required to be delivered at Closing. The documents and certificates to be delivered hereunder by or on behalf of each Seller Entity on the Closing Date shall be in form and substance reasonably satisfactory to Buyer Bank and its counsel.

(b) Buyer and Buyer Bank shall deliver, or shall cause to be delivered, to Seller (i) the Stock Consideration from the Buyer, (ii) the Debt Consideration from the Buyer Bank, (iii) the Special Cash Dividend Make-Whole Payment, if any, and (iv) the items set forth in Section 6.02 that are required to be delivered at Closing. The documents and certificates to be delivered hereunder by or on behalf of Buyer and Buyer Bank on the Closing Date shall be in form and substance reasonably satisfactory to Seller and its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER ENTITIES

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Seller Entities have delivered to Buyer and Buyer Bank a schedule (the “Seller Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE III or to one or more of its covenants contained in ARTICLE V; provided, however, that nothing in the Seller Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in the Seller Disclosure Schedule, Seller Entities hereby represent and warrant, jointly and severally, to Buyer and Buyer Bank that the statements contained in this ARTICLE III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date.

Section 3.02 Organization, Standing and Authority.

(a) Seller is a Tennessee corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Seller is duly licensed or qualified to do business as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Seller.

(b) Each Seller Bank is a Tennessee state-chartered bank duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Each Seller Bank is duly licensed or qualified to do business

A-1-3

in Tennessee and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on such Seller Bank. Each Seller Bank is a member of the Federal Home Loan Bank of Cincinnati.

Section 3.03 Capital Stock.

(a) The authorized capital stock of CBT consists solely of 200,000 shares of CBT Common Stock, of which, as of the date of this Agreement (the “Seller Capitalization Date”), 153,600 shares were issued and outstanding. The authorized capital stock of ACB consists solely of 105,000 shares of ACB Common Stock, of which, as of the Seller Capitalization Date, 1,000 shares were issued and outstanding. The authorized capital stock of Seller consists solely of 50,000,000 shares of Seller’s common stock, $2.50 par value per share (the “Seller Common Stock”), of which, as of the Seller Capitalization Date, 24,635,070 shares were issued and outstanding, 24,216,527.23 of which were held by Clayton and 418,542.77 of which were held by the Seller ESOP. As of the Seller Capitalization Date, no shares of Bank Common Stock were reserved for issuance. All of the issued and outstanding shares of Seller Common Stock and Bank Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of nor are they subject to preemptive rights of any Seller Entity shareholder. All shares of Seller Common Stock and Bank Common Stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Seller Banks having the right to vote on any matters on which its shareholder may vote are issued or outstanding. Except as set forth in Seller Disclosure Schedule 3.03(b)(i), as of the date of this Agreement, no Seller Entity has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Bank Common Stock or any other equity securities of either Seller Bank or any securities representing the right to purchase or otherwise receive any shares of Bank Common Stock or other equity securities of either Seller Bank. As of the date of this Agreement, there are no contractual obligations of Seller or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Seller Banks or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller Banks or (ii) pursuant to which either Seller Bank is or could be required to register shares of such Seller Bank’s capital stock or other securities under the Securities Act. Other than as set forth on Seller Disclosure Schedule 3.03(b)(i), no options or other equity-based awards for Bank Common Stock are outstanding as of the Seller Capitalization Date. Except as set forth on Seller Disclosure Schedule 3.03(b)(ii), since December 31, 2014 through the date hereof, Seller Banks have not issued or repurchased any shares of Bank Common Stock, or other equity securities of Seller Banks.

(c) Seller Disclosure Schedule 3.03(c) sets forth each Seller Bank’s capital stock, equity interest or other direct or indirect ownership interest in any person, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such person.

(d) No Seller Entity has issued or awarded any options, warrants, restricted shares or other equity based awards with respect to shares of Bank Common Stock.

(e) The Bank Shares represent all of the issued and outstanding shares of capital stock or other equity ownership interests of Seller Banks.

(f) All of the outstanding shares of capital stock of Seller Banks are owned by Seller free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Seller Banks’ voting rights, charges or other encumbrances of any nature whatsoever. All of the outstanding shares of capital stock of Seller are owned by the Shareholders free and clear of all security interests, liens, claims, pledges, taking actions,

A-1-4

agreements, limitations in Seller’s voting rights, charges or other encumbrances of any nature whatsoever. No Seller Bank has any trust preferred securities or other similar securities outstanding.

Section 3.04 Subsidiaries.

(a) Seller Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all Subsidiaries of Seller, including the jurisdiction of organization and all jurisdictions that such entity is qualified to do business. Except as set forth in Seller Disclosure Schedule 3.04(a), (i) Seller owns, directly or indirectly, all of the issued and outstanding equity securities of each Seller Subsidiary, (ii) no equity securities of any of Seller’s Subsidiaries are or may become required to be issued (other than to Seller) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Seller or a wholly-owned Subsidiary of Seller), (iv) there are no contracts, commitments, understandings or arrangements relating to Seller’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Seller, directly or indirectly, are validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Seller or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.

(b) Seller Banks have no Subsidiaries.

(c) In the case of Seller, except for its ownership of Seller Banks, it does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than as collateral for any Loan, and neither Seller nor any of Seller’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, except as set forth in Seller Disclosure Schedule 3.04(c).

(d) Each of Seller’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified has not had, and is not reasonably expected to have, a Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth in Seller Disclosure Schedule 3.04(a).

Section 3.05 Corporate Power; Minute Books.

(a) Each Seller Entity has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each Seller Entity has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite Seller Shareholder Approval.

(b) Seller has made available to Buyer Bank a complete and correct copy of its Charter and Bylaws or equivalent organizational documents, each as amended to date, of each Seller Entity, the minute books of each Seller Entity, and the stock ledgers and stock transfer books of each Seller Bank. No Seller Entity is in violation of any of the terms of its Charter, Bylaws or equivalent organizational documents. The minute books of each Seller Entity contain records of all meetings held by, and all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of each Seller Bank contain complete and accurate records of the ownership of the equity securities of each Seller Bank.

A-1-5

Section 3.06 Corporate Authority. Subject only to the receipt of the Requisite Seller Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of each Seller Entity and each Seller Entity’s respective boards of directors on or prior to the date hereof. Seller, as the sole shareholder of Seller Banks, has approved this Agreement, the Plan of Bank Merger and the Bank Merger. The Seller Board has determined that the transactions contemplated by this Agreement are advisable and in the best interests of Seller and the Shareholders, has directed that this agreement and the transactions contemplated hereby be submitted to the Shareholders for consideration, and has determined that it will recommend that the Shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the Shareholders required under Tennessee law, no other corporate proceedings on the part of any Seller Entity are required by Law, the Charter of or the Bylaws of any Seller Entity or otherwise to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller Entity and (assuming due authorization, execution and delivery by Buyer and Buyer Bank) constitutes the valid and legally binding obligation of Seller Entities, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Seller Entities in connection with the execution, delivery or performance by Seller Entities of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Tennessee Department of Financial Institutions, the filing of the Articles of Bank Merger with the Tennessee Department of Financial Institutions and the Tennessee Secretary of State, and the filing with the SEC of the Proxy Statement. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite Seller Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Stock Purchase and the Bank Merger) by Seller Entities do not and will not (i) constitute a breach or violation of, or a default under, the Charter, Bylaws or similar governing documents of Seller Entities or any of their respective Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any Seller Entity or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of any Seller Entity or any of its Subsidiaries or to which any Seller Entity, or their respective properties or assets is subject or bound, or (iv) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation.

(b) As of the date hereof, each Seller Entity has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.08 Financial Statements; Internal Controls.

(a) Seller has previously delivered or made available to Buyer Bank copies of Seller’s consolidated (i) audited financial statements (including the related notes and schedules thereto) for the years ended

A-1-6

December 31, 2015, 2014 and 2013, accompanied by the unqualified audit reports of Rodefer Moss & Co, PLLC, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited financial statements for the twelve months ended December 31 2016 (the “Unaudited Financial Statements;” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Seller and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than Seller and its Subsidiaries are required by GAAP to be included in the financial statements of Seller. The audits of Seller and its Subsidiaries have been conducted in accordance with GAAP. Since December 31, 2016, neither Seller nor any its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its balance sheet except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in Seller Banks’ Ordinary Course of Business since December 31, 2016. True, correct and complete copies of the Financial Statements are set forth in Seller Disclosure Schedule 3.08(a).

(b) The books, records, systems, controls, data and information of Seller Banks are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller, Seller Banks or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal account controls described in the following sentence. Seller Entities have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Seller Entities have disclosed based on its most recent evaluations, to its outside auditors and the audit committee of their respective board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Seller Entities’ ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller Entities’ internal control over financial reporting.

(c) The Seller or any of its Subsidiaries (including the Seller Banks) do not have any liability that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Seller Bank, of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Financial Statements (including any notes thereto), (ii) liabilities incurred in the Ordinary Course of Business since December 31, 2016; or (iii) liabilities incurred since December 31, 2015 in connection with this Agreement and the transactions contemplated hereby.

(d) Since January 1, 2011, (i) to the knowledge of Seller Entities, through the date hereof, no Seller Entity or any director, officer, auditor, accountant or representative of Seller Entity has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the any Seller Entity or its internal accounting controls, including any material complaint, allegation, assertion or claim that a Seller Entity has engaged in questionable accounting or auditing practices, and (ii) no attorney(s) representing the Seller Entities, whether or not employed by the Seller Entities, have reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by a Seller Entity or any of its respective officers, directors or agents to the Board of Directors of a Seller Entity or any committee thereof or to any director or officer of a Seller Entity.

A-1-7

Section 3.09 Regulatory Reports. Since January 1, 2011, each Seller Entity has duly and timely filed (including all applicable extensions) with the FRB, the FDIC, and any other applicable Governmental Authority, in correct form, the material reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as set forth in Seller Disclosure Schedule 3.09, other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of Seller Entities, no Governmental Authority has notified any Seller Entity that it has initiated or has pending any proceeding or enforcement action or, to Seller Entities’ Knowledge, threatened an investigation into the business, disclosures or operations of any Seller Entity since January 1, 2011. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of any Seller Entity. Except as set forth in Seller Disclosure Schedule 3.09, (a) no Governmental Authority has resolved any proceeding, enforcement action or, to the knowledge of Seller Entities, investigation into the business, disclosures or operations of any Seller Entity, and (b) there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of any Seller Entity since January 1, 2011.

Section 3.10 Absence of Certain Changes or Events. Except as set forth in Seller Disclosure Schedule 3.10, or as otherwise expressly contemplated by this Agreement, since December 31, 2015, there has not been (a) any event, change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of any Seller Entity or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to any Seller Bank, and to Seller Entities’ Knowledge, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to any Seller Bank in the future; (b) any change by a Seller Entity in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by such Seller Entity’s independent accountants; (c) any entry by a Seller Bank into any contract or commitment of (i) more than $100,000 or (ii) $50,000 per annum with a term of more than one year, other than purchases or sales of Investment Securities, and loans and loan commitments, all in the Ordinary Course of Business; (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of a Seller Bank or any redemption, purchase or other acquisition of any of its securities, other than in the Ordinary Course of Business; (e) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any current, former or retired directors, officers or employees of a Seller Bank (other than normal salary adjustments to employees made in the Ordinary Course of Business), or the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards, deferred stock unit awards or any other stock-based award, any grant of severance or termination pay (other than individual severance or termination payments of less than $20,000 each that have been paid by a Seller Entity as of the date hereof), or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of current, former or retired directors, officers or employees of a Seller Bank; (f) any material election or material changes in existing elections made by a Seller Entity for federal or state Tax purposes; (g) any material change in the credit policies or procedures of a Seller Bank, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (h) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; (i) any strike, work stoppage, slow-down or other labor disturbance; (j) any hiring, termination, promotion or demotion of any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the Ordinary Course of Business) or (k) any lease of real or personal property entered into, other than in connection with foreclosed property or in the Ordinary Course of Business.

A-1-8

Section 3.11 Legal Proceedings.

(a) Other than as set forth in Seller Disclosure Schedule 3.11(a), there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Seller Entities’ Knowledge, threatened against any Seller Bank or to which any Seller Bank is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.

(b) Other than as set forth on Seller Disclosure Schedule 3.11(b), there is no injunction, order, judgment or decree imposed upon any Seller Bank, or the assets of any Seller Bank, and no Seller Entity has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Each Seller Entity is, and have been since January 1, 2011, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. No Seller Entity has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b) Seller Entities have all permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller Entities’ Knowledge, no suspension or cancellation of any of them is threatened. Other than as required by (and in conformity with) Law, no Seller Entity acts as a fiduciary for any person, or administer any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor

(c) No Seller Entity has received, since January 1, 2011, written or, to Seller Entities’ Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

(d) Seller Disclosure Schedule 3.12(d) sets forth, as of the date hereof, a schedule of all executive officers and directors of Seller Entities or entities controlled by executive officers and directors of Seller Entities, who have outstanding loans from Seller Banks, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

Section 3.13 Seller Material Contracts; Defaults.

(a) Except as set forth in Seller Disclosure Schedule 3.13(a), neither Seller Bank is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with

A-1-9

respect to the employment of any directors, officers, employees or consultants, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements; (ii) which would entitle any present or former director, officer, employee, consultant or agent of any Seller Entity to indemnification from any Seller Bank; (iii) which, upon the execution or delivery of this Agreement, Shareholders’ adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from a Seller Bank, Surviving Entity, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider thereof; (iv) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of any Seller Bank; (vi) related to the borrowing by any Seller Bank of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (vii) which provides for payments to be made by any Seller Bank upon a change in control thereof; (viii) relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (ix) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties or which limits payments of dividends; (x) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $100,000 in the aggregate; (xi) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business of any Seller Bank; (xii) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (xiii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by a Seller Bank or any of its respective Affiliates or upon consummation of the Stock Purchase will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of any Seller Bank (or, following consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; (xiv) pursuant to which any Seller Bank may become obligated to invest in or contribute capital to any entity; (xv) related to any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of the Requisite Seller Shareholder Approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement; (xvi) with or to a labor union or guild (including any collective bargaining agreement); or (xvii) that is a contract material to the business of a Seller Bank to be performed after the date of this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), is set forth in Seller Disclosure Schedule 3.13(a), and is referred to herein as a “Seller Material Contract.” Seller has previously made available to Buyer Bank true, complete and correct copies of each such Seller Material Contract, including any and all amendments and modifications thereto.

(b) (i) Each Seller Material Contract is valid and binding on Seller Banks and on Seller or any of its Subsidiaries to the extent Seller or any of its Subsidiaries is a party thereto, as applicable, and to the Knowledge of Seller Entities, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had, a Material Adverse Effect; (ii) each Seller Bank has in all material respects performed all obligations required to be performed by it under

A-1-10

each Seller Material Contract, and (iii) no Seller Bank is in default under any Seller Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect. No power of attorney or similar authorization given directly or indirectly by any Seller Bank is currently outstanding.

(c) Seller Disclosure Schedule 3.13(c) sets forth a true and complete list of all Seller Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by Seller Entities of this Agreement and the consummation of the Stock Purchase, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.14 Agreements with Regulatory Agencies. Except as set forth in Seller Disclosure Schedule 3.14, no Seller Entity nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in Seller Disclosure Schedule 3.14, a “Seller Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of a Seller Bank’s business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, compliance policies, internal controls, management, business or operations, nor has any Seller Entity or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting (or is considering the appropriateness of issuing or requesting) any Seller Regulatory Agreement. To Seller Entities’ Knowledge, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to any Seller Entity or any of its Subsidiaries.

Section 3.15 Brokers. Neither Seller Entity nor any of its officers, or directors has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Seller has engaged, and Seller will pay all fees or commissions owed to Olsen Palmer, LLC (“Seller Financial Advisor”) in connection with the transactions contemplated hereby and in accordance with the terms of the letter agreement, as amended, between Seller Financial Advisor and Seller, a true, complete and correct copy of which has been previously delivered by Seller to Buyer Bank.

Section 3.16 Employee Benefit Plans.

(a) Seller Disclosure Schedule 3.16(a) sets forth a list of each Employee Benefit Plan currently or previously adopted, maintained, sponsored in whole or in part, or contributed to by any of the Seller Entities or their Subsidiaries or under which any of the Seller Entities have any obligation or liability contingent or otherwise (the “Seller Benefit Plans”). Neither the Seller Entities nor any of their Subsidiaries nor their ERISA Affiliates have any stated plan, intention or commitment to establish any new Employee Benefit Plan or has made any specific commitment to modify any Seller Benefit Plan (except to the extent required by Law).

(b) Seller Entities have made available to Buyer Bank true and complete copies of all Seller Benefit Plans including, but not limited to, (i) all trust instruments and other funding arrangements, including insurance contracts, forming a part of any Seller Benefit Plans and all amendments thereto, (ii) summary plan descriptions and summary of material modifications, (iii) IRS Form 5500 (for the three (3) most recently completed plan years), (iv) the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and including any correspondence from any regulatory agency and (v) non-discrimination testing data and results under Code Sections 105(h), 125, 129, 401(k) or 401(m), as applicable. In addition, with respect to the Seller

A-1-11

Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and required participant annual notices,) have been made available to Buyer Bank.

(c) All Seller Benefit Plans are in material compliance in form and operation with all applicable Laws, including ERISA and the Code in all respects. All Seller Benefit Plans have been administered in accordance with their terms in all respects. Each Seller Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Seller 401(a) Plan”), has received a favorable determination letter from the IRS, or is maintained under a prototype or volume submitter document and is entitled to rely on a favorable opinion or advisory letter from the IRS, and neither Seller nor either Seller Bank is aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion, or advisory letter or the loss of the qualification of such Seller 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would reasonably be expected to result in the Seller 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. No Seller 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures.

(d) There is no pending or, to Seller Entities’ Knowledge, threatened litigation or regulatory action relating to the Seller Benefit Plans (other than routine claims for benefits). There are no audits, investigations, inquiries or proceedings pending or, to Seller Entities’ Knowledge, threatened by the IRS or the U.S. Department of Labor with respect to any Seller Benefit Plan.

(e) None of the Seller Entities have engaged in a transaction with respect to any Seller Benefit Plan, including a Seller 401(a) Plan that could reasonably be expected to subject Seller or any of its Subsidiaries, including the Seller Banks, to a material tax or material penalty under any Law including, but not limited to, Sections 4980H or 4975 of the Code or Section 502(i) of ERISA.

(f) No liability under Title IV of ERISA or Code Section 412 has been or is expected to be incurred by any Seller Entity or any ERISA Affiliate. No Seller Entity or any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. No Seller Entity, or any ERISA Affiliate has sponsored, maintained, contributed to (or been obligated to contribute to) (i) a “defined benefit plan” (as defined in ERISA Section 3(35), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064) at any time. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any Seller Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(g) All contributions required to be made with respect to all Seller Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Seller or Seller Banks.

(h) Except as set forth in Seller Disclosure Schedule 3.16(h), no Seller Benefit Plan provides and the Seller Entities have not proposed or promised any arrangement that provides for any liability to provide life insurance, medical or other employee welfare benefits to any Seller Bank Employee, or any of their affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law.

(i) Except as set forth in Seller Disclosure Schedule 3.16(i) or otherwise provided for in this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will (i) entitle any Seller Bank Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Seller Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Seller

A-1-12

Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (v) limit or restrict the right of Seller or either Seller Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Seller Benefit Plans.

(j) Each Seller Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code. No payment or award that has been made to any participant under a Seller Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither Seller or either Seller Bank nor any of their Subsidiaries (i) has agreed to reimburse or indemnify any participant in a Seller Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (ii) has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(k) Seller Disclosure Schedule 3.16(k) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as change-in-control payments based, in part, upon incentive payments earned in 2016 but payable in January 2017), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of either Seller Bank or any of their Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Seller Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(l) All individuals participating in (or eligible to participate in) the Seller Benefit Plans are common law employees of the Seller or Seller Banks or their ERISA Affiliates.

Section 3.17 Labor Matters. No Seller Bank is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Seller Entities’ Knowledge threatened, asserting that any Seller Bank has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel any Seller Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Seller Entities’ Knowledge, threatened, nor is any Seller Entity aware of any activity involving Seller Bank Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Seller Entities have correctly classified all individuals who directly or indirectly perform services for Seller Banks for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor.

Section 3.18 Environmental Matters.

(a) To Seller Entities’ Knowledge, there has been no release of Hazardous Substances at, on, or under any Seller Bank Property, real property currently owned, operated or leased by any Seller Bank (including buildings or other structures) or formerly owned, operated or leased by any Seller Bank or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against any Seller Bank.

(b) To Seller Entities’ Knowledge, no Seller Bank has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(c) To Seller Entities’ Knowledge, no Seller Bank has previously been nor is any of them now in violation of or noncompliant with applicable Environmental Law.

A-1-13

(d) To Seller Entities’ Knowledge, neither Seller Bank could be deemed the owner or operator of, nor to have participated in the management of, any Seller Bank Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e) With respect to any Seller Bank Property, no Seller Entity has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(f) No Seller Entity has received notice of any Lien or encumbrance having been imposed on any Seller Bank Property or any property owned, operated or leased by Seller Banks in connection with any liability or potential liability arising from or related to Environmental Law, and there is no action, proceeding, writ, injunction or claim pending or, to Seller Entities’ Knowledge, threatened which could result in the imposition or any such Lien or encumbrance on any Seller Bank Property or property owned, operated or leased by Seller Banks.

(g) No Seller Bank is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(h) There are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any Seller Bank, or any currently or, to Seller Entities’ Knowledge, formerly owned, operated or leased property, or any Seller Bank Property that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against any Seller Bank, or (ii) result in any restriction on the ownership, use, or transfer of any such property.

(i) Seller has delivered to Buyer Bank copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to Seller Entities and in their possession or reasonably available to them relating to environmental conditions at or on any real property (including buildings or other structures) currently owned, operated or leased by Seller Banks. Seller Disclosure Schedule 3.18(i) includes a list of the environmental reports and other information provided.

(j) There is no litigation pending or, to Seller Entities’ Knowledge, threatened against any Seller Bank, or affecting any property now owned or, to Seller Entities’ Knowledge, formerly owned, used or leased by Seller Banks or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(k) To the Seller Entities’ Knowledge, there are no underground storage tanks on, in or under any property currently owned, operated or leased by any Seller Bank, except as set forth in Seller Disclosure Schedule 3.18(k).

Section 3.19 Tax Matters.

(a) Each of Seller and its Subsidiaries has filed all Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable Laws. All Taxes due and owing by Seller or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth in Seller Disclosure Schedule 3.19(a), neither Seller nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of Seller and its Subsidiaries no claim has ever been made by any Governmental Authority in a jurisdiction where Seller or any of its Subsidiaries does not file Tax

A-1-14

Returns that it is or may be subject to Tax by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries is subject to any pending, ongoing, or threatened examination or audit with respect to Taxes by any Governmental Authority. There are no disputes pending, or claims asserted, for Taxes or assessments upon Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by any Seller Entity or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(b) Seller and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to the Knowledge of Seller or any of its Subsidiaries, pending with respect to Seller or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Seller nor any of its Subsidiaries has received in writing from any foreign, federal, state, or local taxing authority (including jurisdictions where Seller and or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Seller or any of its Subsidiaries.

(d) Seller has made delivered or made available to Buyer Bank true and complete copies of the United States federal, state, local, and foreign Tax Returns filed with respect to Seller and its Subsidiaries, as well as any examination reports and statements of deficiencies assessed against or agreed to by Seller or its Subsidiaries with respect to Taxes, for taxable periods under on or after December 31, 2012. Seller and its Subsidiaries have timely and properly taken such actions in response to and in compliance with notices that Seller or its Subsidiaries, as applicable, has received from Governmental Authorities in respect of information reporting and backup and nonresident withholding as are required by Law.

(e) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Other than a Tax allocation or sharing agreement between Seller and Seller Banks, neither Seller nor any Seller Bank is a party to or bound by any Tax allocation or sharing agreement. Neither Seller nor any Seller Bank (i) has been a member of a group filing a consolidated, unitary or combined income Tax Return (other than a group the common parent of which was Seller), and (ii) has no liability for the Taxes of any Person (other than Seller and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Seller and its Subsidiaries (i) do not exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements delivered to Buyer Bank (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Seller in filing its Tax Returns. Since December 31, 2015, neither Seller nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

A-1-15

(h) Neither Seller nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Within the past five years neither Seller nor any Subsidiary has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(j) For Federal and all applicable state income tax purposes, Seller (and any predecessor of Seller) has been a validly electing S Corporation within the meaning of Code Sections 1361 and 1362 at all times, and will be such an S Corporation up to and including the Closing Date.

(k) For Federal and all applicable state income tax purposes, each Seller Bank (and any predecessor of Bank) has been a validly electing Qualified Subchapter S Subsidiary within the meaning of Code Section 1361(b)(3)(B) at all times, and will be such a Qualified Subchapter S Subsidiary up to and including the Closing Date.

(l) Seller and its Subsidiaries have no potential liability for any Tax under Code Section 1374 or any comparable provision of state law. Neither Seller nor any Subsidiary has, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the transferee’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

Section 3.20 Investment Securities and Commodities.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on Seller Banks, each Seller Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of such Seller Bank. Such securities and commodities are valued on the books of Seller Banks in accordance with GAAP in all material respects.

(b) Each Seller Bank and its business employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that are prudent and reasonable in the context of such businesses. Before the date hereof, each Seller Bank has made available to Buyer Bank in writing the material Policies, Practices and Procedures.

(c) Seller Disclosure Schedule 3.20(c) sets forth as of December 31, 2016, the Investment Securities, as well as any purchases or sales of Investment Securities between December 31, 2016 to and including the date hereof, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any Investment Securities sold during such time period after December 31, 2016. Neither Seller Bank owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, Federal Home Loan Bank of Cincinnati, insurance company, mortgage or loan broker or any other financial institution.

A-1-16

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by a Seller Bank or for the account of any of its customers were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and in accordance with applicable Laws and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by such Seller Bank, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of each Seller Bank enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Each Seller Bank has duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Seller Entities’ Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Each Derivative Transaction is listed in Disclosure Schedule Section 3.21(b), and the financial position of a Seller Bank under or with respect to each has been reflected in the books and records of such Seller Bank in accordance with GAAP, and no open exposure of Seller Banks with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in Disclosure Schedule Section 3.21(b).

(c) No Derivative Transaction, were it to be a Loan held by a Seller Bank, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.

Section 3.22 Regulatory Capitalization. Each Seller Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the Tennessee Department of Financial Institutions. Seller is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. There has not been any event or occurrence that would result in a determination that either Seller Bank is not both “well capitalized” and “well managed” as a matter of U.S. federal banking law.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Seller Disclosure Schedule 3.23(a) identifies any written loan, loan agreement, note or borrowing arrangement and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which any Seller Bank is a party (collectively, “Loans”), under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest as of December 31, 2016 and such list as of the date hereof.

(b) Seller Disclosure Schedule 3.23(b) sets forth of a list of, and identifies a summary of each Loan that, as of December 31, 2016, (i) was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Impaired,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Seller, Seller Banks or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) was on non-accrual status, (iii) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with its initial terms, (iv) where a specific reserve allocation exists in connection therewith, and (v) which is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15.

A-1-17

(c) Seller Disclosure Schedule 3.23(c) identifies each asset of a Seller Bank that as of December 31, 2016 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since December 31, 2016 and any sales of OREO between December 31, 2016 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d) Each Loan held in a Seller Bank’s loan portfolio (each a “Seller Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens that have been perfected, (iii) where required by applicable Law, has been based on an appraisal that has been provided to Seller Banks, and (iv) to Seller Entities’ Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) All currently outstanding Seller Loans (to the extent such loans were not originated by a Seller Bank, to Seller Banks’ Knowledge) were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and, to the extent originated by a Seller Bank, such Seller Bank’s lending policies at the time of origination of such Seller Loans, and the notes or other credit or security documents with respect to each such outstanding Seller Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the Seller Loans that are not reflected in the written records of either Seller Bank, as applicable. All such Seller Loans (and any related guarantees) are owned by Seller Banks free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Cincinnati). No claims of defense as to the enforcement of any Seller Loan have been asserted in writing against Seller Banks for which there is a reasonable possibility of an adverse determination, and no Seller Entity has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to any Seller Bank. Except as set forth in Seller Disclosure Schedule 3.23(e), no Seller Loans are presently serviced by third parties, and there is no obligation which could result in any Seller Loan becoming subject to any third party servicing.

(f) No Seller Entity is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates any Seller Entity to repurchase from any such Person any Loan or other asset of any Seller Bank, unless there is a material breach of a representation or covenant by any Seller Entity, and none of the agreements pursuant to which any Seller Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g) No Seller Entity is now nor has it ever been since January 1, 2011, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.24 Allowance for Loan and Lease Losses. Each Seller Bank’s allowance for loan and lease losses as reflected in each of (i) the latest balance sheet included in the Audited Financial Statements and (ii) in the balance sheet as of December 31, 2016 included in the Unaudited Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance with such Seller Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. Except as set forth on Seller Disclosure Schedule 3.25, neither Seller Bank has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

A-1-18

Section 3.26 Investment Management and Related Activities. Except as set forth in Seller Disclosure Schedule 3.26, no Seller Bank or any of its respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which any Seller Bank has purchased securities subject to an agreement to resell, if any, each Seller Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28 Deposit Insurance. The deposits of each Seller Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by Law, and each Seller Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Seller Entities’ Knowledge, threatened.

Section 3.29 Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as set forth in Seller Disclosure Schedule 3.29, neither Seller Bank is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and no Seller Entity is aware of or has Knowledge that any facts or circumstances exist, which would cause a Seller Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 1020), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by such Seller Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of each Seller Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30 Transactions with Affiliates. Except as set forth in Seller Disclosure Schedule 3.30, there are no outstanding amounts payable to or receivable from, or advances by any Seller Bank, and neither Seller Bank is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of any Seller Entity or to any of their respective Affiliates or Associates or other Affiliate of Seller or any of its Subsidiaries, other than part of the normal and customary terms of such persons’ employment or service as a director with Seller or any of its Subsidiaries and other than deposits held by such Seller Bank in the Ordinary Course of Business. Except as set forth in Seller Disclosure Schedule 3.30, neither Seller Bank is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between any Seller Bank and any of its respective Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.31 Tangible Properties and Assets.

(a) Seller Disclosure Schedule 3.31(a) sets forth a true, correct and complete list of all real property owned by Seller Banks. Except as set forth in Seller Disclosure Schedule 3.31(a), each Seller Bank has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real

A-1-19

property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. Except as set forth on Seller Disclosure Schedule 3.31(a), there is no pending or, to Seller Entities’ Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that a Seller Bank owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in Seller Disclosure Schedule 3.31(a), and complete copies of any title insurance policies and any surveys for such properties in the possession of the Seller Entities, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Buyer Bank.

(b) Seller Disclosure Schedule 3.31(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Seller Banks use or occupy or have the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and no Seller Entity has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by any Seller Bank of, or material default by any Seller Bank in, the performance of any covenant, agreement or condition contained in any Lease. To Seller Entities’ Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Seller Banks have paid all rents and other charges to the extent due under the Leases. True and complete copies of all leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in Seller Disclosure Schedule 3.31(b), have been furnished or made available to Buyer Bank.

(c) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in (i) material compliance with all applicable zoning laws and building codes; (ii) in good operating condition and in a state of good working order (normal wear and tear excepted) and (iii) sufficient for the operation of the business of Seller Banks except where such condition has not had, nor is reasonably likely to have, a Material Adverse Effect on Seller Banks. There are no pending or, to the Knowledge of Seller Entities threatened, condemnation proceedings against the any of the property mentioned above. To Seller Entities’ Knowledge, each Seller Bank is in material compliance with all applicable health and safety related requirements for all real property mentioned herein, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

Section 3.32 Intellectual Property. Seller Disclosure Schedule 3.32 sets forth a true, complete and correct list of all Bank Intellectual Property. Seller Banks own or have valid licenses to use all Bank Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates) and all license fees in connection with Bank Intellectual Property has been paid. The Bank Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Seller Banks as currently conducted. The Bank Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and no Seller Entity has received notice challenging the validity or enforceability of Bank Intellectual Property. No Seller Bank is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Seller Entities of their

A-1-20

obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which a Seller Bank is a party and pursuant to which such Seller Bank is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software and no Seller Entity has received notice challenging Seller Banks’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Seller Banks to own or use any of Bank Intellectual Property.

Section 3.33 Insurance.

(a) Seller Disclosure Schedule 3.33(a) identifies all of the insurance policies, binders, or bonds currently maintained by Seller Banks (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Each Seller Bank is insured with reputable insurers against such risks and in such amounts as the management of Seller Entities reasonably have determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect and all premiums payable have been timely paid. Neither Seller nor any Seller Bank has received notice of cancellation of any of the Insurance Policies or is otherwise aware (i) of any claim for coverage pending as to which coverage has been questioned, denied or disputed, or (ii) that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Seller Bank is in default thereunder and all claims thereunder have been filed in due and timely fashion. No Seller Entity has received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such Insurance Policies.

(b) Seller Disclosure Schedule Section 3.33(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Seller Banks, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by the applicable Seller Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such Seller Bank’s BOLI. Neither Seller nor any Seller Bank has any outstanding borrowings secured in whole or part by its BOLI.

Section 3.34 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35 Seller Information. The information relating to Seller and its Subsidiaries that is provided by or on behalf of Seller for inclusion in the Proxy Statement, or for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the Stock Purchase, Bank Merger or other transactions contemplated herein, will not (with respect to the Proxy Statement, as of the date the Proxy Statement is first mailed to Buyer’s shareholders and as of the date of the Buyer Meeting, and with respect to any application or other document filed or submitted to any Governmental Authority, as of the date filed or submitted, as applicable) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Seller and its Subsidiaries and other portions thereof within the reasonable control of Seller and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.36 Transaction Costs. Seller Disclosure Schedule 3.36 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Seller Entities that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Stock Purchase and the other transactions contemplated by this Agreement.

Section 3.37 Privacy of Customer Information. Each Seller Bank is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information

A-1-21

(“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Buyer Bank pursuant to this agreement and the other transactions contemplated hereby. For purposes of this Section 3.37, “IIPI” shall include any information relating to an identified or identifiable natural person. Seller Entities do not have any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Seller Banks, the transfer of such IIPI to Buyer Bank, and the use of such IIPI by Buyer Bank as contemplated by this Agreement not to comply with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state or federal privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, each Seller Bank (i) maintains the security and confidentiality of customer records and information; (ii) protects against any anticipated threats or hazards to the security or integrity of such records; and (iii) protects against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

Section 3.38 Disaster Recovery and Business Continuity. Each Seller Bank has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect such Seller Bank’s customers, assets, or employees. To Seller Entities’ Knowledge, such program ensures that Seller Banks can recover its mission critical functions, and complying with the requirements of the Federal Financial Institutions Examination Council (“FFIEC”) and the FDIC.

Section 3.39 No Knowledge of Breach. No Seller Entity has any Knowledge of any facts or circumstances that would result in Buyer or Buyer Bank being in breach on the date of execution of this Agreement of any representations and warranties of Buyer or Buyer Bank set forth in ARTICLE IV.

Section 3.40 Investment Representations.

(a) The Stock Consideration to be issued to Seller pursuant to this Agreement will be acquired for Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any other applicable securities Laws or the terms of the Shareholders Agreement, and the Stock Consideration will not be disposed of in contravention of any such Laws or agreement.

(b) Seller and Clayton are able to bear the economic risk of the investment in the Buyer Common Stock to be received as Stock Consideration for an indefinite period of time, and Seller and Clayton understand that the Buyer Common Stock to be received as Stock Consideration are subject to the transfer restrictions contained herein and that no Buyer Common Stock that has been issued as Stock Consideration have been registered under the Securities Act or the securities laws of any other jurisdiction.

(c) Seller and Clayton each has had an opportunity to ask questions and receive answers concerning the terms and conditions regarding the issuance of the Stock Consideration and has had full access to such other information concerning the Buyer as Seller and Clayton has requested. Seller and Clayton each has reviewed, or has had an opportunity to review copies of, the Charter and Bylaws of the Buyer and the Shareholders Agreement.

(d) Each of Seller and Clayton (i) is an “Accredited Investor” as defined in Regulation D under the Securities Act, (ii) considers himself, herself or itself, either alone or with a representative, to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Buyer Common Stock and (iii) acknowledges and understands that an investment in the Buyer Common Stock involves substantial risks and each is able to bear the economic risk of an investment in the Buyer Common Stock pursuant to the terms hereof, including the complete loss of each’s investment in the Buyer Common Stock.

A-1-22

(e) Each share of Buyer Common Stock issued to the Seller as Stock Consideration will bear the following legend:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION WITH RESPECT TO ANY PROPOSED TRANSFER OR DISPOSITION OF SUCH SHARES SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL FOR THE ISSUER.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Buyer and Buyer Bank has delivered to Seller a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE IV; provided, however, that nothing in the Buyer Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in the Buyer Disclosure Schedule, Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Seller that the statements contained in this ARTICLE IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority.

(a) Buyer is a Tennessee corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True, complete and correct copies of the Charter and Bylaws of Buyer, each as amended, as in effect as of the date of this Agreement, have previously been made available to Seller. Buyer is duly licensed or qualified to do business in the State of Tennessee and each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

(b) Buyer Bank is a Tennessee state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Buyer Bank is duly licensed or qualified to do business in the State of Tennessee and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer Bank. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Cincinnati.

A-1-23

Section 4.03 Capital Stock. The authorized capital stock of Buyer consists of (a) 75,000,000 shares of Buyer Common Stock, of which, as of December 31, 2016, 24,107,660 shares were issued and outstanding and (b) 7,500,000 shares of preferred stock, no par value per share, of which, as of December 31, 2016 no shares were outstanding. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of Buyer’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

Section 4.04 Corporate Power. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

Section 4.05 Corporate Authority. Subject only to the receipt of the Requisite Buyer Shareholder Approval at the Buyer Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof. Buyer and Buyer Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Seller Entities, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Financial Statements.

(a) Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since September 15, 2016 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports.

(b) The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(c) Buyer (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the

A-1-24

Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of Buyer’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

Section 4.07 Regulatory Reports. Since January 1, 2011, Buyer and Buyer Bank have filed with the FDIC, the FRB, the Tennessee Department of Financial Institutions and any other applicable Governmental Authority, all material reports and other documents, that they were required to file under applicable Law (other than Buyer Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2011 which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. There is no material unresolved violation or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations by any such Governmental Authority of Buyer or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.08 Regulatory Approvals; No Defaults. Subject to the receipt of the Requisite Buyer Shareholder Approval, the Regulatory Approvals and any required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not, (i) constitute a breach or violation of, or a default under, the Charter or Bylaws of the Buyer and Buyer Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

Section 4.09 Buyer Information. As of the date of the Proxy Statement and the date of the Buyer Meeting to which such Proxy Statement relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement prepared pursuant to the Securities Act and the regulations thereunder, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that any information contained in any Buyer Report as of a later date shall be deemed to modify information as of an earlier date.

Section 4.10 Absence of Certain Changes or Events. Except as reflected or disclosed in Buyer’s Registration Statement on Form S-1 effective as of September 15, 2016 or in the Buyer Reports since September 15, 2016, as filed with the SEC, there has been no change or development with respect to Buyer and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer.

Section 4.11 Compliance with Laws. Buyer and each of its Subsidiaries is and since January 1, 2011 has been in compliance in all material respects with all applicable federal, state, and local Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal

A-1-25

Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, except where the failure to be in such compliance would not have a Material Adverse Effect with respect to Buyer.

Section 4.12 Brokers. No broker, investment banker, financial advisor or other Person, other than Stephens Inc., the fees and expenses of which will be paid by Buyer, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.13 Tax Matters.

(a) Buyer and each of its Subsidiaries have filed all material Tax Returns that they were required to file under applicable Laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Seller and its Subsidiaries shall not take or allow any action that would result in the termination of revocation for Federal and State of Tennessee income tax purposes of Seller’s status as a validly electing S Corporation within the meaning of Code Sections 1361 and 1362, or of each Seller Bank’s status as a validly electing Qualified Subchapter S Subsidiary within the meaning of Code Section 1361(b)(3)(B).

Section 4.14 Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.15 No Financing. Buyer and Buyer Bank have and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

Section 4.16 No Knowledge of Breach. Neither Buyer nor Buyer Bank has any Knowledge of any facts or circumstances that would result in any Seller Entity being in breach on the date of execution of this Agreement of any representations and warranties of Seller Entities set forth in ARTICLE III.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Seller Entities. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer Bank (which consent shall not be unreasonably withheld or delayed), each Seller Entity shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, each Seller Entity shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Seller Banks’ equity capital, operate only in the Ordinary Course of Business and

A-1-26

in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer Bank; which for purposes of requesting and giving consent under this Section 5.01, Seller Entities’ representatives shall be James L. Clayton and Buyer Bank’s representatives shall be Christopher T. Holmes and James R. Gordon; provided, however, that with respect to Section 5.01(q)(i), Section 5.01(r) and Section 5.01(s), if Buyer Bank shall not have disapproved of a Seller Entity’s request in writing within two (2) Business Days upon receipt of such written request from such Seller Entity, then such request shall be deemed to be approved by Buyer Bank. Each Seller Entity will use commercially reasonable efforts to (i) maintain and preserve its business organizations and assets intact, (ii) keep available to itself and Buyer Bank the present services of the current officers and employees of Seller Entities, (iii) preserve for itself and Buyer Bank the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in Seller Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (y) consented to in writing by Buyer Bank, the each Seller Entity shall not:

(a) Stock. (i) Except as set forth in Seller Disclosure Schedule 5.01(a), issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of the Seller Banks (“Bank Capital Stock”), any stock options, restricted shares or other equity-based awards with respect to shares of Bank Capital Stock, or enter into any agreement with respect to the foregoing, (ii) grant any individual, corporation or other entity any right acquire any shares of Bank Capital Stock; (iii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights; (iv) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of Bank Capital Stock, or any other securities convertible into or exchangeable for any additional shares of Bank Capital Stock, any Rights issued and outstanding prior to the Effective Time; or (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Seller Banks or any securities exchangeable for or convertible into the same or other Bank Capital Stock outstanding on the date hereof.

(b) Dividends; Other Distributions. Other than as expressly permitted by Section 5.24, make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of capital stock of either Seller Bank.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any current, former or retired director, officer or employee of any Seller Bank, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of Seller Banks other than as disclosed in Seller Disclosure Schedule 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to Buyer Bank and set forth in Seller Disclosure Schedule 5.01(c), and (iv) bonus payments in the Ordinary Course of Business and pursuant to plans in effect on the date hereof, provided that, such payments shall not exceed the aggregate amount set forth in Seller Disclosure Schedule 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring. Hire or terminate any person as an employee or independent contractors of Seller Banks, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business, or enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements,.

A-1-27

(e) Benefit Plans. (i) Enter into, establish, adopt, amend, modify or terminate (except (w) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer Bank, (x) to satisfy contractual obligations existing as of the date hereof and set forth in Seller Disclosure Schedule 5.01(e), (y) as previously disclosed to Buyer Bank and set forth in Seller Disclosure Schedule 5.01(e), or (z) as may be required pursuant to the terms of this Agreement) any Seller Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of any Seller Bank, (ii) take any action other than in the Ordinary Course of Business to fund or in any way secure the payment of compensation of benefits under any Seller Benefit Plan, (iii) increase contributions to the Seller ESOP above historic levels or (iv) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Seller Benefit Plan.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Seller Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any Seller Bank properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(g) Dispositions. Except as set forth on Seller Disclosure Schedule 5.01(g) or in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of Seller Banks’ rights, assets, deposits, business or properties or cancel, assign or release any indebtedness owed to any Seller Bank.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by Buyer Bank pursuant to any other applicable paragraph of this Section 5.01.

(i) Capital Expenditures. Make any capital expenditures in amounts exceeding $50,000 individually, or $100,000 in the aggregate.

(j) Governing Documents. Amend the Charter or Bylaws of any Seller Entity.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP.

(l) Contracts. Except as set forth in Seller Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any Seller Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Seller Banks, or enter into any contract that would constitute a Seller Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations requested by Buyer Bank.

(m) Claims. Other than commencement or settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which any Seller Entity is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Seller Bank of an amount which exceeds $25,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of Seller Banks or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or

A-1-28

judgment restricting or otherwise affecting its current or future business or operations (including the future business and operations of Buyer and Buyer Bank).

(n) Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; or (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness of any Seller Bank or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or make any loan or advance of capital contribution to, or investment in, any other Person (other than creation of deposit liabilities, purchases of federal funds, purchases of Federal Home Loan Bank advances that have a maturity under twelve (12) months, and purchases of brokered certificates of deposit that have a maturity under twelve (12) months, which are in each case in the Ordinary Course of Business).

(q) Investment Securities. (i) Acquire or make any material investment in (other than (x) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (y) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, (ii) change the classification method for any of the Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320, nor (iii) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise other than in the Ordinary Course of Business, or the manner in which the portfolio is classified or reported.

(r) Deposits. Make any changes to deposit pricing (other than immaterial changes on an individual customer basis, consistent with past practices).

(s) Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in Seller Disclosure Schedule 5.01(s), with respect to any Seller Bank, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by any Seller Bank to such borrower or its Affiliates would be in excess of $500,000, in the aggregate, (B) loan secured by other than a first lien in excess of $200,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) secured loan over $7,500,000, (E) any residential and commercial real estate acquisition, development, and construction (ADC) loan in excess of $1,000,000, (F) any loan that is not made in conformity with Seller Banks’ ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of a Seller Bank (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $10,000,000, (ii) sell any loan or loan pools in excess of $5,000,000 in principal amount or sale price, or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where any Seller Bank retains any servicing rights. The limits set forth in this Section 5.01(s) may be increased upon mutual agreement of the parties, provided such adjustments shall be memorialized in writing by all parties thereto.

(t) Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by a Seller Bank.

A-1-29

(u) Taxes. Except as required by applicable Law, make, in any manner different from a Seller Entity’s prior custom and practice, or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this subsection (u), “material” shall mean affecting or relating to $10,000 or more in Taxes or $25,000 or more of taxable income.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by any Seller Entity under any agreement with any Governmental Authority or under any Seller Material Contract, Lease or other material agreement or material license to which any Seller Entity is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(x) Adverse Actions. Except as expressly contemplated or permitted by this Agreement, without the prior written consent of Buyer Bank, each Seller Entity will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Seller Entities’ ability to consummate the Stock Purchase or the transactions contemplated by this Agreement, (ii) result in any of the conditions set forth in ARTICLE VI not being satisfied, (iii) materially impede or delay the ability of the parties to obtain any necessary Regulatory Approvals of any Governmental Authority required for the transactions contemplated hereby, or (iv) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

(y) Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of Bank Capital Stock or any securities convertible into or exercisable for any shares of Bank Capital Stock.

(z) Facilities. Except as set forth in Seller Disclosure Schedule 5.01(z) or as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility of any Seller Bank, except for any change that may be requested by Buyer Bank.

(aa) Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve the Seller Banks.

(bb) Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Stock Purchase not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

A-1-30

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date hereof until the Effective Time, Buyer and Buyer Bank will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Seller, Buyer will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Buyer’s and Buyer Bank’s ability to consummate the Stock Purchase or the transactions contemplated by this Agreement, (ii) result in any of the conditions set forth in ARTICLE VI not being satisfied, (iii) materially impede or delay the ability of the parties to obtain any necessary Regulatory Approvals of any Governmental Authority required for the transactions contemplated hereby, or (iv) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in ARTICLE VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Shareholder Approval.

(a) Seller Shareholder Approval.

(i) As promptly as practicable, but in no event later than 45 days after the execution of this Agreement, Seller shall either (A) obtain the Requisite Seller Shareholder Approval required in connection with the Stock Purchase, on the terms and conditions set forth in this Agreement, by written consent in a form reasonably satisfactory to Buyer and Buyer Bank and in accordance with applicable Law and the Charter and Bylaws of Seller or (B) convene, in accordance with applicable Law and the Charter and Bylaws of Seller, a meeting of its shareholders to consider and vote upon the approval of the Stock Purchase and the other transactions contemplated hereby and any other matter required to be approved by the shareholders of Seller in order to consummate the Stock Purchase and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Seller Meeting”).

(ii) Seller shall comply with the requirements of the Seller ESOP with respect to obtaining the Requisite Seller Shareholder Approval and provide an information statement or similar disclosure document describing this Agreement and the Stock Purchase to participants in the Seller ESOP. Participants in the Seller ESOP will then have the opportunity to indicate their approval or rejection of the Stock Purchase and the transactions contemplated thereby. The trustees of the Seller ESOP shall then vote the shares of Seller Common Stock owned by the Seller ESOP at the Seller Meeting in accordance with the terms of the Seller ESOP. Seller, Buyer and Buyer Bank agree to cooperate in the preparation of such information statement or similar disclosure document to be provided to the participants in the Seller ESOP and Buyer and Buyer Bank shall be given a reasonable opportunity to review and comment on such document.

(iii) The Seller Board has adopted resolutions approving the Stock Purchase, on the terms and conditions set forth in this Agreement, and directing that the Stock Purchase, on such terms and conditions, be submitted to the Shareholders for its consideration. The Seller Board shall recommend approval of this Agreement by the Shareholders and the transactions contemplated hereby (including the Stock Purchase) (the “Seller Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of Buyer or Buyer Bank.

A-1-31

(b) Buyer Shareholder Approval.

(i) Following the execution of this Agreement, Buyer shall take, in accordance with applicable Law, applicable rules of NYSE and the Charter and Bylaws of Buyer, all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon (i) the issuance of the shares of Buyer Common Stock as the Stock Consideration and (ii) any other matter required to be approved by the shareholders of Buyer in order to consummate the Stock Purchase and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Buyer Meeting”).

(ii) Buyer shall use its commercially reasonable efforts to obtain the Requisite Buyer Shareholder Approval at the Buyer Meeting, and shall ensure that the Buyer Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Buyer in connection with the Buyer Meeting are solicited in compliance with the Tennessee Business Corporation Act, Charter and Bylaws of Buyer, and all other applicable legal requirements. Buyer shall keep Seller updated with respect to the proxy solicitation results in connection with the Buyer Meeting as reasonably requested by Seller. Buyer’s board of directors shall recommend that Buyer’s shareholders vote to approve the issuance of Buyer Common Stock in the transactions contemplated by this Agreement and any other matters required to be approved by Buyer’s shareholders for consummation of the Stock Purchase and the transactions contemplated hereby (the “Buyer Recommendation”), and the Proxy Statement shall include the Buyer Recommendation.

Section 5.05 Proxy Statement; Stock Consideration.

(a) Buyer, Buyer Bank and Seller Entities agree to cooperate in the preparation of the Proxy Statement to be filed by Buyer with the SEC in connection with the receipt of the Requisite Buyer Shareholder Approval at the Buyer Meeting as promptly as practicable following the execution of this Agreement. Seller shall, as promptly as practicable following the execution of this Agreement, prepare and deliver to Buyer such information, financial statements and related analysis of the Seller Entities, including any audited financial statements or unaudited financial statements of the Seller Banks, any Management’s Discussion and Analysis of Financial Condition and Results of Operations with respect to the Seller Banks, in each case, as may be required by applicable SEC rules and regulations to be included in the Proxy Statement or any other report required to be filed by Buyer with the SEC, in each case, in compliance with applicable Laws. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Seller’s independent auditors in connection with the Proxy Statement.

(b) Buyer shall issue the Stock Consideration to Seller pursuant to an exemption under Section 4(a)(2) and Rule 506 of Regulation D under the Securities Act.

Section 5.06 Registration; NYSE Listing; Finance Committee.

(a) Buyer shall file a registration statement with the SEC promptly following the Closing to register the resale of the shares of Buyer Common Stock issued as Stock Consideration to Seller and held by Seller; provided, however, that Buyer shall be under no obligation to file such registration statement with the SEC until after September 15, 2017. Buyer shall file such registration statement by the later of (i) September 30, 2017 or (ii) thirty (30) days after the Closing. Buyer shall use commercially reasonable efforts to cause such registration statement to become effective as expeditiously as practicable. Seller shall provide Buyer with such information regarding Seller as is required by applicable SEC rules and regulations to be included in such registration statement.

(b) Buyer shall cause the shares of Buyer Common Stock to be issued as Stock Consideration to be approved for listing on NYSE no later than the time that the registration statement referenced in Section 5.06(b) becomes effective.

A-1-32

(c) Promptly after the Closing, Buyer shall form a Finance Committee consisting of the Chief Financial Officer and Chief Executive Officer of Buyer, a representative of James W. Ayers (“Ayers”) and a representative of Clayton (the “Finance Committee”). The Finance Committee shall be terminated once each of Ayers and Clayton cease to beneficially own at least 5% of the outstanding shares of Buyer Common Stock. Prior to undertaking the sale or a series of related sales of shares of Buyer Common Stock valued at $5,000,000 or more, Ayers and Clayton agree to discuss such intention with the Finance Committee and consider in good faith the Finance Committee’s views on conducting such sales in a manner that would minimize any negative impact on the Buyer Common Stock resulting from such sales, would be in the best interests of Buyer and would achieve Ayers’ or Clayton’s objectives with respect to such sales.

Section 5.07 Regulatory Filings; Consents.

(a) Each of Buyer and Seller and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Stock Purchase in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by any Seller Bank, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of any Seller Bank or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of any Seller Bank or Buyer or any of its Subsidiaries or continue any portion of any Seller Regulatory Agreement against Buyer or any of its Subsidiaries after the Stock Purchase except as set forth on Seller Disclosure Schedule 5.07(a) (together, the “Burdensome Conditions”). Buyer and Seller will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Buyer or Seller to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Seller shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing, and shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(b) Seller Entities will use its commercially reasonable efforts, and Buyer and Buyer Bank shall reasonably cooperate with Seller Entities at Seller’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Seller Disclosure Schedule 3.13(c). Each party will notify the other party promptly and shall promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Seller Entities will consult with Buyer, Buyer Bank and their respective representatives as often as practicable under the circumstances so as to permit Seller Entities, Buyer and Buyer Bank and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

A-1-33

Section 5.08 Publicity. Buyer and Seller shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue, and shall instruct their respective agents, advisors, representatives and Affiliates not to issue, any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that Buyer shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Stock Purchase and the other transactions contemplated hereby.

Section 5.09 Access; Current Information.

(a) For the purposes of verifying the representations and warranties of the other and preparing for the Stock Purchase and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws relating to the confidentiality and exchange of information, Seller agrees to afford Buyer Bank and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Seller Entities’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as Buyer Bank may reasonably request and Seller shall use commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and Seller Banks’ privacy policy and, during such period, Seller shall furnish to Buyer Bank, upon Buyer Bank’s reasonable request, all such other information concerning the business, properties and personnel of Seller Entities that is substantially similar in scope to the information provided to Buyer Bank in connection with its diligence review prior to the date of this Agreement.

(b) As soon as reasonably practicable after they become available, Seller will furnish to Buyer Bank copies of the board packages distributed to the Seller Entities’ Board and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the Seller Entities’ Board or any committee thereof relating to the financial performance and risk management of Seller Banks.

(c) During the period from the date of this Agreement to the Effective Time, each of Seller and Buyer Bank will cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and to report the general status of the ongoing operations of Seller Entities and Buyer Bank, respectively. Without limiting the foregoing, Seller agrees to provide to Buyer Bank (i) a copy of each report filed by any Seller Entity with a Governmental Authority within one (1) Business Day following the filing thereof, (ii) a copy of each Seller Bank’s monthly loan trial balance within one (1) Business Day of the end of the month (including a report on each Seller Bank’s concentration of ADC loans to total risk-based capital), and (iii) a copy of each Seller Bank’s monthly statement of condition and profit and loss statement within five (5) Business Days of the end of the month and, if requested by Buyer Bank, a copy of each Seller Bank’s daily statement of condition and daily profit and loss statement, which shall be provided within two (2) Business Days of such request.

(d) No investigation by Buyer Bank or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of Seller Entities set forth in this Agreement, or the conditions to the respective obligations of Buyer, Buyer Bank and Seller Entities to consummate the transactions contemplated hereby.

(e) Seller shall not be required to copy Buyer Bank on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any other matter that Seller Entities’ boards of directors have been advised by counsel that such distribution to Buyer Bank may violate a confidentiality

A-1-34

obligation or fiduciary duty or any Law or regulation, or may result in a waiver of a Seller Entity’s attorney-client privilege. In the event any of the restrictions in this Section 5.09(e) shall apply, each Seller Entity shall use its reasonable best efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.10 No Solicitation by Seller. Each of Clayton, Seller, CBT and ACB shall not, and shall cause each of their respective Subsidiaries, officers, directors and employees not to, and shall instruct, and use commercially reasonable efforts to cause, each of their respective investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents (collectively, the “Seller Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Alternative Proposal; (ii) participate in any discussions or negotiations regarding any Alternative Proposal or furnish, or otherwise afford access, to any Person (other than Buyer or Buyer Bank) any information or data with respect to any Seller Entity or otherwise relating to an Alternative Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which a Seller Entity is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Alternative Proposal or approve or resolve to approve any Alternative Proposal or any agreement, agreement in principle or letter of intent relating to an Alternative Proposal. Any violation of the foregoing restrictions by any of the Seller Representatives, whether or not such Seller Representative is so authorized and whether or not such Seller Representative is purporting to act on behalf of Seller Entities or otherwise, shall be deemed to be a breach of this Agreement by Seller Entities. Seller Entities shall, and shall cause each of the Seller Representatives to, (x) immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Alternative Proposal, (y) request the prompt return or destruction of all confidential information previously furnished in connection therewith, and (z) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or any of it or any of its Seller Representatives is a party, and shall enforce the provisions of any such agreement.

For purposes of this Agreement, “Alternative Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer or Buyer Bank), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Alternative Transaction.

For purposes of this Agreement, “Alternative Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving any Seller Entity; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of any Seller Entity; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of any Seller Entity; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of any Seller Entity; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing, in each case other than the transactions contemplated by this Agreement.

Section 5.11 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.11(b)(iv), Buyer Bank shall indemnify and hold harmless the present and former directors and officers of Seller Banks (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim,

A-1-35

action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Seller Banks occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the same extent as such persons have the right to be indemnified pursuant to the Charter and Bylaws of Seller Banks in effect on the date of this Agreement, to the extent permitted by applicable Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.11 shall promptly notify Buyer Bank upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of Buyer Bank under this Section 5.11, unless, and only to the extent that, Buyer Bank is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) Buyer Bank shall have the right to assume the defense thereof and Buyer Bank shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Buyer Bank shall not be liable for any settlement effected without its prior written consent and (iv) Buyer Bank shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

Section 5.12 Employees; Benefit Plans.

(a) Seller Bank Employees shall be retained as “at will” employees after the Effective Time as employees of Buyer Bank; provided, that continued retention by Buyer Bank of such employees subsequent to the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Seller Entities agree, upon Buyer Bank’s reasonable request, to facilitate discussions between Buyer Bank and Seller Bank Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer Bank and any Seller Bank Employees shall be coordinated by Seller or Seller Banks.

(b) Except as otherwise contemplated by this Agreement, Seller shall, and shall cause each Seller Bank to, take whatever action is necessary to terminate any and all other severance arrangements and to ensure that it and Buyer Bank have no other liability for any other severance payments (other than pursuant to agreements disclosed in Seller Disclosure Schedule 3.16(i)).

(c) Seller Bank Employees (other than those listed in Seller Disclosure Schedule 5.12(c) who are parties to an employment, change-of-control or other type of agreement which provides for severance) as of the date of the Agreement who remain employed by a Seller Bank as of the Effective Time, who become employees of Buyer Bank at the Effective Time and whose employment is terminated by Buyer Bank (absent termination for cause as determined by the employer) within one hundred eighty (180) days after the Effective Time shall receive severance pay in accordance with Buyer Banks standard practices (which may include a severance agreement and general release of claims to be provided by the terminated employee) equal to 2 weeks of base pay for each year of service, with a minimum payment equal to 2 weeks of base pay and a maximum payment equal to 26 weeks of base pay (unless otherwise agreed in a separate written agreement between such employee and Buyer Bank). Subject to the terms and execution of the severance agreement and general release of claims by such employee, such severance payment will be made in accordance with the terms stated in the severance document and such severance payments will be in lieu of any severance pay plans that may be in effect at any Seller Entity prior to the Effective Time. No officer or employee of Seller Bank is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change-of-control plan; (iii) this Section 5.12; or (iv) any other program or arrangement.

A-1-36

(d) Effective as of no later than the day immediately preceding the Effective Time, Seller Entities shall provide Buyer Bank with a copy of the appropriate board resolutions and plan amendments, if applicable, evidencing that all Seller Benefit Plans sponsored by the Seller Banks intended to qualify under Section 401(a) and 401(k) of the Code are in the process of being terminated effective as of no later than the day immediately preceding the Effective Time. The form and substance of such resolutions or plan amendment shall be subject to the review and reasonable and timely approval of Buyer Bank.

(e) As promptly as practicable following the Effective Time, but no later than 90 days following the Effective Time, Seller Entities shall take all necessary and appropriate actions to terminate the Seller ESOP. Participant account balances under the Seller ESOP shall be distributed as soon as reasonably feasible following such termination. Any Buyer Bank stock held by the Seller ESOP shall be liquidated and shall not be paid out in kind to any Seller ESOP plan participant.

(f) Until such time as the Seller Bank Employees retained by the Buyer Bank are able to participate in the Buyer Benefit Plans, the Buyer Bank shall maintain for the benefit of the Seller Bank Employees the Benefit Plans maintained by Seller Entities immediately prior to the Effective Date (it being understood that participation in the Buyer Benefit Plans may commence at different times with respect to each Benefit Plan); provided, however, that this provision shall not apply to (i) any Seller Benefit Plan that was terminated or in which participation was frozen on or prior to the Effective Date or (ii) the Clayton Bancorp, Inc. Employee Stock Ownership Plan. To the extent allowable under any Buyer Benefit Plan, Seller Bank Employees shall be given credit for prior service or employment with applicable Seller Bank for purposes of eligibility and vesting in all Buyer Benefit Plans, including service with any predecessor companies or banks, and eligible for any increased benefits under such plans that would apply to such employees as if they had been eligible for such benefits as of the Effective Time, based on the length of service or employment with the applicable Seller Bank, including service with any predecessor companies or banks. Notwithstanding the foregoing, Buyer Bank may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(g) If employees of Seller Banks become eligible to participate in a medical, dental or health plan of Buyer Bank upon termination of such plan of a Seller Bank, Buyer Bank shall use commercially reasonable efforts to cause each such plan to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Buyer Bank, (ii) subject to approval from Buyer Bank’s insurance carrier, provide full credit under such plans for any deductible or out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(h) Except to the extent otherwise expressly provided in this Section 5.12, Buyer Bank shall assume and honor, and Buyer Bank shall be obligated to perform, all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of Seller Banks, but only if such obligations, rights, agreements, plans or policies are set forth in Seller Disclosure Schedule 5.12(h). Buyer Bank acknowledges that the consummation of the Stock Purchase and Bank Merger will constitute a “change-in-control” of Seller Banks for purposes of any benefit plans, agreements and arrangements of Seller Banks. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Seller Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Seller Benefit Plans.

(i) Immediately prior to the Effective Time, Seller and/or Seller Bank, as applicable, will terminate the employment agreements set forth in Seller Disclosure Schedule 5.12(i) and pay to each of the parties thereto the amounts set forth in Seller Disclosure Schedule 5.12(i).

A-1-37

(j) Nothing in this Section 5.12, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.12. Without limiting the foregoing, no provision of this Section 5.12 will create any third party beneficiary rights in any current or former employee, director or consultant of Seller Banks, any beneficiary or dependent thereof, or any collective bargaining representative thereof, in respect of continued employment (or resumed employment), compensation, terms and conditions of employment and/or benefits or any other matter. Nothing in this Section 5.12 is intended (i) to amend any Seller Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer Bank’s right from and after the Closing Date to amend or terminate any Seller Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan, (iii) interfere with Buyer Bank’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant or (iv) interfere with Buyer Bank’s indemnification obligations set forth in Section 5.11.

(k) A tax-qualified Buyer Benefit Plan shall accept, in accordance (a) with requirements of applicable law, (b) the terms of the Buyer Benefit Plans, and (c) reasonable requirements of the plan administrator of any Buyer Benefit Plan, a “direct rollover” (within the meaning of section 401(a)(31) of the Code) of account balances in Seller Benefit Plans by any Seller employee who becomes a Buyer employee, including earnings thereon through the date of rollover and any promissory note evidencing an outstanding participant loan which is not in default.

Section 5.13 Notification of Certain Changes. Buyer and Seller shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Seller will supplement or amend the Seller Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Seller Disclosure Schedule or which is necessary to correct any information in such Seller Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to any Seller Disclosure Schedule or provision of information relating to the subject matter of any Seller Disclosure Schedule after the date of this Agreement shall operate to cure any breach of a representation or warranty made herein or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.02(a) or Section 6.03(b) hereof, as the case may be, or compliance by Buyer or Seller with the respective covenants and agreements of such parties set forth herein.

Section 5.14 Transition; Informational Systems Conversion. From and after the date hereof, Buyer, Buyer Bank and Seller Entities shall use their commercially reasonable efforts to facilitate the integration of Seller Banks with the business of Buyer Bank following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Seller Banks (the “Informational Systems Conversion”) to those used by Buyer Bank, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Seller Banks; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Seller Banks in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer Bank shall promptly reimburse Seller Entities on request (within seven (7) Business Days of such request) for any reasonable and documented out-of-pocket fees, expenses or charges that Seller Entities may incur as a result of taking, at the request of Buyer Bank, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.15 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer Bank, directly or indirectly, the right to control or direct the operations of Seller or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Seller, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective

A-1-38

Time, each of Seller and Buyer shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.16 [RESERVED].

Section 5.17 Certain Litigation. Each party shall promptly advise the other party orally and in writing of any actual or threatened shareholder litigation against such party and/or the members of the Seller Board or Buyer’s board of directors related to this Agreement or the Stock Purchase and the other transactions contemplated by this Agreement. Seller shall: (i) permit Buyer to review and discuss in advance, and consider in good faith the views of Buyer in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish Buyer’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with Buyer regarding the defense or settlement of any such shareholder litigation, shall give due consideration to Buyer’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Seller shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of Buyer (such consent not to be unreasonably withheld) unless the payment of any such damages by Seller is reasonably expected by Seller, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Seller) under Seller’s existing director and officer insurance policies, including any tail policy.

Section 5.18 Director Resignations. Seller Entities shall use commercially reasonable efforts to cause to be delivered to Buyer Bank resignations of all the directors of Seller Banks, such resignations to be effective as of the Effective Time.

Section 5.19 Coordination.

(a) Prior to the Effective Time, Seller and its Subsidiaries shall take any actions Buyer Bank may reasonably request from time to time to better prepare the parties for integration of the operations of Seller Banks with Buyer Bank. Without limiting the foregoing, senior officers of Seller Entities, Buyer and Buyer Bank shall meet from time to time as Buyer Bank may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Seller Banks, and Seller Entities shall give due consideration to Buyer Bank’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Seller or any of its Subsidiaries prior to the Effective Time. Seller Entities shall permit representatives of Buyer Bank to be onsite at Seller Banks to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer Bank’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, each Seller Bank shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied, on a basis that is consistent with that of Buyer Bank. In order to promote a more efficient and orderly integration of operation of Seller Banks with Buyer Bank, Seller Entities shall use commercially reasonable efforts to cause Seller Banks to sell or otherwise divest itself of such Investment Securities and loans as are identified by Buyer Bank and agreed to in writing between Seller and Buyer Bank from time to time prior to the Closing Date, such identification to include a statement as to Buyer Bank’s business reasons for such divestitures, if requested. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.19(b) need be made prior to the satisfaction of the conditions set forth in Section 6.01(b).

(c) Seller Banks shall, consistent with GAAP and regulatory accounting principles, use its commercially reasonable efforts to adjust, at Buyer Bank’s reasonable request, internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting

A-1-39

requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 6.01(b).

(d) Prior to the Effective Time, Seller Entities shall take any actions Buyer Bank may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Seller Material Contracts that Buyer Bank may request, including but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with Buyer Bank and use commercially reasonable efforts to negotiate specific provisions that may be reasonably requested by Buyer Bank in connection with any such amendment, modification or termination.

(e) Subject to Section 5.19(b), Buyer and Seller shall cooperate (i) to minimize any potential adverse impact to Buyer under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations.

(f) From and after the date hereof, Seller Entities shall, upon Buyer Bank’s reasonable request, introduce Buyer, Buyer Bank and their representatives to suppliers of Seller Banks for the purpose of facilitating the integration of Seller Banks and its business into that of Buyer Bank. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), Seller Entities shall, upon Buyer Bank’s reasonable request, introduce Buyer, Buyer Bank and their representatives to customers of Seller Banks for the purpose of facilitating the integration of Seller Banks and its business into that of Buyer Bank. Any interaction between Buyer, Buyer Bank and Seller Banks’ customers and suppliers shall be coordinated by Seller. Seller shall have the right to participate in any discussions between Buyer, Buyer Bank and Seller Bank’ customers and suppliers.

(g) Buyer, Buyer Bank and Seller Entities agree to take all action necessary and appropriate to cause Seller Banks to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.20 Transactional Expenses. Seller Entities have provided in Seller Disclosure Schedule 3.36 a reasonable good faith estimate of costs and fees that Seller Entities expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Seller Expenses”). Seller Entities shall use its commercially reasonable efforts to cause the aggregate amount of all Seller Expenses to not exceed the total expenses disclosed in Seller Disclosure Schedule 3.36. Seller Entities shall promptly notify Buyer Bank if or when it determines that it expects to exceed its budget for Seller Expenses. Notwithstanding anything to the contrary in this Section 5.20, Seller Entities shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Seller Disclosure Schedule 3.36.

Section 5.21 Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Stock Purchase, each of Seller and Buyer, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this ARTICLE V in accordance with the terms of the confidentiality and non-disclosure agreements, dated as of April 22, 2016, and December 9, 2016, between Buyer and Seller.

Section 5.22 Allocation of Buyer Consideration. Seller has represented that for Federal and applicable state income tax purposes each Seller Bank is a Qualified Subchapter S Subsidiary within the meaning of Code Section 1361(b)(3)(B). Therefore, it is intended that the Stock Purchase be treated for Federal and applicable

A-1-40

state income tax purposes as the sale of assets owned by Seller (the “Acquired Assets”). Within ninety (90) calendar days following the Closing Date, Buyer shall prepare a proposed allocation (the “Allocation Schedule”) of the Buyer Consideration and other capitalizable costs among the Acquired Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder. The Allocation Schedule shall become final and binding on the parties hereto thirty (30) calendar days after Buyer provides such schedule to Seller, unless Seller objects in writing to Buyer. If Seller does object, Buyer and Seller shall in good faith attempt to resolve the dispute within fifteen (15) calendar days of written notice to Buyer of Seller’s objection. Any such resolution shall be final and binding on the parties. Any unresolved disputes shall be promptly submitted to an accountant chosen jointly by Buyer and Seller (the “Arbitrating Accountant”) for determination, with such determination being final and binding on the parties. Buyer and Seller will each pay one-half of the fees and expenses of the Arbitrating Accountant. Seller and Buyer shall cooperate with each other and the Arbitrating Accountant in connection with the matters contemplated by this Section 5.22, including, without limitation, by furnishing such information and access to books, records (including, without limitation, accountants work papers), personnel and properties as may be reasonably requested. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with an allocation that is final and binding under this Section 5.22 unless otherwise required to do so by applicable law.

Section 5.23 Notice of Non-Renewal. To avoid the costs and expenses associated with terminating certain Seller Material Contracts, applicable Seller Entity shall have provided written notice to the vendors set forth in Seller Disclosure Schedule 5.23, notifying such vendors, by the date specified, of such Seller Entity’s intent not to renew the applicable agreement as set forth in such schedule and shall negotiate with such vendor, in coordination with Buyer Bank, any necessary continued use agreements needed until conversion. In the event that (w) a Seller Entity has provided the written notices required under this Section 5.23 in a timely manner as set forth in Seller Disclosure Schedule 5.23, (x) the Stock Purchase has not been consummated by the Expiration Date (provided that the failure of the Closing to occur by such date shall not be due to any material breach of this Agreement by a Seller Entity), (y) Seller Entities, in coordination with Buyer Bank, have negotiated and entered into extensions or amendments to the agreements identified in Seller Disclosure Schedule 5.23 necessary in order to continue to receive the services of the applicable vendor until conversion, and (z) such extensions, amendments or continued use agreements increase Seller Entities’ current monthly cost, as set forth on Seller Disclosure Schedule 5.23 as of the date hereof, then to the extent that such increased monthly costs are directly related to the continued use of such agreements after their respective expiration date, Buyer Bank agrees to reimburse Seller for the additional cost incurred by Seller during the period beginning after the Expiration Date through the Closing Date or the date this Agreement is terminated, whichever is earlier. Notwithstanding the foregoing, Buyer Bank shall have no obligation to make any payments or reimbursements to Seller under this Section 5.23 if a Seller Entity terminates this Agreement for any reason.

Section 5.24 Seller Bank Distributions. The Sellers Banks shall make the following distributions to the Seller:

(a) 2017 Taxable Earnings Distribution.

(i) Estimated 2017 Tax Distribution. No later than five Business Days prior to the Closing Date, Seller shall deliver to Buyer a consolidated income statement of the Seller Bank for the period ended on the last completed month prior to the Closing Date (the “Measurement Period”), which represents Sellers’ good faith estimate of the income statement of the Seller Banks for the Measurement Period (the “Estimated Income Statement”), together with a summary statement (together with the Estimated Income Statement, the “Estimated Tax Distribution Statement”) setting forth Sellers’ good faith estimate of the 2017 Taxable Income and the resulting 2017 Tax Distribution (the “Estimated 2017 Tax Distribution”). The Seller Banks shall distribute an amount of cash equal to the Estimated 2017 Tax Distribution immediately prior to the Closing, with such amount allocated between CBT and ACB as reasonably determined by Buyer Bank.

(ii) Preliminary Tax Distribution Statement. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a consolidated income statement of the Seller Banks for the Measurement

A-1-41

Period (the “Preliminary Income Statement”), together with a summary statement (together with the Preliminary Income Statement, the “Preliminary Tax Distribution Statement”) setting forth Buyer’s calculation of the 2017 Taxable Income and the 2017 Tax Distribution. Within twenty-one (21) days after Buyer delivers the Preliminary Tax Distribution Statement to Seller, Seller shall complete its review of the Preliminary Tax Distribution Statement. If Seller wishes to object to the contents of the Preliminary Tax Distribution Statement, then Seller shall inform Buyer on or prior to the last day of such twenty-one (21) day period by delivering a written notice to Buyer (a “Tax Distribution Statement Objection”) setting forth a specific description of the basis of the Tax Distribution Statement Objection and Seller’s proposed adjustments to the preliminary 2017 Taxable Income and the 2017 Tax Distribution. If Seller does not deliver a Tax Distribution Statement Objection to Buyer within such twenty-one (21) day period, then the Preliminary Tax Distribution Statement and the items reflected thereon shall be deemed to have been accepted by Sellers and shall become final and binding upon the Parties, absent fraud.

(iii) Resolution Following Tax Distribution Statement Objection. If Seller timely delivers a Tax Distribution Statement Objection to Buyer in accordance with Section 5.24(a)(ii), then Seller and Buyer shall resolve in good faith any dispute or disagreement relating to the Preliminary Tax Distribution Statement and set forth in the Tax Distribution Statement Objection (the “Tax Distribution Statement Dispute”) and agree in writing on the final 2017 Taxable Income and the 2017 Tax Distribution.

(iv) Final Tax Distribution Statement. The 2017 Tax Distribution and each of the components thereof shall be deemed final for the purposes of this Agreement upon the earliest of (x) the failure of Seller to deliver a Tax Distribution Statement Objection within twenty-one (21) days after Buyer delivers the Preliminary Tax Distribution Statement to Seller pursuant to Section 5.24(a)(ii) or (y) the resolution of all Tax Distribution Statement Disputes pursuant to Section 5.24(a)(iii) by Seller and Buyer. Buyer shall, if necessary, revise the Preliminary Tax Distribution Statement, including the Preliminary Closing Date Balance Sheet, to reflect the final determination of the 2017 Tax Distribution in accordance with Section X(c) (as so adjusted, the “Final Tax Distribution Statement”). After the determination of the Final Tax Distribution Statement pursuant to this Section 5.24(a)(iv), no party shall, have the right to make any claim based on the preparation of the Final Tax Distribution Statement or the calculation of the 2017 Tax Distribution.

(v) Payment of Closing Adjustment. Within five (5) Business Days of the final determination of the 2017 Tax Distribution in accordance with this Section 5.24(a)(iv):

i. if the Actual 2017 Tax Distribution exceeds the Estimated 2017 Tax Distribution, Buyer shall pay to Seller an amount equal to the amount of such excess; or

ii. if the Actual 2017 Tax Distribution is less than the Estimated 2017 Tax Distribution, Sellers shall pay to Buyer an amount equal to the amount of such shortfall.

(b) Special Asset Dividend. Following the date of this Agreement and prior to Closing Date, the Seller Banks shall distribute the properties and assets set forth in Seller Disclosure Schedule 5.24(b) of the Seller Bank to Seller.

(c) Return of Excess Capital. Immediately prior to the Closing Date, the Seller Banks shall distribute an amount of cash to the Seller equal to the Special Cash Dividend or, if the Seller Banks are unable to make the entire Special Cash Dividend due to the Special Cash Dividend Restrictions, the Permissible Cash Dividend Amount, with such amount allocated between CBT and ACB as determined by Buyer Bank and as permitted by the applicable Governmental Authorities.

Section 5.25 Corporate Governance Matters.

(a) Immediately prior to the Closing Date, Buyer, Clayton, Seller and Ayers shall enter into an Amended and Restated Shareholder’s Agreement in the form attached hereto as Exhibit D.

A-1-42

(b) Effective at the Effective Time, unless otherwise agreed in writing by Buyer Bank and Seller, Buyer and Buyer Bank shall take all action necessary (i) to increase the size of the Board of Directors of the Buyer Bank by one directorship and (ii) to appoint as a director of Buyer Bank Travis Edmondson (or if Mr. Edmondson is unwilling or unable to serve as a director of Buyer Bank, a replacement designated by Seller reasonably acceptable to the Board of Directors of Buyer Bank).

Section 5.26 Employment and Non-Competition Agreements.

(a) On the date hereof, Buyer Bank has entered into employment agreements with the employees of the Seller Banks listed on Seller Disclosure Schedule 5.26 (such individuals, the “Key Employees”) providing for the employment of such individuals by Buyer Bank following the Closing (the “Employment Agreements”).

(b) On the date hereof, each of Seller and Clayton has entered into a non-competition, non-solicitation and confidentiality agreement with Buyer Bank (the “Seller Non-Competes”).

Section 5.27 Insurance Coverage. At or immediately prior the Closing, the Seller Banks shall obtain the insurance coverage listed on Seller Disclosure Schedule 5.27 (the “Required Insurance Coverage”).

Section 5.28 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer Bank.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

Section 6.01 Conditions to Obligations of the Parties to Effect the Stock Purchase. The respective obligations of Buyer, Buyer Bank and Seller Entities to consummate the Stock Purchase are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. The Requisite Seller Shareholder Approval shall have been obtained in accordance with applicable law and the Seller’s Charter and Bylaws and the Requisite Buyer Shareholder Approval shall have been obtained in accordance with applicable law and the Buyer’s Charter and Bylaws.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Stock Purchase and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Stock Purchase of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Stock Purchase or any of the transactions contemplated hereby.

A-1-43

Section 6.02 Conditions to Obligations of Seller. The obligations of Seller Entities to consummate the Stock Purchase also are subject to the fulfillment or written waiver by Seller prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer and Buyer Bank set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Seller shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Buyer. Buyer and Buyer Bank shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on Buyer or Buyer Bank, and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c) Other Actions. Buyer shall have furnished Seller with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.02 as Seller may reasonably request. Buyer’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Seller, the Buyer Recommendation referred to in Section 5.04(b).

(d) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Buyer or Buyer Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(e) Shareholders Agreement. Buyer and Ayers shall have executed and delivered to Seller the Amended and Restated Shareholder’s Agreement in the form attached hereto as Exhibit D.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer and Buyer Bank to consummate the Stock Purchase also are subject to the fulfillment or written waiver by Buyer Bank prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller Entities set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Buyer Bank shall have received a certificate dated as of the Closing Date, signed on behalf of Seller Entities by Seller’s Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Seller Entities. Seller Entities and Clayton shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer Bank shall have received a certificate, dated the Closing Date, signed on behalf of Seller Entities by Seller’s Chief Executive Officer and Chief Financial Officer to such effect.

(c) Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered.

(d) Resignations. The directors of each Seller Bank immediately before the Effective Time shall have submitted their resignations to be effective as of the Effective Time.

A-1-44

(e) Release. Seller and Clayton shall each execute a release in the form of Exhibit C attached hereto, which, among other things, releases Seller Banks from any claims that Seller and Clayton may have against the Seller Banks except for claims exclusively related to Seller and Clayton as depositors or customers of Seller Banks.

(f) Seller Non-Competition. Each of the Seller Non-Competes shall be in full force and effect at the Closing.

(g) Employment Agreements. Each of the Employment Agreements shall be in full force and effect at the Closing, unless earlier terminated by Buyer Bank, and no Key Employee shall have terminated or rescinded his Employment Agreement.

(h) FIRPTA Affidavit. Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code Section 1445 stating that Seller is not a ”foreign person” as defined in Code Section 1445 in a form reasonably satisfactory to Buyer.

(i) Other Actions. Seller’s board of directors shall not have (i) withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer Bank, the Seller Recommendation referred to in Section 5.04(a), (ii) approved or recommended (or publicly proposed to approve or recommend) any Alternative Proposal, or (iii) allowed Seller or any Seller Representative to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Alternative Proposal. Seller shall have furnished Buyer Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.03 as Buyer Bank may reasonably request.

(j) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Seller or any its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(k) Consents and Approvals. Each Seller Entity has received in form and substance satisfactory to Buyer Bank, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which any Seller Entity is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of Seller Banks.

(l) Required Insurance Coverage. The Required Insurance Coverage shall have been obtained on terms reasonably satisfactory to Buyer Bank at Seller Banks’ expense.

Section 6.04 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Seller if the board of directors of Buyer and Seller each so determines by vote of a majority of the members of its entire board.

A-1-45

(b) No Regulatory Approval. By Buyer or Seller, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval.

(i) By Buyer if the Requisite Seller Shareholder Approval has not been obtained with forty five (45) days after the execution of this Agreement in accordance with Section 5.04(a) either by written consent or at the Seller Meeting.

(ii) By either Buyer or Seller (provided, in the case of Buyer, that it shall not be in breach of any of its obligations under Section 5.04(b)), if the Requisite Buyer Shareholder Approval at the Buyer Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Seller Terminating Breach. By Buyer and Buyer Bank if any Seller Entity or Clayton shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (i) would result in the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b) (a “Seller Terminating Breach”) and (ii) such Seller Terminating Breach is either incapable of being cured by the Seller Entities or Clayton, as applicable, by the Expiration Date or, if capable of being cured, is not cured or waived by the earlier of (x) thirty (30) days following written notice to Seller by Buyer of such Seller Terminating Breach, and (y) one (1) Business Day prior to the Expiration Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if a Buyer Terminating Breach shall have occurred and be continuing at the time Buyer delivers notice of its election to terminate this Agreement pursuant to this Section 7.01(d).

(e) Buyer Terminating Breach. By Seller if either Buyer or Buyer Bank shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (i) would result in the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b) (a “Buyer Terminating Breach”) and (ii) such Buyer Terminating Breach is either incapable of being cured by Buyer or Buyer Bank, as applicable, by the Expiration Date or, if capable of being cured, is not cured or waived by the earlier of (x) thirty (30) days following written notice to Buyer by Seller of such Buyer Terminating Breach, and (y) one (1) Business Day prior to the Expiration Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if a Seller Terminating Breach shall have occurred and be continuing at the time Seller delivers notice of its election to terminate this Agreement pursuant to this Section 7.01(e).

(f) Delay. By either Buyer or Seller if the Stock Purchase shall not have been consummated on or before October 31, 2017 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer if (i) there shall have been a material breach of Section 5.10 or ARTICLE IX, or (ii) the Seller Board (A) withdraws, qualifies, amends, modifies or withholds the Seller Recommendation, or makes any statement, filing or release, in connection with the Requisite Seller Shareholder Approval or otherwise, inconsistent with the Seller Recommendation (it being understood that taking a neutral position or no position with respect to an Alternative Proposal shall be considered an adverse modification of the Seller Recommendation), (B) materially breaches its obligation to obtain the Requisite Seller Shareholder Approval under Section 5.04(a), (C) approves or recommends an Alternative Proposal, or (D) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

A-1-46

The party desiring to terminate this Agreement pursuant to any clause of this Section 7.01 shall give prompt written notice of such termination to the other party in accordance with Section 12.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02 Termination Fee; Liquidated Damages.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Stock Purchase, Seller shall pay to Buyer a termination fee equal to $20,000,000 (“Termination Fee”) by wire transfer of immediately available funds to an account specified by Buyer in the event of any of the following: (i) in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Seller shall pay Buyer the Termination Fee within two (2) Business Days after receipt of Buyer’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Alternative Proposal shall have been made known to senior management of Seller or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Alternative Proposal with respect to Seller and (A) thereafter this Agreement is terminated (x) by Buyer pursuant to Section 7.01(c)(i) because the Requisite Seller Shareholder Approval shall not have been obtained or (y) by Buyer pursuant to Section 7.01(d) and (B) prior to the date that is twelve (12) months after the date of such termination, Seller enters into any agreement or consummates a transaction with respect to an Alternative Proposal (whether or not the same Alternative Proposal as that referred to above), then Seller shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Buyer the Termination Fee.

(b) [Reserved].

(c) Seller and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Seller fails promptly to pay any amounts due under this Section 7.02, Seller shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Seller pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee in accordance with Section 7.02(a) Seller (or any successor in interest of Seller) will not have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03 Effect of Termination. Except as set forth in Section 7.02(d), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Indemnification Obligation.

(a) Seller agrees to indemnify, defend, and hold harmless Buyer, Buyer Bank (including as successor to the Clayton Banks following the Bank Merger) and their respective officers, directors, shareholders, employees, agents and representatives (“Buyer Indemnified Parties”) from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Buyer Indemnified Parties by reason of, resulting

A-1-47

from, based upon, or arising out of any cross-guarantee liability determined by the Federal Deposit Insurance Corporate in its discretion to be payable by any Buyer Indemnified Party at any time pursuant to 12 U.S.C. 1815(e) with respect to Seller or Apex.

(b) Seller agrees to indemnify, defend, and hold harmless the Buyer Indemnified Parties for any Losses, in excess of $150,000, that are incurred by the Buyer Indemnified Parties by reason of, resulting from, based upon, or arising out of (i) the matters described under the headings “Charles “Jason” Richmond (FDIC Complaint)” and “Charles “Jason” Richmond v. Clayton Bank Lawsuit - Defendant)” on Seller Disclosure Schedule 3.11(a) or (ii) any items or any claims or potential claims that are asserted after the date hereof but (A) not covered by insurance coverage because of failure of Seller to acquire the Required Insurance Coverage or (B) that are excluded from the Required Insurance Coverage on the basis of “prior acts” or “prior knowledge of the insured” or comparable exclusions from the Required Insurance Coverage (collectively, the “Known Matters”).

(c) The Buyer Indemnified Parties shall have the option, exercisable in their sole discretion, to recover any amounts owed to the Buyer Indemnified Parties by Seller pursuant to this Article VIII by offset against (i.e., reduce) any amounts that are actually due and payable to Seller under the 5.5% Fixed-to-Floating Rate Subordinated Note due 2027 issued to Seller as Debt Consideration.

(d) “Loss” means any and all direct or indirect, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of assets, damages, liabilities, costs, expenses, net of any income tax benefit and insurance proceeds, (including (i) interest, penalties and reasonable attorneys’ fees and expenses, (ii) reasonable attorneys’ fees and expenses necessary to enforce rights to indemnification hereunder, and (iii) consultant’s fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter.

Section 8.02 Termination of Indemnification Obligation and Consideration Retention. Seller’s indemnity obligations under Section 8.01(a) shall terminate upon the Indemnification Termination Date. Seller’s indemnity obligations under Section 8.01(b) shall terminate following (i) the final resolution of the Known Matters by non-appealable order or binding settlement and (ii) the satisfaction in full of any indemnity obligations of Seller under Section 8.01(b). Until the Indemnification Termination Date, Seller shall retain ownership over the Stock Consideration and the Debt Consideration and shall not Transfer any portion of the Stock Consideration or the Debt Consideration; provided, however, Seller shall be permitted to (i) transfer the Stock Consideration in a bona fide third party sale (so long as the proceeds of such sale less any amounts needed to pay the tax liabilities resulting from such sale are retained by Seller until the Indemnification Termination Date, (ii) transfer the Stock Consideration in the event such Transfer would result in Seller ceasing to be a Bank Holding Company of Buyer Bank (or any successor bank to Buyer Bank), and (iii) make such distributions in amounts that are reasonably sufficient to cover any tax liability resulting from Seller’s ownership of the Stock Consideration and Debt Consideration.

ARTICLE IX

SHAREHOLDER SUPPORT

Section 9.01 Voting Agreement. Clayton agrees with, and covenants to, Buyer and Buyer Bank as follows:

(a) Clayton shall appear at the Seller Meeting in person or by proxy and vote (or cause to be voted) all of the shares of Seller in favor of the approval of this Agreement and the transactions contemplated thereby, including the Stock Purchase, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of this Agreement, the Stock Purchase and the transactions contemplated hereby. If the Requisite Shareholder Approval is obtained by Seller pursuant to Section 5.04(a)(i)(A) by written consent instead

A-1-48

of at a Seller Meeting, Clayton shall vote all of his shares of Seller stock in favor of the approval of this Agreement and the transactions contemplated hereby, including the Stock Purchase, by executing and delivering such written consent. Clayton hereby waives all notice and publication of notice of the Seller Meeting to be called or held with respect to this Agreement, the Stock Purchase and the transactions.

(b) At the Seller Meeting or in any other circumstances upon which the Seller shareholders’ vote, consent or other approval is sought, Clayton shall appear at any such meeting in person or by proxy and vote (or cause to be voted) Clayton’s shares of Seller against (i) any Alternative Proposal or Alternative Transaction; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in this Agreement; and (iii) any amendment of Seller’s charter or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify this Agreement, or any of the transactions.

(c) Clayton further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt this Agreement and the transactions contemplated hereby unless this Agreement shall have been terminated in accordance with its terms.

Section 9.02 Covenants. Clayton agrees with, and covenants to, the Buyer and Buyer Bank as follows:

(a) Without the prior written consent of Buyer and Buyer Bank, Clayton shall not (i) Transfer, or consent to any Transfer of, any or all of Clayton’s shares of Seller or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Clayton’s shares of Seller or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Clayton’s shares of Seller, except for this Agreement, (iv) deposit Clayton’s shares of Seller into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Clayton’s shares of Seller for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Alternative Transaction; provided, however, that the foregoing shall not preclude a Transfer in connection with bona fide estate planning purposes to Clayton’s affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the ownership of the shares) and provided further, that Clayton shall remain jointly and severally liable for any breaches by any of his affiliates or immediate family members of the terms hereof. The restriction on the Transfer of the Clayton’s shares of Seller set forth in this Section 9.02(a) shall terminate upon the first to occur of (x) the Effective Time or (y) the date upon which this Agreement is terminated in accordance with its terms.

(b) Clayton hereby waives any rights of appraisal, or rights to dissent from the Stock Purchase or the transactions that Clayton may have.

(c) Clayton shall not, nor shall it permit any investment banker, attorney or other adviser or representative of Clayton to, directly or indirectly, enter into any contract or arrangement requiring it to abandon, terminate or fail to consummate the Stock Purchase or the transaction, or initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Alternative Transaction.

ARTICLE X

TAX MATTERS

Section 10.01 Tax Returns. Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns for the Seller Banks which are filed after the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Seller Banks).

A-1-49

Section 10.02 Cooperation on Tax Matters. With regards to cooperation on tax matters:

(a) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 10.01 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller Entities agree (A) to retain all books and records with respect to Tax matters pertinent to the Seller Banks relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Seller Banks, as the case may be, shall allow the other party to take possession of such books and records.

(b) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

Section 10.03 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Seller Banks shall be terminated as of the Closing Date and, after the Closing Date, the Seller Banks shall not be bound thereby or have any liability thereunder.

Section 10.04 Seller Tax Responsibilities. All transfer, documentary, deed recording, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE XI

DEFINITIONS

Section 11.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2017 Tax Distribution” shall mean the product of the 2017 Taxable Income multiplied by 38.1%.

“2017 Taxable Income” shall the consolidated pre-tax income of the Seller Banks for the Measurement Period minus applicable state income taxes paid (or accrued) by each Seller Bank for the Measurement Period determined in accordance with GAAP and consistent with the calculation of the pre-tax income of the Seller Banks for 2016.

“ACB” has the meaning set forth in the preamble to this Agreement.

“ACB Common Stock” has the meaning set forth in the recitals.

A-1-50

“ACB Shares” has the meaning set forth in the recitals.

“Actual 2017 Tax Distribution” shall mean the 2017 Tax Distribution as set forth on the Final Tax Distribution Statement.

“Accredited Investor” means a Person who qualifies as an “accredited investor,” as such term is defined in Rule 501 of the Securities Act.

“Acquired Assets” has the meaning set forth in Section 5.22.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 5.22.

“Alternative Proposal” has the meaning set forth in Section 5.10.

“Alternative Transaction” has the meaning set forth in Section 5.10.

“Apex” means Apex Bank, any successor bank to Apex Bank or any other bank that is acquired by Apex Bancorp.

“Arbitrating Accountant” has the meaning set forth in Section 5.22.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Seller or any Seller Bank) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.

“Audited Financial Statements” has the meaning set forth in Section 3.08(a).

“Bank Capital Stock” has the meaning set forth in Section 5.01(a).

“Bank Common Stock” has the meaning set forth in the recitals.

“Bank Holding Company” means any company registered as a bank holding company with the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended.

“Bank Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Seller Banks.

“Bank Merger” has the meaning set forth in Section 1.05.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Bank Shares” has the meaning set forth in the recitals.

A-1-51

“BOLI” has the meaning set forth in Section 3.33(b).

“Burdensome Conditions” has the meaning set forth in Section 5.07(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Tennessee are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” means any Employee Benefit Plan adopted, maintained, sponsored, or contributed to by the Buyer or Buyer Bank.

“Buyer Common Stock” means the common stock, $1.00 par value per share, of Buyer.

“Buyer Consideration” has the meaning set forth in Section 1.02(b).

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Indemnified Parties” and “Buyer Indemnifying Party” have the meanings set forth in ARTICLE VIII.

“Buyer Meeting” has the meaning set forth in Section 5.04(b).

“Buyer Recommendation” has the meaning set forth in Section 5.04(b).

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“CBT” has the meaning set forth in the preamble to this Agreement.

“CBT Common Stock” has the meaning set forth in the recitals.

“CBT Shares” has the meaning set forth in the recitals.

“Claim” has the meaning set forth in Section 5.11(a).

“Clayton” has the meaning set forth in the preamble to this Agreement.

“Closing” and “Closing Date” have the meanings set forth in Section 2.01.

“Code” means Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Debt Consideration” has the meaning set forth in Section 1.02(b).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option

A-1-52

with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 2.01.

“Employee Benefit Plan” means collectively, each pension, retirement, profit-sharing, 401(k), savings, employee stock ownership, stock option, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, retention, severance pay, termination pay, change in control, vacation, holiday, sick pay, supplemental unemployment, salary continuation, bonus, incentive, deferred compensation, executive compensation, medical, vision, dental, life insurance, accident, disability, fringe benefit, flexible spending account, cafeteria, or other similar plan, fund, policy, benefit, program, practice, custom, agreement, arrangement or understanding for the benefit of any current or former officer, employee, director, retiree, or independent contractor or any spouse, dependent or beneficiary thereof whether or not such Employee Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA or other applicable law, (D) set forth in an employment agreement or consulting agreement and (E) written or oral.

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other entity which, together with any of the Seller Entities, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

“Estimated 2017 Tax Distribution” has the meaning set forth in Section 5.24(a)(i).

“Estimated Income Statement” has the meaning set forth in Section 5.24(a)(i).

A-1-53

“Estimated Tax Distribution Statement” has the meaning set forth in Section 5.24(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.28.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Final Tax Distribution Statement” has the meaning set forth in Section 5.24(a)(iv).

“Financial Statements” has the meaning set forth in Section 3.08(a).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Gramm-Leach-Bliley Act” means the Gramm-Leach-Bliley Act of 1999.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“IIPI” has the meaning set forth in Section 3.37.

“Indemnification Termination Date” the date that Seller ceases to be a Bank Holding Company of either Buyer Bank (or any successor bank to Buyer Bank) or Apex.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.11(a).

A-1-54

“Informational Systems Conversion” has the meaning set forth in Section 5.14.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“Investment Securities” means the investment securities of the Seller Banks.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Seller Entities, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Seller Disclosure Schedule 3.01(b), and with respect to Buyer and Buyer Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Seller Disclosure Schedule 3.01(b).

“Known Matters” has the meaning set forth in Section 8.01(b).

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Litigation Matters” has the meaning set forth in Section 8.02.

“Liquidated Damages Payment” has the meaning set forth in Section 7.02(b).

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Change” or “Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Stock Purchase and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Seller and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Seller Entities and Buyer and Buyer Bank operate, in which case only the disproportionate effect will be taken into account), (B) changes

A-1-55

after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects Seller and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Seller Entities and Buyer and Buyer Bank operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions, including, but not limited to, changes in levels of interest rates generally (except to the extent that such change disproportionately adversely affects Seller and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Seller Entities and Buyer and Buyer Bank operate, in which case only the disproportionate effect will be taken into account), (D) the effects of any action or omission taken by Seller Entities with the prior consent of Buyer or Buyer Bank, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by Seller Entities or Buyer or Buyer Bank to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of Buyer Common Stock, and (G) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Measurement Period” has the meaning set forth in Section 5.24(a)(i).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“NYSE” means the New York Stock Exchange.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Seller, Seller Banks and Seller’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.23(c).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Plan of Bank Merger” means that certain plan of bank merger between Seller Banks and Buyer Bank pursuant to which Seller Banks will be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided by the Tennessee Department of Financial Institutions.

“Policies, Practices and Procedures” has the meaning set forth in Section 3.20(b).

“Preliminary Income Statement” has the meaning set forth in Section 5.24(a)(ii).

“Preliminary Tax Distribution Statement” has the meaning set forth in Section 5.24(a)(ii).

“Proxy Statement” means the proxy statement and other proxy solicitation materials of Buyer relating to the Buyer Meeting.

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Stock Purchase, Bank Merger and the other transactions contemplated by this Agreement.

A-1-56

“Requisite Buyer Shareholder Approval” means the approval of the issuance of the shares of Buyer Common Stock in connection with the transactions contemplated by this Agreement by a majority of the votes cast at the Buyer Meeting.

“Required Insurance Coverage” has the meaning set forth in Section 5.27.

“Requisite Seller Shareholder Approval” means the approval of the sale of the Bank Common Stock to Buyer Bank pursuant to this Agreement by a majority of the outstanding shares of Seller Common Stock.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in in the preamble of this Agreement.

“Seller 401(a) Plan” has the meaning set forth in Section 3.16(c).

“Seller Bank” and “Seller Banks” have the meaning set forth in the preamble to this Agreement.

“Seller Bank Employees” means any active, current employee of either of the Seller Banks.

“Seller Bank Property” means any real property (including buildings or other structures) in which a Seller Banks holds a security interest, Lien or a fiduciary or management role.

“Seller Benefit Plans” has the meaning set forth in Section 3.16(a).

“Seller Board” means the Board of Directors of Seller.

“Seller Common Stock” has the meaning set forth in Section 3.3(a).

“Seller Capitalization Date” has the meaning set forth in Section 3.03(a).

“Seller Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Seller Entity” and “Seller Entities” have the meaning set forth in the preamble to this Agreement.

“Seller ESOP” has the meaning set forth in the recitals.

“Seller Expenses” has the meaning set forth in Section 5.20.

“Seller Financial Advisor” has the meaning set forth in Section 3.15.

“Seller Loan” has the meaning set forth in Section 3.22(d).

“Seller Material Contract” has the meaning set forth in Section 3.13(a).

A-1-57

“Seller Recommendation” has the meaning set forth in Section 5.04(a).

“Seller Regulatory Agreement” has the meaning set forth in Section 3.14.

“Seller Representatives” has the meaning set forth in Section 5.10.

“Shareholder” and “Shareholders” have the meaning set forth in the recitals.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” has the meaning set forth in Section 1.02(a).

“Stock Purchase” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of Seller means, unless the context otherwise requires, any current or former Subsidiary of Seller and any Subsidiary of Seller Bank.

“Support Agreement” has the meaning set forth in the recitals.

“Surviving Entity” has the meaning set forth in Section 1.04.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, or any liabilities with respect to escheat or unclaimed property, together with any interest, additions or penalties with respect to any of the foregoing and any interest in respect of such interest, additions, or penalties.

“Tax Distribution Statement Dispute” has the meaning set forth in Section 5.24(a)(iii).

“Tax Distribution Statement Objection” has the meaning set forth in Section 5.24(a)(ii).

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Transfer” means any sale, gift, pledge, transfer, hypothecation or other disposition.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 3.08(a).

A-1-58

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 12.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.11 and ARTICLE VIII, of this Agreement.

Section 12.02 Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision, provided such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after obtaining the Shareholder Approval and the Buyer Meeting no amendment shall be made which by Law requires further approval by the shareholders of Buyer or Seller without obtaining such approval.

Section 12.03 Governing Law; Waiver of Right to Trial by Jury.

(a) This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Tennessee without regard for conflict of law provisions. The parties agree that any suit, action or proceeding brought by a party to enforce any provision of, or based on any matter arising out of in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Nashville, Tennessee. Each of the parties submit to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.03.

Section 12.04 Expenses. Except as otherwise provided in Section 7.02 or Section 5.20, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 12.05 Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return

A-1-59

receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank:	With a copy (which shall not constitute notice) to:

FB Financial Corporation. 211 Commerce Street, Suite 300 Nashville, Tennessee 37201 Attn: James R. Gordon (jgordon@firstbankonline.com) Will Martin (wmartin@firstbankonline.com)	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attn: Mark C. Kanaly (Mark.Kanaly@alston.com) Kyle G. Healy (Kyle.Healy@alston.com)

If to Seller Entity:	With a copy (which shall not constitute notice) to:

Clayton HC, Inc. 520 West Summit Hill Drive Knoxville, Tennessee 37902 Attn: James L. Clayton (Jim.Clayton@Claytonbank.com)

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Baker Donelson Center, Suite 800

211 Commerce Street

Nashville, TN 37201

Attn: Steven J. Eisen

(sjeisen@bakerdonelson.com)

Mark L. Miller

(mlmiller@bakerdonelson.com)

If to Clayton:	With a copy (which shall not constitute notice) to:

James L. Clayton c/o Clayton Bank and Trust 520 West Summit Hill Drive Knoxville, Tennessee 37902 Attn: James L. Clayton (Jim.Clayton@Claytonbank.com)

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Baker Donelson Center, Suite 800

211 Commerce Street

Nashville, TN 37201

Attn: Steven J. Eisen

(sjeisen@bakerdonelson.com)

Mark L. Miller

(mlmiller@bakerdonelson.com)

Section 12.06 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.11 and the Buyer Indemnified Parties’ rights under ARTICLE VIII, Buyer and Seller hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.12), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 12.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such

A-1-60

invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 12.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 12.09 Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d) Unless otherwise specified, the references to “Section” and “ARTICLE” in this Agreement are to the Sections and ARTICLES of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 12.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 12.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.11 Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

A-1-61

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FB FINANCIAL CORPORATION

By:	/s/ Christopher T. Holmes
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

FIRSTBANK

By:	/s/ Christopher T. Holmes
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

CLAYTON HC, INC.

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman

CLAYTON BANK AND TRUST

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman

AMERICAN CITY BANK

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman

JAMES L. CLAYTON

By:	/s/ James L. Clayton
Name:	James L. Clayton

A-1-62

EXHIBIT A

Form of Bank Merger Agreement

A-1-63

PLAN OF BANK MERGER

This PLAN OF BANK MERGER (this “Agreement”) is made and entered into as of                     , 2017, by and among FirstBank, a Tennessee state chartered banking institution with its main office located at 211 Commerce Street, Suite 300, Nashville, TN 37201 (“FirstBank”), Clayton Bank and Trust, a Tennessee state chartered banking institution with its main office located at 520 W. Summit Hill Drive, Suite 801, Knoxville, TN 37092 (“Clayton Bank”) and American City Bank, a Tennessee state chartered banking institution with its main office located at 340 West Lincoln St, Tullahoma, TN 37388 (“American City Bank”), to provide for the merger of Clayton Bank and American City Bank with and into FirstBank (the “Bank Merger”). FirstBank, Clayton Bank and American City Bank are referred to herein as the “Merging Banks.”

WHEREAS, pursuant to a Stock Purchase Agreement, dated as of January , 2017 (the “Stock Purchase Agreement”), by and among FB Financial Corporation, a Tennessee corporation (the “Company”), Clayton HC, Inc., a Tennessee corporation (“Clayton HC”), FirstBank, Clayton Bank, American City Bank and James L. Clayton, the Company purchased from Clayton HC all the outstanding shares of common stock of Clayton Bank and American City Bank (the “Stock Purchase”); and

WHEREAS, as a result of the Stock Purchase, Clayton Bank and American City Bank will become wholly owned subsidiaries of FirstBank; and

WHEREAS, the Stock Purchase Agreement contemplates the subsequent merger of Clayton Bank and American City Bank with and into FirstBank, with FirstBank as the surviving bank (the “Surviving Bank”); and

WHEREAS, the respective boards of directors of the Company, FirstBank, Clayton Bank and American City Bank have approved the Bank Merger, upon the terms and subject to the conditions set forth in this Agreement, and have determined that the Bank Merger and the other transactions contemplated by this Agreement are in the best interests of their respective shareholders.

NOW, THEREFORE, in consideration of the premises and of the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Merging Banks, intending to be legally bound, hereby make, adopt and approve this Agreement, and hereby prescribe the terms and conditions of the Bank Merger and the mode of effecting the Bank Merger as follows:

ARTICLE 1

TERMS OF BANK MERGER

Section 1.1 The Bank Merger.

(a) As a result of the Bank Merger, (i) each share of common stock of Clayton Bank and American City Bank, par value $25.00 per share and par value $362.092 per share, respectively, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (ii) each share of capital stock of FirstBank, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time. For purposes of this Agreement, the Bank Merger shall become effective on the date and time specified in the articles of merger as filed with the Tennessee Secretary of State and the Tennessee Department of Financial Institutions (such time when the Bank Merger becomes effective, the “Effective Time”).

(b) At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Merging Banks and thereupon and thereafter all the property, rights, privileges, powers and franchises of each of the Merging Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Banks and

A-1-64

shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. The deposit-taking offices of Clayton Bank and American City Bank shall be operated by the Surviving Bank, and the savings accounts issued by Clayton Bank and American City Bank shall be issued on the same terms by the Surviving Bank. In addition, any reference to either of the Merging Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merging Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Banks if the Bank Merger had not occurred.

Section 1.2 Name of Surviving Bank and Principal Office. The name of the Surviving Bank shall be “FirstBank.” The principal office of FirstBank shall continue to be 211 Commerce Street, Suite 300, Nashville, TN 37201 after the Effective Time. The branch offices of Clayton Bank, American City Bank and FirstBank will be operated as branch offices of the Surviving Bank immediately following the Effective Time.

Section 1.3 Charter. On and after the Effective Time, the Charter of FirstBank shall be the Charter of the Surviving Bank until amended in accordance with applicable law.

Section 1.4 Bylaws. On and after the Effective Time, the Bylaws of FirstBank shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.

Section 1.5 Directors and Officers. On and after the Effective Time, until changed in accordance with the Charter and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall be the directors of FirstBank immediately prior to the Effective Time and (ii) the officers of the Surviving Bank shall be the officers of FirstBank immediately prior to the Effective Time. The directors and officers of the Surviving Bank shall hold office in accordance with the Charter and Bylaws of the Surviving Bank.

Section 1.6 Capital of Surviving Bank. The amount of capital stock of the Surviving Bank authorized immediately following the Effective Time shall continue to be [●] shares of common stock, par value $[●] per share, and [●] shares of preferred stock, no par value per share, of which [●] shares of common stock are issued and outstanding as of the date hereof.

Section 1.7 Income Tax Treatment. Each party to this Agreement agrees to treat the Bank Merger for all income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended and hereby adopts this Agreement as a result of execution thereof as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties shall file a tax return or take any position with any taxing authority that is inconsistent with the tax treatment described in the preceding sentence.

Section 1.8 Offices. The offices of the Surviving Bank are set forth on Exhibit A.

ARTICLE II

MISCELLANEOUS

Section 2.1 Conditions Precedent. The respective obligations of each party pursuant to this Agreement shall be subject to the approval by (i) the respective Boards of Directors of Clayton Bank, American City Bank and FirstBank, (ii) the respective sole shareholder of Clayton Bank, American City Bank and FirstBank, (iii) the FDIC, (iv) the Tennessee Department of Financial Institutions (the “TDFI”), and (v) other regulatory authorities as applicable.

A-1-65

Section 2.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any applicable principles of conflicts of laws that would result in the application of the law of another jurisdiction.

Section 2.3 Counterparts. This Agreement may be executed (by facsimile or otherwise) by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 2.4 Amendments. To the extent permitted by the FDIC and the TDFI, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

Section 2.5 Successors. This Agreement shall be binding on the successors of Clayton Bank, American City Bank and FirstBank.

[Signature page follows]

A-1-66

IN WITNESS WHEREOF, FirstBank, Clayton Bank and Trust and American City Bank have caused this Plan of Bank Merger to be executed by their duly authorized officers as of the date first set forth above.

FIRSTBANK

ATTEST:

By:
Name:	James L. Gordon		Name:	Christopher T. Holmes
Title:	Chief Financial Officer		Title:	President and Chief Executive Officer

CLAYTON BANK AND TRUST

ATTEST:

By:
Name:			Name:
Title:			Title:

AMERICAN CITY BANK

ATTEST:

By:
Name:			Name:
Title:			Title:

A-1-67

EXHIBIT A

BANKING OFFICES OF THE RESULTING BANK

Main Office:

211 Commerce Street, Suite 300

Nashville, TN 37201

Branch Offices:

[To be provided]

A-1-68

EXHIBIT B

Form of Release

A-1-69

SELLER RELEASE

THIS RELEASE is entered into as of                     , 2017 (the “Release”) by Clayton HC, Inc., a Tennessee corporation (“Seller”), in favor of FirstBank, a Tennessee commercial bank (“Buyer”), Clayton Bank & Trust, a Tennessee commercial bank (“Clayton Bank”), American City Bank, a Tennessee commercial bank (“American City Bank”, and, together with Clayton Bank, “Seller Banks”)1. Capitalized terms used herein without definition shall have the meanings provided therefor in the Purchase Agreement (as hereinafter defined).

W I T N E S S E T H

WHEREAS, Seller is a party to that certain Stock Purchase Agreement dated as of January     , 2017 (the “Purchase Agreement”) by and among FB Financial Corporation, a Tennessee corporation, Buyer, Seller, Clayton Bank & Trust, a Tennessee commercial bank (“Clayton Bank”), the Seller Banks, and James L. Clayton, a resident of Tennessee and a significant shareholder of Seller (“Clayton”);

WHEREAS, pursuant to the Purchase Agreement, Buyer purchased all of the issued and outstanding common stock of the Seller Banks from Seller (the “Stock Purchase”);

WHEREAS, Seller will enjoy substantial benefits from the consummation of the transactions contemplated by the Purchase Agreement; and

WHEREAS, the execution and delivery of this Release is a condition to the obligations of Buyer to consummate the Stock Purchase.

NOW, THEREFORE, in consideration of the provisions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby acknowledges and agrees as follows:

1. Release. Seller, without any other action being required to be taken, forever waives, releases and discharges the Seller Banks of and from any and all causes of actions, suits, debts, obligations, liabilities, proceedings, orders, damages, judgments, claims, demands and remedies of any nature, whether known or unknown, foreseeable or unforeseeable, liquidated or unliquidated, or insured or uninsured (collectively, “Claims”) that Seller has, has ever had or may hereafter have against the Seller Banks arising out of or relating to events occurring or circumstances existing prior to the Closing. Notwithstanding the foregoing, this Release shall not apply to (i) any obligations of the Seller Banks under or in connection with the Purchase Agreement or any of the documents executed and/or delivered in connection therewith or (ii) Claims exclusively related to Seller as a depositor or customer of the Seller Banks.

2. Further Acknowledgement. Seller acknowledges and warrants that it (a) has carefully read this Release with the opportunity and encouragement to seek the advice and consultation of independent legal counsel, and (b) fully understands that this Release is final and binding, that this Release is intended to release the Seller Banks from any and all Claims that Seller has, has ever had or may hereafter have against any of the Seller Banks, except as set forth in Section 1 above, and that this Release is fair.

3. Binding Nature. This Release shall be binding upon Seller and its successors and assigns.

[1]	James L. Clayton to enter into same form of release, which in addition to the exceptions provided in clause (i) and clause (ii) of Section 1 will include the following additional exception: “any indemnification or advancement of expenses that Clayton may be entitled to from the Seller Banks, in his capacity as an officer or director of the Seller Banks, pursuant to the relevant provisions of applicable state law and the charter and bylaws of the Seller Banks”.

A-1-70

4. Governing Law. The validity, interpretation, performance and enforcement of this Release shall be governed by and shall be construed and interpreted according to the laws of the State of Tennessee, without reference to any conflicts of law principles that would operate to make the internal laws of any other jurisdiction applicable.

5. Enforceability. If any provision of this Release shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of Seller as expressed in, and the benefits provided by, this Release or (b) if such provision cannot be so reformed, such provision shall be severed from this Release and an equitable adjustment shall be made to this Release (including addition of necessary further provisions to this Release) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Release.

6. Amendment. This Release may not be modified or amended except in a writing signed by the person or persons against whose interest such modification or amendment shall operate.

7. Counterparts. This Release may be executed in any number of counterparts, each of which shall be an original document and all of which together shall constitute one agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or e-mail of a PDF file containing a copy of an executed agreement (or signature page thereto), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[signature on the following page]

A-1-71

IN WITNESS WHEREOF, Seller has executed and delivered this Release Agreement as of the Effective Date.

CLAYTON HC, INC.

By:
Name:
Title:

A-1-72

EXHIBIT C

Form of Subordinated Note

A-1-73

FIRSTBANK

Unsecured Fixed-to-Floating Rate Subordinated Note Due [●], 2027

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND.

THIS OBLIGATION IS SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE OBLIGATIONS OF FIRSTBANK (THE “ISSUER”) TO ITS GENERAL AND SECURED CREDITORS AND IS UNSECURED. IT IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE ISSUER OR ANY OF ITS SUBSIDIARIES.

THE ISSUER MAY REQUIRE PRIOR WRITTEN CONSENT OF THE FEDERAL RESERVE IN ORDER TO PREPAY ANY PART OF THIS OBLIGATION.

THIS NOTE MAY BE SOLD ONLY IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS NOTE IS ISSUED SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, EXERCISE AND OTHER PROVISIONS SET FORTH HEREIN, AND THE NOTE REPRESENTED BY THIS INSTRUMENT MAY NOT BE TRANSFERRED OR EXERCISED EXCEPT IN COMPLIANCE WITH SUCH PROVISIONS. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH THE TERMS OF THIS NOTE WILL BE VOID.

ANY INSURED DEPOSITORY INSTITUTION WHICH SHALL BE A NOTEHOLDER OR WHICH OTHERWISE SHALL HAVE ANY BENEFICIAL INTEREST IN THIS NOTE SHALL BY ITS ACCEPTANCE HEREOF BE DEEMED TO HAVE WAIVED ANY RIGHT OF OFFSET WITH RESPECT TO THE INDEBTEDNESS EVIDENCED HEREBY.

A-1-74

Principal Amount:	$60,000,000

FirstBank

Unsecured Fixed-to-Floating Rate Subordinated Note Due [●], 2027

1. Payment.

(a) FirstBank, a Tennessee state chartered bank (the “Issuer”), for value received, hereby promises to pay to Clayton HC, Inc. (the “Noteholder”), the principal sum of Sixty Million Dollars (U.S.) ($60,000,000) plus accrued but unpaid interest on [●], 2027 (the “Maturity Date”) and to pay interest on such principal amount (i) at the fixed rate of 5.5% per annum (computed on the basis of a 360-day year of twelve 30-day months) from and including [●], 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided, to but excluding [●], 20221 or any early redemption date, and (ii) at the rate per annum equal to the greater of (A) three-month LIBOR rate plus 450 basis points (4.5%) (computed on the basis of a 360-day year of twelve 30-day months) and (B) 5.75%, from and including [●], 20222 to the Maturity Date or any early redemption date. Payments shall be paid or duly provided for monthly on the 1st of each month (“Interest Payment Dates”), commencing on [●], 2017, but excluding [●], 2017, until the principal hereof is paid or made available for payment.

(b) Any payment of principal of or interest on this Subordinated Note (this “Note”) that would otherwise become due and payable on a day which is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest shall accrue in respect of such payment for the period after such day. The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banks in the State of Tennessee are generally authorized or required by law or executive order to be closed.

(c) For purposes hereof:

(i) “Determination Date” with respect to an Interest Period for a floating rate payment will be the second London Banking Day preceding the first day of such Interest Period.

(ii) “Interest Period” for a floating rate payment means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date.

(iii) “LIBOR” with respect to an Interest Period for a floating rate payment will be the ICE Benchmark Administration London Interbank Offered Rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on the appropriate page of the Reuters Screen as of 11:00 a.m., London time, on the Determination Date. If such screen does not include such a rate or is unavailable on a Determination Date, the Issuer will request the principal London office of each of four major banks in the London interbank market, as selected by the Issuer, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Issuer will request each of three major banks in New York City, as selected by the Issuer, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such

[1]	Five year anniversary.
[2]	Five year anniversary.

A-1-75

Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

(iv) “London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

(v) “Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

(vi) “Reuters Screen” means the display page so designated on the Reuters service, or any successor source, a division of Thomson Reuters Corporation (“Reuters”), or its successor.

2. Subordination. The indebtedness of the Issuer evidenced by this Note shall be subordinate and junior in right of payment to the following, whether now outstanding or subsequently created, assumed or incurred (collectively, “Senior Indebtedness”): (a) all indebtedness of the Issuer for money borrowed, whether or not evidenced by bonds, debentures, securities, notes or other written instruments; (b) any deferred obligations of the Issuer for the payment of the purchase price of property or assets acquired other than in the ordinary course of business; (c) all obligations, contingent or otherwise, of the Issuer in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions; (d) any capital lease obligations of the Issuer; (e) all obligations of the Issuer in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar arrangements; (f) all obligations of the type referred to in clauses (a) through (e) of other persons for the payment of which the Issuer is responsible or liable as obligor, guarantor or otherwise; and (g) all obligations of the types referred to in clauses (a) through (f) of other persons secured by a lien on any property or asset of the Issuer; except “Senior Indebtedness” does not include (i) any obligation that by its terms is on parity with this Note, (ii) any indebtedness between the Issuer and any of its subsidiaries or Affiliates or (iii) the Junior Subordinated Indebtedness (as defined below).

In the event of any insolvency, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Issuer, whether voluntary or involuntary, holders of Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on this Note. In the event of any such proceeding, after payment in full of all sums owing with respect to the Senior Indebtedness, the registered holder of this Note, together with the holders of any obligations of the Issuer ranking on a parity with this Note, shall be entitled to be paid from the remaining assets of the Issuer the unpaid principal thereof, and the unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any present or future obligations of the Issuer ranking junior to this Note (collectively, “Junior Subordinated Indebtedness”), which includes any obligation that by its terms is subordinated to this Note.

If there shall have occurred and be continuing (a) a default in any payment with respect to any Senior Indebtedness or (b) an event of default with respect to any Senior Indebtedness as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default shall have been cured or waived or shall have ceased to exist, no payments shall be made by the Issuer with respect to this Note. The provisions of this paragraph shall not apply to any payment with respect to which the immediately preceding paragraph of this Section 2 would be applicable.

Nothing herein shall impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note in accordance with its terms. Nothing herein shall act to prohibit, limit or impede the Issuer from issuing additional debt of the Issuer having the same rank as this Note or which may be junior or senior in rank to this Note.

A-1-76

3. Merger and Sale of Assets. The Issuer shall not merge into another entity or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

(a) the continuing entity into which the Issuer is merged or the person which acquires by conveyance or transfer or which leases the properties and assets of the Issuer substantially as an entirety shall be a corporation, association or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and any premium and interest on this Note according to its terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Issuer to be performed or observed; and

(b) immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

4. Events of Default; Acceleration; Compliance Certificate. If any of the following events shall occur and be continuing (each an “Event of Default”):

(a) the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to the Issuer or all or substantially all of its property, or shall make an assignment for the benefit of creditors; or

(b) a court or other governmental agency or body having jurisdiction on the premises shall enter a decree or order for the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to the Issuer or all or substantially all of the property of the Issuer, or for the winding up of the affairs or business of the Issuer and such decree or order shall have remained in force for 60 days;

then, and in each such case, unless the principal of this Note already shall have become due and payable, the Noteholder, by notice in writing to the Issuer, may declare the principal amount of this Note to be due and payable immediately and, upon any such declaration the same shall become and shall be immediately due and payable. The Issuer waives demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices.

The Issuer, within 45 calendar days after the receipt of written notice from the Noteholder of the occurrence of an Event of Default with respect to this Note, shall mail to the Noteholder, at its addresses shown on in Section 10 below, such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice as certified by the Issuer in writing.

Prior to any acceleration of this Note, the Noteholder may waive any past Event of Default. In addition, the Noteholder may rescind a declaration of acceleration of this Note before any judgment has been obtained if (i) the Issuer pays all matured installments of principal of and interest on this Note (other than installments due by reason of acceleration) and interest on the overdue installments and (ii) all other Events of Default with respect to this Note have been cured or waived.

THIS NOTE MAY NOT BE REPAID PRIOR TO THE MATURITY DATE, WHETHER PURSUANT TO AN ACCELERATION UPON AN EVENT OF DEFAULT OR OTHERWISE, WITHOUT THE PRIOR WRITTEN APPROVAL OF THE FEDERAL RESERVE.

5. Failure to Make Payment. In the event of failure by the Issuer to make any required payment of principal or interest on this Note (and, in the case of payment of interest, such failure to pay shall have continued for 30 calendar days), the Issuer will, upon demand of the Noteholder, pay to the Noteholder the whole amount then due and payable on this Note for principal and interest (without acceleration), with interest on the overdue principal and interest at the rate borne by this Note, to the extent permitted by applicable law. If the Issuer fails to pay such amount upon such demand, the Noteholder may, among other things, institute a judicial proceeding for the

A-1-77

collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer.

Upon the occurrence of a failure by the Issuer to make any required payment of principal or interest on this Note, the Issuer shall not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Issuer’s capital stock, (b) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Issuer that rank equal with or junior to this Note, or (c) make any payments under any guarantee that ranks equal with or junior to this Note, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of Issuer’s common stock; (ii) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of Issuer’s capital stock or the exchange or conversion of one class or series of Issuer’s capital stock for another class or series of Issuer’s capital stock; (iv) the purchase of fractional interests in shares of Issuer’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of Issuer’s common stock related to the issuance of common stock or rights under any of benefit plans for Issuer’s directors, officers or employees or any of Issuer’s dividend reinvestment plans.

6. Redemption or Repayment. The Issuer, in its discretion but subject to the prior written approval of the FDIC and the Tennessee Department of Financial Institutions, to the extent such prior approval is required, shall have the right to redeem or prepay this Note, in whole or in part, without premium or penalty, at any time on or after [●], 20223, and prior to the Maturity Date, on any Interest Payment Date at a price of 100% of the principal amount of this Note to be redeemed or prepaid on such date, plus interest accrued and unpaid to the date of redemption or prepayment. Any such redemption or prepayment shall be subject to receipt of any and all required regulatory approvals. In the case of any redemption or prepayment of this Note, the Issuer will give the Noteholder notice not less than 30 nor more than 60 calendar days prior to the redemption or prepayment date as to the aggregate principal amount to be redeemed or prepaid.

7. Payment Procedures. Payment of the principal and interest payable on the Maturity Date will be made by check, or by wire transfer in immediately available funds to a bank account in the United States designated by the Noteholder of this Note if such Noteholder shall have previously provided wire instructions to the Issuer, upon presentation and surrender of this Note at the Payment Office (as defined in Section 10 below) or at such other place or places as the Issuer shall designate by notice to the Noteholder as the Payment Office, provided that this Note is presented to the Issuer in time for the Issuer to make such payments in such funds in accordance with its normal procedures. Payments of interest (other than interest payable on the Maturity Date) shall be made by wire transfer in immediately available funds or check mailed to the registered Noteholder, as such person’s address appears in Section 10 below. To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal or interest on this Note not paid when due. All payments on this Note shall be applied first to accrued interest and then the balance, if any, to principal.

8. Form of Payment. Payments of principal and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

9. Transfer. This Note shall not be transferred or assigned by the Noteholder without the prior written consent of the Issuer, except that the Noteholder may assign or transfer this note to James L. Clayton of an Affiliate of James L. Clayton upon thirty (30) days’ advance notice to the Issuer and an agreement by James L. Clayton or such Affiliate to be bound by the terms of this Agreement in a form reasonably satisfactory to the Issuer. For purposes of this Note, “Affiliate” shall mean, with respect to any Person, an “affiliate” as defined in Rule 405 of the rules and regulations promulgated under the Securities Act.

[3]	Five year anniversary.

A-1-78

10. Notices. All notices to the Issuer under this Note shall be in writing and addressed to the Issuer at FirstBank, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, or to such other address as the Issuer may notify to the Noteholder (the “Payment Office”). All notices to the Noteholder shall be in writing and sent by first-class mail to the Noteholder at Clayton HC, Inc., 520 West Summit Hill Drive, Knoxville, Tennessee 37902.

11. Absolute and Unconditional Obligation of the Issuer. No provisions of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

12. Waiver and Consent.

(a) Any consent or waiver given by the Noteholder of this Note shall be conclusive and binding upon the Noteholder and upon all future holders of this Note and of any Note issued upon the transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

(b) No delay or omission of the Noteholder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

(c) Any insured depository institution which shall be a Noteholder of this Note or which otherwise shall have any beneficial ownership interest in this Note shall, by its acceptance of such Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

13. Governing Law; Interpretation. This Note shall be governed by and construed in accordance with applicable federal law and the laws of the State of Tennessee, without regard to conflict of laws principles of said state. This Note is intended to meet the criteria for qualification of the outstanding principal as Tier 2 capital under the regulatory guidelines of the Board of Governors of the Federal Reserve System, and the terms hereof shall be interpreted in a manner to satisfy such intent.

14. Priority. This Note ranks pari passu, in the event of any insolvency proceeding, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding up of the Issuer, with all other present or future unsecured subordinated debt obligations of the Issuer, except any unsecured subordinated debt that may be expressly stated to be senior to or subordinate to this Note.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

A-1-79

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and attested and its corporate seal to be hereunto affixed.

FIRSTBANK

By:
Name:
Title:

ATTEST:

CLAYTON HC, INC.

By:
Name:
Title:

A-1-80

EXHIBIT D

Form of Amended and Restated Shareholder’s Agreement

A-1-81

AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

BY AND BETWEEN

FB FINANCIAL CORPORATION,

JAMES W. AYERS,

JAMES L. CLAYTON

AND

CLAYTON HC, INC.

DATED AS OF [●], 2017

A-1-82

SECTION 1.	DEFINITIONS	A-1-84

1.1.	Drafting Conventions; No Construction Against Drafter.	A-1-84

1.2.	Defined Terms.	A-1-85

SECTION 2.	REPRESENTATIONS AND WARRANTIES	A-1-87

2.1.	Representations and Warranties of the Shareholders.	A-1-87

2.2.	Representations and Warranties of Company.	A-1-87

SECTION 3.	BOARD MATTERS	A-1-88

3.1.	Board of Directors.	A-1-88

3.2.	Committees of the Board of Directors.	A-1-89

3.3.	Observation Rights.	A-1-89

3.4.	Additional Management Provisions.	A-1-90

3.5.	Company.	A-1-

SECTION 4.	MISCELLANEOUS PROVISIONS	A-1-92

4.1.	Confidentiality.	A-1-92

4.2.	Reliance.	A-1-92

4.3.	Access to Agreement; Amendment and Waiver; Actions of the Board.	A-1-92

4.4	Notices.	A-1-93

4.5.	Counterparts.	A-1-93

4.6.	Remedies; Severability.	A-1-93

4.7.	Entire Agreement.	A-1-93

4.8.	Termination.	A-1-94

4.9.	Governing Law.	A-1-94

4.10.	Successors and Assigns; Beneficiaries.	A-1-94

4.11.	Consent to Jurisdiction; WAIVER OF JURY TRIAL.	A-1-94

4.12.	Further Assurances.	A-1-95

4.13.	Regulatory Matters.	A-1-95

4.14.	Inconsistent Agreements.	A-1-95

4.15.	Effectiveness of Agreement.	A-1-95

A-1-83

AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

This AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (as the same may be amended, modified or supplemented from time to time, the “Agreement”) is made as of [●], 2017 (the “Effective Time”) by and between FB Financial Corporation, a Tennessee corporation (the “Company”), James W. Ayers, an individual resident of the State of Tennessee (“Ayers”), James L. Clayton, an individual resident of the State of Tennessee (“James Clayton”), and Clayton HC, Inc., a Tennessee corporation (“Clayton HC,” and together with James Clayton, “Clayton,” and together with James Clayton and Ayers, the “Shareholders,” and each a “Shareholder”).

RECITALS

WHEREAS, in connection with the Company’s initial public offering (the “Initial Public Offering”) of its common stock, par value $1.00 per share (the “Common Stock”), the Company and Ayers entered into a Shareholders Agreement, dated September 15, 2016 (the “Original Agreement”);

WHEREAS, the Company has entered into that certain Stock Purchase Agreement, dated as of [●], 2017, by and among the Company, the Company’s wholly-owned banking subsidiary, FirstBank, James Clayton, Clayton HC and Clayton HC’s two wholly-owned banking subsidiaries, Clayton Bank & Trust and American City Bank (the “Clayton Banks”), pursuant to which FirstBank will acquire from Clayton HC all of the outstanding capital stock of the Banks (the “Clayton Acquisition”);

WHEREAS, James Clayton owns approximately 98% of the outstanding capital stock of Clayton HC and, as partial consideration for the Clayton Acquisition, the Company will issue 5,860,000 shares of Common Stock to Clayton HC, Inc. (the “Common Stock Consideration”) upon the consummation of the Clayton Acquisition;

WHEREAS, as an incentive for Clayton to consummate the Clayton Acquisition, the Company and Ayers desire to amend and restate the Original Agreement in its entirety as provided herein, effective upon the closing of Clayton Acquisition;

WHEREAS, the parties hereto agree upon the respective rights and obligations following the consummation of the Clayton Acquisition (the “Closing Date”) with respect to the securities of the Company now or hereafter outstanding and held by the Shareholders and certain corporate governance matters with respect to the Shareholders’ investment in the Company; and

WHEREAS, the Board of Directors of Company (the “Board of Directors”) has approved this amendment and restatement of the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Original Agreement in its entirety as follows:

SECTION 1.	DEFINITIONS

1.1. Drafting Conventions; No Construction Against Drafter.

(a) The headings in this Agreement are provided for convenience and do not affect its meaning. The words “include,” “includes” and “including” are to be read as if they were followed by the phrase “without limitation.” Unless specified otherwise, any reference to an agreement means that agreement as amended or

A-1-84

supplemented, subject to any restrictions on amendment contained in such agreement. Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations. If any date specified in this Agreement as a date for taking action falls on a day that is not a business day, then that action may be taken on the next business day. Unless specified otherwise, the words “party” and “parties” refer only to a party named in this Agreement or one who joins this Agreement as a party pursuant to the terms hereof.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and there is to be no presumption or burden of proof or rule of strict construction favoring or disfavoring any party because of the authorship of any provision of this Agreement.

1.2. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Affiliate” means, with respect to any Person, an “affiliate” as defined in Rule 405 of the rules and regulations promulgated under the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble.

“Ayers” shall have the meaning set forth in the Preamble.

“Ayers Designee” shall have the meaning as set forth in Section 3.1(a)(i).

“beneficially own” shall have the meaning ascribed to such terms in Rule 13d-3 under the Exchange Act.

“Board of Directors” shall have the meaning set forth in the Recitals.

“Bylaws” shall mean Company’s amended and restated bylaws in effect as of the Closing Date, as amended from time to time.

“Charter” shall mean Company’s amended and restated articles of incorporation in effect as of the Closing Date, as amended from time to time.

“Clayton” shall have the meaning set forth in the Preamble.

“Clayton Acquisition” shall have the meaning set forth in the Recitals.

“Clayton Designee” shall have the meaning set forth in Section 3.1(a)(ii).

“Clayton HC” shall have the meaning set forth in the Recitals.

“Clayton Termination Date” shall have the meaning set forth in Section 4.8(c).

“Closing Date” shall have the meaning set forth in the Recitals.

“Common Stock” shall have the meaning set forth in the Recitals, together with any shares of stock or other securities issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Common Stock Consideration” shall have the meaning set forth in the Recitals.

A-1-85

“Company” shall have the meaning set forth in the Preamble and shall include any successor thereto.

“Director” shall mean a member of the Board of Directors.

“Effective Time” shall have the meaning set forth in the Preamble.

“Equity Securities” shall have the meaning set forth in Section 3.5(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Group” means a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Initial Public Offering” shall have the meaning set forth in the Recitals.

“James Clayton” shall have the meaning set forth in the Recitals.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority and shall include, for the avoidance of any doubt, the Tennessee Business Corporation Act and the listing or other standards of any applicable stock exchange

“Necessary Action” shall mean, with respect to a specified result, all actions (to the extent such actions are permitted by Law and, in the case of any action by Company that requires a vote or other action on the part of the Board of Directors, to the extent such action is consistent with the fiduciary duties that the Board of Directors may have in such capacity) necessary or desirable to cause such result, including (i) attending meetings in person or by proxy for purposes of obtaining a quorum, (ii) voting or providing a written consent or proxy with respect to Shares, (iii) causing the adoption of resolutions and amendments to the organizational documents of Company, (iv) executing agreements and instruments and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Permanent Disability” shall mean, with respect to either Shareholder, the inability of such Shareholder, as reasonably determined by the Company, to perform, in the case of Ayers, the essential functions of his regular duties and responsibilities under this Agreement or, in the case of Clayton, the essential functions of a Director, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of twelve (12) consecutive months. At the request of the applicable Shareholder or his personal representative, the determination by the Company that the Permanent Disability of such Shareholder has occurred shall be certified by a physician mutually agreed upon by such Shareholder, or his personal representative, and the Company.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).

“Regulatory Consent” shall mean the written approval or confirmed non-objection by an official of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Atlanta that the Depository Institution Management Interlocks Act and its implementing regulations do not prohibit Clayton from service as a Director or from designating a representative or nominee Director in accordance with this Agreement.

“Removal Notice” shall have the meaning as set forth in Section 3.1(c)(i).

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations thereunder.

A-1-86

“Shareholder” and “Shareholders” shall have the meanings set forth in the Preamble.

“Shares” shall mean, at any time, (i) any shares of Common Stock and (ii) any other equity securities now or hereafter issued by Company, together with any options thereon and any other shares of stock or other securities issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Total Number of Directors” shall have the meaning as set forth in Section 3.1(a)(i).

SECTION 2.	REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Shareholders.

(a) Ayers hereby individually represents, warrants and covenants to Company as follows: (i) Ayers has full legal capacity to enter into this Agreement and perform its obligations hereunder; (ii) this Agreement constitutes the valid and binding obligation of Ayers enforceable against Ayers in accordance with its terms; and (iii) the execution, delivery and performance by Ayers of this Agreement does not and will not: (A) violate any Law, rules or regulations of the United States or any state or other jurisdiction applicable to Ayers, or require Ayers to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (B) constitute a breach of or default under any material agreement to which Ayers is a party.

(b) James Clayton hereby individually represents, warrants and covenants to Company as follows: (i) James Clayton has full legal capacity to enter into this Agreement and perform its obligations hereunder; (ii) this Agreement constitutes the valid and binding obligation of James Clayton enforceable against James Clayton in accordance with its terms; and (iii) the execution, delivery and performance by James Clayton of this Agreement does not and will not: (A) violate any Law, rules or regulations of the United States or any state or other jurisdiction applicable to James Clayton, or require James Clayton to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (B) constitute a breach of or default under any material agreement to which James Clayton is a party.

2.2. Representations and Warranties of Clayton HC and the Company.

(a) Clayton HC hereby represents, warrants and covenants to Company as follows: (i) Clayton HC has full corporate power and authority to enter into this Agreement and perform its obligations hereunder; (ii) this Agreement constitutes the valid and binding obligation of Clayton HC enforceable against it in accordance with its terms; and (iii) the execution, delivery and performance by Clayton HC of this Agreement does not and will not: (A) violate any Law, rules or regulations of the United States or any state or other jurisdiction applicable to Clayton HC, or require Clayton HC to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (B) result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Clayton HC is a party or by which the property of Clayton HC is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of Clayton HC.

(b) Company hereby represents, warrants and covenants to each Shareholder as follows: (i) Company has full corporate power and authority to enter into this Agreement and perform its obligations hereunder; (ii) this Agreement constitutes the valid and binding obligation of Company enforceable against it in accordance with its terms; and (iii) the execution, delivery and performance by Company of this Agreement does not and will not: (A) violate any Law, rules or regulations of the United States or any state or other jurisdiction applicable

A-1-87

to Company, or require Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (B) result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Company is a party or by which the property of Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of Company.

SECTION 3.	BOARD MATTERS

3.1. Board of Directors. Effective as of the Closing Date:

(a) Rights to Designate. Each Shareholder hereby agrees to vote, or cause to be voted, all of its Shares, at any annual or special meeting, by written consent, or otherwise, and will take all Necessary Actions within the Shareholder’s control, and Company will take all Necessary Actions within its control, to cause the authorized number of directors on the Board of Directors to be established and remain between 7 and 9, with such number approved pursuant to the Bylaws and Charter, and to elect or appoint or cause to be elected or appointed to the Board of Directors and cause to be continued in office (subject to Section 4.8):

(i) a number of designees of Ayers determined as follows: (A) up to a majority of the total number of directors comprising the Board of Directors (the “Total Number of Directors”), so long as Ayers beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of Common Stock; (B) up to 40% of the Total Number of Directors, in the event that Ayers beneficially owns, directly or indirectly, more than 40%, but less than or equal to 50%, of the then outstanding shares of Common Stock; (C) up to 30% of the Total Number of Directors, in the event that Ayers beneficially owns, directly or indirectly, more than 30%, but less than or equal to 40%, of the then outstanding shares of Common Stock; (D) up to 20% of the Total Number of Directors, in the event that Ayers beneficially owns, directly or indirectly, more than 20%, but less than or equal to 30%, of the then outstanding shares of Common Stock; (E) up to 10% of the Total Number of Directors, in the event that Ayers beneficially owns, directly or indirectly, at least 5% of the then outstanding shares of Common Stock; and (F) no directors in the event that Ayers beneficially owns, directly or indirectly, less than 5% of the then outstanding shares of Common Stock. For purposes of calculating the number of directors that Ayers is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., 1 1⁄4 Directors shall equate to two Directors) and any such calculations shall be made on a pro forma basis, including, for the avoidance of doubt, taking into account any increase in the size of the Board of Directors. In the event that Ayers has nominated less than the total number of designees that Ayers shall be entitled to nominate pursuant to this Section 3.1(a), Ayers shall have the right, at any time, to nominate such additional designees to which he is entitled, in which case, the Board of Directors shall take all Necessary Action to (x) increase the size of the Board of Directors as required to enable Ayers to so nominate such additional designees and (y) designate such additional designees nominated by Ayers to fill such newly-created vacancies. Each such designee whom Ayers shall actually nominate pursuant to this Section 3.1(a)(i) and is thereafter elected to the Board of Directors to serve as a Director shall be referred to herein as an “Ayers Designee”;

(ii) if (A) the Regulatory Consent has been obtained for such designation rights and (B) such designation is not otherwise prohibited by any applicable law, including but not limited to the Depository Institution Management Interlocks Act and its implementing regulations, a designee of James Clayton, which designee shall initially be James Clayton and, if James Clayton is unable or unwilling to serve as a Director, such designee shall be a designee that is reasonably acceptable to the Board and would qualify as an independent Director and shall initially be designated no later than thirty days following the closing of the Clayton Acquisition (as determined in accordance with applicable NYSE rules and the Company’s corporate governance guidelines) (such designee whom

A-1-88

James Clayton shall actually nominate pursuant to this Section 3.1(a)(ii) and is thereafter elected to the Board of Directors to serve as a Director shall be referred to herein as a “Clayton Designee”);

(iii) the chief executive officer of Company and its subsidiaries, who initially shall be Christopher T. Holmes, shall serve on the Board of Directors of the Company; and

(iv) each additional designee shall be filled as provided in the Charter and Bylaws.

Company shall cause the individuals designated in accordance with this Section 3.1(a) to be nominated for election to the Board of Directors, shall solicit proxies in favor thereof, and at each meeting of the shareholders of Company at which directors of Company are to be elected, shall recommend that the shareholders of Company elect to the Board of Directors each such individual nominated for election at such meeting.

(b) Initial Ayers Designees. The initial Ayers Designees pursuant to the provisions of Section 3.1(a)(i) of this Agreement shall be Ayers, Orrin H. Ingram, Stuart C. McWhorter, William F. Andrews and Agenia Clark. Any remaining undesignated Ayers Designees shall be designated by Ayers at such time as they shall determine.

(c) Removal and Replacement of Ayers Designees.

(i) Ayers may remove an Ayers Designee by sending a written notice to Company’s Secretary stating the name of the designee to be removed from the Board of Directors (the “Removal Notice”) and, upon receipt of such notice by Company’s Secretary, such designee shall be deemed to have resigned from the Board of Directors (and such a designee shall only be removed in such manner).

(ii) If at any time any Ayers Designee ceases to serve on the Board of Directors (whether due to death, disability, resignation, removal or otherwise), Ayers shall designate or nominate a successor to fill the vacancy created thereby on the terms and subject to the conditions of Section 3.1(a) of this Agreement, and the Company will take all Necessary Actions within its control, to cause the designated successor to be elected to fill such vacancy. In the event that Ayers does not, pursuant to Section 3.1(a) of this Agreement, have the right to designate an individual to fill such vacancy, then such vacancy shall be filled as provided in the Charter and the Bylaws.

(d) Removal and Replacement of Clayton Designee. Following receipt of the Regulatory Consent and for so long as James Clayton has the right to designate a Clayton Designee:

(i) James Clayton may remove a Clayton Designee by sending a Removal Notice with respect to the Clayton Designee and, upon receipt of such notice by Company’s Secretary, such designee shall be deemed to have resigned from the Board of Directors (and such a designee shall only be removed in such manner).

(ii) If at any time any Clayton Designee ceases to serve on the Board of Directors (whether due to death, disability, resignation, removal or otherwise), James Clayton shall designate or nominate a successor to fill the vacancy created thereby no later than thirty days following such vacancy on the terms and subject to the conditions of Section 3.1(a) of this Agreement, and the Company will take all Necessary Actions within its control, to cause the designated successor to be elected to fill such vacancy. In the event that James Clayton does not, pursuant to Section 3.1(a) of this Agreement, have the right to designate an individual to fill such vacancy, then such vacancy shall be filled as provided in the Charter and the Bylaws.

(e) Expenses. Each Director shall be entitled to reimbursement from Company for his or her reasonable out-of-pocket expenses (including travel) incurred in attending any meeting of the Board of Directors or any committee thereof or governing body of any subsidiary of Company or any committee thereof.

3.2. Committees of the Board of Directors. For so long as the Company qualifies as a “controlled company” under applicable listing standards and subject to applicable Law, Ayers shall have the right, but not the

A-1-89

obligation, to designate (a) a majority of the members of any Nominating and Corporate Governance Committee or similar committee of the Board of Directors and (b) up to two members of any Compensation Committee or similar committee of the Board of Directors. In the event that the Company no longer qualifies as a “controlled company” under applicable listing standards, Ayers shall continue to have the right to designate at least one member of each such committee of the Board of Directors for so long as permitted under applicable Law; provided, however, Ayers shall cease to have such right to designate a committee member in the event that Ayers ceases to have the right to designate a Director pursuant to Section 3.1(a) of this Agreement.

3.3. Observation Rights. If the Regulatory Consent is not received, during the period prior to the Clayton Termination Date, the Company shall invite a designee of James Clayton, which designee shall be reasonably acceptable to the Board and shall initially be James Clayton, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such designee copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such designee shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such designee from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

3.4. Additional Management Provisions.

(a) The Shareholders and Company hereby agree, notwithstanding anything to the contrary in any other agreement or at law or in equity, that, to the maximum extent permitted by Law, when a Shareholder takes any action under this Agreement to give or withhold its consent, such Shareholder shall have no duty (fiduciary or other) to consider the interests of Company and may act exclusively in its own interest in its capacity as a Shareholder and shall have only the duty to act in good faith; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement.

(b) The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of Company’s Bylaws. Each of the parties covenants and agrees to take all Necessary Actions within its control to ensure that the Charter and Bylaws do not, at any time, conflict with the provisions of this Agreement.

(c) For so long as Company qualifies as a “controlled company” under the applicable listing standards then in effect, Company will elect to be a “controlled company” for purposes of such applicable listing standards, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. Company and the Shareholders acknowledge and agree that, as of the date of this Agreement, Company is a “controlled company.” After Company ceases to qualify as a “controlled company” under applicable listing standards then in effect, Ayers acknowledges that a sufficient number of its designees will be required to qualify as “independent directors” to ensure that the Board of Directors complies with such applicable listing standards in the time periods required by the applicable listing standards then in effect, and shall discuss and use commercially reasonable efforts to agree upon appropriate changes to their designees consistent with the foregoing.

3.5. Standstill Agreement.

(a) Except as provided herein or as otherwise consented to by the Company, Clayton covenants and agrees that, from and after the date hereof, it shall not, and it shall cause each of its Affiliates not to, singly or as part of a Group, directly or indirectly:

(i) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the beneficial ownership of any additional securities of the Company (or any warrants,

A-1-90

options, or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any securities of the Company) that would result in Clayton beneficially owning in excess of the number of voting securities of the Company issued to Clayton in the Clayton Acquisition, plus 5% of such number of voting securities;

(ii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any securities of the Company or become a “participant” in any “election contest” (as such terms are defined in the Exchange Act) with respect to the Company;

(iii) form, join, or knowingly encourage, or participate in any way in the formation of any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any shares of Common Stock (except for clarification to the extent any such group could be deemed formed with respect to this Agreement or any conduct by the Stockholders contemplated hereunder or thereunder);

(iv) except as contemplated by this Agreement, grant or agree to grant any proxy or other voting power to any Person other than the Company or other Persons designated by the Company to vote at any meeting of the stockholders of the Company, or deposit any shares of Common Stock into a voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting thereof;

(v) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or otherwise, or induce or attempt to induce any other person to initiate any stockholder proposal;

(vi) except as contemplated by this Agreement, seek election to or seek to place a representative on the Board of the Company or seek removal of any member of the Board;

(vii) (A) solicit, seek to effect, negotiate with or provide any information to any other person with respect to, (B) make any public statement or proposal, whether written or oral, to the Board or any director or officer of the Company with respect to, or (C) make any public announcement or proposal whatsoever with respect to, any form of business combination transaction involving the Company (other than as contemplated by the Merger Agreement), including, without limitation, a merger, exchange offer, or sale of substantially all the assets or liquidation of the Company, or any restructuring, recapitalization or similar extraordinary transaction with respect to the Company;

(viii) seek publicly to have called any special meeting of the stockholders of the Company;

(ix) seek publicly to have the Company waive, amend or modify any of the provisions contained in this Section 3.5;

(x) publicly disclose or announce any intention, plan or arrangement to do any of the foregoing; or

(xi) advise, assist, instigate or encourage any third party to do any of the foregoing.

provided, however, that this Section 3.5 of this Agreement shall not (i) prohibit or restrict any action taken by any Director, including any Clayton Designee, as members of the Board of Directors in such capacity, (ii) prevent, restrict, encumber or in any way limit the exercise of the fiduciary rights and obligations of any Clayton Designee as a member of the Board to take any action or make any statement at any meeting of the Board or any committee thereof, or otherwise to act, in each case, in their capacity as members of the Board; or (iii) apply to or restrict any discussions or other communications between or among: the Clayton Designee and the directors, officers or employees of the Company or its subsidiaries; the Clayton Designee and the directors, members, officers, employees or agents of Clayton HC or any affiliate of Clayton.

(b) Subject to Section 3.5(c) of this Agreement, the provisions of this Section 3.5 shall survive this Agreement until the Clayton Termination Date.

A-1-91

(c) The provisions of Section 3.5(a) and 3.5(b) of this Agreement shall no longer be in force and effect if, after the date hereof, (a) any person (other than Ayers or Ayer’s Affiliates or heirs and assigns) (i) becomes the beneficial owner of 50% or more of the outstanding equity securities of the Company entitled to vote in the normal course in the election of the Board of Directors (“Equity Securities”) or (ii) commences a tender or exchange offer which, if consummated, would make such person (or any of its affiliates) the beneficial owner of 50% or more of the Equity Securities and the Board of the Directors of the Company does not, within 10 business days after the commencement of such offer (or at any time thereafter at which it publicly takes a position with respect to such offer), recommend against stockholders tendering their shares in such offer or (b) the Company enters into a definitive agreement with a third party to effectuate a sale (including by way of a merger) of 50% or more of the consolidated assets of the Company and its wholly-owned subsidiaries or 50% or more of the voting equity of the Company.

3.6. Company. Company will not give effect to any action by a Shareholder which is in contravention of this Section III.

SECTION 4.	MISCELLANEOUS PROVISIONS

4.1. Confidentiality. Each Shareholder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in Company and its subsidiaries, any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of any confidentiality obligation by such Shareholder or its Affiliates), (b) is or has been independently developed or conceived by such Shareholder without use of Company’s confidential information or (c) is or has been made known or disclosed to such Shareholder by a third party (other than an Affiliate of the Shareholder) without a breach of any confidentiality obligations such third party may have to Company that is known to such Shareholder; provided, that, a Shareholder may disclose confidential information (i) to its attorneys, accountants, consultants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from the Shareholder as long as such prospective purchaser agrees to be bound by the provisions of this Section 4.1 as if a Shareholder, (iii) to any Affiliate, partner, member, limited partners, prospective partners or related investment fund of such Shareholder and its directors, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are subject to a customary confidentiality and non-disclosure obligation), (iv) as may be reasonably determined by the Shareholder to be necessary in connection with such Shareholder’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries, or (v) as may otherwise be required by Law or legal, judicial or regulatory process, provided that such Shareholder takes reasonable steps to minimize the extent of any required disclosure described in this clause (v); and provided, further, that the acts and omissions of any Person to whom such Shareholder may disclose confidential information pursuant to clauses (i) through (iii) of the preceding proviso shall be attributable to such Shareholder for purposes of determining such Shareholder’s compliance with this Section 4.1.

4.2. Reliance. Each covenant and agreement made by a party in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the Closing Date regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns.

4.3. Access to Agreement; Amendment and Waiver; Actions of the Board. Any party may waive in writing any provision hereof intended for its benefit, provided, that, in the case of any waiver by Company, such waiver is consented to in writing by each Shareholder; provided, however, that if any Shareholder dies, is Permanently Disabled or ceases to own 5% or more of the outstanding shares of Common Stock then such Shareholder’s consent shall not be required for any waiver. No failure or delay on the part of any party in exercising any right,

A-1-92

power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. This Agreement may be amended with the prior written consent of the Company and each Shareholder; provided, however, that if any Shareholder dies, is Permanently Disabled or ceases to own 5% or more of the outstanding shares of Common Stock this Agreement may be amended without such Shareholder’s consent.

4.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service, or delivered to the applicable party at the respective address indicated below:

If to Company:

FB Financial Corporation

211 Commerce Street, Suite 300

Nashville, TN 37201

Attn: General Counsel

If to Ayers:

Ayers Asset Management

211 Commerce Street, Suite 300

Nashville, Tennessee 37201

Attn: James W. Ayers, President

If to Clayton:

James L. Clayton

c/o Clayton Bank and Trust

520 West Summit Hill Drive

Knoxville, Tennessee 37902

Attn: James L. Clayton

All such notices, requests, demands and other communications shall, when mailed, telegraphed or sent, respectively, be effective (i) two days after being deposited in the mail or (ii) one day after being deposited with the express overnight courier service, respectively, addressed as aforesaid.

4.5. Counterparts. This Agreement may be executed in two or more counterparts, and delivered via facsimile, .pdf or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

4.6. Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any party will result in irreparable injury to the other parties, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance or injunctive relief (to the extent permitted at law or in equity). If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein are not to be in any way impaired thereby, it being intended that all of the rights and privileges of the parties be enforceable to the fullest extent permitted by Law.

4.7. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement as to the subject matter hereof and, together with the Bylaws and the Charter, intended to be complete and exclusive statement of the agreement and understanding of the parties with respect to that subject matter, and supersedes all prior agreements and undertakings among the parties hereto with regard to such subject matter.

A-1-93

4.8. Termination.

(a) This Agreement shall terminate (a) if the Clayton Acquisition is not consummated by [●], or (b) on the date that each Shareholder has either died, is Permanently Disabled or beneficially owns less than 5% of the outstanding shares of Common Stock.

(b) The designation rights of Ayers in Section 3.1(a)(i) shall terminate upon the earlier of the death or the Permanent Disability of Ayers or the date that Ayers beneficially owns less than 5% of the outstanding shares of Common Stock.

(c) The designation rights of Clayton in Section 3.1(a)(ii) and observation rights in Section 3.3 shall each terminate upon the earlier of (i) the death or the Permanent Disability of James Clayton, (ii) the date that James Clayton beneficially owns less than 5% of the outstanding shares of Common Stock or (iii) [●]1 (such earlier date, the “Clayton Termination Date”).

4.9. Governing Law. This Agreement is to be construed and enforced in accordance with the laws of the State of Tennessee, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

4.10. Successors and Assigns; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and assigns of the parties as contemplated herein, and shall also apply to any Common Stock acquired by either Shareholder after the date hereof; provided, that neither this Agreement nor any right arising under this Agreement may be assigned by any party hereto without the prior written consent of the Company and each Shareholder, and any attempted assignment, without such consent, will be null and void; provided, however, that if any Shareholder dies, is Permanently Disabled or ceases to own 5% or more of the outstanding shares of Common Stock the consent of such Shareholder shall not be required. Any successor to Company by way of merger or otherwise must specifically agree to be bound by the terms hereof as a condition of such succession.

4.11. Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a) Each of the parties hereto irrevocably and unconditionally consents to the sole and exclusive jurisdiction of the state and federal courts located in Nashville, Tennessee to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to or in connection with this Agreement or the negotiation, breach, validity, termination or performance hereof and thereof or the transactions contemplated hereby and thereby and agrees that it will not bring any such action in any court other than the federal or state courts located in Nashville, Tennessee. Each party further irrevocably waives any objection to proceeding in such courts based upon lack of personal jurisdiction or to the laying of venue in such courts and further irrevocably and unconditionally waives and agrees not to make a claim that such courts are an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given as provided in Section 4.4 of this Agreement. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto. The choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment of a Tennessee federal or state court, or the taking of any action under this Agreement to enforce such a judgment, in any other appropriate jurisdiction.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS

[1]	Three year anniversary of the Closing Date.

A-1-94

EXECUTED AND DELIVERED PURSUANT TO OR IN CONNECTION HEREWITH OR THE NEGOTIATION, BREACH, VALIDITY, TERMINATION OR PERFORMANCE HEREOF AND THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. FURTHER, (I) NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY SUCH ACTION AND (II) NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 4.11. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

4.12. Further Assurances. At any time or from time to time after the Closing Date, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

4.13. Regulatory Matters. Company shall and shall cause its subsidiaries to keep the Shareholders informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving Company or any of its subsidiaries, so that each Shareholder and his respective Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action.

4.14. Inconsistent Agreements. Neither Company nor the Shareholders shall enter into any agreement or side letter with, or grant any proxy to, the Shareholders, Company or any other Person (whether or not such proxy, agreements or side letters are with holders of Common Stock that are not parties to this Agreement or otherwise) that conflicts with the provisions of this Agreement or which would obligate such Person to breach any provision of this Agreement.

4.15. Effectiveness of Agreement. Upon the consummation of the Clayton Acquisition, this Agreement shall thereupon be deemed to be in effect.

[SIGNATURE PAGE FOLLOWS]

A-1-95

IN WITNESS WHEREOF, the parties are signing this Amended and Restated Shareholders Agreement as of the date first set forth above.

COMPANY:

FB FINANCIAL CORPORATION

By:
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

SHAREHOLDERS:

JAMES W. AYERS

By:

JAMES L. CLAYTON

By:

CLAYTON HC, INC.

By:
Name:
Title:

[Signature page to Amended and Restated Shareholders Agreement]

A-1-96

Annex A-2

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

This First Amendment (this “Amendment”) to that certain Stock Purchase Agreement, dated as of February 8, 2017, by and among FB Financial Corporation, a Tennessee corporation (“Buyer”), FirstBank, a Tennessee state banking corporation and a wholly-owned subsidiary of Buyer (“Buyer Bank”), Clayton HC, Inc., a Tennessee corporation (“Seller”), Clayton Bank and Trust, a Tennessee state bank and wholly-owned subsidiary of Seller (“CBT”), American City Bank, a Tennessee state bank and wholly-owned subsidiary of Seller (“ACB”), and James L. Clayton, a significant shareholder of Seller (“Clayton”), is made and entered into as of May 26, 2017 by and among Buyer, Buyer Bank, Seller, CBT, ACB and Clayton.

WITNESSETH

WHEREAS, Buyer, Buyer Bank, Seller, CBT, ACB and Clayton are parties to that certain Stock Purchase Agreement, dated as of February 8, 2017 (the “Agreement”), pursuant to which Buyer and Buyer Bank will acquire CBT and ACB from Seller;

WHEREAS, the parties hereto desire by this Amendment to amend certain provisions of the Agreement pursuant to Section 12.02 of the Agreement as more fully set forth hereinafter.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as set forth herein:

Section 1. Capitalized Terms. Unless otherwise defined herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Section 2. Amendments to the Agreement. The amendments to the Agreement set forth in this Section 2 shall be effective as of the date hereof.

(a) Section 1.02 – Buyer Payments. Section 1.02 of the Agreement shall be replaced in its entirety with the following Section 1.02:

“Section 1.02 Buyer Payments.

(a) Seller shall receive the following consideration from Buyer and Buyer Bank as consideration for the Bank Shares:

(i) 1,521,200 shares of Buyer’s common stock (the “Stock Consideration”), $1.00 par value per share (the “Buyer Common Stock”).

(ii) One Hundred Twenty Four Million Two Hundred Thousand Dollars ($124,200,000) in immediately available funds (the “Cash Consideration”).

(iii) Subject to adjustment as set forth in Section 1.02(b), Sixty Million Dollars ($60,000,000) in aggregate principal amount (the “Principal Amount”) of Buyer Bank’s 5.5% Fixed-to-Floating Rate Subordinated Note due 2027 (the “Debt Consideration”, and together with the Stock Consideration and the Cash Consideration, the “Buyer Consideration”), in the form attached hereto as Exhibit C.

(b) Notwithstanding Section 1.02(a)(iii), Buyer and the Buyer Bank shall have the option, in their sole discretion, to reduce the Principal Amount of the Debt Consideration to be issued to Seller at the Closing by

A-2-1

paying the Seller an additional amount in immediately available funds at the Closing equal to such reduced Principal Amount. For illustrative purposes only, if the Buyer or Buyer Bank determine to pay Seller an additional Twenty Million Dollars ($20,000,000) at Closing, then Buyer Bank shall issue the Debt Consideration with an aggregate principal amount of Forty Million Dollars ($40,000,000). For the avoidance of doubt, Buyer and Buyer Bank shall be permitted to eliminate the Debt Consideration entirely by paying an additional Sixty Million Dollars ($60,000,000) in immediately available funds to Seller at the Closing. Any amounts in immediately available funds paid by Buyer or Buyer Bank pursuant to this Section 1.02(b) shall be considered Cash Consideration for purposes of this Agreement.”

(b) Section 2.02 — Transactions at Closing. Section 2.02(b) of the Agreement shall be replaced in its entirety with the following Section 2.02(b):

“(b) Buyer and Buyer Bank shall deliver, or shall cause to be delivered, to Seller (i) the Stock Consideration from the Buyer, (ii) the Cash Consideration, (iii) the Debt Consideration from the Buyer Bank, if any, (iv) the Special Cash Dividend Make-Whole Payment, if any, and (v) the items set forth in Section 6.02 that are required to be delivered at Closing. The documents and certificates to be delivered hereunder by or on behalf of Buyer and Buyer Bank on the Closing Date shall be in form and substance reasonably satisfactory to Seller and its counsel. The Cash Consideration and the Special Cash Dividend Make-Whole Payment, if any, shall be paid by Buyer or Buyer Bank to Seller by wire transfer in immediately available funds to an account designated by Seller in writing to Buyer no later than three (3) Business Days prior to the Closing.”

(c) Section 3.35 — Seller Information. Section 3.35 of the Agreement shall be replaced in its entirety with the following Section 3.35:

“Section 3.35 Seller Information. The information relating to Seller and its Subsidiaries that is provided by or on behalf of Seller for inclusion in the Proxy Statement or any Registration Statement or other disclosure document with respect to a Qualified Offering, or for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the Stock Purchase, Bank Merger or other transactions contemplated herein, will not (with respect to the Proxy Statement, as of the date the Proxy Statement is first mailed to Buyer’s shareholders and as of the date of the Buyer Meeting, and with respect to any Registration Statement or other disclosure document with respect to a Qualified Offering, as of the date of such document, and with respect to any application or other document filed or submitted to any Governmental Authority, as of the date filed or submitted, as applicable) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement and any Registration Statement relating to Seller and its Subsidiaries and other portions thereof within the reasonable control of Seller and its Subsidiaries will comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, as applicable.”

(d) Section 3.40 — Investment Representations. The following paragraph shall be added to Section 3.40 of the Agreement as Section 3.40(f):

“(f) Neither Clayton, the Seller nor the Seller Banks beneficially own any shares of Buyer Common Stock or, other than the right to acquire the Stock Consideration pursuant to this Agreement, have the right to acquire any shares of Buyer Common Stock pursuant to any subscriptions, options, warrants, calls, rights, commitments or agreements of any character.”

(e) Section 4.03 — Capital Stock. The following paragraph shall be added to Section 4.03 of the Agreement as Section 4.03(b):

“Based on 24,160,643 shares of Buyer Common Stock outstanding as of the date of this Amendment, following the Closing, Seller will beneficially own less than 5% of the outstanding shares of Buyer Common Stock.”

A-2-2

(f) Section 4.09 — Buyer Information. Section 4.09 of the Agreement shall be replaced in its entirety with the following Section 4.09:

“Section 4.09 Buyer Information. As of the date of the Proxy Statement and the date of the Buyer Meeting to which such Proxy Statement relates, if applicable, and as of the date of any Registration Statement or other disclosure document with respect to a Qualified Offering, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement, any Registration Statement or any other disclosure document with respect to a Qualified Offering, as applicable, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that any information contained in any Buyer Report as of a later date shall be deemed to modify information as of an earlier date.”

(g) Section 4.15 — No Financing. Section 4.15 of the Agreement shall be replaced in its entirety with the following Section 4.15:

“Section 4.15 No Financing. Buyer and Buyer Bank will have as of the Effective Time after giving effect to the Qualified Offering, without having to resort to external sources other than the Qualified Offering, sufficient capital to effect the transactions contemplated by this Agreement.”

(h) Section 5.04 — Shareholder Approval. Section 5.04(b) of the Agreement shall be amended by adding the words “If the Requisite Buyer Shareholder Approval is Required by the NYSE Rules” at the beginning of that section and by adding to the following paragraph to Section 5.04(b) of the Agreement as Section 5.04(b)(iii):

“Buyer, Buyer Bank and Seller Entities agree to cooperate in the preparation of the Proxy Statement to be filed by Buyer with the SEC in connection with the receipt of the Requisite Buyer Shareholder Approval at the Buyer Meeting as promptly as practicable following the execution of this Agreement. Seller shall, as promptly as practicable following the execution of this Agreement, prepare and deliver to Buyer such information, financial statements and related analysis of the Seller Entities, including any audited financial statements or unaudited financial statements of the Seller Banks, any Management’s Discussion and Analysis of Financial Condition and Results of Operations with respect to the Seller Banks, in each case, as may be required by applicable SEC rules and regulations to be included in the Proxy Statement or any other report required to be filed by Buyer with the SEC, in each case, in compliance with applicable Laws. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Seller’s independent auditors in connection with the Proxy Statement.”

(i) Section 5.05 — Qualified Offering. Section 5.05 of the Agreement shall be replaced in its entirety with the following new Section 5.05:

“Section 5.05 Qualified Offering.

(a) As promptly as reasonably practicable following the date hereof, Buyer shall conduct an offering of a minimum of 4,806,710 shares of Buyer Common Stock (the “Minimum Offering Shares”) to raise sufficient net proceeds to finance the payment of the Cash Consideration at the Closing (such an offering, a “Qualified Offering”). Buyer shall be entitled to conduct the Qualified Offering in its sole and reasonable discretion, including the manner of such offering (e.g. a private placement or a registered underwritten public offering), determining the offering price for the shares of Buyer Common Stock offered in such offering, determining the total number of shares of Buyer Common Stock above the Minimum Offering Shares to be included in such offering, the engagement of financial advisors or underwriters with respect to such offering, the discounts and commissions to be paid to the underwriters, placement agents or similar advisors in such offering, the exact

A-2-3

timing of such offering and the disclosure to be included in any Registration Statement, prospectus, offering circular or other disclosure document distributed to potential investors in such offering. Buyer shall also be permitted to sell the Minimum Offering Shares in multiple offerings that in combination will constitute a Qualified Offerings.

(b) Seller shall, as promptly as practicable following the date hereof, prepare and deliver to Buyer such information, financial statements and related analysis of the Seller Entities, including any audited financial statements or unaudited financial statements of the Seller Banks, any Management’s Discussion and Analysis of Financial Condition and Results of Operations with respect to the Seller Banks, in each case, as may be required by applicable SEC rules and regulations in the event the Qualified Offering is conducted as a registered public offering for inclusion in the Registration Statement with respect thereto (or for inclusion in a resale Registration Statement in the event the Qualified Offering is conducted as a private placement with resale registration rights) or as may be reasonably requested by Buyer in the event the Qualified Offering is conducted as a private placement. Seller also agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Seller’s legal counsel and independent auditors in connection with the Qualified Offering.

(c) Notwithstanding the foregoing, Buyer shall be permitted to delay or abandon the Qualified Offering in the event that market conditions, including the U.S. stock markets or the stock price of the Buyer Common Stock, deteriorate in such a manner that Buyer reasonably determines that proceeding with such Qualified Offering would not be in the best interests of the Buyer and its shareholders.

(d) In the event the conditions to closing set forth in Sections 6.01(d) or 6.03(m) are not satisfied or the Buyer abandons the Qualified Offering in accordance with Section 5.05(c), the parties agree to negotiate in good faith prior to the Expiration Date amendments to this Agreement that are agreeable to Buyer and Buyer Bank, on the one hand, and Clayton and the Seller Entities, on the other hand, in each case in their sole discretion, that would enable the parties to obtain the necessary Regulatory Approvals required to consummate the Stock Purchase and the Bank Merger; provided, however, that nothing in this Section 5.05(d) shall be deemed to require any party to agree to any amendment to this Agreement and this Section 5.05(d) only obligates the parties to negotiate in good faith.”

(j) Section 5.06 — Registration, Stock Consideration, NYSE Listing. Section 5.06(c) of the Agreement shall be replaced in its entirety with the following new Section 5.06(c):

“(c) Buyer shall issue the Stock Consideration to Seller pursuant to an exemption under Section 4(a)(2) and Rule 506 of Regulation D under the Securities Act.”

(k) Section 5.25 — Corporate Governance Matters. Section 5.25 of the Agreement shall be deleted in its entirety.

(l) Section 5.29 — No Acquisition of Buyer Common Stock. The following paragraph shall be added to the Agreement as new Section 5.29:

“Section 5.29 No Acquisition of Buyer Common Stock. Except for the Stock Consideration, each of the Seller Entities and Clayton agree not to acquire beneficial ownership of, or the right to acquire beneficial ownership with respect to, any shares of Buyer Common Stock.”

(m) Section 6.01 — Conditions to Obligations of the Parties to Effect the Stock Purchase. The following paragraph shall be added to Section 6.01 of the Agreement as Section 6.01(d):

“(d) Qualified Offering. The Minimum Offering Shares shall have been issued and sold in the Qualified Offering.”

A-2-4

(n) Section 6.02(e) — Shareholders Agreement. Section 6.01(e) of the Agreement shall be deleted in its entirety and Exhibit D to the Agreement shall be deleted in its entirety.

(o) Section 6.03 — Conditions to Obligations of Buyer. The following paragraph shall be added to Section 6.03 of the Agreement as Section 6.03(m):

“(m) Qualified Offering. The sale of the Minimum Offering Shares in the Qualified Offering shall have resulted in net proceeds to the Buyer equal or greater to the Cash Consideration set forth in Section 1.02(a)(1).”

(p) Section 11.01 — Definitions:

(1) The definition of “Agreement” shall be amended by adding the words “and as the Agreement may be amended from time to time” at the end of the definition.

(2) The definition of “Debt Consideration” shall be replaced in its entirety by the following: “Debt Consideration” has the meaning set forth in Section 1.02(a)(iii).

(3) The definition of “Proxy Statement” shall be replaced in its entirety by the following: “Proxy Statement” means, if the Requisite Buyer Shareholder Approval is required by the NYSE Rules, the proxy statement and other proxy solicitation materials of Buyer relating to the Buyer Meeting.

(4) The definition of “Requisite Buyer Shareholder Approval” shall be replaced in its entirety by the following: “Requisite Buyer Shareholder Approval” means, if and as such approval is required by the NYSE Rules, the approval of the issuance of the shares of Buyer Common Stock in connection with the transactions contemplated by this Agreement by a majority of the votes cast at the Buyer Meeting.

(5) The following definitions shall be added to Section 11.01:

(i) “beneficially own” shall have the meaning ascribed to such terms in Rule 13d-3 under the Exchange Act.

(ii) “Cash Consideration” has the meaning set forth in Section 1.02(a)(ii) and shall include any amounts paid to Seller pursuant to Section 1.02(b).

(iii) “Minimum Offering Shares” has the meaning set forth in Section 5.05(a).

(iv) “NYSE Rules” means the rules and policies promulgated by the NYSE applicable to the Buyer.

(v) “Principal Amount” has the meaning set forth in Section 1.02(a)(iii).

(vi) “Qualified Offering” has the meaning set forth in Section 5.05(a).

(vii) “Registration Statement” means any registration statement filed by the Company under the Securities Act to register under the Securities Act the shares of Buyer Common Stock to be issued and sold by Buyer in a Qualified Offering or the resale of shares of Buyer Common Stock sold in a Qualified Offering.

(q) Requisite Buyer Shareholder Approval. Each instance of the words “Requisite Buyer Shareholder Approval” in the Agreement (except for the defined term “Requisite Buyer Shareholder Approval” in Section 11.01 of the Agreement) shall be replaced with the words “Requisite Buyer Shareholder Approval, if required by the NYSE Rules.”

Section 3. Representations and Warranties of the Parties.

A-2-5

(a) Representations and Warranties of Seller Entities. The Seller Entities hereby represent and warrant, jointly and severally, to Buyer and Buyer Bank:

(1) This Amendment and the revised terms of the Stock Purchase as set forth in this Amendment has been authorized by all necessary corporate action of each Seller Entity and each Seller Entity’s respective boards of directors on or prior to the date hereof. Seller, as the sole shareholder of Seller Banks, has approved this Amendment. No other corporate proceedings on the part of any Seller Entity are required by Law, the Charter of or the Bylaws of any Seller Entity or otherwise to approve this Amendment or the revised terms of the Stock Purchase.

(2) This Amendment and the revised terms of the Stock Purchase set forth in this Amendment has been duly and validly executed and delivered by each Seller Entity and (assuming due authorization, execution and delivery by Buyer and Buyer Bank) constitutes the valid and legally binding obligation of Seller Entities, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(3) No Seller Entity has any Knowledge of any facts or circumstances that would result in a breach of any representations and warranties of the Seller Entities set forth in ARTICLE III of the Agreement (after giving effect to this Amendment) that, if continuing at Closing, would result in the failure of the condition to closing set forth in Section 6.03(a) from being satisfied.

(b) Representation and Warranties of Buyer and Buyer Bank. The Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Buyer and Buyer Bank:

(1) Subject only to the receipt of the Requisite Buyer Shareholder Approval at the Buyer Meeting, if required by the NYSE Rules, this Amendment and the revised terms of the Stock Purchase set forth in this Amendment have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof.

(2) Buyer and Buyer Bank have duly executed and delivered this Amendment and, assuming due authorization, execution and delivery by Seller Entities, this Amendment is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(3) Neither Buyer nor Buyer Bank has any Knowledge of any facts or circumstances that would result in Buyer or Buyer Bank being in breach of any representations and warranties of Buyer and Buyer Bank set forth in ARTICLE IV of the Agreement (after giving effect to this Amendment) that, if continuing at Closing, would result in the failure of the condition set forth in Section 6.02(a) of the Agreement from being satisfied.

Section 4. No Other Amendments. Except as expressly provided in this Amendment, each of the terms and provisions of the Agreement shall remain in full force and effect in accordance with its terms. The amendments set forth herein are limited precisely as written and shall not be deemed to be an amendment or waiver to any other term or condition of the Agreement or any of the documents referred to therein. Whenever the Agreement is referred to herein and in any other agreements, documents and instruments, such reference shall be to the Agreement as amended hereby.

Section 5. Governing Law. This Amendment shall be construed and enforced in accordance with, and governed by, the laws of the State of Tennessee.

Section 6. Counterparts; Facsimile Signatures. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be acceptable and binding.

[Signatures appear on the following page.]

A-2-6

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FB FINANCIAL CORPORATION

By:	/s/ Christopher T. Holmes
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

FIRSTBANK

By:	/s/ Christopher T. Holmes
Name:	Christopher T. Holmes
Title:	President and Chief Executive Officer

CLAYTON HC, INC.

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman

CLAYTON BANK AND TRUST

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman

AMERICAN CITY BANK

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman

JAMES L. CLAYTON

By:	/s/ James L. Clayton
Name:	James L. Clayton
Title:	Chairman

Annex B

February 2, 2017

Board of Directors

FB Financial Corporation

211 Commerce Street

Suite 300

Nashville, TN 37201

Board of Directors

FirstBank

211 Commerce Street

Suite 300

Nashville, TN 37201

Dear Members of the Boards:

We have acted as your financial advisor in connection with the proposed acquisitions of Clayton Bank & Trust (“CBT”) and American City Bank (“ACB”) (collectively the “Target”) by FB Financial Corporation (the “Company”) (collectively, the “Transaction”) and you have requested that we provide our opinion (the “Opinion”) as to whether the Transaction is fair to the Company from a financial point of view.

The terms and conditions of the Transaction are more fully set forth in a Stock Purchase Agreement (the “Agreement”) expected to be dated February 8, 2017. Pursuant to the Agreement and for purposes of our Opinion, we understand that the consideration expected to be exchanged by the Company for the outstanding common stock and of the Target, has an aggregate value of approximately $287.2 million based on the Company’s closing stock price of $25.46 as of January 31, 2017. The consideration consists of 5,860,000 shares of the Company’s common stock, $78 million in cash, and $60 million in the form of a seller note with an initial interest rate of 5.5% per annum.

In connection with rendering our Opinion we have:

(i)	analyzed certain publicly filed or publicly available financial statements and reports regarding the Company and the Target;

(ii)	analyzed certain management reports regarding the Company and the Target;

(iii)	analyzed certain internal financial statements and other financial and operating data concerning the Company and the Target prepared by management of the Company and Target, respectively;

(iv)	analyzed, on a pro forma basis, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Company;

(v)	reviewed the reported prices and trading activity for the common stock of the Company;

(vi)	compared the financial performance of the Company and the Target with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

Stephens Inc.	3344 Peachtree Rd. NE	404-461-5100 t	www.stephens.com
	Suite 1650	404-461-5140 f
	Atlanta, GA 30326	800-643-9691

February 2, 2017

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)	discussed with management of the Company the operations of and future business prospects for the Company and the Target and the anticipated financial consequences of the Transaction to the Company;

(x)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Target; and

(xi)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and the Target and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. Management of the Company has assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Target, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Target under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Target. With respect to the financial forecasts prepared by the Company, including the forecasts of potential cost savings and potential synergies, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the Target, and that the financial results reflected by such projections will be realized as predicted. We have not received or reviewed any individual credit files nor have we made an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Target. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Target, and issue periodic research reports regarding the Company’s business activities and prospects. During the two years preceding the date of this letter we have received fees from the Company in connection with investment banking services that we provided to assist the Company with its initial public offering. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue, and may also receive, fees for future investment banking services assignments with the Company. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction.

February 2, 2017

We are not legal, accounting, regulatory or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in in any material adverse legal, regulatory, accounting or tax consequences for the Company.

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of the date hereof. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company will trade following the announcement of the Transaction.

This Opinion is for the use and benefit of the Board of Directors of the Company for purposes of its evaluation of the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of the Company. Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to stockholders of the Company, provided that we approve of the content of such disclosures prior to any filing, distribution or publication of such communications.

Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the Transaction is fair from a financial point of view to the Company.

Very truly yours,
STEPHENS INC.

By:

Annex C

Clayton Banks

Combined balance sheets

(unaudited)

(dollars in thousands, except for per share amounts)

	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents
Cash and due from banks	$37,856	$37,735
Federal funds sold	—	11,857

Total cash and cash equivalents	37,856	49,592

Securities
Securities available for sale, at fair value	51,133	52,981
Securities held to maturity, at cost	13,601	13,691

Total securities	64,734	66,672

Loans, net of discounts and unearned income	1,066,193	1,052,570
Less: allowance for loan losses	20,519	20,395

Net loans	1,045,674	1,032,175

Other assets
Premises and equipment, net of accumulated depreciation	22,570	22,662
Goodwill	8,425	8,425
Federal Home Loan Bank stock, at cost	3,370	3,370
Accrued interest receivable	4,922	5,050
Other real estate owned	3,207	3,103
Cash surrender value of life insurance	466	464
Repossessed assets	3,674	263
Other	4,346	3,040

Total other assets	50,980	46,377

Total assets	$1,199,244	$1,194,816

LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities
Deposits
Non-interest bearing	$205,133	$193,525
Interest bearing	723,526	724,849

Total deposits	928,659	918,374
Federal funds purchased	695	308
Federal Home Loan Bank advances	49,399	52,414
Accrued interest payable	600	553
Other liabilities	6,301	9,590

Total liabilities	985,654	981,239

Shareholder’s Equity
CBT Common stock, $25 par value; authorized 200,000 shares; 153,600 shares issued and outstanding and ACB Common stock $362.09 par value; authorized 105,000; 1,000 shares issued and outstanding	4,202	4,202
Additional paid in capital	89,902	89,902
Retained earnings	118,178	118,389
Accumulated other comprehensive income, net of applicable taxes	1,308	1,084

Total shareholder’s equity	213,590	213,577

Total liabilities and shareholder’s equity	$1,199,244	$1,194,816

See accompanying notes to unaudited combined financial statements.

Clayton Banks

Combined statements of income

(unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2017	2016
Interest income
Loans, including fees	$16,659	$14,555
Securities	532	610
Other	85	80

Total interest income	17,276	15,245

Interest expense
Deposits	1,439	1,319
Other borrowings	329	314

Total interest expense	1,768	1,633

Net interest income	15,508	13,612
Provision for loan losses	230	—

Net interest income after provision for loan losses	15,278	13,612

Non-interest income
Service charges on deposit accounts	200	198
Trust fee income	221	172
Net loss on sales of foreclosed real estate owned and fixed assets	(51)	(117)
Loan servicing income	549	475
Other non-interest income	624	543

Total non-interest income	1,543	1,271

Non-interest expense
Salaries and employee benefits	3,624	3,754
Occupancy and equipment	678	600
FDIC and state banking fees	108	154
Collection expense	77	84
Amortization of intangible assets	—	14
Professional fees	176	76
Other non-interest expense	1,048	911

Total non-interest expense	5,711	5,593

Income before income taxes	11,110	9,290
State income tax expense	871	663

Net income	$10,239	$8,627

See accompanying notes to unaudited combined financial statements.

Clayton Banks

Combined statements of comprehensive income

(unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2017	2016
Net Income	$10,239	$8,627

Other comprehensive income, net of income taxes
Net change in unrealized gains on securities available for sale, net of tax effect	224	320

Total comprehensive income	$10,463	$8,947

See accompanying notes to unaudited combined financial statements.

Clayton Banks

Combined statements of changes in shareholder’s equity

(unaudited)

(dollars in thousands)

	Common stock	Additional paid in capital	Retained earnings	Accumulated other comprehensive income	Total shareholder’s equity
Balance, December 31, 2015	$4,202	$89,902	$101,242	$2,086	$197,432
Net income	—	—	8,627	—	8,627
Dividends declared	—	—	(11,000)	—	(11,000)
Other comprehensive income	—	—	—	320	320

Balance, March 31, 2016	$4,202	$89,902	$98,869	$2,406	$195,379

Balance, December 31, 2016	$4,202	$89,902	$118,389	$1,084	$213,577
Net income	—	—	10,239	—	10,239
Dividends declared	—	—	(10,450)	—	(10,450)
Other comprehensive income	—	—	—	224	224

Balance, March 31, 2017	$4,202	$89,902	$118,178	$1,308	$213,590

See accompanying notes to unaudited combined financial statements.

Clayton Banks

Combined statements of cash flows

(unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$10,239	$8,627
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	134	154
Provision for loan losses	230	—
Net accretion of discounts and amortization of premiums on securities	39	61
Net gains on sales of securities	—	(1)
Net loss on sales of foreclosed real estate owned and fixed assets	51	117
Net change in:
Accrued interest receivable	128	(159)
Accrued interest payable	47	109
Other, net	(1,966)	609

Net cash flows from operating activities	8,902	9,517

Cash flows from investing activities
Available-for-sale securities
Maturities, prepayments and calls	2,053	2,006
Held-to-maturity securities
Maturities, prepayments and calls	86	917
Net change in loans	(17,580)	5,738
Purchases of premises and equipment	(78)	(4)
Proceeds from the sales of other real estate owned	76	523

Net cash from (used in) investing activities	(15,443)	9,180

Cash flows from financing activities:
Net change in deposits	10,285	20,423
Proceeds from FHLB advances	5,500	—
Repayments of FHLB advances	(8,515)	(15)
Proceeds (repayments) from federal funds purchased	387	(10,587)
Dividends paid	(12,852)	(11,000)

Net cash flows used in financing activities	(5,195)	(1,179)

Net change in cash and cash equivalents	(11,736)	17,518
Cash and cash equivalents at the beginning of the year	49,592	44,459

Cash and cash equivalents at the end of the year	$37,856	$61,977
Supplemental disclosures of cash flow information
Cash paid during year for:
Interest	$1,721	$1,524
Income taxes, net of refunds	869	576

Supplemental schedule of non-cash activities
Transfers from loans to other real estate owned	$3,528	$358
Transfers from loans to repossessed assets	3,333	—

See accompanying notes to unaudited combined financial statements.

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

Note 1—Summary of significant accounting policies

Nature of Operations and Principles of Combination — The combined financial statements include Clayton Bank and Trust and American City Bank, together referred to as “Clayton Banks” or “the Banks.” Intercompany transactions and balances are eliminated in consolidation. The Banks are wholly-owned by Clayton HC Inc.

The Banks provide financial services through its branches in the counties of Chester, Blount, Knox, Madison, Tipton, Crockett, Henderson, Putnam, Franklin, Coffee, Moore, and Fayette, Tennessee. Their primary deposit products are checking, savings, and term certificate accounts, and their primary lending products are residential mortgage including Manufactured Housing, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. However, the customers’ ability to repay their loans is dependent on the cash flow of borrowers, which can be impacted by the general economic conditions in the area.

Basis of Presentation—The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and general practices of the banking industry. The Combined Balance Sheet at December 31, 2016 has been derived from the audited combined financial statements included elsewhere within this prospectus. Certain prior period amounts have been reclassified to conform to the current period presentation without any impact on the reported amounts of net income or shareholders’ equity.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan loss, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the determination of the fair value of financial instruments, and the realization of deferred tax assets. In connection with the determination of the allowance for loan loss and the estimated fair value of real estate owned, management obtains independent appraisals for significant properties.

There are currently no new accounting policies that were not disclosed in the Bank’s December 31, 2016 audited financial statements included elsewhere within this prospectus except as described below.

Repossessed assets- includes other non-real estate, including notes receivable, vehicles and mobile homes carried at their estimated fair value.

Date of Management’s Review — Management has evaluated events and transactions occurring subsequent to the balance sheet date for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through the date of this registration statement, which is the date these financial statements were available to be issued. There were no other subsequent events that occurred after March 31, 2017, but prior to the issuance of these financial statements that would have a material impact on the Banks’ combined financial statements.

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

Note 2 — Securities

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows for March 31, 2017 and December 31, 2016:

March 31, 2017	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Mortgage-backed securities	$32,284	$817	$(69)	$33,032
State and municipal	17,440	664	(3)	18,101

	$49,724	$1,481	$(72)	$51,133

December 31, 2016	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Mortgage-backed securities	$34,378	$791	$(173)	$34,996
State and municipal	17,444	583	(42)	17,985

	$51,822	$1,374	$(215)	$52,981

The amortized cost, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

March 31, 2017	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Mortgage-backed securities	$691	$27	$—	$718
State and municipal	12,910	462	—	13,372

	$13,601	$489	$—	$14,090

December 31, 2016	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Mortgage-backed securities	$777	$31	$—	$808
State and municipal	12,914	482	(4)	13,392

	$13,691	$513	$(4)	$14,200

The amortized cost and fair value of debt securities at March 31, 2017, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Available for sale		Held to maturity
	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year	$—	$—	$300	$303
Due in one to five years	6,053	6,412	2,436	2,524
Due in five to ten years	6,140	6,304	7,168	7,424
Due in greater than ten years	5,247	5,385	3,006	3,121
Mortgage-backed securities	32,284	33,032	691	718

	$49,724	$51,133	$13,601	$14,090

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

There were no securities sold or redeemed during the first quarter of 2017. Securities carried at $53,498 and $55,560 at March 31, 2017 and December 31, 2016, respectively, were pledged to secure deposits and for other purposes as required or permitted by law.

At March 31, 2017 and December 31, 2016 there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholder’s equity.

The following table shows securities with unrealized losses and their fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2017 and December 31, 2016:

	Less than 12 months		12 months or more		Total
Description of Securities	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
March 31, 2017
Mortgage-backed securities	$1,103	$(49)	$4,406	$(20)	$5,509	$(69)
State and municipal	—	—	476	(3)	$476	$(3)

Total temporarily impaired	$1,103	$(49)	$4,882	$(23)	$5,985	$(72)

December 31, 2016
Mortgage-backed securities	$9,242	$(97)	$2,059	$(76)	$11,301	$(173)
State and municipal	4,197	(46)	—	—	$4,197	$(46)

Total temporarily impaired	$13,439	$(143)	$2,059	$(76)	$15,498	$(219)

Unrealized losses on debt securities have not been recognized into income because the issuers are of high credit quality (rated AA or higher), management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the investments approach their maturity date.

Note 3—Loans

A summary of loans outstanding by category at March 31, 2017 and December 31, 2016 follows:

	March 31, 2017	December 31, 2016
Construction and land	$116,828	$147,182
Commercial real estate	339,271	299,059
Commercial and agriculture	168,957	155,771
Consumer real estate	101,490	103,668
Consumer	21,605	23,349
Manufactured homes	318,042	323,541

	1,066,193	1,052,570
Less: Allowance for loan losses	(20,519)	(20,395)

Loans, net of unearned fees	$1,045,674	$1,032,175

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

For purposes of the disclosures required pursuant to the Banks’ adoption of ASU 2010-20, the Banks’ loan portfolio is disaggregated into portfolio segments and then further disaggregated into classes. A portfolio segment is defined as the level at which management develops and documents a systematic method for determining its allowance for loan losses. The Banks had the following loan portfolio segments — Construction and land; Commercial real estate; Commercial and agriculture; Consumer real estate; Consumer; and Manufactured homes loans. A class is generally determined based on the initial measurement attribute, risk characteristics of the loan, and the Banks’ method for monitoring and assessing credit risk. Classes within the Construction and land segment are Land acquisition, Commercial construction, and Residential construction. Classes within the Commercial real estate segment are Rental, Business and industrial, and Other. Classes within the Consumer segment are Auto, Credit cards and Other consumer.

The allowance for loan losses (ALLL) includes the following components — reserves for loans collectively evaluated for impairment (determined in accordance with FASB ASC 450-20 Contingencies) and reserves for loans individually evaluated for impairment (determined in accordance with FASB ASC 310-10 Receivables).

The reserves for loans collectively evaluated for impairment are determined based on an application of average historical charge-off percentages by loan portfolio segment, adjusted for loans internally assigned loan grades, and also adjusted for management’s evaluation of current economic events, trends, and conditions in accordance with FASB ASC 450-20 Contingencies. The Banks used a three-year average historical charge-off percentages.

The reserves for loans individually evaluated for impairment are determined based on the present value of the expected future repayments discounted at the loan’s effective interest rate, or for loans that are mainly dependent on the collateral for repayment, the estimated fair value of the collateral less estimated selling costs (net realizable value).

A summary of the allowance for loan losses was as follows:

	March 31,
	2017	2016
Beginning balance	$20,395	$21,780
Provision for loan losses	230	—
Loans charged off	(364)	(437)
Recoveries	258	82

Ending balance	$20,519	$21,425

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

The following tables provide a detailed roll forward of the allowance for loan losses for the three months ended March 31, 2017 and 2016 by portfolio segment:

Three Months Ended March 31, 2017	Construction and land	Commercial real estate	Commercial and agriculture	Consumer real estate	Consumer	Manufactured homes	Total
Allowance for loan loss
Beginning balance	$1,660	$5,353	$2,900	$1,399	$480	$8,603	$20,395
Charge-offs	—	(16)	(63)	—	(78)	(207)	(364)
Recoveries	1	8	16	192	12	29	258
Provision	(110)	40	231	80	(11)	—	230

Ending balance	$1,551	$5,385	$3,084	$1,671	$403	$8,425	$20,519

Ending balance — individually evaluated for impairment	$—	$1,376	$1,456	$18	$41	$19	$2,910

Ending balance — collectively evaluated for impairment	$1,551	$4,009	$1,628	$1,653	$362	$8,406	$17,609

March 31, 2017
Loans
Ending balance — individually evaluated for impairment	$207	$10,430	$2,804	$1,880	$320	$14,342	$29,983
Ending balance — collectively evaluated for impairment	116,621	328,841	166,153	99,610	21,285	303,700	1,036,210

Ending balance total loans	$116,828	$339,271	$168,957	$101,490	$21,605	$318,042	$1,066,193

Three Months Ended March 31, 2016	Construction and land	Commercial real estate	Commercial and agriculture	Consumer real estate	Consumer	Manufactured homes	Total
Allowance for loan loss
Beginning balance	$3,561	$6,582	$1,811	$1,446	$859	$7,521	$21,780
Charge-offs	(42)	—	(75)	(173)	(76)	(71)	(437)
Recoveries	3	8	11	8	21	31	82
Provision	—	—	—	—	—	—	—

Ending balance	$3,522	$6,590	$1,747	$1,281	$804	$7,481	$21,425

Ending balance — individually evaluated for impairment	$—	$2,402	$359	$344	$33	$—	$3,138

Ending balance — collectively evaluated for impairment	$3,522	$4,188	$1,388	$937	$771	$7,481	$18,287

December 31, 2016
Loans
Ending balance — individually evaluated for impairment	$1,668	$7,471	$2,816	$1,597	$440	$14,792	$28,784
Ending balance — collectively evaluated for impairment	145,514	291,588	152,955	102,071	22,909	308,749	1,023,786

Ending balance total loans	$147,182	$299,059	$155,771	$103,668	$23,349	$323,541	$1,052,570

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

The Banks use internally assigned loan grades as credit quality indicator. Loans are graded as Pass, Special Mention, or Substandard.

Pass — Loans considered to have a normal credit risk. The borrower has the apparent ability to satisfy its obligations to the Banks, and therefore no loss in ultimate collection is anticipated based on current facts and circumstances. Pass grade loans have reasonable collateral and low to normal loan to value ratios.

Special Mention — Loans considered to have a slightly above normal credit risk. These loans have potential weaknesses that deserve management’s close attention, and if left uncorrected, such potential weaknesses may result in an increased risk of loss in the future. Special Mention grade loans do not expose the Banks to sufficient risk to warrant adverse classification.

Substandard — Loans considered to be inadequately protected by the current net worth and financial capacity of the borrower or the collateral pledged, if any. These loans are characterized by the distinct possibility that the Bank will sustain some loss in the future, if the weaknesses are not corrected. Loss potential, while existing in the aggregate amount of the Substandard grade loans, does not have to exist in the individual loans classified as Substandard.

The following table provides the balances of loans by loan classes disaggregated based on credit quality indicator — internally assigned loan grades as of March 31, 2017 and December 31, 2016:

March 31, 2017	Loan Grade			Total
Loan Class	Pass	Special mention	Substandard
Construction and land	$115,772	$841	$215	$116,828
Commercial real estate	307,041	19,233	12,997	339,271
Commercial & agriculture	165,814	201	2,942	168,957
Consumer real estate	97,439	1,852	2,199	101,490
Consumer	20,806	421	378	21,605
Manufactured homes	284,694	16,863	16,485	318,042

Total loans	$991,566	$39,411	$35,216	$1,066,193

December 31, 2016	Loan Grade			Total
Loan Class	Pass	Special mention	Substandard
Construction and land	$144,654	$852	$1,676	$147,182
Commercial real estate	265,044	20,854	13,161	299,059
Commercial & agriculture	152,063	716	2,992	155,771
Consumer real estate	97,988	3,614	2,066	103,668
Consumer	22,326	523	500	23,349
Manufactured homes	287,601	18,971	16,969	323,541

Total loans	$969,676	$45,530	$37,364	$1,052,570

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

Impaired loans individually evaluated for impairment in accordance with ASC 310 at March 31, 2017 and December 31, 2016 were as follows:

	March 31, 2017	December 31, 2016
Carrying value of total impaired loans	$29,983	$28,784
Amount of the direct allowance for loan losses allocated	2,910	2,669
Average of impaired loans during the period	29,384	35,549
Interest income recognized during impairment	347	1,406

Impaired loans individually evaluated for impairment in accordance with ASC 310 disaggregated by class as of March 31, 2017 were as follows:

March 31, 2017 Loan Class	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
Impaired loans with related allowance recorded
Construction and land	$—	$—	$—	$—	$—
Commercial real estate	4,791	4,898	1,376	4,571	10
Commercial & agriculture	1,755	1,810	1,456	1,733	21
Consumer real estate	234	242	18	218	4
Consumer	46	46	41	46	1
Manufactured homes	1,919	1,919	19	1,999	—

Total loans with related allowance recorded	$8,745	$8,915	$2,910	$8,566	$36

Loan Class	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
Impaired loans with no related allowance recorded
Construction and land	$207	$1,381	$—	$938	$60
Commercial real estate	5,639	6,764	—	4,380	54
Commercial & agriculture	1,049	1,837	—	1,078	15
Consumer real estate	1,646	1,834	—	1,521	28
Consumer	274	496	—	335	6
Manufactured homes	12,423	13,393	—	12,568	148

Total loans with no related allowance recorded	21,238	25,705	—	20,818	311

Total impaired loans	$29,983	$34,620	$2,910	$29,384	$347

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

Impaired loans individually evaluated for impairment in accordance with ASC 310 disaggregated by class as of December 31, 2016 were as follows:

December 31, 2016 Loan Class	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
Impaired loans with related allowance recorded
Construction and land	$—	$—	$—	$—	$—
Commercial real estate	4,350	4,518	1,275	4,627	86
Commercial & agriculture	1,710	1,766	1,315	1,829	69
Consumer real estate	202	203	17	204	10
Consumer	45	45	40	2	—
Manufactured homes	2,079	2,078	22	2,198	—

Total loans with related allowance recorded	$8,386	$8,610	$2,669	$8,860	$165

Loan Class	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
Impaired loans with no related allowance recorded
Construction and land	$1,668	$2,842	$—	$2,861	$8
Commercial real estate	3,121	4,200	—	4,485	125
Commercial & agriculture	1,106	1,860	—	2,949	82
Consumer real estate	1,395	1,648	—	1,930	63
Consumer	395	628	—	536	29
Manufactured homes	12,713	13,744	—	13,928	934

Total loans with no related allowance recorded	20,398	24,922	—	26,689	1,241

Total impaired loans	$28,784	$33,532	$2,669	$35,549	$1,406

Impaired loans individually evaluated for impairment in accordance with ASC 310 disaggregated by class as of March 31, 2016 were as follows:

March 31, 2016 Loan Class	Average recorded investment	Interest income recognized
Impaired loans with related allowance recorded
Construction and land	$—	$—
Commercial real estate	6,888	47
Commercial & agriculture	1,037	9
Consumer real estate	1,012	14
Consumer	33	—
Manufactured homes	2,438	—

Total loans with related allowance recorded	$11,408	$70

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

Loan Class	Average recorded investment	Interest income recognized
Impaired loans with no related allowance recorded
Construction and land	$1,445	$1
Commercial real estate	6,037	62
Commercial & agriculture	1,931	20
Consumer real estate	2,505	33
Consumer	439	3
Manufactured homes	1,711	8

Total loans with no related allowance recorded	14,068	127

Total impaired loans	$25,476	$197

Non-performing loans were as follows at March 31, 2017 and December 31, 2016:

	March 31, 2017	December 31, 2016
Loans past due over 90 days still on accrual	$2,164	$1,270
Non-accrual loans	8,163	10,169

	$10,327	$11,439

Non-performing loans and impaired loans are defined differently. All non-performing loans were loans past due 90 days or greater and still on accrual or loans on non-accrual status as of March 31, 2017 and December 31, 2016. Impaired loans are loans for which, based on current information and events, it is considered probable that the Bank will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. Some loans may be included in both categories, whereas other loans may only be included in one category.

Age analysis of past due loans disaggregated by class as of March 31, 2017:

March 31, 2017	30-89 days past due	Greater than 90 days	Non-accruals	Current and accruing interest	Total loans
Loan Class
Construction and land	$109	$—	$207	$116,512	$116,828
Commercial real estate	—	580	6,355	332,336	339,271
Commercial & agriculture	166	274	551	167,966	168,957
Consumer real estate	792	347	616	99,735	101,490
Consumer	225	124	163	21,093	21,605
Manufactured homes	4,203	839	271	312,729	318,042

Total loans	$5,495	$2,164	$8,163	$1,050,371	$1,066,193

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

Age analysis of past due loans disaggregated by class as of December 31, 2016:

December 31, 2016	30-89 days past due	Greater than 90 days	Non-accruals	Current and accruing interest	Total loans
Loan Class
Construction and land	$1,264	$1	$1,668	$144,249	$147,182
Commercial real estate	178	—	6,441	292,440	299,059
Commercial & agriculture	1,017	—	627	154,127	155,771
Consumer real estate	2,074	291	821	100,482	103,668
Consumer	491	69	277	22,512	23,349
Manufactured homes	14,362	909	335	307,935	323,541

Total loans	$19,386	$1,270	$10,169	$1,021,745	$1,052,570

Troubled debt restructurings (TDR) — as part of the Banks’ ongoing risk management practices, the Banks attempt to work with borrowers when necessary to extend or modify loan terms to better align with their current ability to repay. Extensions and modifications to loans are made in accordance with internal policies and guidelines which conform to regulatory guidance. Each occurrence is unique to the borrower and is evaluated separately. The Banks consider regulatory guidelines when restructuring loans to ensure that prudent lending practices are followed. As such, qualification criteria and payment terms consider the borrower’s current and prospective ability to comply with the modified terms of the loan.

A modification is classified as TDR if the borrower is experiencing financial difficulty and it is determined that the Banks have granted a concession to the borrower. The Banks may determine that a borrower is experiencing financial difficulty if the borrower is currently in default on any of its debt, or if it is probable that the borrower may default in the foreseeable future without a modification of its debt. Generally, a concession is granted when the Banks no longer expect to collect all amounts due at the original contractual rate subsequent to modification.

Concessions could include reductions of interest rates, extension of the maturity date at a rate lower than current market rate for a new loan with similar risk, reduction of accrued interest, or principal forgiveness. When evaluating whether a concession has been granted, the Banks also consider whether the borrower has provided additional collateral or guarantors and whether such additions adequately compensate the Banks for the restructured terms. The assessments of whether a borrower is experiencing (or is likely to experience) financial difficulty and whether a concession has been granted is subjective in nature and management judgment is required when determining whether a modification is classified as TDR. The Banks’ determination whether a TDR is placed on nonaccrual status generally follows the same internal policies and procedures as for the other portfolio loans.

As of March 31, 2017 and December 31, 2016, the Company has a recorded investment in troubled debt restructurings of $23,211 and $21,755, respectively. The modifications included extensions of the maturity date and/or a stated rate of interest to one lower than the current market rate. The Company has allocated $708 and $677 of specific reserves for those loans at March 31, 2017 and December 31, 2016, respectively, and has committed to lend additional amounts totaling up to $1,233 and $1,167, respectively to these customers. Of these loans, $4,369 and $4,574 were classified as non-accrual loans as of March 31, 2017 and December 31, 2016, respectively.

There were no TDR’s that occurred during the three months ended March 31, 2017, additionally there were no payment defaults during the three months ended March 31, 2017 and 2016.

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

The following table reflects TDR occurring during the three months ended March 31, 2016 by class:

March 31, 2016 Loan Class	Number of contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Charge-offs to specific reserves
Consumer real estate	1	$93	$93	$—

Total loans	1	$93	$93	$—

Note 4—Regulatory capital matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of March 31, 2017 and December 31, 2016, the most recent regulatory notifications categorized Clayton Bank and Trust, and American City Bank (the “Banks”) as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Banks’ categories.

Actual and required capital amounts and ratios are presented below as of March 31, 2017 and December 31, 2016:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
March 31, 2017	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to risk weighted assets
Clayton Bank and Trust	$165,595	18.34%	$72,220	8.00%	$90,275	10.00%
American City Bank	52,456	17.26%	24,311	8.00%	30,389	10.00%
Tier 1 (Core) Capital to risk weighted assets
Clayton Bank and Trust	154,232	17.08%	54,165	6.00%	54,165	6.00%
American City Bank	49,625	16.33%	18,233	6.00%	18,233	6.00%
Tier 1 (Core) Capital to average assets
Clayton Bank and Trust	154,232	17.54%	35,167	4.00%	43,959	5.00%
American City Bank	49,625	16.23%	12,234	4.00%	15,293	5.00%
Tier 1 (Common) Capital to risk weighted assets
Clayton Bank and Trust	154,232	17.08%	40,624	4.50%	58,678	6.50%
American City Bank	49,625	16.33%	13,675	4.50%	19,753	6.50%

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective
December 31, 2016	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to risk weighted assets
Clayton Bank and Trust	$167,513	18.86%	$71,038	8.00%	$88,797	10.00%
American City Bank	50,454	16.87%	23,927	8.00%	29,909	10.00%
Tier 1 (Core) Capital to risk weighted assets
Clayton Bank and Trust	156,332	17.61%	53,278	6.00%	53,278	6.00%
American City Bank	47,736	15.96%	17,945	6.00%	17,945	6.00%
Tier 1 (Core) Capital to average assets
Clayton Bank and Trust	156,332	18.10%	34,557	4.00%	43,196	5.00%
American City Bank	47,736	16.48%	11,585	4.00%	14,481	5.00%
Tier 1 (Common) Capital to risk weighted assets
Clayton Bank and Trust	156,332	17.61%	39,959	4.50%	57,718	6.50%
American City Bank	47,736	15.96%	13,459	4.50%	19,441	6.50%

Note 5 — Loan commitments, contingencies and other related activities

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet credit loss risk exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as the ones used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end:

	March 31, 2017	December 31, 2016
Commitments to make Loans	$278,299	$243,068
Lines of Credit	2,127	1,653
Letters of Credit	6,532	6,878

In the normal course of business, the Banks are subject to various claims and litigation arising out of claims or other disputes. Because litigation is subject to many uncertainties and the outcome of individual litigated matters is not predictable with assurance, it is reasonably possible that some of the legal actions and claims could be filed and decided as unfavorable to the Banks. Although the amount of ultimate liabilities with respect to such matters cannot be ascertained, management, after evaluating current ongoing litigation or claims, believes that any resulting liability should not materially affect the financial position of the Banks.

Note 6 — Fair value of financial instruments

ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, the fair value measurement should be determined based on the assumptions that market participants

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

would use in pricing the asset or liability. ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements.

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: Quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3: Significant unobservable inputs based on the Banks’ assumptions used to measure assets and liabilities at fair value.

The Banks utilize fair value measurements to record fair value adjustments to certain assets and liabilities. Following is a description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Securities Available for Sale — Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and certain other products. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. Level 2 securities include mortgage-backed securities and municipal bonds. In certain cases, where there is limited activity or fair values are estimated using discounted cash flow models, securities are classified within Level 3 of the valuation hierarchy.

Impaired Loans — A loan is considered to be impaired when it is probable the Banks will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance may be established as a component of the allowance for loan losses or the expense is recognized as a charge-off. Impaired loans are classified within Level 3 of the hierarchy.

Other Real Estate Owned — Other real estate owned, consisting of properties obtained through foreclosure or in satisfaction of loans, is initially recorded at lower of carrying value or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. Other real estate owned is included in Level 3 of the valuation hierarchy.

The Banks had no liabilities measured at fair value on a recurring or non-recurring basis at March 31, 2017 and December 31, 2016.

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

Assets measured at fair value on a recurring basis as of March 31, 2017 and December 31, 2016 are as follows:

March 31, 2017	Level 1	Level 2	Level 3	Total
Investment securities available for sale
Mortgage-backed securities	$—	$33,032	$—	$33,032
State and municipal securities	—	18,101	—	18,101

Total	$—	$51,133	$—	$51,133

December 31, 2016	Level 1	Level 2	Level 3	Total
Investment securities available for sale
Mortgage-backed securities	$—	$34,996	$—	$34,996
State and municipal securities	—	17,985	—	17,985

Total	$—	$52,981	$—	$52,981

Assets measured at fair value on a non-recurring basis as of March 31, 2017 and December 31, 2016 are as follows:

March 31, 2017	Level 1	Level 2	Level 3	Total
Other real estate owned	$—	$—	$27	$27
Impaired loans, net	—	—	9,883	9,883

Total assets at fair value	$—	$—	$9,910	$9,910

December 31, 2016	Level 1	Level 2	Level 3	Total
Other real estate owned	$—	$—	$1,315	$1,315
Impaired loans, net	—	—	16,471	16,471

Total assets at fair value	$—	$—	$17,786	$17,786

There were no transfers between Level 1, 2 or 3 during the periods presented.

The following methods and assumptions were used in estimating its fair value disclosure for financial instruments that are not measured at fair value.

Cash and Cash Equivalents — The carrying amounts of cash, due from banks, and federal funds sold approximate their fair value.

Loans — For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values approximate carrying values. For other loans, fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality.

Deposits, Federal Home Loan Bank Advances and Other Borrowed Funds — The carrying amounts of demand deposits, savings deposits and floating rate advances from the Federal Home Loan Bank approximate their fair values. Fair values for certificates of deposit, fixed rate advances from the Federal Home Loan Bank are estimated using discounted cash flow models using current market interest rates offered on certificates, advances and other borrowings.

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

Federal Funds Purchased — The carrying amounts of federal funds purchased approximate their fair value.

Carrying amount and estimated fair values of financial instruments were as follows at March 31, 2017 and December 31, 2016:

March 31, 2017	Carrying amount	Level 1	Level 2	Level 3	Fair value
Financial Assets
Cash and cash equivalent	$37,856	$37,856	—	—	$37,856
Securities available for sale	51,133	—	51,133	—	51,133
Securities held to maturity	13,601	—	14,090	—	14,090
Loans, net	1,045,674	—	1,014,078	9,883	1,023,961
FHLB stock and securities	3,370	—	—	3,370	3,370
Accrued interest receivable	4,922	—	4,922	—	4,922

Financial Liabilities
Non maturing deposits	601,922	601,922	—	—	601,922
Time deposits	326,737	—	324,974	—	324,974
FHLB advances	49,399	—	50,451	—	50,451
Fed funds purchased	695	695	—	—	695
Accrued interest payable	600	—	600	—	600

December 31, 2016	Carrying amount	Level 1	Level 2	Level 3	Fair value
Financial Assets
Cash and cash equivalent	$49,592	$49,592	—	—	$49,592
Securities available for sale	52,981	—	52,981	—	52,981
Securities held to maturity	13,691	—	14,200	—	14,200
Loans, net	1,032,175	—	1,005,310	16,471	1,021,781
FHLB stock and securities	3,370	—	—	3,370	3,370
Accrued interest receivable	5,050	—	5,050	—	5,050

Financial Liabilities
Non maturing deposits	583,048	583,048	—	—	583,048
Time deposits	335,326	—	333,634	—	333,634
FHLB advances	52,414	—	52,780	—	52,780
Fed funds purchased	308	308	—	—	308
Accrued interest payable	553	—	553	—	553

Note 7 — Related party transactions

The Banks offer loans in the ordinary course of business to our insiders, including our executive officers and directors, their related interests and immediate family members and other employees. Applicable law and our written credit policies require that loans to insiders be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to non-insider employees and other non-insiders are subject to the same requirements and underwriting standards and meet our normal lending guidelines, except that non-insider employees and other non-insiders may receive preferential interest rates and fees as an employee benefit. Loans to individual employees, directors and executive officers

Clayton Banks

Notes to combined financial statements (unaudited)

March 31, 2017

(dollars in thousands)

must also comply with the Banks’ statutory lending limits and regulatory requirements regarding lending limits and collateral. All extensions of credit to the related parties must be reviewed and approved by the Banks’ Boards of Directors. Directors with a personal interest in any loan application are excluded from the consideration of such loan application. The Banks have made loans to directors and executive officers.

Such loans amounted to $46,007 (representing 36 loans) and $46,107 (representing 38 loans) at March 31, 2017 and December 31, 2016, respectively.

Deposits from principal officers, directors and their affiliates were $87,444 and $42,894 at March 31, 2017 and December 31, 2016, respectively.

At March 31, 2017 and December 31, 2016, Clayton HC, Inc. had cash balances on deposit with Clayton Bank and Trust totaling $41,322 and $28,170, respectively, for ongoing corporate needs.

The Banks also have available lines of credit (or the equivalent thereof) with the majority shareholder totaling approximately $52,000 as of March 31, 2017 and December 31, 2016. There was no balance outstanding on those lines at March 31, 2017 or December 31, 2016.

The Banks entered into aircraft time sharing agreement, dated July 2015, with companies controlled by the majority shareholder, (CFA Holdings LLC and CF Services LLC), pursuant to which the Banks have the right to use, from time to time, an aircraft leased and operated by CFA Holdings. This replaces the previous agreement entered into during 2007. CFA Holdings and CF Services LLC bill the Banks for usage of the aircraft based on hours of use and operating costs. During the three months ended March 31, 2017 and 2016 the banks paid CFA Holdings and CF Services $61 and $15, respectively, under the aviation timesharing agreement for the use of the aircraft.

Clayton Bank and Trust leases branch space from Clayton HC, Inc. Annual lease for space is $6 per year. Clayton HC has a management agreement with Clayton Bank and Trust to provide support for collection of debts, management of ORE, accounting and other management duties, amounting to $46 and $46 during the three months ended March 31, 2017 and 2016, respectively.

Apex Bank, 50% owned by Clayton HC, has a management agreement with Clayton Bank and Trust to provide support for IT and other management duties, amounting to $5 and $5 during the three months ended March 31, 2017 and 2016, respectively.

Independent Auditors’ Report

To the Board of Directors

Clayton HC, Inc.

Knoxville, Tennessee

Report on the Combined Financial Statements

We have audited the accompanying combined financial statements of Clayton Bank and Trust and American City Bank (wholly-owned subsidiaries of Clayton HC, Inc.) (the “Banks”), which comprise the combined balance sheets as of December 31, 2016 and 2015, and the related combined statements of comprehensive income, changes in shareholder’s equity, and cash flows for the three years ended December 31, 2016, 2015 and 2014, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Banks’ preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Banks’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating of the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Banks as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the three years ended December 31, 2016, 2015 and 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ Rodefer Moss & Co, PLLC

Knoxville, Tennessee

June 15, 2017

Clayton Banks

Combined balance sheets

December 31, 2016 and 2015

(dollars in thousands, except for per share amounts)

	2016	2015
ASSETS
Cash and cash equivalents
Cash and due from banks	$37,735	$42,045
Federal funds sold	11,857	2,414

Total cash and cash equivalents	49,592	44,459

Securities
Securities available for sale, at fair value	52,981	64,146
Securities held to maturity, at cost	13,691	15,336

Total securities	66,672	79,482

Loans, net of discounts and unearned income	1,052,570	911,778
Less: allowance for loan losses	20,395	21,780

Net loans	1,032,175	889,998

Other assets
Premises and equipment, net of accumulated depreciation	22,662	23,014
Goodwill	8,425	8,425
Core deposit intangible assets, net of accumulated amortization	—	29
Federal Home Loan Bank stock, at cost	3,370	3,370
Accrued interest receivable	5,050	4,373
Other real estate owned	3,103	4,095
Cash surrender value of life insurance	464	457
Other	3,303	3,422

Total other assets	46,377	47,185

Total assets	$1,194,816	$1,061,124

LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities
Deposits
Non-interest bearing	$193,525	$146,876
Interest bearing	724,849	654,613

Total deposits	918,374	801,489

Federal funds purchased	308	10,587
Federal Home Loan Bank advances	52,414	44,477
Accrued interest payable	553	467
Other liabilities	9,590	6,672

Total liabilities	981,239	863,692

Shareholder’s Equity
CBT Common stock, $25 par value; authorized 200,000 shares; 153,600 shares issued and outstanding and ACB Common stock $362.09 par value; authorized 105,000; 1,000 shares issued and outstanding	4,202	4,202
Additional paid in capital	89,902	89,902
Retained earnings	118,389	101,242
Accumulated other comprehensive income, net of applicable taxes	1,084	2,086

Total shareholder’s equity	213,577	197,432

Total liabilities and shareholder’s equity	$1,194,816	$1,061,124

See accompanying notes to combined financial statements.

Clayton Banks

Combined statements of income

December 31, 2016, 2015 and 2014

(dollars in thousands, except for per share amounts)

	2016	2015	2014
Interest income
Loans, including fees	$60,331	$54,637	$50,688
Securities	2,293	2,657	2,961
Other	341	252	267

Total interest income	62,965	57,546	53,916

Interest expense
Deposits	5,483	4,815	4,662
Other borrowings	1,272	1,253	1,064

Total interest expense	6,755	6,068	5,726

Net interest income	56,210	51,478	48,190
Provision for loan losses	978	419	160

Net interest income after provision for loan losses	55,232	51,059	48,030

Non-interest income (loss)
Service charges on deposit accounts	872	943	1,018
Trust fee income	777	733	706
Net (loss) gain on sales of foreclosed real estate owned and fixed assets	(290)	439	(219)
Loan servicing income	1,970	1,649	1,510
Other non-interest income	3,149	2,026	1,883

Total non-interest income, net	6,478	5,790	4,898

Non-interest expense
Salaries and employee benefits	14,792	14,703	14,908
Occupancy and equipment	2,383	2,329	2,364
FDIC and state banking fees	642	609	618
Collection expense	305	312	601
Amortization of intangible assets	29	58	138
Professional fees	331	416	417
Other non-interest expense	4,212	3,793	3,525

Total non-interest expense	22,694	22,220	22,571

Income before income taxes	39,016	34,629	30,357
Income tax expense	2,638	2,580	2,253

Net income	$36,378	$32,049	$28,104

See accompanying notes to Combined financial statements.

Clayton Banks

Combined statements of comprehensive income

December 31, 2016, 2015 and 2014

(dollars in thousands)

	2016	2015	2014
Net Income	$36,378	$32,049	$28,104
Other comprehensive (loss) income, net of income taxes
Net change in unrealized (losses) gains on securities available for sale, net of tax effect	(978)	(421)	1,529
Reclassification adjustment for gain on sale of securities included in net income, net of tax expense of $2, $0 and $2	(24)	(1)	(27)

Total comprehensive income	$35,376	$31,627	$29,606

See accompanying notes to Combined financial statements.

Clayton Banks

Combined statements of change in shareholder’s equity

December 31, 2016, 2015 and 2014

(dollars in thousands)

	Common stock	Additional paid in capital	Retained earnings	Accumulated other comprehensive income	Total shareholder’s equity
Balance, December 31, 2013	$4,202	$89,902	$53,186	$1,006	$148,296
Net income	—	—	28,104	—	28,104
Dividends declared	—	—	(12,097)	—	(12,097)
Other comprehensive income	—	—	—	1,502	1,502

Balance, December 31, 2014	$4,202	$89,902	$69,193	$2,508	$165,805
Net income	—	—	32,049	—	32,049
Other comprehensive loss	—	—	—	(422)	(422)

Balance, December 31, 2015	$4,202	$89,902	$101,242	$2,086	$197,432
Net income	—	—	36,378	—	36,378
Dividends declared	—	—	(19,231)	—	(19,231)
Other comprehensive loss	—	—	—	(1,002)	(1,002)

Balance, December 31, 2016	$4,202	$89,902	$118,389	$1,084	$213,577

See accompanying notes to Combined financial statements.

CLAYTON BANKS

Combined statements of cash flows

December 31, 2016, 2015 and 2014

(dollars in thousands)

	2016	2015	2014
Cash flows from operating activities
Net income	$36,378	$32,049	$28,104
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	576	616	694
Provision for loan losses	978	419	160
Net accretion of discounts and amortization of premiums on securities	227	250	274
Net gains on sales of securities	(26)	(1)	(29)
Net loss (gain) on sales of foreclosed real estate owned and fixed assets	290	(439)	219
Net change in:
Accrued interest receivable	(677)	(211)	174
Accrued interest payable	86	29	(74)
Other, net	1,397	682	(11,922)

Net cash flows from operating activities	39,229	33,394	17,600

Cash flows from investing activities
Available-for-sale securities
Sales	537	—	401
Maturities, prepayments and calls	9,373	10,236	13,009
Purchases	—	(3,836)	(9,282)
Held-to-maturity securities
Maturities, prepayments and calls	1,627	2,273	1,658
Purchase of FHLB Stock	—	—	(7)
Net change in loans	(150,342)	(139,019)	(33,208)
Purchases of premises and equipment	(195)	(221)	34
Proceeds from the sales of foreclosed real estate owned	1,361	5,081	2,251

Net cash flows used in investing activities	(137,639)	(125,486)	(25,144)

Cash flows from financing activities
Net change in deposits	116,885	45,471	21,031
Proceeds from FHLB advances	8,500	2,000	30,000
Repayments of FHLB advances	(563)	(255)	(31,314)
Proceeds (repayments) of Federal funds purchased	(10,279)	10,587	(1)
Dividends paid	(11,000)	—	(12,097)

Net cash flows from financing activities	103,543	57,803	7,619

Net change in cash and cash equivalents	5,133	(34,289)	75
Cash and cash equivalents at the beginning of the year	44,459	78,748	78,673

Cash and cash equivalents at the end of the year	$49,592	$44,459	$78,748

Supplemental disclosures of cash flow information
Cash paid during year for:
Interest	$6,669	$6,039	$6,138
Income taxes, net of refunds	3,250	1,939	3,254
Supplemental schedule of non-cash activities
Transfers from loans to foreclosed real estate owned	$490	$1,546	$4,921
Transfers from foreclosed real estate owed to loans	291	152	70
Non-cash dividend of loan receivable	5,829	—	—

See accompanying notes to Combined financial statements.

Clayton Banks

Notes to combined financial statements

December 31, 2016, 2015 and 2014

(dollars in thousands)

Note 1 — Summary of significant accounting policies

Nature of Operations and Principles of Combination — The combined financial statements include Clayton Bank and Trust and American City Bank, together referred to as “Clayton Bank” or “the Banks.” Intercompany transactions and balances are eliminated in consolidation. The Banks are wholly-owned by Clayton HC Inc.

The Banks provide financial services through its branches in the counties of Chester, Blount, Knox, Madison, Tipton, Crockett, Henderson, Putnam, Franklin, Coffee, Moore, and Fayette, Tennessee. Their primary deposit products are checking, savings, and term certificate accounts, and their primary lending products are residential mortgage including Manufactured Housing, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. However, the customers’ ability to repay their loans is dependent on the cash flow of borrowers, which can be impacted by the general economic conditions in the area.

Basis of Presentation — The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and general practices of the banking industry.

Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan loss, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the determination of the fair value of financial instruments, and the realization of deferred tax assets. In connection with the determination of the allowance for loan loss and the estimated fair value of real estate owned, management obtains independent appraisals for significant properties.

Cash and Cash Equivalents — For purposes of balance sheet classification and reporting cash flows, cash and cash equivalents include cash on hand, deposits with other financial institutions with original maturities less than 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased.

Securities — Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchased premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities, where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Declines in the fair value of the securities below their cost that are other than temporary are reflected as realized losses. In estimating other than temporary impairment (“OTTI”), management considers the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Banks’ ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value. The banks recorded no OTTI for the years ended December 31, 2016, 2015 and 2014.

Clayton Banks

Notes to combined financial statements

Federal Home Loan Bank (FHLB) Stock — The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on asset size, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans — Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, purchased discount, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income. Net deferred loan origination fees and purchased discount on manufactured home loans are accreted using methods that approximate the level-yield method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses — The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans meeting certain size and performance characteristics are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is recorded at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets — Assets acquired through or instead of loan foreclosure are initially recorded at lower of carrying value or fair value, less costs to sell, when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Premises and Equipment — Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from five to forty years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from three to ten years.

Clayton Banks

Notes to combined financial statements

Bank Owned Life Insurance — The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other changes or other amounts due that are probable at settlement.

Goodwill — Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. Based on our assessment completed as of December 31, 2016 and 2015, no goodwill impairment was indicated.

Core Deposit Intangible Assets —Core deposit intangible assets arise from whole bank and branch acquisitions. They are initially measured at fair value and then are amortized over their estimated useful lives.

Long-Term Assets — Premises and equipment, core deposits and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Retirement Plans — Employee 401(k) and profit sharing expense is the amount of matching contributions. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service. Employee stock ownership plan related compensation expense was recorded based on a fair market valuation of the shares allocated to participant accounts.

Income Taxes — The Banks have elected to be treated as an S Corporation under Section 1362 of the Internal Revenue Code of 1986, as amended. As a result, the Banks will generally not be subject to federal income tax. The Banks will continue to be subject to taxation by the State of Tennessee.

Pursuant to ASC 740, Income Taxes, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Although the tax years ending after December 31, 2013 through December 31, 2016 remain open for examination for various taxing authorities, it is management’s opinion that resolution of any significant uncertain tax positions that remain open at December 31, 2016 will not have a material effect on the Banks’ financial statements.

The Banks’ policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

Off Balance Sheet Financial Instruments — Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Comprehensive Income — Consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

Loss Contingencies — Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.

Clayton Banks

Notes to combined financial statements

Dividend Restriction — Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to the shareholders.

Fair Value of Financial Instruments — Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Subsequent Events — Subsequent to year end, in February 2017, the Banks entered into stock purchase agreement with FirstBank, a wholly owned subsidiary of FB Financial Corporation, whereby the Banks will be merged with and into FirstBank. The transaction is expected to close in the third quarter of 2017.

Clayton Bank and Trust paid a dividend to Clayton HC in January 2017 in the amount of $10,450 for the purpose of paying taxes on previous earnings of the Banks.

Date of Management’s Review — Management has evaluated events and transactions occurring subsequent to the balance sheet date for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through the date of the report, which is the date these financial statements were available to be issued. There were no other subsequent events, other than what has been disclosed above that occurred after December 31 2016, but prior to the issuance of these financial statements that would have a material impact on the Banks’ combined financial statements.

Note 2 — Securities

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows for the years ended December 31, 2016 and 2015:

2016	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Mortgage-backed securities	$34,378	$791	$(173)	$34,996
State and municipal	17,444	583	(42)	17,985

Total	$51,822	$1,374	$(215)	$52,981

2015	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Mortgage-backed securities	$43,947	$1,280	$(134)	$45,093
State and municipal	17,962	1,091	—	19,053

Total	$61,909	$2,371	$(134)	$64,146

The amortized cost, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$777	$31	$—	$808
State and municipal	12,914	482	(4)	13,392

Total	$13,691	$513	$(4)	$14,200

Clayton Banks

Notes to combined financial statements

2015	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Mortgage-backed securities	$1,240	$54	$—	$1,294
State and municipal	14,096	958	—	15,054

Total	$15,336	$1,012	$—	$16,348

The amortized cost and fair value of debt securities at December 31, 2016, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Available For Sale		Held to Maturity
	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year	$—	$—	$300	$304
Due in one to five years	5,355	3,425	4,024	4,176
Due in five to ten years	6,841	9,219	5,582	5,787
Due in greater than ten years	5,248	5,341	3,008	3,125
Mortgage-backed securities	34,378	34,996	777	808

	$51,822	$52,981	$13,691	$14,200

There was one security sold and three securities redeemed during 2016 for a net gain of $26 and there were no securities sold and seven securities redeemed during 2015 for a net gain of $1. There was one security sold and one security redeemed during 2014 for a net gain of $29. Securities carried at $55,560 and $65,930 at December 31, 2016 and 2015, respectively, were pledged to secure deposits and for other purposes as required or permitted by law.

At December 31, 2016 and 2015, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholder’s equity.

The following table shows securities with unrealized losses and their fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2016 and 2015.

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
2016
Mortgage-backed securities	$9,242	$(97)	$2,059	$(76)	$11,301	$(173)
State and municipal	4,197	(46)	—	—	4,197	(46)

Total temporarily impaired	$13,439	$(143)	$2,059	$(76)	$15,498	$(219)

2015
Mortgage-backed securities	$4,809	$(22)	$3,803	$(112)	$8,612	$(134)

Total temporarily impaired	$4,809	$(22)	$3,803	$(112)	$8,612	$(134)

Unrealized losses on debt securities have not been recognized into income because the issuers are of high credit quality (rated AA or higher), management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the investments approach their maturity date.

Clayton Banks

Notes to combined financial statements

Note 3 — Loans

A summary of loans outstanding by category at December 31, 2016 and 2015 follows:

	2016	2015
Construction and land	$147,182	$107,163
Commercial real estate	299,059	251,428
Commercial and agriculture	155,771	149,409
Consumer real estate	103,668	94,249
Consumer	23,349	34,785
Manufactured homes	323,541	274,744

	1,052,570	911,778
Less: Allowance for loan losses	(20,395)	(21,780)

Loans, net of unearned fees	$1,032,175	$889,998

For purposes of the disclosures required pursuant to the Banks’ adoption of ASU 2010-20, the Banks’ loan portfolio is disaggregated into portfolio segments and then further disaggregated into classes. A portfolio segment is defined as the level at which management develops and documents a systematic method for determining its allowance for loan losses. The Banks has the following loan portfolio segments — Construction and land; Commercial real estate; Commercial and agriculture; Consumer real estate; Consumer; and Manufactured homes loans. A class is generally determined based on the initial measurement attribute, risk characteristics of the loan, and the Banks’ method for monitoring and assessing credit risk. Classes within the Construction and land segment are Land acquisition, Commercial construction, and Residential construction. Classes within the Commercial real estate segment are Rental, Business and industrial, and Other. Classes within the Consumer segment are Auto, Credit cards and Other consumer.

During the year ended December 31, 2016 the Banks sold the credit card class portfolio (included in consumer loans above) which had a book value of $2,527 for a gain of $147.

The allowance for loan losses (ALLL) includes the following components — reserves for loans collectively evaluated for impairment (determined in accordance with FASB ASC 450-20 Contingencies) and reserves for loans individually evaluated for impairment (determined in accordance with FASB ASC 310-10 Receivables).

The reserves for loans collectively evaluated for impairment are determined based on an application of average historical charge-off percentages by loan portfolio segment, adjusted for loans internally assigned loan grades, and also adjusted for management’s evaluation of current economic events, trends, and conditions in accordance with FASB ASC 450-20 Contingencies. The Banks uses a three-year average historical charge-off percentages.

The reserves for loans individually evaluated for impairment are determined based on the present value of the expected future payments discounted at the loan’s effective interest rate, or for loans that are mainly dependent on the collateral for repayment, the estimated fair value of the collateral less estimated selling costs (net realizable value).

Clayton Banks

Notes to combined financial statements

Summary in the allowance for loan losses was as follows:

	2016	2015	2014
Beginning balance	$21,780	$23,108	$24,614
Provision for loan losses	978	419	160
Loans charged off	(2,745)	(2,198)	(2,228)
Recoveries	382	451	562

Ending balance	$20,395	$21,780	$23,108

The following tables provides a detailed rollforward of the allowance for loan losses for the years ended December 31, 2016, 2015 and 2014 by portfolio segment:

2016	Construction and land	Commercial real estate	Commercial and agriculture	Consumer real estate	Consumer	Manufactured homes	Total
Allowance for loan loss
Beginning balance	$3,561	$6,582	$1,811	$1,446	$859	$7,521	$21,780
Charge-offs	(66)	(50)	(543)	(373)	(577)	(1,136)	(2,745)
Recoveries	10	31	105	45	73	118	382
Provision	(1,845)	(1,210)	1,527	281	125	2,100	978

Ending balance	$1,660	$5,353	$2,900	$1,399	$480	$8,603	$20,395

Ending balance — individually evaluated for impairment	$—	$1,275	$1,315	$17	$40	$22	$2,669

Ending balance — collectively evaluated for impairment	$1,660	$4,078	$1,585	$1,382	$440	$8,581	$17,726

Loans
Ending balance — individually evaluated for impairment	$1,668	$7,471	$2,816	$1,597	$440	$14,792	$28,784
Ending balance — collectively evaluated for impairment	145,514	291,588	152,955	102,071	22,909	308,749	1,023,786

Ending balance total loans	$147,182	$299,059	$155,771	$103,668	$23,349	$323,541	$1,052,570

Allowance for loan loss
Beginning balance	$4,237	$6,981	$2,823	$1,856	$1,004	$6,207	$23,108
Charge-offs	(341)	(166)	(34)	(374)	(473)	(810)	(2,198)
Recoveries	12	30	85	45	138	141	451
Provision	(347)	(263)	(1,063)	(81)	190	1,983	419

Ending balance	$3,561	$6,582	$1,811	$1,446	$859	$7,521	$21,780

Ending balance — individually evaluated for impairment	$1,798	$1,272	$383	$300	$64	$25	$3,842

Ending balance — collectively evaluated for impairment	$1,763	$5,310	$1,428	$1,146	$795	$7,496	$17,938

Loans
Ending balance — individually evaluated for impairment	$3,370	$9,287	$2,846	$3,140	$446	$4,237	$23,326
Ending balance — collectively evaluated for impairment	103,793	242,141	146,563	91,109	34,339	270,507	888,452

Ending balance total loans	$107,163	$251,428	$149,409	$94,249	$34,785	$274,744	$911,778

Clayton Banks

Notes to combined financial statements

2014	Construction and land	Commercial real estate	Commercial and agriculture	Consumer real estate	Consumer	Manufactured homes	Total
Allowance for loan loss
Beginning balance	5,192	7,505	2,912	2,059	1,067	5,879	$24,614
Charge-offs	(220)	(432)	(199)	(266)	(610)	(501)	$(2,228)
Recoveries	131	150	56	25	90	110	$562
Provision	(866)	(242)	54	38	457	719	160

Ending balance	$4,237	$6,981	$2,823	$1,856	$1,004	$6,207	$23,108

Ending balance — individually evaluated for impairment	$753	$1,356	$922	$509	$122	$30	$3,692

Ending balance — collectively evaluated for impairment	$3,484	$5,625	$1,901	$1,347	$882	$6,177	$19,416

Loans
Ending balance — individually evaluated for impairment	$3,123	$9,752	$1,381	$4,487	$118	$2,963	$21,824
Ending balance — collectively evaluated for impairment	73,991	210,152	125,293	92,910	31,843	221,763	755,952

Ending balance total loans	$77,114	$219,904	$126,674	$97,397	$31,961	$224,726	$777,776

The Banks use internally assigned loan grades as credit quality indicator. Loans are graded as Pass, Special Mention, or Substandard.

Pass grade loans are considered a normal credit risk. The borrower has the apparent ability to satisfy its obligations to the Banks, and therefore no loss in ultimate collection is anticipated based on current facts and circumstances. Pass grade loans have reasonable collateral and low to normal loan to value ratios.

Special Mention grade loans are considered loans with a slightly above normal credit risk. These loans have potential weaknesses that deserve management’s close attention, and if left uncorrected, such potential weaknesses may result in an increased risk of loss in the future. Special Mention grade loans do not expose the Banks to sufficient risk to warrant adverse classification.

Substandard grade loans are considered inadequately protected by the current net worth and financial capacity of the borrower or the collateral pledged, if any. These loans are characterized by the distinct possibility that the Bank will sustain some loss in the future, if the weaknesses are not corrected. Loss potential, while existing in the aggregate amount of the Substandard grade loans, does not have to exist in the individual loans classified as Substandard.

Clayton Banks

Notes to combined financial statements

The following table provides the balances of loans by loan classes disaggregated based on credit quality indicator — internally assigned loan grades as of December 31, 2016:

	Loan grade
Loan Class	Pass	Special mention	Substandard	Total
Construction and land	$144,654	$852	$1,676	$147,182
Commercial real estate	265,044	20,854	13,161	299,059
Commercial & agriculture	152,063	716	2,992	155,771
Consumer real estate	97,988	3,614	2,066	103,668
Consumer	22,326	523	500	23,349
Manufactured homes	287,601	18,971	16,969	323,541

Total loans	$969,676	$45,530	$37,364	$1,052,570

The following table provides the balances of loans by loan classes disaggregated based on credit quality indicator — internally assigned loan grades as of December 31, 2015:

	Loan grade
Loan Class	Pass	Special mention	Substandard	Total
Construction and land	$95,299	$7,934	$3,930	$107,163
Commercial real estate	220,515	12,801	18,112	251,428
Commercial & agriculture	143,539	2,811	3,059	149,409
Consumer real estate	84,820	5,172	4,257	94,249
Consumer	32,303	1,964	518	34,785
Manufactured homes	255,285	12,679	6,780	274,744

Total loans	$831,761	$43,361	$36,656	$911,778

Impaired loans individually evaluated for impairment in accordance with ASC 310 at December 31, 2016 and 2015 were as follows:

	2016	2015
Carrying value of total impaired loans	$28,784	$23,326
Amount of the direct allowance for loan losses allocated	2,669	3,842
Average of impaired loans during the year	35,549	40,598
Interest income recognized during impairment	1,406	2,019

Clayton Banks

Notes to combined financial statements

Impaired loans individually evaluated for impairment in accordance with ASC 310 disaggregated by class as of December 31, 2016 were as follows:

Loan Class	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
Impaired loans with related allowance recorded
Construction and land	$—	$—	$—	$—	$—
Commercial real estate	4,350	4,518	1,275	4,627	86
Commercial & agriculture	1,710	1,766	1,315	1,829	69
Consumer real estate	202	203	17	204	10
Consumer	45	45	40	2	—
Manufactured homes	2,079	2,078	22	2,198	—

Total loans with related allowance recorded	$8,386	$8,610	$2,669	$8,860	$165

Loan Class	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
Impaired loans with no related allowance recorded
Construction and land	$1,668	$2,842	$—	$2,861	$8
Commercial real estate	3,121	4,200	—	4,485	125
Commercial & agriculture	1,106	1,860	—	2,949	82
Consumer real estate	1,395	1,648	—	1,930	63
Consumer	395	628	—	536	29
Manufactured homes	12,713	13,744	—	13,928	934

Total loans with no related allowance recorded	20,398	24,922	—	26,689	1,241

Total impaired loans	$28,784	$33,532	$2,669	$35,549	$1,406

Impaired loans individually evaluated for impairment in accordance with ASC 310 disaggregated by class as of December 31, 2015 were as follows:

Loan Class	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
Impaired loans with related allowance recorded
Construction and land	$3,089	$2,042	$1,798	$2,059	$(1)
Commercial real estate	2,967	2,957	1,272	2,975	66
Commercial & agriculture	446	497	383	459	2
Consumer real estate	912	993	300	1,010	19
Consumer	64	64	64	67	(1)
Manufactured homes	2,507	2,507	25	—	—

Total loans with related allowance recorded	$9,985	$9,060	$3,842	$6,570	$85

Clayton Banks

Notes to combined financial statements

Loan Class	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
Impaired loans with no related allowance recorded
Construction and land	$281	$3,223	$—	$2,480	$115
Commercial real estate	6,320	7,909	—	17,370	759
Commercial & agriculture	2,400	2,469	—	2,719	126
Consumer real estate	2,228	2,628	—	3,857	272
Consumer	382	397	—	584	44
Manufactured homes	1,730	2,573	—	7,018	618

Total loans with no related allowance recorded	13,341	19,199	—	34,028	1,934

Total impaired loans	$23,326	$28,259	$3,842	$40,598	$2,019

Impaired loans individually evaluated for impairment in accordance with ASC 310 disaggregated by class as of December 31, 2014 were as follows:

Loan Class	Average recorded investment	Interest income recognized
Impaired loans with related allowance recorded
Construction and land	$1,550	$27
Commercial real estate	3,835	96
Commercial & agriculture	246	3
Consumer real estate	2,470	79
Consumer	123	6
Manufactured homes	900	27

Total loans with related allowance recorded	$9,124	$238

Loan Class	Average recorded investment	Interest income recognized
Impaired loans with no related allowance recorded
Construction and land	$3,300	$53
Commercial real estate	11,086	356
Commercial & agriculture	437	3
Consumer real estate	5,715	304
Consumer	3,250	163
Manufactured homes	2	2

Total loans with no related allowance recorded	23,790	881

Total impaired loans	$32,914	$1,119

Non-performing loans were as follows at December 31, 2016 and 2015:

	2016	2015
Loans past due over 90 days still on accrual	$1,270	$1,114
Non-accrual loans	10,169	10,000

	$11,439	$11,114

Clayton Banks

Notes to combined financial statements

Non-performing loans and impaired loans are defined differently. All non-performing loans were loans past due 90 days or greater and still on accrual or loans on non-accrual status as of December 31, 2016 and 2015. Impaired loans are loans for which, based on current information and events, it is considered probable that the Bank will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. Some loans may be included in both categories, whereas other loans may only be included in one category.

Age analysis of past due loans disaggregated by class as of December 31, 2016:

Loan Class	30-89 days past due	Greater than 90 days	Non-accruals	Current and accruing interest	Total loans
Construction and land	$1,264	$1	$1,668	$144,249	$147,182
Commercial real estate	178	—	6,441	292,440	299,059
Commercial & agriculture	1,017	—	627	154,127	155,771
Consumer real estate	2,074	291	821	100,482	103,668
Consumer	491	69	277	22,512	23,349
Manufactured homes	14,362	909	335	307,935	323,541

Total loans	$19,386	$1,270	$10,169	$1,021,745	$1,052,570

Age analysis of past due loans disaggregated by class as of December 31, 2015:

Loan Class	30-89 days past due	Greater than 90 days	Non-accruals	Current and accruing interest	Total loans
Construction and land	$177	$—	$3,567	$103,419	$107,163
Commercial real estate	491	—	3,351	247,586	251,428
Commercial & agriculture	839	33	776	147,761	149,409
Consumer real estate	1,506	514	1,481	90,748	94,249
Consumer	451	55	228	34,051	34,785
Manufactured homes	4,697	512	597	268,938	274,744

Total loans	$8,161	$1,114	$10,000	$892,503	$911,778

Troubled debt restructurings (TDR) — as part of the Banks’ ongoing risk management practices, the Banks attempt to work with borrowers when necessary to extend or modify loan terms to better align with their current ability to repay. Extensions and modifications to loans are made in accordance with internal policies and guidelines which conform to regulatory guidance. Each occurrence is unique to the borrower and is evaluated separately. The Banks consider regulatory guidelines when restructuring loans to ensure that prudent lending practices are followed. As such, qualification criteria and payment terms consider the borrower’s current and prospective ability to comply with the modified terms of the loan.

A modification is classified as TDR if the borrower is experiencing financial difficulty and it is determined that the Banks have granted a concession to the borrower. The Banks may determine that a borrower is experiencing financial difficulty if the borrower is currently in default on any of its debt, or if it is probable that the borrower may default in the foreseeable future without a modification of its debt. Generally, a concession is granted when the Banks no longer expect to collect all amounts due at the original contractual rate subsequent to modification.

Concessions could include reductions of interest rates, extension of the maturity date at a rate lower than current market rate for a new loan with similar risk, reduction of accrued interest, or principal forgiveness. When

Clayton Banks

Notes to combined financial statements

evaluating whether a concession has been granted, the Banks also consider whether the borrower has provided additional collateral or guarantors and whether such additions adequately compensate the Banks for the restructured terms. The assessments of whether a borrower is experiencing (or is likely to experience) financial difficulty and whether a concession has been granted is subjective in nature and management judgment is required when determining whether a modification is classified as TDR. The Banks’ determination whether a TDR is placed on nonaccrual status generally follows the same internal policies and procedures as for the other portfolio loans.

As of December 31, 2016 and 2015, the Company has a recorded investment in troubled debt restructurings of $21,755 and $16,222, respectively. The modifications included extensions of the maturity date and/or a stated rate of interest to one lower than the current market rate. The Company has allocated $677 and $1,268 of specific reserves for those loans at December 31, 2016 and 2015, respectively, and has committed to lend additional amounts totaling up to $1,167 and $327, respectively to these customers. Of these loans, $4,574 and $4,434 were classified as non-accrual loans as of December 31, 2016 and 2015, respectively.

The following table reflects TDR occurring during the year ended December 31, 2016 by class:

Loan Class	Number of contracts	Pre- modification outstanding recorded investment	Post- modification outstanding recorded investment	Charge-offs to specific reserves
Commercial Real Estate	1	$46	$46	$—
Consumer Real Estate	7	363	366	—
Commercial & Agriculture	1	17	17	—
Consumer	6	6,968	6,968	—

Total loans	15	$7,394	$7,397	$—

There were no TDRs within the previous 12 months for which there was a payment default during the year ended December 31, 2016.

The following table reflects TDR occurring during the year ended December 31, 2015 by class:

Loan Class	Number of contracts	Pre- modification outstanding recorded investment	Post- modification outstanding recorded investment	Charge-offs to specific reserves
Commercial Real Estate	1	$1,391	$1,391	$—
Consumer real estate	5	222	222	—
Consumer	2	56	55	—

Total loans	8	$1,669	$1,668	$—

The following table reflects TDRs within the previous 12 months for which there was a payment default during the year ended December 31, 2015 by class:

Loan Class	Number of contracts	Defaulted principal balance
Commercial & Agriculture	2	$35
Consumer	1	$8

Total loans	3	$43

Clayton Banks

Notes to combined financial statements

The following table reflects TDR occurring during the year ended December 31, 2014 by class:

Loan Class	Number of contracts	Pre- modification outstanding recorded investment	Post- modification outstanding recorded investment	Charge-offs to specific reserves
Commercial Real Estate	2	$57	$57	$—
Commercial & Agriculture	2	26	26	—
Consumer real estate	9	719	722	—
Consumer	2	48	50	—

Total loans	15	$850	$855	$—

The following table reflects TDRs within the previous 12 months for which there was a payment default during the year ended December 31, 2014 by class:

Loan Class	Number of contracts	Defaulted principal balance
Consumer	2	$180

Total loans	2	$180

Note 4 — Premises and equipment

Premises and equipment were as follows as of December 31, 2016 and 2015:

	2016	2015
Land	$10,562	$10,562
Buildings	15,293	15,088
Furniture, fixtures and equipment	3,092	3,035
Vehicles	55	55
Computer & equipment	997	984
Construction in Progress	1,652	1,732

	31,651	31,456
Less: Accumulated depreciation	(8,989)	(8,442)

	$22,662	$23,014

Depreciation expense was $547, $558 and $556 for the years ended December 31, 2016, 2015 and 2014, respectively.

Note 5 — Deposits

Interest bearing deposits were as follows as of December 31, 2016 and 2015:

	2016	2015
Demand deposits	$64,584	$59,191
Savings and money market accounts	324,939	292,275
Certificates of deposits	335,326	303,147

	$724,849	$654,613

Clayton Banks

Notes to combined financial statements

Interest expense on the above deposits totaled $5,483, $4,815, and $4,662 for the years ended December 31, 2016, 2015 and 2014, respectively.

The amount up to which deposits in the Bank are insured by the FDIC in aggregate is $250 as part of the Dodd-Frank Act.

Total deposits of $250 or more were $421,556 and $403,354 at December 31, 2016 and 2015, respectively.

Included in certificates of deposits above were internet and brokered deposits of $96,319 and $42,558 and $90,445 and $31, 385 as of December 31, 2016 and 2015, respectively.

Scheduled maturities of time deposits were as follows:

2017	$176,881
2018	77,703
2019	36,889
2020	19,390
2021	18,979
After 2021	5,484

$335,326

Note 6 — Federal home loan bank advances

The Banks are currently participating in a program with the Federal Home Loan Bank (FHLB) of Cincinnati to provide funds to the public for affordable housing. The FHLB advances are secured by qualifying loans, the majority being home mortgages (1-4 family residential). To participate in this program, the Banks are required to be a member and own stock in the FHLB. The Banks had $3,370 of such stock at December 31, 2016 and 2015, to satisfy this requirement.

Interest expense on the above advances total $1,265, $1,247, and $1,056 for years ended December 31, 2016, 2015, and 2014, respectively.

At December 31, 2016 and 2015, advances from the Federal Home Loan Bank were as follows:

	2016	2015
Maturities January 2017 through September 2027 fixed rates at rates from 0.25% to 6.07%, average 2.45%	$52,414	$—

Maturities January 2016 through September 2027 fixed rates at rates from 0.25% to 6.07%, average 2.86%	$—	$44,477

Qualifying loans totaling $165,325 and $112,268 were pledged as security under a blanket pledge agreement with the FHLB at December 31, 2016 and 2015, respectively.

Clayton Banks

Notes to combined financial statements

As of December 31, 2016, scheduled maturities were as follows:

2017	$19,068
2018	12,551
2019	5,524
2020	133
2021	5,019
Thereafter	10,119

$52,414

Note 7 — Other borrowed funds

The Banks have available federal funds lines (or the equivalent thereof) with correspondent banks totaling approximately $62,500 and $52,500 as of December 31, 2016 and 2015 respectively. Fed funds purchased were $308 and $10,587 as of December 31, 2016 and 2015, respectively.

Note 8 — Income taxes

Income tax expense (benefit) for the years ended December 31, 2016, 2015 and 2014 was as follows:

	2016	2015	2014
Current state	$2,707	$2,609	$2,235
Deferred state	(69)	(29)	18

	$2,638	$2,580	$2,253

A reconciliation of the amount computed by applying the statutory tax rate of 6.5 percent to pretax income with income tax expense follows:

	2016	2015	2014
Income tax expense at statutory rate	$2,536	$2,540	$2,060
Other	102	40	193

	$2,638	$2,580	$2,253

Deferred tax assets and liabilities as of December 31, 2016 and 2015 were due to the following:

	2016	2015
Deferred tax assets:
Allowance for loan losses	$623	$807
Book versus tax basis of fixed assets depreciation	—	47
Deferred loan fees and costs	288	7

Total deferred tax assets	$911	$861

Deferred tax liabilities:
Book versus tax basis of accounting	$(23)	$28
Unrealized gain on securities	(76)	(147)

Total deferred tax liabilities	$(99)	$(119)

Net deferred tax asset	$812	$742

Clayton Banks

Notes to combined financial statements

Note 9 — Regulatory capital matters

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2016 and 2015, the most recent regulatory notifications categorized Clayton Bank and Trust, and American City Bank (the “Banks”) as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Banks’ categories.

Actual and required capital amounts and ratios are presented below as of December 31, 2016:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2016
Total Capital to risk weighted assets
Clayton Bank and Trust	$167,513	18.86%	$71,038	8.00%	$88,797	10.00%
American City Bank	50,454	16.87%	23,927	8.00%	29,909	10.00%
Tier 1 (Core) Capital to risk weighted assets
Clayton Bank and Trust	$156,332	17.61%	$53,278	6.00%	$53,278	6.00%
American City Bank	47,736	15.96%	17,945	6.00%	17,945	6.00%
Tier 1 (Core) Capital to average assets
Clayton Bank and Trust	$156,332	18.10%	$34,557	4.00%	$43,196	5.00%
American City Bank	47,736	16.48%	11,585	4.00%	14,481	5.00%
Tier 1 (Common) Capital to risk weighted assets
Clayton Bank and Trust	$156,332	17.61%	$39,959	4.50%	$57,718	6.50%
American City Bank	47,736	15.96%	13,459	4.50%	19,441	6.50%

Clayton Banks

Notes to combined financial statements

Actual and required capital amounts and ratios are presented below as of December 31, 2015:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2015
Total Capital to risk weighted assets
Clayton Bank and Trust	$153,469	19.75%	$62,151	8.00%	$77,689	10.00%
American City Bank	45,625	18.60%	19,624	8.00%	24,531	10.00%
Tier 1 (Core) Capital to risk weighted assets
Clayton Bank and Trust	$143,638	18.49%	$46,613	6.00%	$46,613	6.00%
American City Bank	43,272	17.64%	14,718	6.00%	14,718	6.00%
Tier 1 (Core) Capital to average assets
Clayton Bank and Trust	$143,638	19.07%	$30,122	4.00%	$37,652	5.00%
American City Bank	43,272	16.72%	10,352	4.00%	12,940	5.00%
Tier 1 (Common) Capital to risk weighted assets
Clayton Bank and Trust	$143,638	18.49%	$34,960	4.50%	$50,498	6.50%
American City Bank	43,272	17.64%	11,039	4.50%	15,945	6.50%

Note 10 — Loan commitments, contingencies and other related activities

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet credit loss risk exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as the ones used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2016	2015
Commitments to make Loans	$243,068	$203,730
Lines of Credit	$1,653	$1,013
Letters of Credit	$6,878	$4,726
Credit Cards	$—	$8,921

In the normal course of business, the Banks are subject to various claims and litigation arising out of claims or other disputes. Because litigation is subject to many uncertainties and the outcome of individual litigated matters is not predictable with assurance, it is reasonably possible that some of the legal actions and claims could be filed and decided as unfavorable to the Banks. Although the amount of ultimate liabilities with respect to such matters cannot be ascertained, management, after evaluating current ongoing litigation or claims, believes that any resulting liability should not materially affect the financial position of the Banks.

NOTE 11 — Fair value of financial instruments

ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The

Clayton Banks

Notes to combined financial statements

statement emphasizes that fair value is a market-based measurement: not an entity-specific measurement. Therefore, the fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements.

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: Quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3: Significant unobservable inputs based on the Banks’ assumptions used to measure assets and liabilities at fair value.

The Banks utilize fair value measurements to record fair value adjustments to certain assets and liabilities. Following is a description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Securities Available for Sale — Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government securities and certain other products. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. Level 2 securities include mortgage-backed securities and municipal bonds. In certain cases, where there is limited activity or fair values are estimated using discounted cash flow models, securities are classified within Level 3 of the valuation hierarchy.

Impaired Loans — A loan is considered to be impaired when it is probable the Banks will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected payments using the loan’s original effective rate as the discount rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance may be established as a component of the allowance for loan losses or the expense is recognized as a charge-off. Impaired loans are classified within Level 3 of the hierarchy.

Other Real Estate Owned — Other real estate owned, consisting of properties obtained through foreclosure or in satisfaction of loans, is initially recorded at lower of carrying value or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. Other real estate owned is included in Level 3 of the valuation hierarchy.

The Banks had no liabilities measured at fair value on a recurring or non-recurring basis at December 31, 2016 and 2015.

Assets measured at fair value on a recurring basis as of December 31, 2016 and 2015:

2016	Level 1	Level 2	Level 3	Total
Investment securities available for sale
Mortgage-backed securities	$—	$34,996	$—	$34,996
State and municipal securities	—	17,985	—	17,985

Total	$—	$52,981	$—	$52,981

Clayton Banks

Notes to combined financial statements

2015	Level 1	Level 2	Level 3	Total
Investment securities available for sale
Mortgage-backed securities	$—	$45,093	$—	$45,093
State and municipal securities	—	19,053	—	19,053

Total	$—	$64,146	$—	$64,146

Assets measured at fair value on a non-recurring basis as of December 31, 2016 and 2015:

2016	Level 1	Level 2	Level 3	Total
Other real estate owned	$—	$—	$1,315	$1,315
Impaired loans, net	—	—	16,471	16,471

Total assets at fair value	$—	$—	$17,786	$17,786

2015	Level 1	Level 2	Level 3	Total
Other real estate owned	$—	$—	$2,105	$2,105
Impaired loans, net	—	—	5,408	5,408

Total assets at fair value	$—	$—	$7,513	$7,513

There were no transfers between Level 1, 2 or 3 during the periods presented.

The following methods and assumptions were used in estimating its fair value disclosure for financial instruments that are not measured at fair value.

Cash and Cash Equivalents — The carrying amounts of cash, due from banks, and federal funds sold approximate their fair value.

Loans — For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values approximate carrying values. For other loans, fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality.

Deposits, Federal Home Loan Bank Advances and Other Borrowed Funds — The carrying amounts of demand deposits, savings deposits and floating rate advances from the Federal Home Loan Bank approximate their fair values. Fair values for certificates of deposit, fixed rate advances from the Federal Home Loan Bank are estimated using discounted cash flow models using current market interest rates offered on certificates, advances and other borrowings.

Federal Funds Purchased — The carrying amounts of federal funds purchased approximate their fair value.

Clayton Banks

Notes to combined financial statements

Carrying amount and estimated fair values of financial instruments were as follows at December 31, 2016 and 2015:

	2016
	Carrying amount	Level 1	Level 2	Level 3	Fair value
Financial Assets
Cash and cash equivalent	$49,592	$49,592	$—	$—	$49,592
Securities available for sale	52,981	—	52,981	—	52,981
Securities held to maturity	13,691	—	14,200	—	14,200
Loans, net	1,032,175	—	1,005,310	16,471	1,021,781
FHLB stock and securities	3,370	—	—	3,370	3,370
Accrued interest receivable	5,050	—	5,050	—	5,050
Financial Liabilities
Non maturing deposits	583,048	583,048	—	—	583,048
Time deposits	335,326	—	333,634	—	333,634
FHLB advances	52,414	—	52,780	—	52,780
Fed funds purchased	308	308	—	—	308
Accrued interest payable	553	—	553	—	553

	2015
	Carrying amount	Level 1	Level 2	Level 3	Fair value

Financial Assets
Cash and cash equivalent	$44,459	$44,459	$—	$—	$44,459
Securities available for sale	64,146	—	64,146	—	64,146
Securities held to maturity	15,336	—	16,348	—	16,348
Loans, net	889,998	—	867,965	5,408	873,373
FHLB stock and securities	3,370	—	—	3,370	3,370
Accrued interest receivable	4,095	—	4,095	—	4,095

Financial Liabilities
Non maturing deposits	498,342	498,342	—	—	498,342
Time deposits	303,147	—	301,823	—	301,823
FHLB advances	44,477	—	50,673	—	50,673
Fed funds purchased	10,587	10,587	—	—	10,587
Accrued interest payable	467	—	467	—	467

Note 12 — Investment in life insurance policies and compensation plans

American City Bank has a deferred compensation plan for certain former and active directors. The cash surrender value of life insurance policies related to this deferred compensation plan was $122, $119 and $116 at December 31, 2016, 2015 and 2014, respectively. The liability related to the plan was $54, $72 and $90 at December 31, 2016, 2015 and 2014, respectively. Income recognized for this plan was $2, $3 and $8 during the years ended December 31, 2016, 2015 and 2014, respectively.

American City Bank also has approved an Executive Supplemental Retirement (ESR) plan for key officers. This plan offers death benefits to the officers’ beneficiaries during their employment with the Bank. In addition, the plan offers retirement benefits to these officers based upon the earnings of specific life insurance policies. The liability related to the ESR plan was $61, $69 and $76 at December 31, 2016, 2015 and 2014, respectively. The

Clayton Banks

Notes to combined financial statements

cash surrender value of the life insurance policies related to the ESR plan was $342, $338 and $332 at December 31, 2016, 2015 and 2014, respectively. Expense recognized related to this plan was $5, $5 and $5 during the years ended December 31, 2016, 2015 and 2014, respectively.

The Banks employees participate in a 401(k) defined contribution plan sponsored by Clayton HC, Inc. covering all employees who have completed three months of service as the quarterly entry date and who are age 18 or older. The Banks may, at their discretion, contribute up to 6% matching funds. For the years ended December 31, 2016, 2015 and 2014, the Banks’ matching contributions to the plan totaled $297, $235 and $224, respectively.

Clayton HC, Inc. sponsors an employee stock ownership plan (ESOP) — see Note 15 for further discussion.

Note 13 — Intangible and other assets

Intangible assets

Intangible assets were as follows as of December 31, 2016 and 2015:

	2016		2015
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Amortized intangible assets:
Core deposit intangibles	$5,530	$5,530	$5,530	$5,501

Aggregate amortization expense was $29, $58, and $138 for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, the core deposit intangible asset was fully amortized.

Other Assets

Other assets were as follows as of December 31, 2016 and 2015:

	2016	2015
Accounts receivable	$208	$751
Prepaid expenses — other	852	558
Repossessed assets	263	428
Investment property	365	365
Deferred tax assets	911	861
Other assets	704	459

Total other assets	$3,303	$3,422

Note 14 — Other liabilities

Other liabilities were as follows as of December 31, 2016 and 2015:

	2016	2015
Loan escrow	$2,521	$1,717
Accrued expenses	3,797	1,599
Accounts payable	724	766
Long term incentive payable	873	713
Accrued ESOP	672	541
Other liabilities	1,003	1,336

	$9,590	$6,672

Clayton Banks

Notes to combined financial statements

Note 15 — Employee stock ownership plan

Clayton HC, Inc. adopted an employee stock ownership plan (ESOP) in January 2013. The ESOP is an additional retirement benefit plan where all eligible employees are included in pro rata distribution of Clayton HC, Inc.’s stock which vests over a period of six years. All employees of the Clayton Bank and Trust and American City Bank subsidiaries are entered into the plan once certain eligibility requirements are met. Employees who had been employed for one year and have completed 1,000 hours of service are eligible to participate in the ESOP. Additional allocations of stock can be made annually at the discretion of the shareholder and the trustees of the ESOP. The ESOP purchased 96,552, 107,705 and 114,286 shares of the Clayton HC, Inc. stock during the years ended December 31, 2016, 2015 and 2014, respectively. All the shares were released and allocated to participant accounts. There was no unearned compensation related to the ESOP as of December 31, 2016 and 2015. The Banks’ expense related to the ESOP was $28, $16 and $16 for the years ended December 31, 2016, 2015, and 2014 respectively.

Note 16 — Related party transactions

The Banks offer loans in the ordinary course of business to our insiders, including our executive officers and directors, their related interests and immediate family members and other employees. Applicable law and our written credit policies require that loans to insiders be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Loans to non-insider employees and other non-insiders are subject to the same requirements and underwriting standards and meet our normal lending guidelines, except that non-insider employees and other non-insiders may receive preferential interest rates and fees as an employee benefit. Loans to individual employees, directors and executive officers must also comply with the Banks’ statutory lending limits and regulatory requirements regarding lending limits and collateral. All extensions of credit to the related parties must be reviewed and approved by the Banks’ boards of directors with a personal interest in any loan application are excluded from the consideration of such loan application. The Banks have made loans to directors and executive officers.

Such loans amounted to $46,107 (representing 38 loans) and $25,587 (representing 23 loans) at December 31, 2016 and 2015 respectively.

Deposits from principal officers, directors and their affiliates were $42,894 and $34,415 at December 31, 2016 and 2015, respectively.

At December 31, 2016 and 2015, Clayton HC, Inc. had cash balances on deposit with the Clayton Bank and Trust totaling $28,170 and $1,003, respectively, for ongoing corporate needs.

The Banks also have available lines of credit (or the equivalent thereof) with the majority shareholder totaling approximately $52,000 as of December 31, 2016 and 2015. There was no balance outstanding on those lines at December 31, 2016 and 2015.

The Banks entered into aircraft time sharing agreement, dated July 2015, with CFA Holdings LLC and CF Services LLC, pursuant to which the Banks have the right to use, from time to time, an aircraft leased and operated by CFA Holdings. This replaces the previous agreement entered into during 2007. CFA Holdings and CF Services LLC bill the Banks for usage of the aircraft based on hours of use and operating costs. During the year end December 31, 2016, 2015, and 2014 the banks paid CFA Holdings and CF Services $240 and $198 and $54 respectively, under the aviation timesharing agreement for the use of the aircraft.

Clayton Bank and Trust leases branch space from Clayton HC, Inc. Annual lease for space is $6 per year. Clayton HC has a management agreement with Clayton Bank and Trust to provide support for collection of

Clayton Banks

Notes to combined financial statements

debts, management of ORE, accounting and other management duties, amounting to $186, $200, and $198 during the years ended December 31, 2016, 2015 and 2014, respectively.

Apex Bank, 50% owned by Clayton HC, Inc., has a management agreement with Clayton Bank and Trust to provide support for IT and other management duties, amounting to $20, $24, and $14 during the years ended December 31, 2016, 2015 and 2014, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF THE CLAYTON BANKS

The following is a discussion of the Clayton Banks’ combined financial condition as of March 31, 2017, December 31, 2016 and 2015 and their combined results of operations for the three months ended March 31, 2017 and 2016 and the years in the three-year period ended December 31, 2016. The purpose of this discussion is to focus on information about the Clayton Banks’ combined financial condition and results of operations which is not otherwise apparent from the combined financial statements included in Annex C.

Introduction

Clayton HC owns 100% of the outstanding shares of the Clayton Banks. The Clayton Banks are state-chartered community banks regulated by the TDFI and FDIC. CBT is headquartered in Knoxville, Tennessee, and conducts its banking operations from its main office, 520 Summit Hill Drive, Suite 800, Knoxville, Tennessee 37902, 13 branches, located in Blount, Chester, Crockett, Fayette, Henderson, Knox, Madison, Putnam, and Tipton Counties in Tennessee. ACB is headquartered in Tullahoma, Tennessee, and conducts its banking operations from its main office, four (4) branches, located in Coffee, Franklin, and Moore Counties in Tennessee. The Clayton Banks are community-focused financial organizations that offer a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that they serve. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services, consumer finance, insurance, mortgage lending, and SBA lending.

S Corporation Status

The Clayton Banks have elected to be taxed for U.S. federal income tax purposes as an S corporation. As a result, the Clayton Banks’ net income has not been subject to, and they have not paid, U.S. federal income tax, and the Clayton Banks have not been required to make any provision or recognize any liability for U.S. federal income tax in their financial statements. Historically, the Clayton Banks have made cash distributions to its shareholder in amounts estimated by the Clayton Banks to be sufficient to pay estimated individual U.S. federal income tax liability resulting from the Clayton Banks’ taxable income that was “passed through”.

Critical Accounting Policies and Estimates

The combined financial statements of the Clayton Banks are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Clayton Banks have adopted various accounting policies that govern the application of GAAP and in accordance with general practices within the banking industry. The Clayton Banks’ significant accounting policies are described in Note 1 to the Clayton Banks combined financial statements as of December 31, 2016, contained in Annex C of this proxy statement.

The Clayton Bank’s management believes that the Clayton Banks’ policies with respect to the methodology for the determination of the allowance for loan losses, the valuation of goodwill, investment and other asset valuations and impairment charges involve a high degree of complexity and require management to make subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, the Clayton Banks consider the policies related to those areas to be critical. The allowance for loan losses is an estimate of the losses that may be sustained in the Clayton Banks’ loan portfolio, The allowance is based on two standards under GAAP: (i) ASC Topic 450, Contingencies, which requires that losses be accrued when probable of occurring and estimable, and (ii) ASC 310, Receivables, which requires that losses be accrued based on differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

The Clayton Banks’ allowance consists of specific and general components. The specific component relates to loans that are impaired under GAAP. The general component covers non-impaired loans and is based on historical loss experience by type of loan adjusted for qualitative factors including local and national economic circumstances. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurances that the existing allowance for loan losses is adequate. Any material increase in the allowance for loan losses may adversely affect the Clayton Banks’ financial condition and results of operations.

Overview of Recent Financial Performance

For the three months ended March 31, 2017, net income was $10.2 million compared to $8.6 million for the three months ended March 31, 2016. The Clayton Banks’ net income represented a ROAA of 3.46% and 3.25% for the three months ended March 31, 2017 and 2016, respectively and an ROAE of 19.78% and 18.02% for the same periods. Net interest income was $15.5 million and $13.6 million for the three months ended March 31, 2017 and 2016, respectively.

For the year ended December 31, 2016, net income was $36.4 million compared with $32.0 million and $28.1 million for the years ended December 31, 2015 and 2014. The Clayton Banks’ net income represented a ROAA of 3.30%, 3.25% and 3.04% for the years ended December 31, 2016, 2015 and 2014, respectively and an ROAE of 17.77%, 17.69% and 17.21% for the same periods.

Net interest income for the years ended December 31, 2016, 2015, and 2014 was $56.2 million, $51.5 million, and $48.2 million, respectively.

The Clayton Banks’ total assets increased $4.4 million during the three months ended March 31, 2017 compared with $1,194.8 million as of December 31, 2016 and $1,061.1 million at December 31, 2015. The growth in 2016 was primarily attributable to increases in Bank’s deposits which grew $116.9 million from $801.5 million at December 31, 2015. This increase in funding allowed the Clayton Banks to fund loan growth of $140.8 million from $911.8 million at December 31, 2015. This trend has continued into the first quarter of 2017 with loan and deposit growth of $13.6 million and $10.3 million, respectively, for the three months ended March 31, 2017.

Results of Operations

Net interest income

Three months ended March 31, 2017 compared to three months ended March 31, 2016

Net interest income is the Clayton Banks’ principal source of revenue. Net interest income increased 13.9% to $15.5 million in the three months ended March 31, 2017 compared to $13.6 million for the three months ended March 31, 2016. The increase in net interest income was driven primarily by higher average loan balances. Interest income was $17.3 million for the three months ended March 31, 2017 compared with $15.3 million for the same period in 2016. The two largest components of interest income are loan interest income and investment interest income. Loan interest income increased $2.1 million to $16.7 million primarily due to increased loan balances.

Net interest margin (NIM) for the three months ended March 31, 2017 was 5.40% compared to 5.29% for the three months ended March 31, 2016. This increase was driven by overall increased yields on interest earning assets while maintaining a relatively flat cost of funds. The largest contributor to the NIM is the loan yield which was 6.30% and 6.45% for the three months ended March 31, 2017 and 2016, respectively. This was offset by a total cost of deposits of 0.63% and 0.65% for the three months ended March 31, 2017 and 2016 and total cost of interest bearing deposits of 0.80% and 0.78% for the same periods.

Average balance sheet amounts, interest earned and yield analysis

The table below shows the average balances, income and expense and yield rates of each of the Clayton Banks’ interest earning assets and interest-bearing liabilities for the periods indicated:

	Three Months Ended March 31,
	2017			2016
	Average Balances	Interest Income/ Expense	Average yield/ rate (1)	Average Balances	Interest Income/ Expense	Average yield/ rate (1)
Interest-earning assets:
Loans	$1,072,368	$16,659	6.30%	$907,491	$14,555	6.45%
Securities
Taxable	35,095	244	2.82%	46,783	311	2.67%
Tax-exempt	30,352	288	3.85%	31,420	299	3.83%

Total securities	65,447	532	3.30%	78,203	610	3.14%

Federal funds	2,143	4	0.76%	11,064	12	0.44%
Interest-bearing deposits with other financial institutions	21,764	42	0.78%	34,320	33	0.39%
FHLB stock	3,370	39	4.69%	3,370	35	4.18%

Total interest earning assets	1,165,092	17,276	6.01%	1,034,448	15,245	5.93%

Noninterest earning assets:
Cash and due from banks	11,912			12,353
Allowance for loan losses	(20,458)			(21,615)
Other assets	42,982			42,836

Total noninterest earning assets	34,436			33,574

Total assets	$1,199,528			$1,068,022

Interest-bearing liabilities:
Interest bearing deposits:
Time deposits	$331,090	$889	1.09%	$311,251	$789	1.02%
Money market	297,405	494	0.67%	269,146	476	0.71%
Negotiable order of withdrawals	66,445	41	0.25%	65,186	40	0.25%
Savings deposits	33,093	15	0.18%	30,570	14	0.18%

Total interest bearing deposits	728,033	1,439	0.80%	676,153	1,319	0.78%

Other interest-bearing liabilities:
Other borrowings	52,904	323	2.48%	44,467	312	2.82%
Federal funds purchased	812	6	3.00%	342	2	2.35%

Total other interest-bearing liabilities	53,716	329	2.48%	44,809	314	2.82%

Total interest-bearing liabilities	781,749	1,768	0.92%	720,962	1,633	0.91%

Noninterest bearing liabilities
Demand deposits	202,083			148,560
Other liabilities	5,729			5,956

Total noninterest-bearing liabilities	207,812			154,516

Total liabilities	989,561			875,478
Shareholder’s equity	209,967			192,544

Total liabilities and shareholder’s equity	$1,199,528			$1,068,022

Net interest income		$15,508			$13,612

Interest rate spread			5.21%			5.14%
Net interest margin			5.40%			5.29%
Average interest-bearing assets to average interesting-bearing liabilities			149.04%			143.48%

(1)	Yields do not include any tax equivalent adjustments which were not considered material.

Year ended December 31, 2016 compared to year ended December 31, 2015

The Clayton Banks’ net interest income increased approximately $4.7 million for the year ended December 31, 2016 to $56.2 million, compared to the year ended December 31, 2015.

The increase for the year ended December 31, 2016, compared to 2015, was primarily attributable to higher interest income on loans driven by increased volume. The increase in net interest income was driven primarily by higher average loan balances. Interest income was $63.0 million for the year ended December 31, 2016 compared with $57.6 million for the year ended December 31, 2015. The two largest components of interest income are loan interest income and investment interest income. Loan interest income increased $5.7 million to $60.3 million primarily due to increased loan balances.

Net interest margin for the year ended December 31, 2016 was 5.25% compared to 5.40% for the year ended December 31, 2015. The largest contributor to the decrease in NIM is the loan yield which declined 30 basis points to 6.32% for the year ended December 31, 2016. This decrease was offset by a slight increase in total cost of deposits of 0.65% and 0.64% for the years ended December 31, 2016 and 2015, respectively, and total cost of interest bearing deposits of 0.80% and 0.77% for the same periods.

Year ended December 31, 2015 compared to year ended December 31, 2014

For the year ended December 31, 2015, net interest income was $3.3 million higher than for the year ended December 31, 2014. The increase in net interest income was driven primarily by higher average loan balances. Interest income was $57.6 million for the year ended December 31, 2015 compared with $53.9 million for the year ended December 31, 2014. The two largest components of interest income are loan interest income and investment interest income. Loan interest income increased $4.0 million to $54.6 million primarily due to increased loan balances.

Net interest margin for the year ended December 31, 2015 was 5.40% compared to 5.44% for the year ended December 31, 2014. The largest contributor to the NIM is the loan yield which was 6.62% and 6.70% for the years ended December 31, 2015 and 2014, respectively. This was partially offset by a total cost of deposits of 0.64% and 0.65% for the years ended December 31, 2015 and 2014 and total cost of interest bearing deposits of 0.77% and 0.78% for the same periods.

Average balance sheet amounts, interest earned and yield analysis

The table below shows the average balances, income and expense and yield rates of each of the Clayton Banks’ interest earning assets and interest-bearing liabilities for the periods indicated:

	Years Ended December 31,
	2016			2015			2014
	Average Balances	Interest Income/ Expense	Average yield/ rate (1)	Average Balances	Interest Income/ Expense	Average yield/ rate (1)	Average Balances	Interest Income/ Expense	Average yield/ rate (1)
Interest-earning assets:
Loans	$954,153	$60,331	6.32%	$825,444	$54,637	6.62%	$756,061	$50,688	6.70%
Securities
Taxable	43,505	1,129	2.60%	52,863	1,414	2.67%	64,565	1,691	2.62%
Tax-exempt	30,712	1,164	3.79%	32,621	1,243	3.81%	33,492	1,270	3.79%

Total securities	74,217	2,293	3.09%	85,484	2,657	3.11%	98,057	2,961	3.02%

Federal funds	4,248	31	0.73%	8,385	26	0.31%	14,168	66	0.47%
Interest-bearing deposits with other financial institutions	34,763	175	0.50%	31,109	91	0.29%	14,683	66	0.45%
FHLB stock	3,370	135	4.01%	3,370	135	4.01%	3,367	135	4.01%

Total interest earning assets	1,070,751	62,965	5.88%	953,792	57,546	6.03%	886,336	53,916	6.08%

Noninterest earning assets:
Cash and due from banks	10,250			10,401			14,466
Allowance for loan losses	(21,382)			(22,423)			(23,924)
Other assets	42,090			44,363			46,415

Total noninterest earning assets	30,958			32,341			36,957

Total assets	$1,101,709			$986,133			$923,293

Interest-bearing liabilities:
Interest bearing deposits:
Time deposits	$319,472	$3,541	1.11%	$309,477	$3,288	1.06%	$327,504	$3,688	1.13%
Money market	272,814	1,725	0.63%	225,162	1,327	0.59%	183,254	760	0.41%
Negotiable order of withdrawals	63,113	155	0.25%	57,205	141	0.25%	57,054	152	0.27%
Savings deposits	31,644	62	0.20%	29,925	59	0.20%	30,630	62	0.20%

Total interest bearing deposits	687,043	5,483	0.80%	621,769	4,815	0.77%	598,442	4,662	0.78%

Other interest-bearing liabilities:
Other borrowings	47,481	1,265	2.66%	44,077	1,247	2.83%	36,310	1,057	2.91%
Federal funds purchased	464	7	1.51%	428	6	1.40%	783	7	0.89%

Total other interest-bearing liabilities	47,945	1,272	2.65%	44,505	1,253	2.82%	37,093	1,064	2.87%

Total interest-bearing liabilities	734,988	6,755	0.92%	666,274	6,068	0.91%	635,535	5,726	0.90%

Noninterest bearing liabilities
Demand deposits	156,198			133,232			119,254
Other liabilities	5,820			5,408			5,217

Total noninterest-bearing liabilities	162,018			138,640			124,471

Total liabilities	897,006			804,914			760,006
Shareholder’s equity	204,703			181,219			163,287

Total liabilities and shareholder’s equity	$1,101,709			$986,133			$923,293

Net interest income		$56,210			$51,478			$48,190

Interest rate spread			4.96%			5.12%			5.18%
Net interest margin			5.25%			5.40%			5.44%
Average interest-bearing assets to average interesting-bearing liabilities			145.68%			143.15%			139.46%

(1)	Yields do not include any tax equivalent adjustments which were not considered material.

Rate/volume analysis

The tables below present the components of the changes in net interest income for the three months ended March 31, 2017 and 2016 and each of the years ended December 31, 2016, 2015, and 2014. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volumes and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.

	Volume	Rate	Three months ended March 31, 2017 compared to three months ended March 31, 2016 due to change in Net increase (decrease)
Interest-earning assets:
Loans	$2,561	$(457)	$2,104
Securities
Taxable	(81)	14	(67)
Tax exempt	(10)	(1)	(11)
Federal funds sold and balances at Federal Reserve Bank	(17)	9	(8)
Interest-bearing deposits with other financial institutions	(24)	33	9
FHLB stock	—	4	4

Total interest income	$2,429	$(398)	$2,031
Interest-bearing liabilities:
Time deposits	53	47	100
Money market	47	(29)	18
Negotiable order of withdrawals accounts	1	—	1
Savings deposits	1	—	1
Other borrowings	52	(41)	11
Federal funds purchased	3	1	4

Total interest expense	157	(22)	135

Change in net interest income	$2,272	$(376)	$1,896

Three months ended March 31, 2017 compared to three months ended March 31, 2016

As shown above, the $2.1 million increase in loan interest income during the three months ended March 31, 2017 compared to the three months ended March 31, 2016 was the primary driver of the $1.9 million increase in net interest income. The increase in loan interest income was driven by an increase in average loan balances of $164.9 million or 18.2%, to $1.1 billion as of March 31, 2017, as compared to $907.5 million as of March 31, 2016.

	Volume	Rate	Year ended December 31, 2016 compared to year ended December 31, 2015 due to change in Net increase (decrease)
Interest-earning assets:
Loans	$8,138	$(2,444)	$5,694
Securities
Taxable	(243)	(42)	(285)
Tax exempt	(72)	(7)	(79)
Federal funds sold and balances at Federal Reserve Bank	(30)	35	5
Interest-bearing deposits with other financial institutions	18	66	84
FHLB stock	—	—	—

Total interest income	$7,811	$(2,392)	$5,419
Interest-bearing liabilities:
Time deposits	111	142	253
Money market	301	97	398
Negotiable order of withdrawals accounts	15	(1)	14
Savings deposits	3	—	3
Other borrowings	91	(73)	18
Federal funds purchased	1	—	1

Total interest expense	522	165	687

Change in net interest income	$7,289	$(2,557)	$4,732

Year ended December 31, 2016 compared to year ended December 31, 2015

As shown above, the $5.7 million increase in loan interest income during the year ended December 31, 2016 compared to the year ended December 31, 2015 was the primary driver of the $4.7 million increase in net interest income. The increase in loan interest income was driven by an increase in average loan balances of $128.7 million or 15.6%, to $954.2 million as of December 31, 2016 as compared to $825.4 million as of December 31, 2015. This increase in interest income was partially offset by an increase of $0.7 million in interest expense driven primarily by increases in volume and rate on time deposit and money market deposit accounts amounting to $0.3 million and $0.4 million, respectively.

	Volume	Rate	Year ended December 31, 2015 compared to year ended December 31, 2014 due to change in Net increase (decrease)
Interest-earning assets:
Loans	$4,593	$(644)	$3,949
Securities
Taxable	(313)	36	(277)
Tax exempt	(33)	6	(27)
Federal funds sold and balances at Federal Reserve Bank	(18)	(22)	(40)
Interest-bearing deposits with other financial institutions	48	(23)	25
FHLB stock	—	—	—

Total interest income	$4,277	$(647)	$3,630
Interest-bearing liabilities:
Time deposits	(192)	(208)	(400)
Money market	247	320	567
Negotiable order of withdrawals accounts	—	(11)	(11)
Savings deposits	(1)	(2)	(3)
Other borrowings	220	(30)	190
Federal funds purchased	(5)	4	(1)

Total interest expense	269	73	342

Change in net interest income	$4,008	$(720)	$3,288

Year ended December 31, 2015 compared to year ended December 31, 2014

As shown above, the $4.0 million increase in loan interest income during the year ended December 31, 2015 compared to the year ended December 31, 2014 was the primary driver of the $3.3 million increase in net interest income. The increase in loan interest income was driven by an increase in average loan balances of $69.4 million or 9.2%, to $825.4 million as of December 31, 2015 as compared to $756.1 million as of December 31, 2014. This increase in interest income was partially offset by an increase of $0.3 million in interest expense driven primarily by increases in volume and rate on money market deposit accounts amounting to $0.6 million offset by decrease in volume and rate in time deposit accounts amounting to $0.4 million.

Provision for loan losses

The provision for loan losses is an amount which, in the judgment of management, is necessary to maintain the allowance for loan losses at a level that is believed to be adequate to meet the inherent risks of the losses in the Clayton Banks’ loan portfolio. The determination of the amount is complex and involves a high degree of subjectivity.

The Clayton Banks’ provision for loan losses was $0.2 million during the three months ended March 31, 2017 compared to $0.0 million during the same period in 2016. The increase in provision is mainly attributable to loan growth of 1.3% from December 31, 2016.

The Clayton Banks provision for loan losses was $1.0 million, $0.4 million, and $0.2 million for the years ended December 31, 2016, 2015, and 2014, respectively. The increase in provision during the year ended December 31, 2016 compared with the years ended December 31, 2015 and 2014 was primarily driven by annual loan growth of 15.4% and 17.2% for years ending December 31, 2016 and 2015, respectively. While loan growth was strong, net charge-offs on loans was relatively flat at .25% and .21% of average loans for years ended December 31, 2016 and 2015, respectively During the economic downturn, the Clayton Banks significantly increased its provision for loan losses as a result of increased historical credit losses and increases in levels of non-performing loans. The Clayton Banks’ level of non-performing loans began decreasing in the second half of 2012, and the amount of provision for loan losses began decreasing in 2013 and has since maintained at a level consistently below $1.0 million reflecting improvement in loan credit quality offset by overall loan growth.

The following table presents the allocation of the allowance for loan losses by loan category as of the periods indicated:

	As of March 31,
	2017		2016
(dollars in thousands)	Amount	% of loans	Amount	% of loans
Loan Type:
Construction and land	$1,551	8%	$3,522	16%
Commercial real estate	5,385	26%	6,590	31%
Commercial and agriculture	3,084	15%	1,747	8%
Consumer real estate	1,671	8%	1,281	6%
Consumer	403	2%	804	4%
Manufactured homes	8,425	41%	7,481	35%

Total loans	$20,519	100%	$21,425	100%

	As of December 31,
	2016		2015		2014		2013		2012
(dollars in thousands)	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans	Amount	% of loans
Loan Type:
Construction and land	$1,660	8%	$3,561	16%	$4,237	19%	$5,192	21%	$5,928	23%
Commercial real estate	5,353	27%	6,582	30%	6,981	30%	7,505	31%	7,742	30%
Commercial and agriculture	2,900	14%	1,811	8%	2,823	12%	2,912	12%	3,872	15%
Consumer real estate	1,399	7%	1,446	7%	1,856	8%	2,059	8%	2,388	9%
Consumer	480	2%	859	4%	1,004	4%	1,067	4%	753	3%
Manufactured homes	8,603	42%	7,521	35%	6,207	27%	5,879	24%	5,137	20%

Total loans	$20,395	100%	$21,780	100%	$23,108	100%	$24,614	100%	$25,820	100%

The following table contains an analysis of the Clayton Banks’ allowance for loan losses for the periods indicated:

	Three months ended March 31,		Years ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Allowance at beginning of period	$20,395	$21,780	$21,780	$23,108	$24,614	$25,819	$22,612
Provision for loan losses	230	—	978	419	160	728	8,008
Loans charged off:
Construction and land	—	42	66	341	220	307	457
Commercial real estate	16	—	50	166	432	784	2,276
Commercial and agriculture	63	75	543	34	199	551	1,260
Consumer real estate	—	173	373	374	266	441	652
Consumer	78	76	577	473	610	557	525
Manufactured homes	207	71	1,136	810	501	345	443

Total charge-offs	364	437	2,745	2,198	2,228	2,985	5,613
Recoveries of loans previously charged-off
Construction and land	1	3	10	12	131	334	46
Commercial real estate	8	8	31	30	150	145	203
Commercial and industrial	16	11	105	85	56	127	318
Consumer real estate	192	8	45	45	25	252	8
Consumer	12	21	73	138	90	111	25
Manufactured homes	29	31	118	141	110	83	212

Total recoveries	258	82	382	451	562	1,052	812

Net charged off (recoveries)	106	355	2,363	1,747	1,666	1,933	4,801
Balance at end of period	$20,519	$21,425	$20,395	$21,780	$23,108	$24,614	$25,819

Allowance for loan losses to non performing loans	198.69%	193.65%	178.29%	195.97%	142.72%	152.64%	186.58%
Allowance for loan losses to end of period loans	1.92%	2.37%	1.94%	2.39%	2.97%	3.29%	3.48%

Three months ended March 31, 2017 compared to three months ended March 31, 2016

The Clayton Banks’ allowance continues to exceed 100% of nonperforming loans for all periods shown. In addition, substantially all of the Clayton Banks’ nonperforming assets are collateralized and therefore the Clayton Banks’ management anticipates that liquidation of collateral will repay a portion of the outstanding balance of the nonperforming loan due to the Clayton Banks. The Clayton Banks also have personal guarantees on many of their business loans. The Clayton Banks actively monitor collateral levels on loans for those credits which are risk rated “Watch” or worse.

For the three months ended March 31, 2017, the Clayton Banks incurred net charge-offs of $0.1 million compared with $0.4 million for the same period of 2016. Net charge-offs for the three months ended March 31, 2017 were approximately 0.04% of average outstanding loans. This compares to 0.16% of average loans for the three months ended March 31, 2016.

Year ended December 31, 2016 compared to year ended December 31, 2015

For the year ended December 31, 2016, the Clayton Banks incurred net charge-offs of $2.4 million compared $1.8 million for the same period of 2015. Net charge-offs for the year ended December 31, 2016, were approximately 0.25% of average outstanding loans. This compares to 0.21% of average loans for the year ended December 31, 2015.

Year ended December 31, 2015 compared to year ended December 31, 2014

For the year ended December 31, 2015, the Clayton Banks incurred net charge-offs of $1.8 million compared with $1.7 million for the same period of 2014. Net charge-offs for the year ended December 31, 2015 were approximately 0.21% of average outstanding loans. This compares to 0.22% of average loans for the year ended December 31, 2014.

Non-interest income

The following table summarizes the Clayton Banks’ non-interest income for the periods indicated:

	Three Months Ended March 31,		Years ended December 31,
	2017	2016	2016	2015	2014
Service charges and other fees	$200	$198	$872	$943	$1,018
Trust fee income	221	172	777	733	706
Net (loss) gain on sale of other real estate owned and fixed assets	(51)	(117)	(290)	439	(219)
Loan servicing income	549	475	1,970	1,649	1,510
Other noninterest income	624	543	3,149	2,026	1,883

Total noninterest income, net	$1,543	$1,271	$6,478	$5,790	$4,898

Three months ended March 31, 2017 compared to three months ended March 31, 2016

Service charges and other fees on deposit accounts were $0.2 million for the three months ended March 31, 2017, relatively stable with the same period in 2016.

The Clayton Banks operate a trust department and income for the three months ended March 31, 2017 was $0.2 million, showing a slight increase from the same period in the previous year due to increases in assets under management from $0.4 million to $0.5 million.

Net loss on sale of other real estate owned and fixed assets amounted to $51 thousand for the three months ended March 31, 2017 compared with $0.1 million for the same period in the previous year. Activity is related to specific sales and valuation transactions of other real estate and fixed assets.

Loan servicing income for the three months ended March 31, 2017 was $0.6 million, an increase of 15.6% from the three months ended March 31, 2016 of $0.5 million. This is due to an increase in volume in loan servicing of $71 million.

Other non-interest income for the three months ended March 31, 2017 was $0.6 million compared with $0.5 million in the same period in 2016. The increase is due to the Clayton Banks’ overall growth.

Year ended December 31, 2016 compared to year ended December 31, 2015

Service charges and fees on deposit accounts were $0.9 million for both the years ended December 31, 2016 and 2015.

Trust fee income for the year ended December 31, 2016 was $0.8 million compared with $0.7 million for the year ended December 31, 2015. This increase is due to an 11.8% increase in assets under management or $50 million during 2016.

Net loss on sale of other real estate owned and fixed assets was $0.3 million for the year ended December 31, 2016 compared with a net gain of $0.4 million for the year ended December 31, 2015. Activity is related to specific sales and valuation transactions of other real estate and fixed assets.

Loan servicing income for the year ended December 31, 2016 was $2.0 million, an increase of 19.5% from the year ended December 31, 2015 of $1.6 million. This is due to an increase in volume in loan servicing of $80 million.

Other non-interest income for the year ended December 31, 2016 was $3.1 million compared with $2.0 million in the same period in 2015. The increase is due to the Clayton Banks’ overall growth and economic conditions.

Year ended December 31, 2015 compared to year ended December 31, 2014

Service charges and fees on deposit accounts were $0.9 million for the year ended December 31, 2015 compared with $1.0 million for the year ended December 31, 2014.

Trust fee income for the years ended December 31, 2015 and 2014 was flat at $0.7 million in both periods.

Net gain on sale of other real estate owned and fixed assets was $0.4 million for the year ended December 31, 2015 compared with a net loss of $0.2 million for the year ended December 31, 2014. Activity is related to specific sales and valuation transactions of other real estate and fixed assets.

Loan servicing income for the year ended December 31, 2015 was $1.6 million compared to $1.5 million for the year ended December 31, 2014. This is due to an increase in volume in loan servicing of $80 million.

Other non-interest income for the year ended December 31, 2015 was $2.0 million compared with $1.9 million in the same period in 2014. The increase is due to the Clayton Banks’ overall growth.

Non-interest expense

The following table summarizes the Clayton Banks’ non-interest expense for the periods indicated.

	Three Months Ended March 31,		Years ended December 31,
	2017	2016	2016	2015	2014
Salaries and employee benefits	$3,624	$3,754	$14,792	$14,703	$14,908
Occupancy and equipment	678	600	2,383	2,329	2,364
FDIC and state banking fees	108	154	642	609	618
Collection expense	77	84	305	312	601
Amortization of intangible assets	—	14	29	58	138
Professional fees	176	76	331	416	417
Other non-interest expenses	1,048	911	4,212	3,793	3,525

Total non-interest expense	$5,711	$5,593	$22,694	$22,220	$22,571

Three months ended March 31, 2017 compared to three months ended March 31, 2016

Salaries and employee benefits expense was $3.6 million for the three months ended March 31, 2017 compared with $3.8 million in the same period in 2016. The decrease is mainly attributable to the Clayton Banks’ restructuring in preparation of the Clayton Banks’ merger with FirstBank related to certain benefits.

Occupancy and equipment expense was $0.7 million in the three months ended March 31, 2017 compared with $0.6 million for the three months ended March 31, 2016. The slight increase is attributable to increases in lease expense and property taxes.

FDIC and state banking fees were $0.1 million during the three months ended March 31, 2017 compared with $0.2 million in the three months ended March 31, 2016. This slight decline is due to a decrease in state banking fees for the first quarter of 2017.

Collection expense was $77 thousand for the three months ended March 31, 2017 compared with $84 thousand for the three months ended March 31, 2016.

Amortization of intangible assets was $0 for the three months ended March 31, 2017 compared with $14 thousand during the three months ended March 31, 2016. This decline is due to the Clayton Banks’ core intangible asset becoming fully depreciated during the year ended December 31, 2016.

Professional fees were $0.2 million during the three months ended March 31, 2017 compared with $0.1 million during the three months ended March 31, 2016. This increase is due to costs associated with the Clayton Banks’ pending merger with FirstBank.

Other non-interest expenses were $1.0 million for the three months ended March 31, 2017 compared with $0.9 million for the same period in the prior year. The increase is mainly attributable to the Clayton Banks’ overall balance sheet growth.

Year ended December 31, 2016 compared to year ended December 31, 2015

Salaries and employee benefits expense was $14.8 million for the year ended December 31, 2016 compared with $14.7 million for the year ended December 31, 2015. This increase is due to expansion of the Clayton Banks’ team associated with the Clayton Banks’ growth and increased volume.

Occupancy and equipment expense was $2.4 million for the year ended December 31, 2016, a slight increase from $2.3 million for the year ended December 31, 2015.

FDIC and state banking fees were also flat at $0.6 million for both the years ended December 31, 2016 and 2015.

Collection expense was $0.3 million for the year ended December 31, 2016, relatively flat with the previous year.

Amortization of intangible assets was $29 thousand for the year ended December 31, 2016 compared with $58 thousand for the year ended December 31, 2015. This decline is due to the core deposit intangible being fully amortized during the year ended December 31, 2016.

Professional fees declined to $0.3 million in the year ended December 31, 2016 from $0.4 million for the year ended December 31, 2015.

Other non-interest expense was $4.2 million for the year ended December 31, 2016 compared with $3.8 million for the year ended December 31, 2015. The increase in expense is a result of the Clayton Banks’ overall balance sheet growth.

Year ended December 31, 2015 compared to year ended December 31, 2014

Salaries and employee benefits expense was $14.7 million for the year ended December 31, 2015 compared with $14.9 million for the year ended December 31, 2014. This decrease is personnel costs as a result of a reduction in head count as the Clayton Banks’ leveraged technology to reduce staffing costs.

Occupancy and equipment expense was $2.3 million for the year ended December 31, 2015, a slight decrease from $2.4 million for the year ended December 31, 2014.

FDIC and state banking fees were also flat at $0.6 million for both the years ended December 31, 2015 and 2014.

Collection expense was $0.3 million for the year ended December 31, 2015, declining from $0.6 million for the year ended December 31, 2014. This decrease is primarily due to a decrease in other real estate owned during 2015 by $3.0 million from 2014.

Amortization of intangible assets was $58 thousand for the year ended December 31, 2015 compared with $138 thousand for the year ended December 31, 2014. This decline is due to the amortization method being used.

Professional fees declined to $0.4 million in the year ended December 31, 2015, remaining flat from the year ended December 31, 2014.

Other non-interest expense was $3.8 million for the year ended December 31, 2015 compared with $3.5 million for the year ended December 31, 2014. The increase in expense is a result of the Clayton Banks’ overall balance sheet growth during the year ended December 31, 2015.

Return on equity and assets

The following table sets forth the Clayton Banks’ ROAA, ROAE, dividend payout ratio and average shareholders’ equity to average assets ratio for the period indicated:

	Three Months Ended March 31,		Years ended December 31,
	2017	2016	2016	2015	2014
Return on average total assets (1)	3.46%	3.25%	3.30%	3.25%	3.04%
Return on average shareholder’s equity (1)	17.50%	18.02%	17.77%	17.69%	17.21%
Dividend payout ratio	102.06%	127.51%	52.86%	0.00%	43.04%
Average shareholder’s equity to average assets	17.50%	18.03%	18.58%	18.38%	17.69%

(1)	S Corp basis

Income tax

Income tax expense was $0.9 million for the three months ended March 31, 2017 compared with $0.7 million for the three months ended March 31, 2016. The effective tax rates were 7.84% and 7.14% for the three months ended March 31, 2017 and 2016, respectively. Income tax expense was $2.6 million, $2.6 million and $2.3 million in 2016, 2015, and 2014, respectively. The effective tax rates are 6.76%, 7.45% and 7.42% for years ended December 31, 2016, 2015 and 2014, respectively. The Clayton Banks have elected to be taxed as an S Corporation. Under these provisions, the Clayton Banks do not pay corporate U.S. federal income tax on taxable income. Instead, the Clayton Banks’ taxable income is “passed through” to the shareholder of Clayton HC, Inc. The Clayton Banks effective tax rate reflects the Clayton Banks’ liability for the state of Tennessee, which are not “passed through” to the shareholder, but paid directly by the Banks and Clayton HC, Inc.

Financial Condition

Total Assets

The Clayton Banks’ total assets grew to $1.2 billion as of March 31, 2017. This compares to $1.2 billion as of December 31, 2016 and $1.1 billion at December 31, 2015. A portion of the growth in the Clayton Banks’ balance sheet was attributable to increased non-interest bearing deposits of $11.6 million for the three months ended March 31, 2017 and $46.6 million for the year ended December 31, 2016. These funds were used to fund loan growth, increasing total loans at March 31, 2017 by $13.6 million from $1.1 billion at December 31, 2016 and $911.8 million at December 31, 2015.

Loan Portfolio

The following table summarizes CBT’s loan portfolio as of the dates indicated.

	As of March 31,		As of December 31,
	2017		2016		2015		2014		2013		2012
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Loan Type:
Construction and land	$116,828	11%	$147,182	14%	$107,163	12%	$77,114	10%	$86,580	11%	$63,527	9%
Commercial real estate	339,271	32%	299,059	28%	251,428	28%	219,904	28%	199,400	27%	243,776	33%
Commercial and agricultural	168,957	16%	155,771	15%	149,409	16%	126,674	16%	117,702	16%	99,656	13%
Consumer real estate	101,490	9%	103,668	10%	94,249	10%	97,397	13%	104,578	14%	111,080	15%
Consumer	21,605	2%	23,349	2%	34,785	4%	31,961	4%	29,359	4%	30,740	4%
Manufactured housing	318,042	30%	323,541	31%	274,744	30%	224,726	29%	211,444	28%	193,963	26%

Total Loans	$1,066,193	100%	$1,052,570	100%	$911,778	100%	$777,776	100%	$749,063	100%	$742,742	100%

The Clayton Banks have continued to grow the loan portfolio during 2016 into the first quarter of 2017. The portfolio has increased approximately $140.8 million, reflecting growth of approximately 15.4% from December 31, 2015. This growth has continued into the first quarter of 2017, increasing loans by $13.6 million or 1.3%. The growth of the loan portfolio has been funded primarily by local deposits.

The Clayton Banks’ loan portfolio continues to have a concentration in real estate secured loans. A substantial portion of the consumer loans are also secured by junior and senior lien positions on 1-4 family residential properties.

The following schedules present the contractual maturities of the Clayton Banks’ loan portfolio as of March 31, 2017 and December 31, 2016:

	As of March 31, 2017
	Maturing in one year or less	Maturing in one to five years	Maturing after five years	Total
Construction and land	$61,517	$18,619	$36,692	$116,828
Commercial real estate	23,017	86,013	230,241	339,271
Commercial and agricultural	59,999	78,616	30,342	168,957
Consumer real estate	23,042	44,693	33,755	101,490
Consumer	3,611	15,894	2,100	21,605
Manufactured housing	29,010	103,672	185,360	318,042

	$200,196	$347,507	$518,490	$1,066,193

	As of December 31, 2016
	Maturing in one year or less	Maturing in one to five years	Maturing after five years	Total
Construction and land	$39,889	$23,153	$84,140	$147,182
Commercial real estate	53,236	77,608	168,215	299,059
Commercial and agricultural	56,241	68,925	30,605	155,771
Consumer real estate	28,166	45,340	30,162	103,668
Consumer	3,704	16,991	2,654	23,349
Manufactured housing	30,745	111,093	181,703	323,541

	$211,981	$343,110	$497,479	$1,052,570

The following tables present the sensitivities to changes in interest rates as of March 31, 2017 and December 31, 2016:

	As of March 31, 2017
Loan Type	Fixed interest Rate	Floating interest Rate	Total
Construction and land	69,847	46,981	116,828
Commercial real estate	273,652	65,619	339,271
Commercial and agricultural	109,106	59,851	168,957
Consumer real estate	80,154	21,336	101,490
Consumer	20,671	934	21,605
Manufactured housing	144,093	173,949	318,042

Total	$697,523	$368,670	$1,066,193

	As of December 31, 2016
Loan Type	Fixed interest Rate	Floating interest Rate	Total
Construction and land	$65,561	$81,621	$147,182
Commercial real estate	278,140	20,919	299,059
Commercial and agricultural	103,704	52,067	155,771
Consumer real estate	83,419	20,249	103,668
Consumer	22,510	839	23,349
Manufactured housing	144,671	178,870	323,541

Total	$698,005	$354,565	$1,052,570

Asset Quality

The following table provides details of the Clayton Banks’ nonperforming assets, the ratio of such loans and foreclosed assets to total assets as of the dates presented, and certain other related information:

	As of March 31,	As of December 31,
(dollars in thousands)	2017	2016	2015	2014	2013	2012
Loan Type
Commercial and land	$207	$1,669	$3,567	$3,097	$2,774	$2,005
Commercial real estate	6,935	6,441	3,351	5,452	7,102	5,400
Commercial and agricultural	825	627	809	1,477	1,560	2,083
Consumer real estate	963	1,112	1,995	3,245	2,158	2,229
Consumer	287	346	283	465	382	243
Manufactured housing	1,110	1,244	1,109	2,455	2,150	1,878

Total nonperforming loans	10,327	11,439	11,114	16,191	16,126	13,838
Other real estate owned	3,207	3,103	4,095	7,081	6,456	6,757
Repossessed assets	3,674	263	428	311	231	141

Total nonperforming assets	$17,208	$14,805	$15,637	$23,583	$22,813	$20,736
Total nonperforming loans as a percentage of loans	0.97%	1.09%	1.22%	2.08%	2.15%	1.86%
Total nonperforming assets as a percentage of total assets	1.43%	1.24%	1.47%	2.43%	2.41%	2.18%
Total accruing loans over 90 days delinquent as a percentage of total assets	0.18%	0.11%	0.10%	0.04%	0.03%	0.03%
Loans restructured as troubled debt restructurings	$23,211	$21,755	$16,222	$20,472	$20,548	$18,311
Troubled debt restructurings as a percentage of loans	2.18%	2.07%	1.78%	2.63%	2.74%	2.47%

Total nonperforming loans at March 31, 2017 were $10.3 million or 0.97% of total loans. This compares to $11.4 million, or 1.09%, at December 31, 2016 and $11.1 million, or 1.22%, at December 31, 2015. In addition, other real estate owned has declined to $3.1 million at December 31, 2016, from $4.1 million at December 31, 2015. Total other real estate owned increased by 3.4% to $3.2 million as of March 31, 2017. Repossessed assets increased to $3.7 million from $0.3 million at December 31, 2016 due the repossession of certain assets of a car dealership borrower during the three months ended March 31, 2017. The Clayton Banks have been more aggressively liquidating these problem assets so that more of their resources can be devoted to growing the Clayton Banks.

The following tables summarize information related to the credit quality of the Clayton Banks’ loan portfolio as of the dates indicated:

	As of March 31, 2017
	Pass	Special Mention	Substandard	Total
Construction and land	$115,772	$841	$215	$116,828
Commercial real estate	307,041	19,233	12,997	339,271
Commercial & agriculture	165,814	201	2,942	168,957
Consumer real estate	97,439	1,852	2,199	101,490
Consumer	20,806	421	378	21,605
Manufactured homes	284,694	16,863	16,485	318,042

Total loans	$991,566	$39,411	$35,216	$1,066,193

	As of December 31, 2016
	Pass	Special Mention	Substandard	Total
Construction and land	$144,654	$852	$1,676	$147,182
Commercial real estate	265,044	20,854	13,161	299,059
Commercial & agriculture	152,063	716	2,992	155,771
Consumer real estate	97,988	3,614	2,066	103,668
Consumer	22,326	523	500	23,349
Manufactured homes	287,601	18,971	16,969	323,541

Total loans	$969,676	$45,530	$37,364	$1,052,570

Investment Securities

The Clayton Banks uses their investment portfolio to provide liquidity for the purposes of unexpected deposit outflows or funding loans. In addition, the investment portfolio is managed to provide additional net interest income and maintain the Clayton Banks’ overall interest rate risk within policy limits as approved by the board of directors. Note 1 to the Clayton Banks’ combined audited financial statements included herein discusses accounting policies with respect to the investment portfolio and classification of securities as available for sale or held to maturity. As a result of management’s view of the portfolio as a source of liquidity, it classifies the majority of the securities in the investment portfolio as available for sale. Certain securities are classified as held to maturity based on the individual characteristics of the security.

The following table shows the carrying value of the Clayton Banks’ total securities available for sale and held to maturity by investment type and the relative percentage of each investment type for the dates indicated:

	March 31,		December 31,
	2017		2016		2015		2014
(dollars in thousands)	Carrying value	% of total	Carrying value	% of total	Carrying value	% of total	Carrying value	% of total
Mortgage-backed securities	$33,723	52%	$35,773	54%	$46,333	58%	$54,300	61%
State and municipal	31,011	48%	30,899	46%	33,149	42%	34,555	39%

	$64,734	100%	$66,672	100%	$79,482	100%	$88,855	100%

The following is a summary of the securities portfolio by major classification as of the dates shown:

As of March 31, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for Sale:
Mortgage-backed securities	$32,284	$817	$(69)	$33,032
State and municipal	17,440	664	(3)	18,101

	$49,724	$1,481	$(72)	$51,133

Held to Maturity:
Mortgage-backed securities	$691	$27	$—	$718
State and municipal	12,910	462	—	13,372

	$13,601	$489	$—	$14,090

As of December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for Sale:
Mortgage-backed securities	$34,378	$791	$(173)	$34,996
State and municipal	17,444	583	(42)	17,985

	$51,822	$1,374	$(215)	$52,981

Held to Maturity:
Mortgage-backed securities	$777	$31	$—	$808
State and municipal	12,914	482	(4)	13,392

	$13,691	$513	$(4)	$14,200

As of December 31, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for Sale:
Mortgage-backed securities	$43,947	$1,280	$(134)	$45,093
State and municipal	17,962	1,091	—	19,053

	$61,909	$2,371	$(134)	$64,146

Held to Maturity:
Mortgage-backed securities	$1,240	$54	$—	$1,294
State and municipal	14,096	958	—	15,054

	$15,336	$1,012	$—	$16,348

As of December 31, 2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for Sale:
Mortgage-backed securities	$50,761	$1,797	$(108)	$52,450
State and municipal	17,711	1,088	(24)	18,775

	$68,472	$2,885	$(132)	$71,225

Held to Maturity:
Mortgage-backed securities	$1,850	$90	$—	$1,940
State and municipal	15,780	1,199	(18)	16,961

	$17,630	$1,289	$(18)	$18,901

The following table sets forth the fair value, scheduled maturities and weighted average yields for the Clayton Banks’ investment portfolio as of the dates shown:

	As of March 31, 2017			As of December 31, 2016
Available for sale:	Fair Value	% of total investment Securities	Weighted average yield	Fair Value	% of total investment Securities	Weighted average yield
Residential mortgage backed securities
Maturing within one year	$7	0.0%	4.17%	$12	0.0%	4.86%
Maturing in one to five years	196	0.4%	4.96%	185	0.3%	3.24%
Maturing in five to ten years	9,787	19.1%	3.49%	9,515	18.0%	3.05%
Maturing after ten years	23,042	45.1%	2.96%	25,284	47.7%	3.25%

Total residential mortgage backed	33,032	64.6%	3.13%	34,996	66.1%	3.17%
Obligations of state and municipal subdivisions:
Maturing within one year	—	0.0%	0.00%	—	0.0%	0.00%
Maturing in one to five years	6,412	12.5%	5.41%	3,425	6.5%	5.52%
Maturing in five to ten years	6,304	12.3%	5.09%	9,219	17.4%	5.69%
Maturing after ten years	5,385	10.5%	5.13%	5,341	10.1%	5.46%

Total obligations of state and municipal subdivisions:	18,101	35.4%	5.25%	17,985	33.9%	5.63%

Total investment securities	51,133	100.0%	4.14%	52,981	100.0%	3.17%

Held to maturity:
Residential mortgage backed securities
Maturing within one year	$1	0.0%	2.43%	$1	0.0%	4.86%
Maturing in one to five years	—	0.0%	0.00%	—	0.0%	0.00%
Maturing in five to ten years	—	0.0%	0.00%	—	0.0%	0.00%
Maturing after ten years	717	5.1%	4.13%	807	5.7%	3.25%

Total residential mortgage backed	718	5.1%	4.13%	808	5.7%	3.17%
Obligations of state and municipal subdivisions:
Maturing within one year	303	2.2%	7.27%	304	2.1%	7.50%
Maturing in one to five years	2,524	17.9%	6.55%	4,176	29.4%	5.52%
Maturing in five to ten years	7,424	52.7%	6.06%	5,787	40.8%	5.69%
Maturing after ten years	3,121	22.2%	5.77%	3,125	22.0%	5.46%

Total obligations of state and municipal subdivisions:	13,372	94.9%	6.26%	13,392	94.3%	5.63%

Total investment securities	14,090	100.0%	6.15%	14,200	100.0%	3.17%

In addition to the securities comprising the Clayton Banks’ investment portfolio above, as of March 31, 2017 and December 31, 2016 and 2015, the Clayton Banks own approximately $3.4 million of stock in the FHLB of Cincinnati (“FHLB”).

Deposits

The Clayton Banks gather the majority of its funding and maintains its liquidity from local deposits. In addition to local community based deposits, it originates deposits through internet listing services and through brokered certificates of deposit (“CDs”). The majority of the Clayton Banks’ deposit growth has been achieved through growth of these local deposits.

Total deposits were $928.7 million at March 31, 2017 compared with $918.4 million at December 31, 2016 and $801.5 million at December 31, 2015. The mix between non-interest bearing and interest bearing shifted in 2016 with the interest rate environment and has remained relatively stable in the first quarter of 2017.

Non-brokered deposits at March 31, 2017 were $877.1 million, an increase of 0.2% from $875.8 million at December 31, 2016 and $770.1 million at December 31, 2015. The Clayton Banks continue to offer competitive rates on their deposit products compared to other financial institutions, which has benefited their ability to grow non-brokered deposits.

	March 31,			As of December 31,
	2017			2016			2015			2014
	Amount	% of total deposits	Average Rate	Amount	% of total deposits	Average Rate	Amount	% of total deposits	Average Rate	Amount	% of total deposits	Average Rate
Deposit Type
Non-interest bearing demand	$205,031	22%	0.00%	$193,525	21%	0.00%	$146,876	18%	0.00%	$142,757	19%	0.00%
Interest bearing demand	67,387	7%	0.25%	64,584	7%	0.25%	59,191	8%	0.25%	55,050	7%	0.27%
Savings deposits	329,504	36%	0.62%	324,939	35%	0.59%	292,275	36%	0.54%	244,974	32%	0.38%
Certificate of deposits	326,737	35%	1.09%	335,326	37%	1.11%	303,147	38%	1.06%	313,698	42%	1.13%

Total deposits	$928,659	100%	0.63%	$918,374	100%	0.65%	$801,489	100%	0.64%	$756,479	100%	0.65%

Time Deposits
0.00-0.50%	$51,109	16%		$69,614	21%		$88,055	29%		$88,795	28%
0.51-1.00%	90,710	28%		61,989	19%		72,507	24%		85,606	27%
1.01-1.50%	126,813	39%		145,764	43%		89,274	29%		64,776	21%
1.51-2.00%	52,226	16%		52,257	16%		39,573	13%		35,110	11%
2.01-2.50%	4,298	1%		4,607	1%		11,938	4%		24,196	8%
Above 2.50%	1,581	0%		1,095	0%		1,800	1%		15,215	5%

Total time deposits	$326,737	100%		$335,326	100%		$303,147	100%		$313,698	100%

The tables below set forth the Clayton Banks’ time deposits segmented by months to maturity and deposit amount as of March 31, 2017 and December 31, 2016:

	As of March 31, 2017
	Time deposits of $100 and greater	Time deposits of less than $100	Total
Months to maturity:
Three or Less	$12,131	$59,085	$71,216
Over Three to Six	10,782	37,815	48,597
Over Six to Twelve	19,535	30,659	50,194
Over Twelve	29,914	126,816	156,730

Total	$72,362	$254,375	$326,737

	As of December 31, 2016
	Time deposits of $100 and greater	Time deposits of less than $100	Total
Months to maturity:
Three or Less	$47,113	$16,201	$63,314
Over Three to Six	32,180	11,448	43,628
Over Six to Twelve	48,057	18,251	66,308
Over Twelve	131,986	30,090	162,076

Total	$259,336	$75,990	$335,326

The Clayton Banks also utilizes brokered CDs to fund its earning assets and manage its interest rate risk. Over the last several years, the Clayton Banks have experienced an increased demand for fixed rate loans. Management has utilized brokered CDs as a funding source for a portion of these fixed rate loans.

At March 31, 2017 and December 31, 2016, the Clayton Banks had approximately $51.6 million and $42.6 million, respectively, of outstanding brokered CDs included in the tables above.

Capital Resources

The Clayton Banks are well-capitalized under applicable bank regulatory guidelines as of March 31, 2017. The Clayton Banks’ actual capital amounts and ratios as of March 31, 2017 and December 31, 2016 and 2015, are presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2017
Total Capital to risk weighted assets
Clayton Bank and Trust	165,595	18.34%	72,220	8.00%	90,275	10.00%
American City Bank	52,456	17.26%	24,311	8.00%	30,389	10.00%
Tier 1 (Core) Capital to risk weighted assets
Clayton Bank and Trust	154,232	17.08%	36,110	4.00%	54,165	6.00%
American City Bank	49,625	16.33%	12,156	4.00%	18,233	6.00%
Tier 1 (Core) Capital to average assets
Clayton Bank and Trust	154,232	17.54%	35,167	4.00%	43,959	5.00%
American City Bank	49,625	16.23%	12,234	4.00%	15,293	5.00%
Tier 1 (Common) Capital to risk weighted assets
Clayton Bank and Trust	154,232	17.08%	39,569	4.50%	52,759	6.00%
American City Bank	49,625	16.33%	13,759	4.50%	18,340	6.00%
December 31, 2016
Total Capital to risk weighted assets
Clayton Bank and Trust	167,513	18.86%	71,038	8.00%	88,797	N/A
American City Bank	50,454	16.87%	23,927	8.00%	29,909	10.00%
Tier 1 (Core) Capital to risk weighted assets
Clayton Bank and Trust	156,332	17.61%	53,278	6.00%	53,278	N/A
American City Bank	47,736	15.96%	17,945	6.00%	17,945	6.00%
Tier 1 (Core) Capital to average assets
Clayton Bank and Trust	156,332	18.10%	34,557	4.00%	43,196	5.00%
American City Bank	47,736	16.48%	11,585	4.00%	14,481	5.00%
Tier 1 (Common) Capital to risk weighted assets
Clayton Bank and Trust	156,332	17.61%	39,959	4.50%	53,718	N/A
American City Bank	47,736	15.96%	13,459	4.50%	19,441	6.50%
December 31, 2015
Total Capital to risk weighted assets
Clayton Bank and Trust	153,469	19.75%	62,151	8.00%	77,689	10.00%
American City Bank	45,625	18.60%	19,624	8.00%	24,531	10.00%
Tier 1 (Core) Capital to risk weighted assets
Clayton Bank and Trust	143,638	18.49%	46,613	6.00%	46,613	6.00%
American City Bank	43,272	17.64%	14,718	6.00%	14,718	6.00%
Tier 1 (Core) Capital to average assets
Clayton Bank and Trust	143,638	19.07%	30,122	4.00%	37,652	5.00%
American City Bank	43,272	16.72%	10,352	4.00%	12,940	5.00%
Tier 1 (Common) Capital to risk weighted assets
Clayton Bank and Trust	143,638	18.49%	34,960	4.50%	50,498	N/A
American City Bank	43,272	17.64%	11,039	4.50%	15,945	6.50%

In July 2013, the Federal Reserve announced its approval of a final rule to implement the Basel III regulatory capital reforms, among other changes required by the Dodd Frank Act. The framework requires banking organizations to hold more and higher quality capital, which acts as a financial cushion to absorb losses, taking into account the impact of risk. The approved rule includes a new minimum ratio of common equity Tier 1 capital to risk-weighted assets. The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking institutions. In terms of quality capital, the final rule emphasizes common equity Tier 1 capital and implements strict eligibility criteria for regulatory capital instruments. It also improves the methodology for calculating risk-weighted assets to enhance risk sensitivity. The phase-in for smaller banking organizations, such as the Clayton Banks, began in January 2015.

The Bank’s shareholder equity was $213.6 million and $213.6 million at March 31, 2017 and December 31, 2016, respectively. It has increased 8.2% from $197.4 million at December 31, 2015 principally due to earnings. It remained stable from the year ended December 31, 2016 due to dividends paid to the Clayton Banks’ shareholders on previous earnings.

Borrowings and Liquidity

Total borrowings include federal funds purchased and FHLB advances. These funds are used to control the Clayton Banks’ interest rate risk exposure and can fluctuate depending on funding needs and the source of funds to satisfy the needs. Maturities of total borrowings is as follows:

	As of March 31, 2017
(dollars in thousands)	Amount	% of total	Weighted average interest rate (%)
Maturing Within:
March 31, 2018	$16,000	32%	2.33%
March 31, 2019	10,560	22%	2.99%
March 31, 2020	7,500	15%	2.23%
March 31, 2021	5,135	10%	2.45%
March 31, 2022	—	0%	—
Thereafter	10,204	21%	2.93%

Total	$49,399	100%	2.59%

	Three months ended March 31,	Years ended December 31,
	2017	2016	2015	2014
Average daily amount of short-term borrowings outstanding during the period	$2,016	$357	$356	$649
Weighted average interest rate on average daily short-term borrowings	1.25%	1.25%	1.25%	1.25%
Maximum outstanding short-term borrowings outstanding at any month-end	$1,741	$3,092	$14,261	$15,965
Short-term borrowings outstanding at period end	$695	$308	$10,587	$—
Weighted average interest rate on short-term borrowing at period end	1.25%	1.25%	1.25%	0.00%

The Clayton Banks have secured borrowing facilities with both the FHLB and the Federal Reserve Bank of Atlanta (“FRB”). CBT regularly pledges certain loan assets to these institutions for any borrowings outstanding. At March 31, 2017, December 31, 2016 and 2015, the Clayton Banks had $49.4 million, $52.4 million and $44.5 million, respectively, of outstanding borrowings to the FHLB.

In addition to its secured borrowing, The Clayton Banks maintain unsecured borrowing arrangements with various correspondent banks. As of March 31, 2017 and December 31, 2016 and 2015, The Clayton Banks had approximately $62.5 million of available unsecured federal fund lines of which none had any outstanding balances.

Effects of Inflation

Interest rates are affected by inflation, but the timing and magnitude of the changes may not coincide with changes in the consumer price index. Management actively monitors interest rate sensitivity in order to minimize the effects of inflationary trends on operations. Other areas of non-interest expense may be more directly affected by inflation as several of the Clayton Banks’ material contracts such as leases and their data processing contract have price increase limits tied to the consumer price index. Since the Bank’s assets and liabilities are primarily monetary in nature, their performance is more affected by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the changes in rates may not necessarily be the same.

While the effect of inflation on a financial institution is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and financial institutions will normally experience above average growth in assets, primarily through increased lending activity.

Commitments and Contingencies

	As of December 31, 2016 payments due in:
	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating leases	$328	$655	$140	$12
Time deposits	173,250	114,460	38,668	8,948
FHLB advances	19,068	18,075	15,271	—

Total	$192,646	$133,190	$54,079	$8,960

Litigation

In the normal course of business, the Clayton Banks are involved in various legal proceedings. Management believes that any liability resulting from such proceedings will not be material to the bank’s financial statements.

Financial Instruments with Off Balance-Sheet Risk

The Clayton Banks are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Clayton Banks use the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Clayton Banks maintain a reserve for off-balance sheet losses included in other liabilities in the consolidated balance sheet.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Clayton

Banks evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies, but may include real estate, stocks, bonds, and certificates of deposit.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is similar to that involved in extending loans to customers. Collateral held varies as discussed above and is evaluated by management on a case-by-case basis.

The following table summarizes the Clayton Banks’ commitments as of the dates indicated:

	March 31,	December 31,
	2017	2016	2015
Commitments to make loans	$278,299	$243,068	$203,730
Lines of credit	$2,127	$1,653	$1,013
Letters of credit	$6,532	$6,878	$4,726
Credit cards	$—	$—	$8,921

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

A	Proposals — The Board of Directors recommends you vote FOR the following:

		For	Against	Abstain		For	Against	Abstain

1.	Approval of the issuance of shares of FB Financial common stock to Clayton HC pursuant to the stock purchase agreement as partial consideration for the acquisition of the Clayton Banks.	☐	☐	☐	2. Ratification and approval of the issuance to Gordon Inman of certain shares of FB Financial common stock in the private placement.	☐	☐	☐

3.	Approval of any motion to adjourn the special meeting. If necessary or appropriate, to solicit additional proxies to approve the issuance of shares of FB Financial common stock to Clayton HC.	☐	☐	☐	NOTE: The proxies may vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Form of Proxy — FB FINANCIAL CORPORATION

Special Meeting of Shareholders

July 28, 2017 9:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Christopher T. Holmes and James R. Gordon, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of Common Stock of FB FINANCIAL CORPORATION that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 9:00 AM, CST on July 28, 2017, at Baker Donelson Law Firm on the 8th floor of 211 Commerce Street, Nashville, TN, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.